As filed with the Securities and Exchange Commission on March 10, 1999
                                                          Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ---------------
                               JAMESON INNS, INC.
            (Exact name of Registrant as specified in its Articles)

                                    Georgia
                 (State or Other Jurisdiction of Organization)

                                      6798
             (Primary Standard Industrial Classification Code No.)

                                   58-2079583
                      (I.R.S. Employer Identification No.)

                      8 Perimeter Center East, Suite 8050
                          Atlanta, Georgia 30346-1603
                                 (770) 901-9020
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                Steven A. Curlee
                      8 Perimeter Center East, Suite 8050
                          Atlanta, Georgia 30346-1603
                                 (770) 901-9020
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                ---------------
                                   Copies to:

  Lynnwood R. Moore, Jr.      Thomas N. Eckerle         Howard H. Lamar III
   Conner & Winters, A    Henderson, Daily, Withrow   Bass, Berry & Sims, PLC
 Professional Corporation          & DeVoe              2700 First American
  3700 First Place Tower   2600 One Indiana Square             Center
   15 East Fifth Street    Indianapolis, IN 46204-    Nashville, TN 37238-2700
   Tulsa, OK 74103-4344              2071                  (615) 742-6200
                                (317) 639-4121

      (918) 586-5711

  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger of Signature Inns, Inc. ("Signature") with and into Jameson Inns, Inc. ("Jameson") pursuant to an Agreement and Plan of Merger dated as of January 27, 1999, described in the enclosed Joint Proxy Statement/Prospectus.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [    ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [    ]

                        CALCULATION OF REGISTRATION FEE

   Title of Each Class of
      Securities to be      Amount to be      Proposed Maximum         Proposed Maximum        Amount of
         Registered          Registered    Offering Price per Unit Aggregate Offering Price Registration Fee
------------------------------------------------------------------------------------------------------------
  Jameson Common Stock       1,053,000               N/A               $7,896,386.30(1)        $2,195.19
------------------------------------------------------------------------------------------------------------
  Jameson $1.70 Cumulative
   Convertible Preferred
   Stock, Series S(2)        2,256,000               N/A               $  31,725,000(2)        $8,819.55
------------------------------------------------------------------------------------------------------------
  Jameson Common Stock
   issuable Upon
   Conversion of Series S
   Preferred Stock           2,350,000(3)            N/A                     N/A                      (3)

-------
(1) Pursuant to Rule 457(f)(1) and (3) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the Signature Inns common stock and is based upon $5.25 per share, the average of the high and low sale prices of Signature common stock on The Nasdaq Stock Market on March 3, 1999. Under the terms of the merger, each share of Signature common stock will convert into the right to receive one-half share of the common stock of Jameson Inns, Inc. and the right to receive a cash payment of $1.50.
(2) Pursuant to Rules 457(f)(1) and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the Signature $1.70 Cumulative Convertible Preferred Stock, Series A, no par value, and is based upon $14.0625, the average of the high and low sales prices of the Signature Series A Preferred Stock on March 3, 1999.
(3) Represents the number of shares of Jameson common stock issuable upon conversion of its Series S Preferred Stock. No registration fee is required pursuant to Rule 457(i).

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Jameson Logo]                                                  [Signature Logo]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of Jameson Inns, Inc. and Signature Inns, Inc. have approved a merger of Signature with and into Jameson. The merger will combine Jameson's chain of limited service hotels in the southeastern United States with Signature's chain of limited service hotels in the midwestern United States. We expect the combined company to benefit from increased size, expanded geographic operating area, consistent marketing approach, greater operating efficiencies and experienced management.

   Consideration for Holders of Signature Common Stock. In connection with the merger, Signature stockholders will receive one-half share of Jameson common stock and a cash payment of $1.50 per share for each share of Signature common stock they own. A portion of the $1.50 cash payment may be paid in the form of a dividend declared and paid by Signature immediately before the merger is completed.

   Consideration for Holders of Signature Series A Preferred Stock. If the merger is completed, each outstanding share of Signature Series A Preferred Stock will be converted into one share of a corresponding series of Jameson Series S Preferred Stock with substantially the same terms and conditions as the Signature Series A Preferred Stock.

   If the merger is completed, former Signature common stockholders will own approximately 10% of the Jameson common stock and current Jameson common stockholders will own approximately 90% of the Jameson common stock. If the former holders of the Signature Series A Preferred Stock convert all of the shares of Jameson Series S Preferred Stock received in the merger into Jameson common stock, they and the former holders of Signature common stock would own approximately 26% of the outstanding shares of Jameson common stock, assuming no other issuances of Jameson common stock in the interim. We describe the material risks associated with the merger and the transactions contemplated thereby under the heading "Risk Factors" beginning on page 29 of this Joint Proxy Statement/Prospectus.

   The Boards of Directors of Jameson and Signature have determined that the merger is in the best interests of their stockholders, and each board unanimously recommends voting FOR approval of the merger agreement.

   The merger cannot be completed unless the stockholders of both companies approve and adopt the merger agreement. Signature has scheduled a special meeting for its stockholders to vote on the merger. Holders of Signature common stock and Series A Preferred Stock will vote as separate classes on the merger. Jameson common stockholders will vote on the merger at Jameson's annual meeting of stockholders. Your vote is very important.

   You are cordially invited to attend your company's meeting. Whether or not you plan to attend the meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. For Jameson stockholders, if you fail to vote or to instruct your broker to vote your shares, your failure to vote will not be counted for or against the merger. For Signature stockholders, if you fail to vote or fail to instruct your broker to vote your shares, the effect will be the same as a vote against the merger.

   The record date for determining the holders of Jameson common stock entitled to notice of, and to vote at, the Jameson annual meeting is March 23, 1999. The record date for determining the holders of Signature common stock and Signature Series A Preferred Stock entitled to notice of, and to vote at, the Signature
special meeting is March    , 1999.

   The dates, times and places of the special meetings are as follows:

   For Jameson stockholders:           For Signature stockholders:
   [date]                              [date]
   10:00 a.m., local time              10:00 a.m., local time
   8 Perimeter Center East--Suite      Signature Inn--Indianapolis West
8050                                   3850 Eagle View Drive
   Atlanta, Georgia 30346              Indianapolis, Indiana 46254


   This Joint Proxy Statement/Prospectus gives you detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

   [Signature of Jameson CEO]       [Signature of Signature CEO]
  --------------------------        --------------------------
   Thomas W. Kitchin                John D. Bontreger
   Chairman and Chief Executive     Chairman and Chief Executive Officer
Officer

 Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger described in this Joint Proxy Statement/Prospectus or the securities to be issued in the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Furthermore, the SEC has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.


   This Joint Proxy Statement/Prospectus is dated       , 1999, and is first
being mailed to stockholders on or about       , 1999.

   This Joint Proxy Statement/Prospectus incorporates important business and financial information about the companies that is not included in or delivered with this document. You should refer to "Where You Can Find More Information," on page 27 for a description of the documents incorporated by reference in this Joint Proxy Statement/Prospectus. You may obtain copies of Jameson's and Signature's documents without charge upon written or oral request to Jameson directed to: Steven A. Curlee, Secretary, Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603, (770) 901-9020 (e-mail: scurlee@jamesoninns.com), or to Signature directed to: Investor Relations Department, Signature Inns, Inc., One Parkwood Crossing, 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240, (317) 581-1111 (e-mail: mcarney@signature-inns.com). In order to obtain timely delivery prior to the
special meetings, please make your request for documents no later than     ,
1999.

   You should rely only on the information incorporated by reference or provided in this Joint Proxy Statement/Prospectus to vote at the stockholder meetings. We have not authorized anyone to give you different information. You should not assume that the information in this Joint Proxy Statement/Prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of this Joint Proxy Statement/Prospectus to the stockholders of Jameson or Signature nor the issuance of Jameson capital stock will create any implication to the contrary.

   This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

                              [JAMESON LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:
Time: 10:00 a.m., local time
Place: 8 Perimeter Center East--Suite 8050
Atlanta, Georgia

   At the annual meeting, the stockholders of Jameson Inns, Inc. will vote upon the following proposals:

  1. Approval and adoption of the Agreement and Plan of Merger, dated as of January 27, 1999, between Jameson Inns, Inc. and Signature Inns, Inc., and of the related Agreement of Merger and the transactions which the merger agreement contemplates;

  2. Election of one director for Class III for a three-year term;

  3. Ratification of the appointment of Ernst & Young LLP as independent auditors of Jameson for 1999; and

  4. Transaction of any other business as may properly come before the meeting or any adjournment of the meeting.

   It is important that your shares be voted. Please vote as soon as possible by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you may withdraw your proxy and vote at that time. Holders of common stock of record on March 23, 1999, are entitled to one vote for each share of common stock held.

   The Board of Directors of Jameson has unanimously approved the merger agreement and the merger, has determined that the merger and the other items listed above are in the best interests of the stockholders of Jameson, and unanimously recommends that stockholders vote to approve and adopt the merger agreement, elect the named nominee and ratify Ernst & Young LLP as Jameson's independent auditors for 1999 at the annual meeting.

                                        By order of the Board of Directors,


                                        -----------------------------
                                        Vice President--Legal and Secretary
                                        Atlanta, Georgia
                                        April   , 1999

It is important that you sign, date and promptly return the enclosed envelope, so that your shares will be represented whether or not you plan to attend the meeting. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each card should be signed and returned.

                             [SIGNATURE LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:
Time:10:00 a.m., local time
Place:Signature Inn--Indianapolis West
3850 Eagle View Drive
Indianapolis, Indiana 46254

   At the special meeting, the stockholders of Signature will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 27, 1999, between Jameson Inns, Inc. and Signature Inns, Inc. and the transactions contemplated by the merger agreement.

   Under the terms of the merger, (a) holders of Signature common stock will receive one-half of one share of Jameson common stock and $1.50 per share in exchange for each share of Signature common stock and (b) holders of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock in exchange for each share of Signature Series A Preferred Stock. The terms, rights and preferences of the Jameson Series S Preferred Stock are intended to replicate and restate, as nearly as possible, each and every provision of the terms, rights and preferences of the outstanding Signature Series A Preferred Stock.

   The Joint Proxy Statement/Prospectus which accompanies this notice includes a summary of the basic terms and conditions of the merger, the fairness opinion of McDonald Investments Inc. relating to the consideration that holders of Signature common stock and Series A Preferred Stock would receive in the merger, certain financial and other information relating to Signature and Jameson and a copy of the merger agreement. We encourage you to review and consider these materials carefully.

   All stockholders are invited to attend the special meeting in person. The
Board of Directors of Signature has fixed the close of business on March    ,
1999, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting, and only stockholders of record at such time will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the meeting.

   It is important that your shares be voted. Please vote as soon as possible by completing the proxy card and returning it in the enclosed envelope.

   Approval of the proposal requires the affirmative vote, in person or by proxy, of (a) a majority of the actual number of outstanding shares of Signature common stock and (b) a majority of the actual number of outstanding shares of Signature Series A Preferred Stock, each voting separately as a class.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by (a) filing with the Secretary of Signature, at or before the special meeting, a written notice of revocation bearing a date no later than the date of the proxy; (b) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Signature at or before the special meeting; or (c) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy).

   The Board of Directors of Signature has determined that the merger is in the best interests of the stockholders of Signature, has unanimously approved the merger agreement and the merger, and unanimously recommends that stockholders vote to approve and adopt the merger agreement at the special meeting.

                                        By order of the Board of Directors,

                                        -----------------------------
                                        John D. Bontreger, Secretary
                                        Indianapolis, Indiana
                                        April    , 1999

It is important that you sign, date and promptly return the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each card should be signed and returned.

              DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS

QUESTIONS & ANSWERS ABOUT THE MERGER.......................................   1
SUMMARY....................................................................   4
FORWARD LOOKING STATEMENTS.................................................  26
WHERE YOU CAN FIND MORE INFORMATION........................................  27
RISK FACTORS...............................................................  29
 Risks of the Merger.......................................................  29
 Risks of an Investment in Jameson.........................................  30
 Tax Risks.................................................................  34
THE JAMESON ANNUAL MEETING.................................................  36
THE SIGNATURE SPECIAL MEETING..............................................  38
THE MERGER.................................................................  40
 General...................................................................  40
 Background of the Merger..................................................  41
 Jameson's Rationale for the Merger; Recommendation of the Jameson Board of
  Directors................................................................  44
 Signature's Rationale for the Merger; Recommendation of the Signature
  Board of Directors.......................................................  45
 Opinion of Jameson's Financial Advisor....................................  47
 Opinion of Signature's Financial Advisor..................................  51
 Interests of Persons Other than Stockholders in the Merger................  57
 Federal Income Tax Consequences...........................................  58
 Accounting Treatment......................................................  61
 No Appraisal Rights.......................................................  61
 Restrictions on Resales by Affiliates.....................................  61
 Nasdaq National Market Listing of Common and Series S Preferred Stock.....  62
 Amendment to Rights Agreement.............................................  62
 Third Party Approvals.....................................................  62
THE MERGER AGREEMENT.......................................................  63
 General...................................................................  63
 Representations and Warranties............................................  63
 Pre-Closing Restructuring of Signature....................................  64
 Other Pre-Closing Covenants and Agreements................................  64
 No Solicitation of Transactions...........................................  66
 Signature Stock Options...................................................  67
 Maintenance of Indemnification Obligations................................  67
 Fees and Expenses.........................................................  67
 Conditions to the Consummation of the Merger..............................  67
 Termination...............................................................  69
THE COMPANIES..............................................................  72
 Jameson...................................................................  72
 Signature.................................................................  89
COMPARISON OF RIGHTS OF STOCKHOLDERS OF JAMESON AND SIGNATURE..............  97
DESCRIPTION OF JAMESON CAPITAL STOCK AFTER THE MERGER...................... 114

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF JAMESON.................. 125
FEDERAL INCOME TAXATION OF REITS AND REIT STOCKHOLDERS.................... 126
OTHER ANNUAL MEETING PROPOSALS OF JAMESON................................. 137
OTHER MATTERS............................................................. 145
EXPERTS................................................................... 145
LEGAL..................................................................... 145
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS................................ 145
INDEX TO FINANCIAL INFORMATION............................................ F-1
Appendix A--Agreement and Plan of Merger
Appendix B--Amendment to the Amended and Restated Articles of
          Incorporation of Jameson Inns, Inc. Setting Forth the Terms of
          the Jameson Series S Preferred Stock
Appendix C--Opinion of The Robinson-Humphrey Company, LLC
Appendix D--Opinion of McDonald Investments Inc.

                     QUESTIONS & ANSWERS ABOUT THE MERGER
Q: Why are Jameson and Signature proposing to merge?

A: For Jameson, the merger represents an opportunity to increase the number of hotel properties which it owns at attractive per-unit prices and to expand the geographic region in which Jameson's properties are located in a strategically desirable manner. Jameson's management believes that this growth will enhance Jameson's ability to compete more successfully with larger hotel chains. Jameson also expects that the addition of Signature after the merger will increase Jameson's funds from operations per share. The lessee of Jameson's hotels, Jameson Hospitality Company, LLC, will acquire quality personnel with valuable experience in hotel operations.

   For Signature, the merger presents an opportunity for its stockholders to participate in a combined company with greater financial resources and increased ability to compete in the hotel industry. Specifically, Signature's management believes that the merger will improve the combined company's access to capital, including capital at a lower cost, and provide an improved dividend coverage ratio. Further, management believes that the merger will be attractive to Signature stockholders since those stockholders will receive shares of Jameson capital stock. Jameson common stock is more liquid than Signature common stock. Jameson also pays a dividend on its common stock while Signature has not historically paid dividends on its common stock.


Q: What will I receive in the merger?

A: Holders of Signature common stock will receive one-half share of Jameson common stock and a cash payment of $1.50 for each share of Signature common stock they own. A portion of the cash payment may be paid in the form of a dividend on the Signature common stock immediately before the merger because of the rules that apply to real estate investment trusts such as Jameson.

   Holders of Signature Series A Preferred Stock will receive one share of a corresponding series of Jameson cumulative convertible preferred stock (which will be designated as Jameson Series S Preferred Stock) for each share of Signature Series A Preferred Stock they own. The Jameson Series S Preferred Stock has substantially the same terms and conditions as the outstanding Signature Series A Preferred Stock.

   Holders of Jameson common and Series A Preferred Stock will continue to own the shares they now hold without any changes.

   After the merger, former Signature common stockholders will own approximately 10% of the outstanding Jameson common stock and former Jameson common stockholders will own approximately 90%. If the former holders of the Signature Series A Preferred Stock were to convert all of the shares of Jameson Series S Preferred Stock received in the merger into shares of Jameson common stock, they and the former holders of Signature common stock would own approximately 26% of the outstanding shares of Jameson common stock, assuming no issuances of Jameson common stock in the interim.

Q: How will I be taxed on the merger?

A: We expect that Signature stockholders will not realize taxable gain or loss for federal income tax purposes as a result of the exchange of their

   Signature stock for Jameson stock in the merger. However, Signature common stockholders will have to pay income taxes on (a) the dividend paid out before the merger, if any, and (b) the total of $1.50 per share cash payment and the cash they receive in lieu of any fractional share of Jameson common stock (less the dividend amount) if the value of the Jameson common stock and cash received exceeds their adjusted tax basis in their Signature common stock. There will be no tax consequences of the merger to current Jameson stockholders. To review the tax consequences of the merger in greater
   detail, see pages     through    .

   The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisors to get a full understanding of the tax consequences of the merger to you.

Q: How will the merger affect dividend payments?

A: Current holders of Jameson common stock and Jameson Series A Preferred Stock will not experience any change in their dividends as a result of the merger. Signature common stockholders, who have not been receiving cash dividends, will, as a result of the merger, receive shares of Jameson common stock on which cash dividends historically have been paid. After the merger, holders of Signature Series A Preferred Stock will be entitled to receive the same dividend rate with the same dividend preference on shares of Jameson Series S Preferred Stock as they were entitled to receive on shares of Signature Series A Preferred Stock before the merger. Depending on the date the merger is completed, holders of Signature Series A Preferred Stock may receive a portion of their quarterly dividend for that quarter from Signature for that part of the quarter before the merger effective date and the rest of the quarterly dividend from Jameson for that part of the quarter following the effective date.

Q: Are there risks to be considered?

A: Yes. Among other risks, the ratio of one share of Signature common stock for one-half share of Jameson common stock in the merger will not change even if the market price of Jameson common stock and/or Signature common stock changes before the merger is completed. As a result, the market value of Jameson common stock to be received in the merger may be lower or higher than its current market value. However, Signature has the right to terminate the merger if the market price of Jameson common stock falls below $7.00 per share during a designated period prior to the Signature special meeting. For
   other risks, see pages     through    .

Q: Do any Signature or Jameson stockholders have dissenters' or appraisal rights?

A: No.

Q: When will the merger be completed?

A: We are working to complete the merger as promptly as possible and expect to
   complete it by             , 1999; however, the failure to satisfy closing
   conditions, including, among other things, the receipt of third-party consents and approvals, could delay or prevent completion of the merger.

Q: Should I send in my stock certificates now?

A: No. If you are a holder of Signature common stock or Signature Series A
   Preferred Stock, after the merger is completed, we will promptly send you written instructions for exchanging your Signature stock certificates for Jameson stock certificates and the cash payment due to holders of Signature common stock. If you are a Jameson stockholder, you should retain your stock certificates since there will be no change in them after the merger.

Q: What do I need to do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholders' meeting.

   If you are a Jameson or Signature stockholder and you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a Signature stockholder and you do not vote on the merger or you abstain, the effect will be a vote against the merger. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes of Jameson common stock cast in favor of or against the merger.

Q: Can I change my vote after I have mailed my proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at your company's stockholder meeting. You can do this in any of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Jameson at the address below if you are a Jameson stockholder or to the Secretary of Signature at the address below if you are a Signature stockholder. Third, you can attend the applicable stockholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you are a Jameson stockholder, you should send any written notice or new proxy card to the Secretary of Jameson at the following address: Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346, or, if you are a Signature stockholder, to the Secretary of Signature, at the following address: Signature Inns, Inc., One Parkwood Crossing, 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger if you are a Signature stockholder but not against the merger if you are a Jameson stockholder.

If you would like additional copies of this Joint Proxy Statement/Prospectus, or if you have questions about the merger, you should contact:

   Jameson Inns, Inc.
   Steven A. Curlee, Secretary
   Perimeter Center East--Suite 8050
   Atlanta, Georgia 30346-1603
   Phone Number: (770) 901-9020

   Signature Inns, Inc.
   Investor Relations Department
   One Parkwood Crossing
   250 East 96th Street, Suite 450
   Indianapolis, Indiana 46240
   Phone Number: (317) 581-1111

                                    SUMMARY

   This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" (page 27). For your convenience we have included page references to direct you to more complete descriptions of the topics presented in this summary.

The Companies

 Jameson (page 72)

 Jameson Inns, Inc.
 8 Perimeter Center East
 Suite 8050
 Atlanta, Georgia 30346-1603
 (770) 901-9020

   Jameson is a regional hotel chain which owns and develops limited service hotels. The company is organized as a real estate investment trust ("REIT") for federal income tax purposes. At December 31, 1998, Jameson had a total of 114 Jameson Inns located in eight states in the southeastern United States. This includes 81 Jameson Inns in operation (3,748 available rooms), 20 Jameson Inns under construction and contracts to acquire 13 parcels of land on which additional Jameson Inns are expected to be constructed during 1999. In addition, at December 31, 1998, eight of the Jameson Inns in operation were undergoing 20-room expansions. Upon completion of these projects (and not taking the effect of the merger into account), Jameson expects to have approximately 6,000 available rooms.

   Jameson has focused on developing Jameson Inns in communities in the southeastern United States which have a strong and growing industrial or commercial base and a shortage of quality hotel rooms. Generally, Jameson Inns are rooms-only facilities designed to appeal to price and quality conscious business travelers, such as sales representatives, government officials and others who travel to these communities on business, as well as family and leisure travelers attending activities in the communities such as college and university sponsored events, fairs, festivals and other cultural events and family reunions.

   Jameson Inns are generally two- to three-story, Colonial-style structures with 38 to 80 rooms located on a one- to two-acre tract with an outdoor swimming pool, fitness center and parking area. Jameson Inns feature amenities such as remote-controlled television with access to cable programming, including HBO, free local calls, complimentary continental breakfast and newspaper, king-sized or double beds, attractive decor, quality furnishings and, in select rooms, whirlpool baths and small refrigerators. Based on market demand, 22 Jameson Inns have been expanded one or more times since their initial construction. Using standard hotel industry classification criteria, Jameson Inns typically fall within the category of small, limited service economy hotels.

   As a REIT, Jameson is prohibited from operating its properties. Accordingly, all Jameson Inns are leased to Jameson Hospitality, LLC. Under master leases with Jameson Hospitality, Jameson receives a fixed base rent per room and percentage rent based on room revenues. In 1998, base rent totaled $10.5 million and percentage rent totaled $7.7 million.

   Jameson Hospitality is wholly owned by Thomas W. Kitchin, chairman and chief executive officer of Jameson, and his spouse. References to Jameson Hospitality throughout this Joint Proxy Statement/Prospectus refer to either Jameson Hospitality or its predecessors, Jameson Operating Company, Jameson Operating Company, LLC and Jameson Operating Company II, LLC, as the context requires.

 Signature (page 89)

 Signature Inns, Inc.
 One Parkwood Crossing
 250 East 96th Street, Suite 450
 Indianapolis, Indiana 46240
 (317) 581-1111

   Signature owns and operates a total of 25 Signature Inns (2,978 available rooms) and manages one additional Signature Inn (81 available rooms), all of which are located in six midwestern states. Signature Inns are designed to attract business and leisure travelers who seek room quality and comfort at moderate room rates. A typical Signature Inn incorporates a large two-story atrium, and a lobby and registration area. Most Signature Inns contain approximately 120 furnished guest rooms with an average of over 300 square feet per room, swimming pools, exercise facilities and a complimentary breakfast for their guests, as well as suite-like amenities including a microwave, refrigerator, in-room coffee, iron and ironing board and hair dryer in all guest rooms. However, unlike full-service hotels, Signature Inns do not provide management-intensive facilities and services, such as restaurants or cocktail lounges. Because approximately 65% of Signature Inn guests are business travelers, Signature emphasizes services designed for the business traveler, such as large, in-room desks, voice mail and business centers.

   Signature Inns are located near interstate highways, restaurants and business and leisure travelers' destination points, such as business parks, office buildings and local attractions. The Signature Inn chain of hotels is classified in the mid-scale chain without food and beverage segment of the hotel industry.

The Meetings (pages 36 and 38)

   The meeting of the Jameson stockholders will be held on                ,
1999 at 10:00 a.m., local time. The record date for Jameson stockholders entitled to receive notice of and to vote at the Jameson annual meeting is the
close of business on March 23, 1999. On that date, there were         shares of
Jameson common stock outstanding and entitled to vote at the meeting.

   The meeting of the Signature stockholders will be held on            , 1999
at 10:00 a.m., local time. The record date for Signature stockholders entitled to receive notice of and to vote at the Signature special meeting is the close
of business on March    , 1999. On that date, there were         shares of
Signature common stock outstanding and entitled to vote at the meeting and shares of Signature Series A Preferred Stock outstanding and entitled to vote at the meeting. Each of the two classes of Signature capital stock vote separately on the merger.

Vote Required (pages 36 and 38)

   A majority of the shares of Jameson common stock present and voting at the Jameson annual meeting must vote in favor of the proposal authorizing the merger in order for the proposal to be approved.

   Approval of the merger by the Signature stockholders requires the approval of a majority of the outstanding shares of Signature common stock entitled to be voted at the Signature special meeting. In addition, approval is required by a majority of the outstanding shares of Signature Series A Preferred Stock entitled to be voted at the Signature special meeting, voting separately as a class. As of March 3, 1999, directors and executive officers of Signature and their affiliates beneficially owned 846,215 shares of Signature common stock which represented 39.4% of the outstanding common stock at that date. As a condition to Jameson's willingness to enter into the merger agreement, Signature's directors and executive officers have agreed to vote their shares of Signature common stock and Series A Preferred Stock in favor of the merger.

The Merger (page 40)

   At the effective time, Signature will be merged with and into Jameson, and Jameson will be the sole surviving company. We expect that after the merger, Jameson will continue to operate Signature Inns under that name as a separate division.

   As a result of the merger, the holders of Signature common stock will receive one-half share of Jameson common stock plus cash in the amount of $1.50 for each share of Signature common stock owned. A portion of the $1.50 cash payment may be paid in the form of a dividend declared and paid by Signature immediately before the merger is completed.

   The holders of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock for each outstanding share of Signature Series A Preferred Stock owned. The Jameson Series S Preferred Stock will have substantially the same terms and conditions as are applicable to the Signature Series A Preferred Stock, adjusted to reflect the conversion of Signature common stock to Jameson common stock and cash in the merger.

   Immediately following the merger, shares of Jameson Series S Preferred Stock will be listed for trading on the Nasdaq National Market.

Jameson's Reasons for the Merger (page 44).

   The following are the principal reasons why Jameson and its Board of Directors believe that the merger is in the best interests of Jameson and its stockholders:

  . the similarities between Jameson Inns and Signature Inns which should enable the combined company to achieve efficiencies of scale;

  . the geographic region in which Signature Inns are located which is adjacent to and a logical geographical extension of the current operating territory of Jameson;

  . the larger asset and capital base that will result from the merger which should provide the combined company greater financial stability and enhance its ability to compete with larger chains and hotel brands;

  . an expected increase in funds from operations per share of Jameson common stock after the merger; and

  . the management and staff of Signature which will become part of Jameson
    Hospitality and should complement the capabilities of Jameson Hospitality to operate and manage the greater number of properties that will be owned by Jameson after the merger.

Signature's Reasons for the Merger (page 45).

   The following are the principal reasons why Signature and its Board of Directors believe that the merger is in the best interests of Signature and its stockholders:

  . the present and anticipated competitive environment of the hotel industry generally and of the mid-priced segment of the midwest region, specifically, which has increased the need for Signature to be a part of a larger company with greater financial resources and a larger and more geographically dispersed pool of hotel properties;

  . the curtailment of Signature's ability to execute its growth strategy;

  . the anticipated financial performance, business operations, capital levels, asset quality and competitive position of Signature and Jameson on a combined basis;

  . the relative stability of the market price of Jameson common stock in recent years, particularly in light of the declining market price of Signature common stock and Signature Series A Preferred Stock recently and during the past two years;

  . improved access to capital, including access to capital at a lower cost, which is anticipated to result from the merger and which is not presently available to Signature;

  . the terms of the merger agreement, including: (1) the financial terms, resulting in a significant premium over the market price for the Signature common stock prevailing prior to the public announcement of the proposed transaction; (2) the expectation that the merger can be accomplished on a partially tax-free basis to Signature stockholders; (3) the right of Signature's Board of Directors to exercise its fiduciary duty and to engage in discussions with other parties regarding alternative transactions; and (4) the conditions of the parties to closing;

  . the opinion of Signature's financial advisor to the effect that the consideration to be received by the holders of Signature common stock and Series A Preferred Stock pursuant to the merger is fair from a financial point of view; and

  . the compatibility of the similar business philosophies of Signature and Jameson and the non-overlapping markets in which Signature and Jameson currently operate.

Opinions of Financial Advisors

   Jameson (page 47). In deciding to approve the merger, the Jameson Board of Directors received and considered the opinion dated January 27, 1999, of The Robinson-Humphrey Company, LLC, its financial advisor, as to the fairness of the merger consideration from a financial point of view to Jameson as of that date. A copy of Robinson-Humphrey's opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. The opinion of Robinson-Humphrey does not constitute a recommendation as to how any Jameson stockholder should vote with respect to the proposed merger. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Robinson-Humphrey in providing its opinion. In addition to agreeing to reimburse Robinson-Humphrey for expenses incurred in connection with its services to Jameson and agreeing to indemnify Robinson-Humphrey against certain liabilities, Jameson has paid Robinson-Humphrey a fee in connection with rendering the fairness opinion to the Jameson Board of Directors and has agreed to pay Robinson-Humphrey a transaction fee if the merger is completed.

   Signature (page 51). In deciding to approve the merger, the Signature Board of Directors received and considered the opinion, dated January 26, 1999, of McDonald Investments Inc., Signature's financial advisor, as to the fairness of the merger consideration to the Signature stockholders from a financial point of view as of that date. A copy of McDonald Investments' opinion is attached to this Joint Proxy Statement/Prospectus as Appendix D. The opinion of McDonald Investments does not constitute a recommendation as to how any Signature stockholders should vote with respect to the proposed merger. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by McDonald Investments in providing its opinion. In addition to reimbursement for expenses incurred in connection with its services to Signature and indemnification against certain liabilities, Signature has paid McDonald Investments a fee in connection with rendering the fairness opinion to the Signature Board of Directors and has agreed to pay McDonald Investments a transaction fee if the merger is completed.

The Merger Agreement

   We have attached the merger agreement, which is the legal document that governs the merger, as Appendix A and we encourage you to read it. We have also filed other related agreements as exhibits to Jameson's registration statement. Please see the section titled "Where You Can Find More Information," on page 27, for instructions on how to obtain copies of these exhibits.

   Conditions (page 67). We will complete the merger only if certain conditions are satisfied or waived, including the following:

  . approval by the Jameson and Signature stockholders;

  . receipt of consents and approvals required from third parties;

  . approval for trading on the Nasdaq National Market of the Jameson common stock and Series S Preferred Stock to be issued in the merger;

  . execution of employment agreements between Jameson Hospitality and the Signature senior management;

  . receipt of legal opinions that:

    . the merger and other transactions contemplated by the merger agreement will not cause Jameson to cease to qualify as a REIT for federal income tax purposes; and

    . Signature stockholders will not recognize any gain or loss for federal income tax purposes as a result of the merger except as to the cash consideration Signature common stockholders will receive.

   Termination (page 69). The merger agreement may be terminated under certain conditions, including the following:

  . Either company may terminate the merger agreement if:

    . the merger is not completed by July 31, 1999;

    . a final and nonappealable order is issued enjoining or prohibiting the proposed merger; or

    . the stockholders of either Jameson or Signature fail to approve the merger.

  . Jameson may terminate the merger agreement if:

    . Signature's Board of Directors withdraws or adversely changes its approval or recommendation of the merger or recommends a competing transaction to Signature stockholders; or

    . Signature fails to comply materially with its obligations in certain circumstances.

  . Signature may terminate the merger agreement if:

    . Signature's Board of Directors enters into a binding agreement concerning a competing transaction and Jameson does not make a counter-offer which is at least as favorable;

    . Jameson fails to comply materially with its obligations in certain circumstances; or

    . the market price of Jameson common stock is less than $7.00 per share during a ten trading day period ending five business days before the Signature special meeting.

   Break-up Fees (page 70). The merger agreement requires Signature to pay Jameson a break-up fee of $2,000,000 plus Jameson's reasonable out-of pocket fees and expenses up to $500,000 in the aggregate if the merger agreement terminates in either of the following ways:

  . the merger agreement is terminated

    . by Jameson because the Signature Board of Directors withdraws or adversely modifies its recommendation or because Signature materially breaches its obligations under the merger agreement, or

    . by Signature in order to consummate a competing proposal.

  . the Signature stockholders do not approve the merger agreement and either

    . the Signature Board of Directors does not recommend approval of the merger agreement or changes its recommendation for approval before the Signature special meeting, or

    . before the Signature special meeting a third party commences a tender or exchange offer for Signature common stock or preferred stock or solicits proxies voting against approval of the merger agreement and the Signature Board of Directors fails to take an opposing position.

   Accounting Treatment (page 61). Jameson will account for the merger as a purchase.

   Nasdaq National Market Listing. Jameson will list the shares of Jameson common stock and Series S Preferred Stock to be issued in the merger for trading on the Nasdaq National Market.

   Benefits to Officers and Directors of Signature in the Merger (page
57). Signature's executive officers and directors have interests in the merger that are different from, or in addition to, yours as a stockholder. If the merger is completed, all five of Signature's senior executives will enter into employment agreements with Jameson Hospitality. In addition, if the merger is completed, options to purchase Signature common stock held by Signature's officers and other employees will be replaced by options to acquire the same number of shares of Jameson common stock at an exercise price equal to the market price of Jameson common stock on the closing date rather than the current exercise prices which are generally higher than the current market prices for Signature common stock. Signature's executive officers and directors will also receive transaction bonuses if the merger is completed.

   Nonsolicitation. Under the terms of the merger agreement, Signature will not solicit other proposals from third parties for competing transactions. However, if Signature receives an unsolicited offer before the Signature special meeting for a more favorable transaction, Signature may enter into a binding agreement with a third party unless Jameson makes a counter-offer which is at least as favorable to Signature. See "The Merger Agreement--No Solicitation of Transactions" (page 66).

Merger-Related Expenses

   Jameson and Signature estimate that the merger will result in fees and expenses totaling approximately $4.5 million. After the merger, Jameson may also incur charges and expenses relating to integrating the operations of Signature into Jameson. We did not adjust the pro forma financial information for these integration charges and expenses or for any operating efficiencies that the combined companies may realize after the merger.

Treatment of Signature Stock Options in the Merger

   In connection with the merger, all unexercised Signature stock options will be canceled and exchanged for Jameson stock options. The new Jameson stock options will entitle the holders to purchase the same number of shares of Jameson common stock as the number of shares of Signature common stock covered by the canceled options. The exercise price for purchase of the Jameson common stock will be equal to the closing price of Jameson common stock as reported on the Nasdaq National Market on the closing date. The options will vest in one-third increments on the first, second and third anniversary of the closing date of the merger.

No Dissenters Rights

   Neither Jameson nor Signature stockholders will have any dissenters' or appraisal rights in connection with the merger.

Other Jameson Annual Meeting Proposals

   At the Jameson annual meeting, Jameson stockholders will also be asked to vote on the election of one director for a three-year term, ratification of Ernst & Young LLP as Jameson's independent auditors for 1999 and on any other matters that properly come before the meeting.

                         SELECTED FINANCIAL INFORMATION

   Jameson. In the table below, we provide you with selected financial and operating information on a pro forma and historical basis for Jameson. You should read the following information in conjunction with the consolidated financial statements and accompanying notes and management's discussion and analysis included in this Joint Proxy Statement/Prospectus. We derived the consolidated historical financial data from the audited historical consolidated financial statements of Jameson. Certain of the other data (occupancy rate, ADR, REVPAR, room nights available, and room revenues) are from Jameson Hospitality's operating results.

   For the 1994 pro forma data, we assumed that Jameson's 1994 initial public offering and all related transactions occurred on January 1, 1994, and that Jameson qualified as a REIT, distributed all of its taxable income and, therefore, incurred no income tax expense during the period. For the 1998 pro forma data, we assumed that the merger and all related transactions were consummated on January 1, 1998 for the financial data and other data and on December 31, 1998 for the balance sheet data, that Jameson continued to qualify as a REIT, distributed all of its taxable income, and, therefore, incurred no income tax expense during the period.

   Historical financial and operating information of Jameson includes all Jameson Inns, including both those under development as well as operating Jameson Inns. Because of Jameson's development of new Jameson Inns and expansion of existing Jameson Inns, you cannot compare the information between periods. Historical and pro forma operating results, including net income, may not be comparable to future operating results.

                                    Jameson
                         Selected Financial Information
         (dollars in thousands, except per share data, ADR and REVPAR)

                                                                         Pro
                                            Historical                  Forma
                             ----------------------------------------- --------
                                                December 31,
                             --------------------------------------------------
                              1994    1995    1996     1997     1998     1998
                             ------- ------- ------- -------- -------- --------
Balance Sheet Data:
 Investment in real estate
  (before accumulated
  depreciation)............. $38,525 $57,370 $80,816 $117,515 $168,880 $276,750
 Net investment in real
  estate....................  33,760  50,780  71,611  104,931  152,125  259,995
 Total assets...............  35,074  52,806  73,985  107,606  156,329  269,565
 Total mortgage debt........  11,530  30,214  22,317   29,625   53,697  123,347
 Stockholders' equity.......  23,282  21,754  50,763   75,161   98,869  139,882

                          Pro Forma                    Historical                        Pro Forma
                          ---------  --------------------------------------------------  ----------
                                                Year Ended December 31,
                          -------------------------------------------------------------------------
                            1994       1994      1995      1996      1997       1998        1998
                          ---------  --------  --------  --------  --------  ----------  ----------
Financial Data:
Gross revenues:
 Lease revenue from
  Jameson Hospitality...  $  3,973   $  3,973  $  6,342  $  9,376  $ 12,966  $   18,230     $35,156
Expenses:
 Depreciation...........     1,471      1,427     1,825     2,670     3,898       5,636      10,915
 Property tax and
  insurance expense.....       412        412       514       733     1,107       1,524       3,423
 General and
  administrative
  expenses..............       479        479       622       499       445         592         906
 Loss on disposal of
  furniture and
  equipment.............       --         --        --         48       144         508         508
 Loss on impairment of
  real estate...........       --         --        --        --        --        2,507       2,507
                          --------   --------  --------  --------  --------  ----------  ----------
Income from operations..     1,611      1,655     3,381     5,426     7,372       7,463      16,897
Other income (expense):
 Interest expense, net
  of amounts
  capitalized...........      (187)      (339)   (1,590)   (1,386)     (778)     (1,656)     (7,920)
 Equity in income (loss)
  of hotel limited
  partnership...........       --          (5)      --        --        --          --           23
 Interest income........       --         --        --        --        --          --          590
                          --------   --------  --------  --------  --------  ----------  ----------
Income before
 extraordinary item.....     1,424      1,311     1,791     4,040     6,595       5,807       9,590
Extraordinary loss......       --         250        19       989       689         134         134
                          --------   --------  --------  --------  --------  ----------  ----------
Net income..............     1,424      1,061     1,772     3,051     5,906       5,673       9,456
Preferred stock
 dividends..............       --         --        490       --        --        2,788       6,023
                          --------   --------  --------  --------  --------  ----------  ----------
Net income attributable
 to common
 stockholders...........     1,424      1,061     1,772     3,051     5,906       3,485       3,433
Basic earnings before
 extraordinary item.....      0.42       0.43      0.35      0.65      0.72        0.37        0.33
Diluted earnings before
 extraordinary item.....      0.37       0.43      0.46      0.63      0.70        0.36        0.32
Basic earnings per
 common share...........      0.42       0.35      0.34      0.49      0.64        0.36        0.32
Diluted earnings per
 common share...........      0.37       0.34      0.45      0.48      0.63        0.35        0.31
Dividends paid per
 common share...........       --        0.50      0.80      0.86      0.90        0.94         -- (1)
Cash flow provided by
 operating activities...       --       2,528     4,181     6,626    11,911      13,845         -- (2)
Cash flow used in
 investing activities...       --     (10,845)  (18,845)  (23,548)  (37,362)    (55,845)        -- (2)
Cash flow provided by
 financing activities...       --       8,592    14,546    16,895    25,581      42,161         -- (2)
Other Data:
Funds from
 operations(3)..........  $  2,895   $  2,738  $  3,616  $  6,758  $ 10,637  $   12,270  $   17,497
Occupancy rate..........      70.1%      70.1%     67.5%     66.9%     64.9%       61.7%       61.8%
ADR.....................  $  39.43   $  39.43  $  42.80  $  45.80  $  47.25  $    50.60  $    55.24
REVPAR..................  $  27.64   $  27.64  $  28.89  $  30.64  $  30.68  $    31.21  $    34.16
Room revenues(4)........  $  8,373   $  8,373  $ 13,310  $ 19,950  $ 27,588  $   38,787  $   81,191
Room nights available...   295,193    295,193   448,906   634,549   878,056   1,216,998   2,302,393
Operating hotels (at
 period end)............        20         20        32        43        62          81         106
Rooms available (at
 period end)............       966        966     1,537     2,107     2,924       3,748       6,726
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends(5)...........      4.35       3.16      1.37      2.84      5.21        1.50        1.16

--------
(1) Amounts not presented as dividends are discretionary decisions of the Board of Directors and therefore can not be calculated on a pro forma basis.
(2) Amounts not practicable to calculate due to the separation of the Signature business between hotel operations and Signature Inn ownership, resulting from the sale of certain Signature assets and liabilities to Jameson Hospitality.
(3) Funds from operations is defined by the National Association of Real Estate Investment Trusts ("NAREIT") according to the March 1995 interpretation as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and after adjustments for unconsolidated partnerships and joint ventures. Jameson has made adjustments to its net income (loss) consisting only of depreciation, loss on disposals, loss on impairment of real estate and the extraordinary item. Jameson notes that industry analysts and investors use funds from operations as another tool to evaluate and compare equity REITs. Jameson also believes it is meaningful as an indicator of net income excluding most non-cash items and provides information about Jameson's cash available for distributions, debt service and capital expenditures. Other non-cash expenses such as deferred finance cost amortization and stock-based compensation expense have not been added back in funds from operations. Funds from operations does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Jameson's cash needs. Funds from operations should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flows as a measure of liquidity. In addition, Jameson's funds from operations may not be comparable to other companies' funds from operations due to differing methods of calculating funds from operations and varying interpretations of the NAREIT definition.
(4) The Jameson Lease between Jameson and Jameson Hospitality with regard to the Jameson Inns defines "Room Revenues" to include gross room rentals, revenues from telephone charges, vending machine payments and other miscellaneous revenues and excludes all credits, rebates and refunds, sales taxes and other excise taxes. The lease between Jameson and Jameson Hospitality with regard to the Signature Inns defines "Room Revenues" in an identical manner except that long distance telephone expenses are deducted.
(5) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary item. Fixed charges consist of interest costs whether expensed or capitalized, amortization of debt discounts and issue costs whether expensed or capitalized and preferred stock dividends in applicable periods. Jameson paid preferred stock dividends in 1995 and 1998.

   Signature. In the table below, we provide you the selected historical consolidated financial data of Signature for each of the five years in the period ended December 31, 1998. You should read the following information in conjunction with the consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations included in this Joint Proxy Statement/Prospectus. We derived the consolidated historical financial data from the audited consolidated financial statements of Signature.

                                   Signature
                         Selected Financial Information

         (dollars in thousands, except per share data, ADR and REVPAR)

                                             December 31,
                          ------------------------------------------------------
                            1994      1995       1996        1997        1998
                          --------  --------  ----------  ----------  ----------
Balance Sheet Data:
Property and equipment
 (before accumulated
 depreciation)..........  $  9,736  $ 13,796  $   15,685  $  118,873  $  123,708
Property and equipment..     6,543     8,764      10,358     108,671     108,825
Total assets............    14,094    18,014      20,611     124,828     124,010
Total debt..............    10,314    12,360      12,317      71,218      69,650
Stockholders' equity....     3,104     4,791       6,662      48,989      49,033
                                       Year ended December 31,
                          ------------------------------------------------------
                            1994      1995       1996        1997        1998
                          --------  --------  ----------  ----------  ----------
Financial Data:
Hotel revenues..........  $  3,842  $  3,470  $    5,504  $   39,938  $   42,404
Management and franchise
 fees...................     3,022     3,127       3,062         208          94
                          --------  --------  ----------  ----------  ----------
 Total revenues.........     6,864     6,597       8,566      40,146      42,498
Operating costs and ex-
 penses.................     4,686     4,394       6,085      28,862      31,498
                          --------  --------  ----------  ----------  ----------
 Operating income.......     2,178     2,203       2,481      11,284      11,000
Other income (net of ex-
 pense).................       708       415         430         846         666
Interest expense........    (1,275)     (981)     (1,035)     (5,805)     (6,264)
                          --------  --------  ----------  ----------  ----------
 Income before income
  tax expense and
  extraordinary gain
  from debt
  extinguishment........     1,611     1,637       1,876       6,325        5402
Income tax expense......       --         20         217       1,150       1,525
                          --------  --------  ----------  ----------  ----------
 Income before
  extraordinary gain
  from debt
  extinguishment........     1,611     1,617       1,659       5,175       3,877
Extraordinary gain from
 debt extinguishment....       495       --          --          --          --
                          --------  --------  ----------  ----------  ----------
 Net income.............     2,106     1,617       1,659       5,175       3,877
Preferred stock divi-
 dends..................       --        --          --        3,621       3,835
                          --------  --------  ----------  ----------  ----------
 Net income available to
  common stockholders...     2,106     1,617       1,659       1,554          42
Basic and fully diluted
 earnings per common
 share..................      0.92      0.77        0.79        0.74        0.02

Other Data:
Occupancy rate(1).......      67.8%     67.2%       65.9%       64.6%       62.0%
ADR(1)..................  $  53.45  $  55.81  $    57.02  $    58.12  $    60.40
REVPAR(1)...............  $  36.24  $  37.50  $    37.55  $    37.53  $    37.46
Guest room revenues(1)..  $ 36,177  $ 37,440  $   38,329  $   39,588  $   40,659
Room nights avail-
 able(1)................   998,275   998,275   1,020,758   1,054,829   1,085,395
Operating hotels (at pe-
 riod end)(1)...........        23        23          24          25          25
Rooms available (at pe-
 riod end)(1)...........     2,735     2,735       2,859       2,978       2,978
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends(2)...........      1.83      1.90        2.93        1.27        1.00

--------
(1) Represents information for the 25 wholly owned Signature Inns as if they were wholly owned since the beginning of 1994 (as a result of the January 1997 purchase of Signature's interests in 20 hotels previously held in unconsolidated partnerships and three hotels previously held in consolidated joint ventures) and excludes the 40% owned Signature Inn in Carmel, Indiana.
(2) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary gain from debt extinguishment. Fixed charges consist of interest costs, amortization of debt discounts and issue costs and preferred stock dividends in applicable periods. Signature paid preferred stock dividends in 1997 and 1998.

Selected Pro Forma Financial Statements

   Jameson. In the following pages, we provide you with the unaudited selected pro forma condensed financial statements for Jameson as if this proposed merger had been completed on January 1, 1998 for the statement of operations and on December 31, 1998 for the balance sheet.

   You should read these unaudited selected pro forma condensed financial statements in conjunction with the separate historical financial statements and accompanying notes of Jameson that are included elsewhere in the Joint Proxy Statement/Prospectus. You should not rely on the unaudited selected pro forma financial statements or information as an indication of the results of operations or financial position that would have been achieved if the merger and related net asset sales had taken place earlier or of the results of operations or financial position of Jameson after the completion of the merger.

                               Jameson Inns, Inc.

                  Unaudited Pro Forma Condensed Balance Sheet

                               December 31, 1998
                             (dollars in thousands)

                                                   Sale to        Other         Pro
                          Historical Historical    Jameson      Pro Forma      Forma
                           Jameson   Signature  Hospitality(1) Adjustments    Jameson
                          ---------- ---------- -------------- -----------    --------
Assets
Property and equipment..   $168,881   $123,708     $  (194)     $   (250)(1)  $276,750
                                                                    (512)(2)
                                                                 (14,883)(2)
Less accumulated depre-
 ciation................    (16,755)   (14,883)        --         14,883 (2)   (16,755)
                           --------   --------     -------      --------      --------
                            152,126    108,825        (194)         (762)      259,995
Cash and cash equiva-
 lents..................        500     10,715         --         (7,658)(3)     3,807
                                                                     250 (1)
Restricted cash.........        --         758         --            --            758
Accounts receivable.....        --       1,015      (1,015)          --            --
Inventory...............        --         164        (164)          --            --
Lease revenue receiv-
 able...................      2,290        --          --            --          2,290
Prepaid expenses........         14        --          --            --             14
Deferred finance costs,
 net....................      1,110        814         (23)         (790)(2)     1,111
Hotel limited partner-
 ship
 investment.............        --         813         --            --            813
Other assets............        289        906        (418)          --            777
                           --------   --------     -------      --------      --------
                           $156,329   $124,010     $(1,814)     $ (8,960)     $269,565
                           ========   ========     =======      ========      ========
Liabilities and
 Stockholders' Equity
Mortgage notes payable..   $ 53,697   $ 69,650         --            --       $123,347
Accounts payable and
 accrued expenses.......        200        588        (588)          --            200
Accounts payable to af-
 filiates...............      2,087        --          --            --          2,087
Accrued interest pay-
 able...................        350        104         --            --            454
Accrued property taxes..        432      1,510         --            --          1,942
Accrued payroll.........        --         910        (910)          --            --
Preferred stock
 dividends payable......        694        958         --            --          1,653
Deferred income taxes...        --         886         --           (886)(2)       --
Other current liabili-
 ties...................        --         370        (370)          --            --
                           --------   --------     -------      --------      --------
                             57,460     74,977      (1,868)         (886)      129,683
Stockholders' equity:
Preferred stock--Series
 A......................      1,200     40,776         --        (40,776)(4)     1,200
Preferred stock--Series
 S......................        --         --          --          2,256 (3)     2,256
Common stock............        990     10,016         --            105 (3)     1,095
                                                                 (10,016)(4)
Additional paid-in capi-
 tal....................     97,706        --          --         38,652 (3)   136,358
Retained deficit........     (1,027)    (1,759)        --          1,759 (4)    (1,027)
                           --------   --------     -------      --------      --------
  Total stockholders'
   equity...............     98,869     49,033         --         (8,020)      139,882
                           --------   --------     -------      --------      --------
                           $156,329   $124,010     $(1,868)     $ (9,865)     $269,565
                           ========   ========     =======      ========      ========

--------
Explanations of Pro Forma Adjustments:
(1) Reflects the pre-merger sale of the net assets related to the hotel operations of Signature to Jameson Hospitality for $250.

(2) These amounts are to adjust historical cost of Signature to fair values based on Jameson management's preliminary estimates and the total consideration to be paid.

(3) The following tables set forth the determination of and preliminary allocation of the purchase price based on estimated fair values (in thousands, except per share amounts):

  Common stock:
    Number of Signature common stock shares outstanding................   2,106
    Cash to be paid per share.......................................... $  1.50
                                                                        -------
                                                                        $ 3,159
    Plus: estimated transaction costs and expenses to be paid by
     Jameson and Signature (a).........................................   4,500
    Less: dividend paid to Signature common stockholders to distribute
     earnings and profits..............................................       0
                                                                        -------
    Total estimated cash consideration................................. $ 7,659
                                                                        =======

    Number of Signature common stock shares outstanding................   2,106
    Conversion factor to Jameson common stock..........................     0.5
                                                                        -------
    Newly issued shares of Jameson common stock........................   1,053
    Jameson closing common stock price on March 3, 1999................ $8.6875
                                                                        -------
    Total estimated common stock consideration ($105 par, $9,042 additional paid-in capital)....................................... $ 9,147
                                                                        =======
  Preferred stock:
    Number of Signature Series A Preferred Stock shares outstanding....   2,256
    Conversion factor to Jameson Series S Preferred Stock..............     1.0
                                                                        -------
    Newly issued shares of Jameson Series S Preferred Stock............   2,256
    Estimated fair value per share(b).................................. $14.125
                                                                        -------

    Total estimated preferred stock consideration ($2,256 par, $29,610 additional paid-in capital)....................................... $31,866
                                                                        =======
  Total estimated consideration........................................ $48,672
                                                                        =======

  --------
  (a) Estimated transaction costs include financial advisors' fees of $1,850, legal of $750, accounting and tax advisors of $425, printing of $425, Signature transaction bonuses of $587 and other of $463.
  (b) Represents the closing price of $14.125 on March 3, 1999 of Signature Series A Preferred Stock which management believes is a reasonable estimate of the value of the Jameson Series S Preferred Stock.

(4)  To eliminate equity accounts of Signature.

                               Jameson Inns, Inc.
             Unaudited Pro Forma Condensed Statement of Operations
                          Year Ended December 31, 1998
                 (dollars in thousands, except per share data)

                                                     Sale to                    Pro
                          Historical  Historical     Jameson      Pro Forma     Forma
                           Jameson   Signature(1) Hospitality(2) Adjustments   Jameson
                          ---------- ------------ -------------- -----------   -------
Revenues:
 Lease revenue..........   $18,230     $   --        $    --       $16,926 (3) $35,156
 Room revenues..........       --       40,659        (40,659)         --          --
 Telephone revenues.....       --          834           (834)         --          --
 Other inn-related
  sales.................       --        1,137         (1,137)         --          --
 Management and
  franchise fees........       --           94            (94)         --          --
                           -------     -------       --------      -------     -------
                            18,230      42,724        (42,724)      16,926     $35,156
Expenses:
 Room expenses..........       --       13,734        (13,734)         --          --
 Utilities..............       --        1,881         (1,881)         --          --
 Inn manager salaries...       --        1,655         (1,655)         --          --
 Property tax expense...     1,042       1,548            --           --        2,590
 Insurance expense......       482         351            --           --          833
 Maintenance............       --        2,983         (2,983)         --          --
 Advertising............       --        1,768         (1,768)         --          --
 Depreciation...........     5,636       4,685           (108)         702 (4)  10,915
 Amortization...........       --           67            --           (67)(5)     --
 General and
  administrative
  expenses..............       592       2,828         (2,514)         --          906
 Loss on disposal of
  furniture and
  equipment.............       508         --             --           --          508
 Loss on impairment of
  property..............     2,507         --             --           --        2,507
 Merger transaction
  costs.................       --          224            --          (224)(6)     --
                           -------     -------       --------      -------     -------
Total expenses..........    10,767      31,724        (24,643)         993      18,259
                           -------     -------       --------      -------     -------
Income from operations..     7,463      11,000        (18,081)      15,933      16,897
Other income (expenses):
 Interest expense, net
  of capitalized
  amounts...............    (1,656)     (6,264)           --           --       (7,920)
 Equity in income of
  hotel limited
  partnership...........       --           23            --           --           23
 Interest income........       --          590            --           --          590
 Other income...........       --           53            (53)         --          --
                           -------     -------       --------      -------     -------
Income before income tax
 expense and
 extraordinary loss.....     5,807       5,402        (18,134)      16,562       9,590
 Extraordinary loss.....       134         --             --           --          134
                           -------     -------       --------      -------     -------
Income before income tax
 expense................     5,673       5,402        (18,134)      16,562       9,456
 Income tax expense.....       --        1,525            --        (1,525)(7)     --
                           -------     -------       --------      -------     -------
Net income..............     5,673       3,877        (18,134)      18,087       9,456
Preferred stock
 dividends..............     2,188       3,835            --           --        6,023
                           -------     -------       --------      -------     -------
Net income attributable
 to common
 stockholders...........   $ 3,485     $    42       $(18,134)     $18,087     $ 3,433
                           =======     =======       ========      =======     =======
Funds from
 operations(8)..........   $12,270                                             $17,497
                           =======                                             =======
Per common share(9):
Income before
 extraordinary loss:
 Basic..................   $  0.37                                             $  0.33
 Diluted................   $  0.36                                             $  0.32
Net income:
 Basic..................   $  0.36                                             $  0.32
 Diluted................   $  0.35                                             $  0.31
Weighted average shares:
 Basic..................     9,772                                              10,825
 Diluted................     9,929                                              10,982

--------
Explanations of Pro Forma Adjustments:

(1) Certain amounts of Signature have been reclassified to conform to the Jameson classifications.

(2) Reflects the income and expenses related to the sale to Jameson Hospitality of the net assets and liabilities used in operating the Signature Inns. See unaudited pro forma condensed financial statements of Jameson Hospitality.

(3) Jameson will lease the Signature Inns to Jameson Hospitality under the terms of a master lease. The base rent will be $394.00 per room per month and the percentage rate will be equal to 37% of the first $35.00 of average daily per room rental revenues; plus 65% of the next $10.00 of average daily room rentals plus 70% of the average daily room rental greater than $45.00, less 100% of base rent. The $35.00 amount will increase for the year 2000 and subsequent years by a percentage equal to the increase in the consumer price index during the preceding year. Room revenues will be defined in the lease between Jameson and Jameson Hospitality with respect to the Signature Inns to include gross room rentals, revenues from telephone charges less long distance telephone expense, vending machine payments and other miscellaneous revenues and excludes all credits, rebates and refunds, sales taxes and other excise taxes. The total amount of rentals payable under this lease is the sum of the base rent ($14,080) and the percentage rent ($2,846) as follows:

   Base Rent:
     Signature rooms available at year end multiplied by 12.........     35,736
     Base rent per room............................................. $      394
                                                                     ----------
     Total base rent (in 000's)..................................... $   14,080
                                                                     ==========

   Percentage rent:
     Signature room revenues, as defined (in 000's)................. $   42,403
     Divided by room nights available...............................  1,085,395
                                                                     ----------
     Average daily room revenues.................................... $    39.07
                                                                     ==========

     Average Daily         Percentage             Room Nights               Percentage
     Room Revenues         Rent Rate               Available              Rent (in 000's)
     -------------         ----------             -----------             ---------------
        $35.00                 37%                 1,085,395                  $14,056
          4.07                 65%                 1,085,395                    2,870
        ------                                                                -------
        $39.07                                                                 16,926
        ======

     Less base rent (in 000's)......................................... (14,080)
                                                                        -------
     Total percentage rent............................................. $ 2,846
                                                                        =======
   Total rent due...................................................... $16,926
                                                                        =======

(4) Net increase reflects depreciation on new basis of property as recorded in purchase of Signature by Jameson and removal of original depreciation recorded by Signature. Depreciation was calculated using 15 years for land improvements, 39 years for buildings, and 5 years for furniture and equipment.

(5) Relates to deferred finance costs of Signature, which asset was assigned no value in the preliminary purchase price allocation, therefore amortization expense is eliminated.

(6) Non-recurring merger expense.

(7) Income tax expense is eliminated due to Jameson's REIT status.

(8) The following table illustrates the calculation of funds from operations on a pro forma basis (in 000's):

   Net income attributable to common stockholders...................... $ 3,433
   Add:
     Depreciation expense..............................................  10,915
     Loss on disposal of furniture and equipment.......................     508
     Loss on impairment of real estate.................................   2,507
     Extraordinary loss................................................     134
                                                                        -------
   Funds from operations, per March 1995 NAREIT interpretation......... $17,497
                                                                        =======

(9) The following table sets forth the computation of pro forma basic and diluted earnings per share:

   Numerator (in 000's):
     Income from continuing operations............................... $ 9,637
     Extraordinary loss..............................................    (134)
                                                                      -------
     Net income......................................................   9,503
     Preferred stock dividends.......................................  (6,023)
                                                                      -------
     Numerator for basic earnings per share--income available to common stockholders............................................ $ 3,480
                                                                      =======

   Denominator (in 000's):
     Weighted average shares outstanding.............................  10,889
     Less: Unvested restricted shares................................     (64)
                                                                      -------
     Denominator for basic earnings per share........................  10,825

     Plus: Effect of dilutive securities
      Employee and director stock options............................      95
      Unvested restricted shares.....................................      62
                                                                      -------
     Total dilutive potential common shares..........................     157
                                                                      -------
     Denominator for diluted earnings per share--adjusted weighted average shares and assumed conversions.........................  10,982
                                                                      =======

                                                                 Basic   Diluted
                                                                 ------  -------
   Earnings Per Common Share:
     Income before extraordinary loss........................... $ 0.33  $ 0.32
     Extraordinary loss.........................................  (0.01)  (.01)
                                                                 ------  ------
     Net income per common share................................ $ 0.32  $ 0.31
                                                                 ======  ======

  Options and warrants to purchase 579,833 and 260,000 shares of Jameson common stock respectively, were all outstanding on a pro forma basis during 1998 but were not included in the computation of diluted earnings per share because the securities' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. The 579,833 options include 76,000 options issuable to Signature option holders at the fair market value at the date of the consummation of the merger. In addition, 2,350,000 shares of common stock convertible from the Jameson Series S Preferred Stock were not included in the computation of earnings per share as the effect would be antidilutive.

   Jameson Hospitality. In the table below, we provide you with the unaudited selected pro forma condensed financial information for Jameson Hospitality as if the merger and certain merger-related net asset sales had been completed on January 1, 1998, for the statement of operations and December 31, 1998, for the balance sheet.

   You should read this unaudited selected pro forma condensed financial information in conjunction with the separate historical financial statements and accompanying notes of Jameson Hospitality that are presented elsewhere in the Joint Proxy Statement/Prospectus. You should not rely on the unaudited selected pro forma financial statements or information as an indication of the results of operations or financial position that would actually have been achieved if the merger and related net asset sales had taken place earlier or of the results of operations or financial position of Jameson Hospitality after the completion of the merger.

                            Jameson Hospitality, LLC

                  Unaudited Pro Forma Condensed Balance Sheet

                               December 31, 1998
                             (dollars in thousands)

                                           Historical                 Pro Forma
                                             Jameson    Pro Forma      Jameson
                                           Hospitality Adjustments   Hospitality
                                           ----------- -----------   -----------
Assets
Current assets:
 Cash ....................................   $1,078      $ (250)(1)    $   828
 Marketable securities....................      200         --             200
 Accounts receivable......................      854       1,015(1)       1,869
 Predevelopment costs.....................      457         --             457
 Accounts receivable from affiliates......    2,755         --           2,755
 Prepaid expenses and other assets........      358         --             358
 Inventory................................      626         164(1)         790
 Other current assets.....................      --          418(1)         418
                                             ------      ------        -------
  Total current assets....................    6,328       1,347          7,675
Property and equipment, net...............    2,992         194(1)       3,186
Leasehold improvements, net...............       35         --              35
Intangibles, net..........................       22         304(1)         326
Deferred costs and other assets, net......      --           23(1)          23
                                             ------      ------        -------
                                             $9,377      $1,868        $11,245
                                             ======      ======        =======
Liabilities and Members' Capital
Current liabilities:
 Notes payable, current portion...........   $  651      $  --         $   651
 Accounts payable.........................    1,089         588(1)       1,677
 Lease expense payable to Jameson Inn,
  Inc.....................................    2,290         --           2,290
 Subcontractors payable...................    3,106         --           3,106
 Accrued payroll..........................      --          910(1)         910
 Accrued liabilities......................      485         370(1)         855
 Accrued interest.........................       22         --              22
                                             ------      ------        -------
  Total current liabilities...............    7,643       1,868          9,511
Notes payable, long-term portion..........    1,665         --           1,665
                                             ------      ------        -------
  Total liabilities.......................    9,308       1,868         11,176
Members' capital..........................       69         --              69
                                             ------      ------        -------
                                             $9,377      $1,868        $11,245
                                             ======      ======        =======

--------
Explanations of Pro Forma Adjustments:
(1) To reflect the purchase of the net assets used in Signature's hotel operations for $250 in cash. See unaudited pro forma condensed balance sheet of Jameson for assets and liabilities related to ownership of the Signature Inns. The purchase price is allocated as follows:

   Accounts receivable...................  $1,015
   Inventory.............................     164
   Other current assets..................     418
   Property and equipment, net...........     194
   Intangibles, net......................     304*
   Deferred costs and other assets, net..      23
   Accounts payable......................    (588)
   Accrued payroll.......................    (910)
   Accrued liabilities...................    (370)
                                           ------
                                           $  250
                                           ======

* Reflects as goodwill the excess of the purchase price of $250 over the fair value of negative $54 of the net tangible assets acquired and liabilities assumed.

                            Jameson Hospitality, LLC

             Unaudited Pro Forma Condensed Statement of Operations

                          Year Ended December 31, 1998
                             (dollars in thousands)

                                           Historical                Pro Forma
                                             Jameson    Pro Forma     Jameson
                                           Hospitality Adjustments  Hospitality
                                           ----------- -----------  -----------
Revenues:
 Room revenues............................   $37,982     $40,659(1)  $ 78,641
 Telephone revenues.......................       757         834(1)     1,591
 Other inn-related sales..................        47       1,137(1)     1,184
 Contract revenues........................    40,991         --        40,991
 Billboard sales..........................        91         --            91
 Flight revenues..........................         7         --             7
 Management and franchise fees............       --           94(1)        94
                                             -------     -------     --------
  Total revenues..........................    79,875      42,724      122,599
Expenses:
 Costs of contract revenues...............    35,519         --        35,519
 Lease expense............................    18,230      16,926(2)    35,156
 Room expenses............................     8,889      13,733(1)    22,622
 Utilities................................     3,346       1,881(1)     5,227
 General and administrative...............     3,886       2,462(1)     6,348
 Inn manager salaries.....................     2,511       1,655(1)     4,166
 Maintenance..............................     1,367       2,983(1)     4,350
 Advertising..............................     2,196       1,768(1)     3,964
 Insurance................................       199         --           199
 Management fee to affiliate..............     2,655         --         2,655
 Prospective site expense.................       614         --           614
 Interest, net of amounts capitalized.....       166         --           166
 Depreciation, amortization and
  retirements.............................       456         108(1)       579
                                                              15(3)
                                             -------     -------     --------
Total expenses............................    80,034      41,531      121,565
                                             -------     -------     --------
Net (loss) income.........................   $  (159)    $ 1,193     $  1,034
                                             =======     =======     ========

--------
Explanations of Pro Forma Adjustments:
(1) Reflects the historical hotel operations of Signature excluding income taxes since Jameson Hospitality elects to be taxed as a partnership and hence excludes any provision for income taxes. Expenses related to the ownership of the Signature Inns are included in the unaudited pro forma condensed financial statements of Jameson.

(2) Jameson will lease the Signature Inns to Jameson Hospitality under the terms of a master lease. See footnote 3 to the Jameson unaudited pro forma condensed statement of operations on page 19 for details of calculation.

(3) Reflects amortization of goodwill generated in purchase of the net assets and liabilities used in hotel operations of the Signature Inns. Goodwill is being amortized over a period of 20 years.

Comparative Per Share Market Price and Dividend Information

   The following table sets forth the high and low sale prices for Jameson common stock, Signature common stock, Jameson Series A Preferred Stock and Signature Series A Preferred Stock for the periods indicated. The prices are as reported on the Nasdaq National Market based on published financial sources. The table also sets forth the cash dividends paid per share for the periods indicated for a share of each of Jameson common stock, Jameson Series A Preferred Stock and Signature Series A Preferred Stock. No dividends have ever been paid on the Signature common stock.

                                                  Signature
                                 Jameson           Common       Jameson Series A       Signature Series A
                             Common Stock(1)      Stock(2)     Preferred Stock(3)      Preferred Stock(4)
                         ----------------------- ----------- ----------------------- -----------------------
                                         Cash                                Cash                    Cash
                                       Dividends                           Dividends               Dividends
                                          Per                                 Per                     Per
                          High   Low     Share   High   Low   High   Low     Share    High   Low     Share
                         ------ ------ --------- ----- ----- ------ ------ --------- ------ ------ ---------
1997
First Quarter........... $13.75 $11.25   $.22    $9.00 $6.88    --     --     --     $20.13 $18.50     --
Second Quarter..........  12.25  10.88    .22     6.88  5.38    --     --     --      19.25  17.75   $.330
Third Quarter...........  13.13  11.38    .23     7.00  5.00    --     --     --      20.25  17.75    .425
Fourth Quarter..........  12.50  11.00    .23     6.88  4.50    --     --     --      19.75  16.25    .425
1998
First Quarter...........  12.88  11.25    .23     7.25  4.50 $25.25 $25.00    --      19.25  16.00    .425
Second Quarter..........  12.38   9.75    .23     6.50  4.75  25.63  24.50   $.09     18.50  15.13    .425
Third Quarter...........  11.50   9.06    .24     5.13  3.13  24.63  22.00    .58     15.38  11.25    .425
Fourth Quarter..........  10.25   8.75    .24     3.63  2.00  23.00  20.00    .58     15.25  10.63    .425
1999
First Quarter (through
 March 3, 1999).........   9.38   8.50    .24     5.75  2.94  21.63  20.00    .58     15.50  13.75    .425

--------
(1) Jameson common stock trades on the Nasdaq National Market under the symbol "JAMS."
(2) Signature common stock was first traded on the Nasdaq National Market on January 21, 1997, under the symbol "SGNS."
(3) Jameson Series A Preferred Stock was first traded on the Nasdaq National Market on March 18, 1998, under the symbol "JAMSP."
(4) Signature Series A Preferred Stock was first traded on the Nasdaq National Market on January 21, 1997, under the symbol "SGNSP."

   The market prices of Jameson capital stock and Signature capital stock fluctuate. The market price of Jameson capital stock (common stock, Series A Preferred Stock and the to-be-listed Series S Preferred Stock) on the date the merger is completed, on the date certificates for shares of Jameson capital stock are received by holders of Signature capital stock or the date on which such shares of Jameson capital stock are eventually sold may be more or less than the price of Jameson capital stock as of the date of this Joint Proxy Statement/Prospectus. As a result, stockholders are encouraged to obtain current market quotations.

   On the Jameson record date, there were           holders of record and
approximately          beneficial owners of Jameson common stock and
holders of record and approximately           beneficial owners of Jameson
Series A Preferred Stock. On the Signature record date, there were
holders of record and approximately              beneficial owners of Signature
common stock and           holders of record and approximately
beneficial owners of Signature Series A Preferred Stock.

Comparative Market Price Data

   The following table presents trading information for Jameson common stock and Signature common stock and Series A Preferred Stock on the Nasdaq National Market on January 27, 1999 (the last full trading day prior to announcement of the signing of the merger agreement), and March 3, 1999 (the last practicable trading day for which information was available prior to the date of this Joint Proxy Statement/Prospectus). Also set forth below for each of those dates is the equivalent pro forma price of Signature common stock (determined by multiplying the applicable price of Jameson common stock by the .5 exchange ratio and then adding the $1.50 per share cash payment). Because the exchange ratio is fixed and because the market price of Jameson common stock is subject to fluctuation, the market value of Jameson common stock that Signature shareholders will receive in the merger may increase or decrease prior to and following completion of the merger. We urge you to obtain current market quotations.

                                                January 27, 1999  March 3, 1999
                                                ----------------- -------------
                                                  High     Low     High   Low
                                                -------- -------- ------ ------
Jameson Common Stock........................... $   9.13 $   8.75 $ 8.69 $ 8.56
Signature Common Stock.........................     3.88     3.63   5.25   5.25
Signature Series A Preferred Stock.............    13.94    13.88  14.13  14.00
Signature Common Stock Equivalent Pro Forma....     6.07     5.88   5.85   5.78

Selected Unaudited Comparative Per Share Data

   The following table sets forth for 1998 (a) the historical basic and diluted earnings per share of the Jameson and Signature common stock, (b) the pro forma and equivalent pro forma basic and diluted earnings per share of Jameson and Signature, respectively, (c) the historical book value per share of the Jameson and Signature common stock and (d) the pro forma and equivalent pro forma book value per share of Jameson and Signature, respectively. The Signature equivalent pro forma amounts represent the Jameson pro forma amounts multiplied by the .5 exchange ratio. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. Signature common stockholders will receive one-half share of Jameson common stock and $1.50 in cash for each share of Signature common stock. Signature preferred stockholders will receive one share of Jameson Series S Preferred Stock for each share of Signature Series A Preferred Stock. The information set forth should be read in conjunction with the Unaudited Pro Forma Condensed Financial Statements and the financial statements and notes thereto of Jameson and Signature included herein.

                                                    Year Ended December 31, 1998
                                                    ----------------------------
Net income per share--basic:
 Jameson--historical...............................            $0.36
 Jameson--pro forma................................            $0.32
 Signature--historical.............................            $0.02
 Signature--equivalent pro forma...................            $0.16
Net income per share--diluted:
 Jameson--historical...............................            $0.35
 Jameson--pro forma................................            $0.31
 Signature--historical.............................            $0.02
 Signature--equivalent pro forma...................            $0.16
Book value per share:
 Jameson--historical(1)............................            $6.96
 Jameson--pro forma(2).............................            $7.71
 Signature--historical(3)..........................            $7.20
 Signature--equivalent pro forma...................            $3.86

--------
(1) Calculated using total stockholders' equity of Jameson excluding an amount equal to the liquidation preference of $25 per share of Jameson Series A Preferred Stock outstanding which equals $30,000,000.
(2) Calculated using total stockholders' equity of Jameson (a) excluding an amount equal to the liquidation preference of $25 per share of Jameson Series A Preferred Stock outstanding which equals $30,000,000 and (b) assuming conversion of the Jameson Series S Preferred Stock and payment of the $3.125 per share in cash upon this conversion.
(3) Assumes conversion of Signature Series A Preferred Stock.

                           FORWARD LOOKING STATEMENTS

   This Joint Proxy Statement/Prospectus, including documents incorporated by reference, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about Jameson's and Signature's expansion plans, acquisition or leasing of additional land parcels, construction of new hotels and expansion of existing hotels, availability of debt financing and capital, payment of quarterly dividends and other matters. These and other statements which are not historical facts are hereby identified as "forward-looking statements" for purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements are based on certain assumptions and analyses made by senior management of Jameson and Signature in light of their and the companies' experience and perception of historical trends, current conditions, expected further developments and other factors. Whether actual results and developments will conform to managements' and the companies' expectations and predictions is, however, subject to a number of risks and uncertainties. These include but are not limited to:

  .  Jameson's ability to:

    . integrate the Signature Inns into its ownership and administrative structure;

    . secure construction and permanent financing for future expansion on favorable terms and conditions;

    . assess accurately the market demand for new hotels and expansions of existing hotels;

    . identify and purchase or lease new sites which meet Jameson's various criteria, including reasonable land prices and ground lease terms;

    . contract for the construction of new hotels and expansions of existing hotel properties in a manner which produces hotels consistent with its present quality and standards at a reasonable cost and without significant delay;

    . provide ongoing renovation and refurbishment of its hotels sufficient to maintain consistent quality throughout the chain; and

    . manage its business in a cost-effective manner given the increase in the number of hotels and the geographic area in which the hotels operate.

  .  Jameson Hospitality's ability to manage the hotels profitably.

  . General economic, market and business conditions, particularly those in the lodging industry generally and in the geographic markets Jameson Inns and Signature Inns are located.

  . The business opportunities (or lack of opportunities) that may be presented to and pursued by Jameson.

  . Availability of qualified managers and employees necessary for Jameson's planned growth, particularly in light of current low rates of unemployment.

  .  Changes in laws or regulations.

  . Jameson's continued qualification as a REIT and continuation of favorable income tax treatment for REITs under federal tax laws.

   The words "estimate," "project," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Joint Proxy Statement/Prospectus and the documents incorporated into it by reference. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Joint Proxy Statement/Prospectus. Neither Jameson nor Signature undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

   Jameson and Signature file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statements or other information we file at the SEC's public reference rooms in Washington, D.C, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   In addition, both Jameson's and Signature's common and preferred stock is traded on the Nasdaq National Market. You can read and copy any report, proxy, statement or information we file at The Nasdaq Stock Market, 1725 K Street, N.W., Washington, D.C. 10006-1506.

   You can find additional information concerning Jameson and Signature at their web sites at http://www.jamesoninns.com and http://www.signature-inns.com.

   Jameson has filed a Registration Statement on Form S-4 to register with the SEC the shares of Jameson common stock and Series S Preferred Stock to be issued to Signature stockholders in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Jameson in addition to being a proxy statement of Jameson and Signature for the stockholder meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Jameson SEC Filings

   The documents listed below have been filed by Jameson under the Securities Exchange Act of 1934 with the SEC (Commission File No. 0-23256) and are incorporated by reference:

  1. Jameson's Annual Report on Form 10-K for the year ended December 31,
     1997;

  2. Jameson's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1998; and

  3. Jameson's Current Reports on Form 8-K filed February 2, 1999, and March 9, 1999.

   Jameson also incorporates by reference into this Joint Proxy
Statement/Prospectus additional documents that may be filed with the SEC from the date of this Joint Proxy Statement/Prospectus to the date of the stockholder meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You may request a copy of

Jameson's SEC filings at no cost by writing or telephoning Jameson at the following address and telephone number:

   Steven A. Curlee, Secretary
   8 Perimeter Center East--Suite 8050
   Atlanta, Georgia 30346-1603
   (770) 901-9020

Signature SEC Filings

   The documents listed below have been filed by Signature under the Securities Exchange Act of 1934 with the SEC (Commission File No. 0-9659) and are incorporated by reference:

  1. Signature's Annual Report on Form 10-KSB for the year ended December 31, 1997;

  2. Signature's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, June 30 and September 30, 1998; and

  3. Signature's Current Reports on Form 8-K filed February 1, 1999, and March 9, 1999.

   Signature also incorporates by reference into this Joint Proxy Statement/Prospectus additional documents that may be filed with the SEC from the date of this Joint Proxy Statement/Prospectus to the date of the stockholder meeting. These include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You may request a copy of Signature's SEC filings at no cost by writing or telephoning Signature at the following address and telephone number:

   Investor Relations Department
   One Parkwood Crossing
   250 East 96th Street, Suite 450
   Indianapolis, Indiana 46240
   (317) 581-1111

   Jameson has supplied the information contained in this Joint Proxy Statement/Prospectus relating to Jameson, and Signature has supplied the information relating to Signature.

   Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                  RISK FACTORS

   In addition to the other information provided or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following factors carefully in evaluating whether to vote in favor of the proposals set forth herein. You should also refer to "Forward Looking Statements" on page 26.

Risks of the Merger

   Jameson and Signature anticipate the following risks if the merger of the two is completed.

   Benefits of combining Jameson and Signature may not be realized. Jameson and Signature entered into the merger agreement with the expectation that the merger will result in certain benefits, including, among other things:

   .  better access to capital markets of the larger combined company.

   .  operating efficiencies from the larger number of hotel properties.

   .  enhanced ability to compete with larger hotel chains.

   Achieving these benefits will depend on, among other things, Jameson's ability to successfully integrate the Signature Inns into its ownership and management structure and Jameson Hospitality's ability to efficiently operate the larger number of and more widely geographically dispersed hotel properties. There can be no assurance that either will occur. As a result, there can be no assurance that the combined company will realize any of the anticipated benefits.

   Common stock conversion ratio won't change despite potential change in Jameson or Signature stock prices. In addition to a cash payment of $1.50 per share, Signature common stockholders will receive one-half share of Jameson common stock for each share of Signature common stock they hold at the time of the merger. That exchange ratio is fixed and will not be changed even if the values of Jameson common stock and/or Signature common stock increase or decrease before the merger is completed. Therefore, because the market prices of both Jameson and Signature common stock are subject to change, the value at the time of the merger of the consideration to be received by holders of Signature common stock may change from the value at the date of this Joint Proxy Statement/Prospectus. Under the merger agreement, however, Signature has the right to terminate the merger before it is completed if the average of the closing sale price for Jameson common stock as reported on the Nasdaq National Market for the period of ten consecutive trading days ending five business days from the Signature special meeting is less than $7.00 per share. For historical and current market prices of Jameson common stock, see "Summary."

   There is no established trading market for Jameson Series S Preferred Stock to be received in the merger. Holders of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock for each share of Signature Series A Preferred Stock outstanding at the time of the merger. Signature Series A Preferred Stock will continue to be listed on the Nasdaq National Market until the effective time of the merger. Signature Series A Preferred Stock began trading on the Nasdaq National Market in January 1997, and its trading volume averaged only 130,000 shares per month during 1998. Jameson intends to file an application to have the shares of Jameson Series S Preferred Stock listed for trading on the Nasdaq National Market immediately upon effectiveness of the merger. Because no shares of Jameson Series S Preferred Stock have yet been issued, there previously has been no public market for such shares and there can be no assurance that an active trading market will develop or be sustained after the merger.

   Signature management has additional interests in the merger. In considering the recommendation of the Signature Board of Directors, you should be aware that five Signature executive officers, four of whom are also members of Signature's Board of Directors, and the other four Signature directors will have interests in the merger that are different from and in addition to the interest of the Signature stockholders generally. These interests create potential conflicts of interest. Those interests include the execution of new employment agreements with Jameson Hospitality, the issuance of options for the purchase of Jameson common stock at an exercise price equal to the closing sale price on the closing date of the merger, and the payment of transaction related bonuses in the aggregate of $587,000. See "The Merger-- Interests of Persons Other than Stockholders in the Merger."

Risks of an Investment in Jameson

   The following Risk Factors describe matters which may specifically affect an investment in Jameson.

   Jameson's rapid expansion creates financial and operating risks. Jameson's growth strategy contemplates a rapid and continuous development of new Jameson Inns, Signature Inns (if the merger is completed) and expansions of existing properties. Jameson plans to borrow 100% of the related development and expansion costs. The successful implementation of this strategy depends on numerous factors, including those unique to Jameson and those generally associated with overall hotel, real estate and general economic conditions. Those factors specific to Jameson include its ability to:

  . secure construction and permanent financing to finance such development on terms and conditions favorable to Jameson;

  . assess accurately the market demand for new Jameson Inns, Signature Inns and expansions of existing properties;

  . identify and purchase or lease new sites which meet its various criteria, including reasonable land prices and ground lease terms;

  . contract for the construction of new Jameson Inns, Signature Inns and expansions in a manner which produces hotel properties consistent with present quality and standards at a reasonable cost and without significant delays; and

  . manage its business in a cost-effective manner given the increase in the number and geographic dispersion of Jameson Inns and Signature Inns.

   In addition, risk factors affecting Jameson profitability include Jameson Hospitality's ability to manage both Jameson Inns and Signature Inns and to attract, develop and retain the personnel, procedures and practices necessary to generate the room revenues (as defined in the following sentence) which Jameson anticipates will result from development and expansions of Jameson Inns. Under the master leases with Jameson Hospitality, which we refer to as the Jameson Lease, room revenues include all gross rentals from Jameson and Signature rooms, telephone, vending and other miscellaneous income and exclude all credits, commissions, rebates and refunds, sales taxes and other excise taxes.

   No assurance can be given that some or all of the factors discussed above will not preclude or at least delay the development of new Jameson Inns and Signature Inns (if the merger is completed) and the expansion of existing properties. Similarly, we can give no assurance that the terms of financing available to Jameson or the operating results of any new or expanded hotel properties will not have a negative economic effect on Jameson and reduce the amount of cash available for distribution as dividends.

   Potential conflicts of interest exist between Jameson and its chief executive officer and companies he owns. In addition to his positions with and stock ownership interest in Jameson, Thomas W. Kitchin, chairman and chief executive officer of Jameson, and his spouse are the owners of Jameson Hospitality which constructs and operates all of Jameson's hotel properties. Mr. Kitchin is also the sole owner of Kitchin Investments, Inc., the entity which pays and allocates all of Jameson's administrative overhead expenses. As a result of Mr. Kitchin's positions with and ownership interests in the various entities, there are inherent conflicts of interest between Jameson and these other two companies in connection with Jameson's development of new and expansion of existing hotel properties.

   These relationships create conflicts of interest in Jameson's dealings with Jameson Hospitality under the Jameson Lease and the various construction agreements, and with Kitchin Investments in its allocation and payment of Jameson's overhead expenses. In that regard, the Jameson Lease, the form of the construction agreements and the cost reimbursement agreement under which Kitchin Investments pays and allocates Jameson's overhead were not negotiated on an arm's-length basis. Jameson believes, however, that the terms and conditions of all of these agreements are fair to Jameson, and each was approved by Jameson's independent directors.

   Jameson expects that:

  . Jameson Hospitality will lease and operate the Signature Inns, in addition to the current Jameson Inns and all hotels developed by Jameson in the foreseeable future,

  . Jameson Hospitality will build most, if not all, future hotels and hotel expansions by Jameson under the same form of construction agreement previously used, and

  . Kitchin Investments will continue to pay Jameson's salaries and other administrative overhead, subject to reimbursement by Jameson under a cost reimbursement agreement.

   In an effort, however, to reduce conflicts of interest inherent in Mr. Kitchin's relationships with the various entities, each transaction or arrangement involving Jameson and Jameson Hospitality, or any affiliate of either entity, must be approved by a majority of Jameson's independent directors. Further, Jameson Hospitality has agreed that neither it nor any of its affiliates will:

  . operate or manage a hotel property, in which Jameson has not invested, that is within a 20-mile radius of a Jameson-owned hotel, or

  . own or have any interest in any hotel property in which Jameson or an affiliate does not have an interest.

   In addition, Mr. Kitchin's employment agreement with Jameson prohibits him from owning, managing or operating, directly or indirectly, any non-Jameson hotel property during the term of his employment or, subject to certain conditions, any hotel property within a 20-mile radius of a Jameson-owned hotel for two years following the end of his employment with Jameson.

   Jameson depends exclusively on Jameson Hospitality for lease revenues. Certain rules relating to the qualification of REITs prohibit Jameson from operating its hotels. To comply with these rules, Jameson has leased its hotels to Jameson Hospitality. As a result, Jameson depends exclusively on Jameson Hospitality for lease revenues. Jameson Hospitality's obligations under the Jameson Lease are unsecured. Jameson Hospitality has few liquid assets, a history of operating losses and limited net worth. As a result, Jameson Hospitality has very limited resources to perform certain of its financial obligations under the Jameson Lease. These include indemnifying Jameson against various claims, damages and losses and making payments of base rent.

   Also, under the Jameson Lease, Jameson Hospitality controls the daily operations of Jameson's hotel properties and Jameson has no ability to participate in those decisions. Thus, even if Jameson Hospitality were managing Jameson's hotels inefficiently or in a manner which failed to maximize the amount of percentage rent Jameson receives, Jameson would be unable to require a change in operating procedures. The Jameson Lease limits Jameson to seeking redress only if Jameson Hospitality violates the lease terms, and then only to the extent of the remedies set forth in the lease. Those remedies include Jameson's ability to terminate the Jameson Lease upon certain limited events of default, including Jameson Hospitality's failure to pay base rent.

   Jameson will need additional debt financing on favorable terms to carry out its expansion plans. Jameson intends to borrow 100% of the funds required to finance the development of new Jameson Inns and new Signature Inns (if the merger is completed) and the expansion of existing Jameson Inns. There is no assurance that Jameson will be able to obtain such financing. In addition, Jameson may borrow additional funds in the future and/or issue corporate debt securities in public or private offerings and may need to maintain borrowing capacity to fulfill its commitment regarding funds required to be available for payment of the costs of replacement and refurbishment of furniture, fixtures and equipment of the Jameson Inns. There can be no assurance that Jameson will be able to continue to meet its debt service obligations. To the extent that it cannot, Jameson risks the loss of some or all of its assets, including the Jameson Inns and Signature Inns (if the merger is completed), to foreclosure.

   Interest rate increases could increase Jameson's cost of current and future debt. Under current loan agreements, at December 31, 1998, Jameson had outstanding debt of approximately $53.7 million subject to adjustable interest rates. Since that date, Jameson has entered into an agreement with a bank providing for an additional $17 million of adjustable rate borrowings secured by 14 additional Jameson Inns and other adjustable rate financing commitments totaling $15.7 million. At December 31, 1998, Signature also had aggregate indebtedness of approximately $69.7 million, of which $49.2 million was subject to adjustable interest rates, which Jameson is expected to assume in connection with the merger. Because of the current relative unavailability and high cost of fixed interest rate long-term financing, it is anticipated that any future borrowings by Jameson will be at interest rates which adjust with certain indices. Therefore, Jameson's cost of financing will vary subject to events beyond Jameson's control. Adverse economic conditions could result in higher interest rates which would increase debt service requirements on floating rate debt and could reduce cash available for distribution. Adverse economic conditions could cause the terms on which borrowings are available to Jameson to be unfavorable. In such circumstances, if Jameson were in need of capital to repay indebtedness, it could be required to liquidate one or more investments in its hotel properties at times which might not permit realization of the maximum return on such investments.

   Cross-collateralization of properties increases risk of loss. Jameson's current loan agreements provide for cross-collateralization and cross-default with respect to Jameson's debt, and future loan agreements will likely contain similar provisions. The result of a cross-default provision is that a default by Jameson in its payment or other obligations with respect to one loan or one hotel property will result in a default with respect to all loans. The result of cross-collateralization is that all Jameson hotel properties effectively secure repayment of all of Jameson's loans and a default on one loan creates a default with respect to other loans. In general, cross-collateralization and cross-default provisions in Jameson's loans may place Jameson's assets at a greater risk of foreclosure.

   The foreclosure of a mortgage on a hotel property could have material adverse tax effects on Jameson. In the event a mortgage lender were to foreclose on a hotel property to enforce its lien in satisfaction of non-recourse debt, Jameson might be required to recognize income. If the amount of the debt discharged exceeded that property's fair market value, the amount of debt discharge income to be recognized would be equal to the excess of the amount of such debt over the fair market value of the property. In addition, Jameson would recognize a capital gain to the extent, if any, that the fair market value of the property exceeded its basis. The debt discharge income would be subject to the 95% distribution requirement described below in "The Merger--Federal Income Taxation of REITs and REIT Stockholders--Annual Distribution Requirements" (page ).

   Debt repayment terms could affect Jameson's ability to make cash distributions. If Jameson's debt service obligations continue to be based on 15- to 20-year amortizations, the portion of Jameson's cash flow necessary to make principal payments on obligations to finance future Jameson Inns and, if the merger is completed, Signature Inns may exceed the cost recovery deductions, which are based on 39-year useful lives, available with respect to such properties for federal income tax purposes. As a result, Jameson's cash available for distribution to its stockholders may not be adequate to allow distribution of 95% of Jameson's taxable income. Jameson might be forced to borrow to fund such distribution. If Jameson were unable to obtain financing, and as a result did not make the requisite distribution, Jameson's status as a REIT would be jeopardized.

   Jameson could become more highly leveraged. Jameson currently has a policy of limiting its outstanding indebtedness to 65% of the aggregate appraised value of its hotel properties. However, Jameson's organizational documents do not limit the amount of indebtedness that Jameson may incur. Accordingly, the

Board of Directors of Jameson could change the current policies and Jameson could become more highly leveraged, resulting in an increased risk of default on the obligations of Jameson and in an increase in debt service requirements. Such an increase could adversely affect the financial condition and results of operations of Jameson, Jameson's ability to make dividend distributions to its stockholders which could, as a result, jeopardize Jameson's status as a REIT. See "The Merger--Federal Income Tax Consequences--Annual Distribution Requirements."

   Lack of industry diversification increases economic risks. Jameson currently invests only in Jameson Inns and, if the merger is completed, intends to continue to limit its investments in the future to Jameson Inns and Signature Inns. As a result, an investment in Jameson carries with it the risks of an investment concentrated in a single industry and in a single, narrow segment of that industry or two closely related segments if the merger is completed. This concentration of Jameson's investments in narrow segments of a single industry makes Jameson more vulnerable to adverse effects of occurrences such as economic recessions. Any such occurrence could have a more significant effect on the operation of the Jameson Inns (and Signature Inns following the merger), and, therefore, on lease revenues and cash available for distribution than if Jameson's investments were more economically diverse.

   The geographic concentration of Jameson Inns and Signature Inns increases the risks from local and regional economic downturns and other events. All currently operating Jameson Inns are located in the Southeast and 42% of its rooms were located in Georgia at December 31, 1998. All Signature Inns are in the Midwest and 52% of its rooms were located in Indiana at December 31, 1998. For the foreseeable future Jameson will continue to restrict development of new Jameson Inns and Signature Inns to those two regions of the country. This geographic concentration makes Jameson more vulnerable to local and regional occurrences such as economic downturns, seasonal factors and natural disasters. Any of these could adversely affect Jameson's lease revenues and cash available for distribution.

   Jameson relies heavily on its current management. Although Jameson's management team includes individuals with substantial experience in operating, managing, developing and acquiring Jameson Inns and other hotel and real estate properties, Jameson and Jameson Hospitality have relied and will continue to rely upon the services and expertise of Thomas W. Kitchin, chairman, and chief executive officer of Jameson and Jameson Hospitality, for strategic business direction. In addition, certain of Jameson's loan agreements provide for a default upon a change of management. The occurrence of any event which would cause Jameson to lose the services of Mr. Kitchin could have a material adverse effect on Jameson. Jameson has purchased a $1.0 million key-man life insurance policy on the life of Mr. Kitchin. There is no assurance, however, that Jameson will continue to maintain such insurance policy in effect or that any proceeds thereof would be sufficient to compensate Jameson for the loss of Mr. Kitchin's services.

   Increases in outstanding Jameson shares could dilute stockholders' investments. Jameson maintains certain stock option and stock grant plans to provide incentive compensation to its directors, officers and key employees and to those of Jameson Hospitality (the "Stock Plans"). The availability for resale of shares of Jameson common stock issued or issuable under the Stock Plans may depress the market price of the Jameson common stock. In addition, to the extent stock options and other incentive awards which may be granted under the Stock Plans vest and are exercised at prices below the net book value of the Jameson common stock, the resulting issuance of shares of Jameson common stock will cause an immediate dilution of the interests of other stockholders in Jameson.

   Interest rates and limited trading volume may depress the price of Jameson capital stock. One of the factors that may influence the price of the Jameson capital stock in public trading markets will be the annual yield from distributions by Jameson on the price paid for shares of Jameson common and preferred stock as compared to yields on other financial instruments. Thus, an increase in market interest rates may result in higher yields on other financial instruments, which could adversely affect the market price of the Jameson common and preferred stock, including the shares of common stock and Series S Preferred Stock to be issued in connection with the merger. In addition, the trading volume of equity interests in REITs is generally not as high as in equity interests in other entities. Accordingly, the trading volume of shares of Jameson common and preferred stock may be adversely affected by Jameson's status as a REIT, thereby reducing the liquidity of an investment in Jameson.

   Jameson has certain antitakeover provisions that may reduce the likelihood of its acquisition by another company. Certain provisions of Jameson's articles of incorporation and bylaws may have the effect of discouraging a third party from making an acquisition proposal for Jameson without the approval of the Jameson Board of Directors and may thereby inhibit a change in control of Jameson under circumstances that could give the holders of Jameson stock the opportunity to realize a premium over the then prevailing market prices. For example, the Board of Directors of Jameson has three classes of directors with staggered terms of office. Directors for each class have been elected for a three-year term upon the expiration of the then current class term. The staggered terms of directors may affect the stockholders' ability to change control of Jameson even if a change of control were in the stockholders' interest. (The Signature articles and bylaws contain similar provisions. See
"Comparison of Rights of Stockholders of Jameson and Signature" (page    ).) In
addition, to comply with the various restrictions imposed on REITs, the Jameson articles of incorporation contain a provision limiting the amount of voting stock of Jameson which a stockholder or group of stockholders may own. Such limit may have the effect of precluding an acquisition of control of Jameson without the approval of the Jameson Board of Directors.

   The Jameson articles of incorporation authorize the Jameson Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares so issued. Accordingly, the Jameson Board of Directors is authorized, without stockholder approval, to issue preferred stock with distribution, dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of Jameson common stock. Issuance of preferred stock could have the effect of delaying or preventing a change of control of Jameson even if a change of control were in the stockholders' interest. To date, the Jameson Board has approved the issuance of the Jameson Series A Preferred Stock and the Series S Preferred Stock totaling 3,528,727 shares.

   Changes in investment and financing policies may adversely affect financial condition or results of operations of Jameson. The Jameson Board of Directors determines the investment and financing policies of Jameson and its policies with respect to certain other activities, including growth, debt capitalization, distributions, operating policies and Jameson's qualification as a REIT. Among other things, the Jameson Board of Directors could make financing decisions which could result in the creation of interests in Jameson and/or Jameson's hotel properties with priority over the interests of the stockholders, and/or make equity investments in concerns with debt superior to Jameson's equity interest. The Jameson Board of Directors has no present intention to amend or revise these policies. However, except with respect to Jameson's qualification as a REIT, the Board of Directors may do so at any time without the approval of the stockholders. Any decision by the Jameson Board of Directors to relinquish Jameson's status as a REIT is subject to the approval of a majority of the voting stock of Jameson present at a meeting of Jameson's stockholders. A change in these policies could adversely affect Jameson's financial condition or results of operations.

Tax Risks

   The merger may be a taxable transaction. Neither Signature nor Jameson intends to obtain a ruling from federal, state, or local authorities as to the tax consequences of the merger and instead will rely on an opinion of counsel that the receipt of Jameson stock in exchange for Signature stock pursuant to the merger is not taxable (the receipt of cash in the merger may be taxable depending on each stockholder's basis). If the entire merger were to be treated as taxable (including the stock exchange), a Signature stockholder generally would recognize taxable gain or loss in the amount by which the aggregate market value of the Jameson shares plus any cash received by such stockholder in the merger, including any cash dividends paid on the Signature common stock prior to the merger, exceeds or is exceeded by such stockholder's adjusted tax basis in the Signature stock surrendered in exchange therefor. In addition, Signature, as a corporate entity, would incur tax as if it had sold its assets to Jameson in a taxable sale and distributed the consideration received in the merger to its stockholders in complete liquidation. See "The Merger--Federal Income Tax Consequences--Federal Income Tax Consequences of the Merger."

   There are risks relating to Jameson's continued qualification and operation as a REIT. Jameson intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code. A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders, so long as it distributes at least 95 percent of its taxable income and satisfies certain other technical and complex requirements. Jameson has received an opinion from Conner & Winters, A Professional Corporation that commencing with its taxable year beginning January 1, 1994, Jameson has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by Jameson and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Conner & Winters' opinion is not binding upon either the Internal Revenue Service (the "IRS") or the courts. Because Jameson's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Internal Revenue Code in future periods, no assurance can be given that Jameson will continue to qualify as a REIT. If, in any taxable year, Jameson were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Jameson would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to stockholders.

   Failure to distribute Signature's accumulated earnings and profits may adversely affect Jameson's REIT status. In general, the Internal Revenue Code defines the excess of a corporation's revenue in excess of its deductions as its accumulated earnings and profits. Because of ambiguities in the Internal Revenue Code definition of earnings and profits and other tax positions Signature may have taken in the past, it is not always possible to determine the exact amount of a corporation's earnings and profits. To qualify as a REIT, a corporation must have no accumulated earnings and profits from non-REIT years at the close of each taxable year for which it expects to qualify as a REIT. As of the date hereof, Signature's management and its independent auditors, KPMG LLP, have not definitively determined whether, as of the date of the merger, Signature may have accumulated earnings and profits. Currently, a review of its historical tax results is being conducted to determine the amount, if any, of any accumulated earnings and profits. Signature will distribute to its stockholders before the effective time of the merger the estimated amount of its accumulated earnings and profits, if any. If the estimate understates the amount of Signature's accumulated earnings and profits and Jameson does not distribute the additional Signature accumulated earnings and profits before the end of Jameson's taxable year in which the merger takes place, Jameson will lose its status as a REIT.

                           THE JAMESON ANNUAL MEETING

Place; Time; Purposes

   Jameson will hold its annual meeting of stockholders at                on
         , 1999, at 10:00 a.m. local time. At the Jameson annual meeting, holders of Jameson common stock will be asked to vote on the following proposals:

  1. Approval and adoption of the merger agreement and of the merger;

  2. Election of one director for Class III for a three-year term;

  3. Ratification of the appointment of Ernst & Young LLP as independent auditors of Jameson for 1999; and

  4. Transaction of any other business as may properly come before the meeting or any adjournment of the meeting.

   The Jameson Board of Directors has unanimously approved the merger agreement and the merger, including the issuance of Jameson common stock and Series S Preferred Stock, and recommends that you vote FOR approval and adoption of the merger agreement and the merger. In addition, the Jameson Board of Directors unanimously recommends that you vote FOR the other Jameson annual meeting
proposals which are discussed beginning on page    under "Other Jameson Annual
Meeting Proposals."

Record Date; Quorum; Vote Required

   The Jameson Board of Directors has fixed the close of business on March 23, 1999, as the record date for determining the holders of Jameson common stock entitled to notice of, and to vote at, the Jameson annual meeting (the "Jameson Record Date"). Only holders of record of Jameson common stock at the close of business on the Jameson Record Date will be entitled to notice of, and to vote at, the Jameson annual meeting.

   At the close of business on the Jameson Record Date, shares of Jameson common stock were issued and outstanding and entitled to vote at the Jameson
annual meeting and were held by approximately       holders of record. Holders
of record of Jameson common stock are entitled to one vote per share on any matter that may properly come before the Jameson annual meeting. There is no cumulative voting for directors. Votes may be cast at the Jameson annual meeting in person or by proxy. See "--Voting of Proxies."

   Presence at the Jameson annual meeting, either in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from the nominee for director, abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. (Broker non-votes are shares held by broker in street name that are not voted due to the absence of specific instructions from the shares' beneficial owners.) If a quorum is not present at the Jameson annual meeting, the meeting will be adjourned or postponed in order to solicit additional proxies.

   Under applicable Georgia law, the merger and the merger agreement require the approval of a majority of all votes cast on the matter; directors are elected by a plurality of votes cast. Each of the other proposals before the stockholders will be approved if the number of votes cast at the Jameson annual meeting for the action exceeds the number of votes cast opposing the action.

   Based on Jameson's understanding of Georgia law, abstentions, broker non-votes and withheld votes will not be considered "votes cast." As a result, they will have not effect on the approval of the merger and merger agreement, director election or the other proposals.

   As of the close of business on the Jameson Record Date, Jameson's directors and executive officers may be deemed to be the beneficial owners of
approximately          outstanding shares of Jameson common
stock (excluding shares underlying stock options). This represents
approximately   % of Jameson common stock outstanding on the Jameson Record
Date. It is expected that Jameson's directors and executive officers will vote FOR (a) the merger and merger agreement, (b) the nominee for director and (c) ratification of Ernst & Young LLP as Jameson's independent auditors for 1999.

Voting of Proxies

   If the enclosed proxy card is properly executed and returned, the shares represented by the proxy will be voted at the Jameson annual meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If a stockholder does not indicate a choice, such shares will be voted "FOR" (1) approval of the merger and the merger agreement (2) the election of the named nominee for director and (3) ratification of the appointment of the independent auditor.

Revocability of Proxies.

   A Jameson stockholder giving a proxy may revoke it (1) by giving written notice of revocation to the Secretary of Jameson at any time before it is voted, (2) by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of Jameson prior to or at the Jameson annual meeting, or (3) by attending the annual meeting and voting in person. Attendance at the Jameson annual meeting will not by itself constitute revocation of a proxy. All written notice of revocation or subsequent proxies should be sent and delivered to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346, Attention: Secretary, or hand delivered to the Secretary of Jameson at or before the taking of the vote at the Jameson annual meeting.

Solicitation of Proxies.

   Jameson will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus and accompanying proxy. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the annual meeting to beneficial owners of Jameson common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of Jameson who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

   Jameson has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for its annual meeting and delivery of proxy materials. The anticipated cost of this service is $5,000.

                         THE SIGNATURE SPECIAL MEETING

   Signature will hold a special meeting of stockholders at the Signature Inn-- Indianapolis West, 3850 Eagle View Drive, Indianapolis, Indiana 46254, on
     , 1999, at 10:00 a.m. local time. At the Signature special meeting, holders of Signature common stock and Series A Preferred Stock will be asked to vote on a proposal to approve and adopt the merger agreement and the merger.

   The Signature Board of Directors has unanimously adopted and approved the merger agreement and the merger, and recommends that you vote FOR approval of the merger and the merger agreement.

Record Date

   The Signature Board of Directors has fixed the close of business on March
    , 1999, as the record date for the determination of the holders of Signature common stock and Series A Preferred Stock entitled to receive notice of, and to vote at, the Signature special meeting (the "Signature Record Date"). Only holders of record of Signature common stock and Series A Preferred Stock at the close of business on the Signature Record Date will be entitled to notice of, and to vote at, the Signature special meeting.

   At the close of business on the Signature Record Date,        shares of
Signature common stock held by      holders of record and        shares of
Series A Preferred Stock held by      holders of record were issued and
outstanding and entitled to vote at the Signature special meeting. Holders of record of Signature common stock and Series A Preferred Stock are entitled to one vote per share on the approval of the merger agreement and the merger. Votes may be cast at the Signature special meeting in person or by proxy. See "--Voting of Proxies."

Quorum

   A majority of the actual number of shares outstanding of both Signature common stock and Series A Preferred Stock must be represented in person or by proxy at the Signature special meeting in order for a quorum to be present for each class of stock.

Vote Required

   The affirmative vote of the holders of a majority of the shares of Signature common stock outstanding as of the Signature Record Date (i.e. a majority of all the votes entitled to be cast) is required to approve the merger agreement and the merger. Likewise, the affirmative vote of the holders of a majority of the shares of Signature Series A Preferred Stock outstanding as of the Signature Record Date (i.e. a majority of all the votes entitled to be cast) is required to approve the merger agreement and the merger. Each share of Signature common stock and each share of Series A Preferred Stock is entitled to one vote. Abstentions will be counted as present in determining whether a quorum is present, but the failure to vote and abstentions will be counted as votes against the merger in determining whether the affirmative vote of the holders of a majority of the shares of common stock and Series A Preferred Stock have been cast.

   As of the close of business on the Signature Record Date, Signature's directors, executive officers and their affiliates may be deemed to be the beneficial owners of approximately 846,215 shares of Signature common stock, or approximately 39.4% of the outstanding Signature common stock, and approximately 100 shares of Series A Preferred Stock, or less than one percent of the outstanding Series A Preferred Stock. The directors and executive officers of Signature have agreed to vote their shares of Signature common stock and Series A Preferred Stock FOR approval of the merger agreement and the merger.

Voting of Proxies

   If the enclosed proxy is properly executed and returned, the shares represented by the proxy will be voted at the Signature special meeting. If a stockholder indicated in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no instructions are indicated, such proxies will be voted FOR the approval and adoption of the merger agreement and the merger.

   Signature proxy holders may, in their discretion, vote shares to adjourn the Signature special meeting to solicit additional proxies in favor of approval of the merger. However, proxies providing instructions to vote against the merger will not be voted in favor of adjournment of the Signature special meeting in order to solicit additional votes to approve the merger.

Revocability of Proxies

   Any proxy given by a Signature stockholder may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Signature, at or before the taking of the vote at the Signature special meeting, a written notice of revocation bearing a later date than the proxy, (2) executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Signature before the taking of the vote at the Signature special meeting, or (3) attending the Signature special meeting and voting in person, although attendance at the Signature special meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation or subsequent proxies should be sent and delivered to Signature Inns, Inc., One Parkwood Crossing, 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240, Attention: Secretary; or hand delivered to the Secretary of Signature at or before the taking of the vote at the Signature special meeting.

Solicitation of Proxies

   All expenses of solicitation of proxies from Signature stockholders will be borne by Signature, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus. Signature will solicit proxies by mail, and each of Signature's directors, officers and employees may also solicit proxies by telephone, telegram, facsimile or personal interview. These persons will receive no additional compensation for these services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares held of record by such custodians, and Signature will reimburse such brokers, nominees, fiduciaries and custodians for reasonable expenses incurred in connection therewith.

   Signature has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for its special meeting and delivery of proxy materials. The anticipated cost of this service is approximately $5,000.

   Holders of Signature common stock and Signature Series A Preferred Stock should not send any certificates representing shares of Signature common stock or Signature Series A Preferred Stock with the enclosed proxy card. If the merger is consummated, a letter of transmittal will be mailed to each person who is a holder of outstanding shares of Signature common stock and Signature Series A Preferred Stock immediately prior to the consummation of the merger. Signature stockholders should send certificates representing Signature common stock and Signature Series A Preferred Stock to the exchange agent only after they receive, and in accordance with the instructions contained in, the letter of transmittal.

                                   THE MERGER

   The following is a summary of the material terms and provisions of the merger and the merger agreement. This discussion is qualified by the more thorough discussion of the merger agreement in the section captioned "The Merger Agreement" and by the merger agreement itself which is attached to this Joint Proxy Statement/Prospectus as Appendix A and incorporated herein by reference.

General

   The merger agreement provides that Signature will be merged with and into Jameson, with Jameson being the surviving company. It is expected that after the merger, the Signature Inns will continue to be operated under that name as a separate division of Jameson.

   Merger Consideration. As a result of the merger, the holders of Signature common stock will receive one-half share of Jameson common stock plus cash in the amount of $1.50 for each share of Signature common stock owned. Part of the cash payment may come in the form of a dividend declared and paid immediately before the closing of the merger. See "--Distribution of Earnings and Profits." If you are a holder of Signature common stock and own an odd number of shares, you will also receive a cash payment in lieu of a fractional share equal to one-half of the average of the per share closing prices for the Jameson common stock on the Nasdaq National Market for the five consecutive trading days ending on the last trading day of the calendar week before the calendar week in which the merger is closed.

   The holders of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock for each outstanding share of Signature Series A Preferred Stock owned. The Jameson Series S Preferred Stock will have substantially the same terms and conditions as are applicable to the Signature Series A Preferred Stock, adjusted to reflect the conversion of Signature common stock to Jameson common stock and cash in the merger. See "Description of Jameson Capital Stock After the Merger--Series S Preferred Stock."

   The aggregate value of the shares of Jameson common stock that Jameson will issue to Signature common stockholders in the merger is approximately $9.1 million, based on the closing sale price of $8.69 per share of Jameson common stock on March 3, 1999. The value of the shares of Jameson common stock to be issued in connection with the merger is subject to market fluctuation. In addition, each holder of Signature common stock will receive $1.50 per share in connection with the merger or approximately $3.2 million in the aggregate.

   The Jameson Series S Preferred Stock is not currently traded because there are no shares currently outstanding. Because the terms of the Signature Series A Preferred Stock are substantially similar to the Jameson Series S Preferred Stock for which it will be exchanged, Jameson has based its estimate of the value of the new Series S Preferred Stock on the $14.125 per share closing price of the Signature Series A Preferred Stock as reported by The Nasdaq Stock Market for March 3, 1999. Using this per share price, the Company estimates that the aggregate value of Jameson Series S Preferred Stock is approximately $31.9 million.

   Distribution of Earnings and Profits. Because of the tax treatment of income realized by REITs, Jameson must not have any accumulated earnings and profits (earnings and profits for federal income tax purposes are defined similarly, but not exactly the same, as earnings for financial reporting purposes). Signature has operated as a taxable corporation for federal income tax purposes. As such, it is taxed on any income it realizes as a result of its operations. The amount of any such income (with certain adjustments) which is not then distributed to its stockholders or offset by future or prior losses is referred to as accumulated earnings and profits.

   KPMG LLP, the independent accountants for Signature, is reviewing the historical results of Signature from an income tax perspective and the actions Signature is expected to take prior to the closing of the merger to determine if Signature will have any accumulated earnings and profits at the time of closing. In an effort to further reduce any accumulated earnings and profits at the time of closing, Signature will pay a dividend on the outstanding Signature Series A Preferred Stock, equal to the accrued dividend for the period from April 1 through the closing date. This dividend payment shall be the final dividend paid on the Signature Series A Preferred Stock. Thereafter, the Jameson Series S Preferred Stock shall begin to accrue the cumulative dividend as set forth in the certificate of designation for the Series S Preferred Stock from the date immediately following the closing of the merger. If it is determined that Signature will have accumulated earnings and profits, Signature has agreed to declare and pay a dividend to the holders of the outstanding Signature common stock shortly before the merger. The aggregate amount of the dividend will be equal to the accumulated earnings and profits that is anticipated Signature would have at the time of the merger if the dividend were not paid. Since the amount of the dividend will be based upon an estimate of the historical accumulated earnings and profits of Signature (which, because of ambiguities in the Internal Revenue Code, may be subject to various interpretations) together with a projection of the tax effects of the actions expected to be taken by Signature prior to the closing of the merger, there can be no assurance that the dividend will eliminate all of the accumulated earnings and profits of Signature.

   Any accumulated earnings and profits may put at risk the status of Jameson as a REIT. Jameson will have until the end of its taxable year in which the merger takes place to make sure any earnings and profits of Signature have been distributed. If Jameson's taxable year were to close and all of the Signature earnings and profits had not been distributed, Jameson would not be eligible for taxation as a REIT, i.e., it would not be allowed to deduct the dividends it pays to its stockholders.

   See "The Merger--Federal Income Tax Consequences--Federal Income Tax Consequences of the Merger" for a discussion of the general tax consequences to the holders of the outstanding Signature common stock that will result from the declaration and payment of this dividend.

   Sale of Operating Assets. Jameson is prevented by the rules applicable to REITs from operating its own properties. All of the Jameson Inns are leased to and operated by Jameson Hospitality and we expect that the Signature Inns will also be leased to and operated by Jameson Hospitality. To enable Jameson to qualify as a REIT and Jameson Hospitality to operate the Signature Inns, the merger agreement provides that, immediately prior to the merger, Signature will sell to Jameson Hospitality substantially all of the assets of Signature used in connection with the operations of the Signature Inns. Jameson Hospitality will assume the liabilities, duties and responsibilities of Signature with respect to these assets and the operations of the Signature Inns. Under the terms of the form of assignment and assumption agreement which is attached as an exhibit to the merger agreement, immediately prior to the closing of the merger, Jameson Hospitality will make a cash payment of $250,000 as the consideration for these assets and assume certain of the liabilities and obligations of Signature. Substantially all of the employees of Signature will become employees of Jameson Hospitality.

Background of the Merger

   In January 1997, Signature completed a public offering of 2.26 million shares of its Series A Preferred Stock which raised gross proceeds of $45 million. Following completion of that offering, management of Signature began implementing Signature's growth strategy. It was then management's intent to expand the Signature chain of hotels by developing additional Signature Inns (through new construction and conversion of acquired hotels) both within its established six state base of operations as well as outside such states. Management believed that, utilizing capital from the proceeds of the offering, as well as internal cash flow and external financing sources, Signature would be able to construct or convert two or more Signature Inn hotels annually.

   During the remainder of 1997, Signature completed the construction of an 81 room Signature Inn hotel in Carmel, Indiana, the conversion of a 124 room hotel in Springfield, Illinois and the acquisition and conversion of a 120 room hotel in Louisville, Kentucky. However, during 1998, Signature did not acquire any additional hotel sites or convert or construct any new Signature Inn hotels, and Signature currently has no hotels under development.

   Signature's curtailment of its growth expansion plans in late 1997 was predicated upon a number of factors, including (a) continuing declines in its chain wide occupancy rates during late 1997 and throughout 1998; (b) increased competition and increased hotel construction in many of Signature's market areas; (c) the desire to maintain an appropriate preferred stock dividend coverage ratio on its Series A Preferred Stock; and (d) the beginning of what appeared to be a downward industry-wide occupancy trend, generally, and in the limited service market segment in the Midwest, specifically. In addition, Signature's management concluded that its difficulty in accessing capital as a result of its size and corporate structure would make it more difficult to execute a regional brand growth strategy in the limited service market segment.

   Signature's management also realized that the utilization in 1997 and 1998 of Signature's remaining net operating loss carryforwards would result in limited earnings to be retained and reinvested in the business, after payment of preferred stock dividends.

   For these reasons, during the later half of 1997 and 1998, Signature's management focused on improving the existing Signature product. Hospitality centers and other new guest room amenities were added to Signature Inn hotels throughout the chain. Signature redesigned the presentation of its "Breakfast Express," enclosed outdoor swimming pools on a selective basis, and converted one Signature Inn hotel to a "Signature Inn & Suites."

   In addition, in order to achieve cost efficiencies, Signature implemented a "pay by room" incentive program for its housekeepers, retrofitted hotel commercial areas with energy efficient lighting and reduced laundry volume by providing optional levels of housekeeping and linen services. Also, Signature's management and Board of Directors began consideration of various other strategic alternatives in order to provide Signature with greater access to capital to fund a more aggressive and effective growth plan. See "--Signature's Rationale for the Merger; Recommendation of the Signature Board of Directors" for a description of those alternatives.

   During July 1997, Jameson initially approached Signature regarding Jameson's preliminary interest in combining the two hotel chains. Signature at this time was evaluating various growth strategies and elected not to pursue a possible alliance with Jameson. However, in connection with Signature's evaluation of REITs, two Signature officers, John Bontreger, president and chief executive officer, and Mark Carney, vice president finance and chief financial officer, met in September 1997 in Atlanta, Georgia with Tom Kitchin and Craig Kitchen, the chief executive officer and chief financial officer, respectively, of Jameson. The purpose of the meeting was for Mr. Bontreger and Mr. Carney to learn more about the REIT structure of Jameson in order for Signature to evaluate adopting a REIT structure for itself. The possibility of a business combination between Signature and Jameson was not discussed during this meeting.

   In November 1997, Signature executed an engagement letter with McDonald Investments, Inc. (then known as McDonald & Company Securities, Inc.). Pursuant to the terms of the engagement letter, McDonald Investments agreed to provide general financial advisory services in connection with Signature's evaluation of strategic alternatives. McDonald Investments prepared a list of over 25 hotel companies to profile and evaluate as potential candidates for a strategic alliance with Signature. The list was refined to approximately 20 entities to be approached by McDonald Investments on a preliminary basis. McDonald Investments contacted each of these entities and, following the execution of confidentiality agreements, distributed to each a confidential memorandum regarding Signature. Although Jameson was among the parties originally approached by McDonald Investments (and executed a confidentiality agreement), Jameson indicated at that time that it was not interested in a competitive bidding process in connection with a possible transaction with Signature.

   Through March 1998, Signature met with representatives from certain entities and received preliminary, non-binding letters of interest that described possible transactions involving Signature. In April 1998, Signature engaged in exclusive negotiations with a hotel owner and operator, and those negotiations continued until September 1998, when the Signature Board of Directors, with the advice of its counsel and financial advisor, determined that the proposed transaction could not be accomplished for several reasons, including (a) the potential inability of the buyer to deliver the cash required for closing the transactions and (b) inadequate dividend coverage ratios for preferred stock to be issued in connection with the transaction.

   At that time Signature directed McDonald Investments to approach other entities that had expressed interest in a possible transaction. On October 27, 1998, executive officers from Jameson, including Messrs. Tom and Craig Kitchin, and executive officers from Signature, including John Bontreger, Mark Carney and Bo Hagood, vice president hotel operations, along with McDonald Investments, met in Indianapolis to discuss a potential business combination of the two companies. At this meeting, executive officers of Jameson and Signature agreed to continue discussions regarding a possible business combination between the two companies. Mr. Bontreger, Mr. Carney and Mr. Hagood subsequently traveled to Jameson's headquarters in Atlanta, Georgia on December 9, 1998, to meet with Messrs. Tom and Craig Kitchin to discuss the potential structure of a transaction that would involve the two companies. Soon thereafter, Signature and Jameson decided to pursue the negotiation of a business combination and the commencement of due diligence by the companies' legal, operations and accounting personnel.

   During the week of October 25, Jameson's executive officers engaged Robinson-Humphrey to serve as its financial advisor in connection with its evaluation of a possible acquisition of Signature. Also during that week, representatives of Robinson-Humphrey contacted representatives of McDonald Investments and began discussion of a business combination between Jameson and Signature. From the week of October 25 through the week of December 13, representatives of Robinson-Humphrey and Jameson discussed a possible business combination between Jameson and Signature with representatives of McDonald Investments. The financial advisors and Jameson discussed several items generally including, among other matters, potential structures of a transaction, consideration to be paid to Signature's stockholders by Jameson and the roles of Signature's executive officers in a combined company.

   On December 4, 1998, the Signature Board of Directors held a special meeting to review and discuss (a) the general terms of a possible business combination between Signature and Jameson and (b) other possible transactions and strategic alternatives. At this meeting, management and Signature's financial advisor McDonald Investments made oral presentations concerning the proposed Signature/Jameson transaction, as well as another possible transaction which involved, for the most part, a re-branding of the Signature properties with a minor equity investment in Signature. In addition, Signature's legal counsel advised Signature's Board of Directors with respect to standards of conduct applicable to its members and their duties in connection with the proposed transactions. The Signature Board of Directors determined to proceed with the Signature/Jameson preliminary merger proposal and directed management to begin the process of negotiating the terms of the definitive merger agreement.

   On December 16, 1998, a meeting was held in Indianapolis among representatives of Signature and Jameson. Present at that meeting were Mr. Carney, Mr. Bontreger, Messrs. Tom and Craig Kitchin, and representatives from Signature's and Jameson's legal, financial and accounting advisors. At this meeting, the executive officers of Jameson and Signature agreed to begin negotiating an acquisition of Signature by Jameson. Signature and Jameson executed a new confidentiality agreement at that meeting. The confidentiality agreement contained a covenant that during the period the parties were negotiating a transaction, Signature would not solicit offers from other companies. At the December 16 meeting, the companies and their respective legal and financial advisors exchanged certain financial and operational information and discussed alternative transaction structures.

   From December 16 through January 27, the parties conducted due diligence investigations of each other and negotiated the consideration to be paid by Jameson in the merger, the roles of, and compensation to be paid to, Signature's executive officers in the combined company and the structure of the board of directors of the combined company. During this time the parties also negotiated the details of the merger agreement and its exhibits, which include, among other things, the terms of the proposed Jameson Series S Preferred Stock, forms of employment agreements with the senior management of Signature, exchange of outstanding options to purchase Signature common stock for options to purchase Jameson common stock, an amendment to the

Signature Stockholder Rights Plan which rendered the Rights inapplicable to the proposed merger and a form of assignment and assumption agreement by which the net assets used by Signature in operating the hotels would be sold to Jameson Hospitality in order to allow Jameson to continue to comply with the REIT rules following the merger. The companies and their respective advisors reviewed and analyzed, among other things: (a) the operational, financial, structural and tax considerations involved in a possible business combination; (b) board representation; (c) employee and compensation matters; (d) the hotel brands and their relative positions and prospects in the hotel industry; (e) the REIT structure; and (f) the rights of the stockholders of each company to approve the terms of a merger.

   On January 21, 1999, the Signature Board of Directors held a special telephonic meeting to review and discuss the status of the business combination negotiations between Signature and Jameson. At this meeting, Signature's legal counsel reported on the terms of the most recent draft of the merger agreement and again reviewed and explained the standards of conduct and duties of the Signature Board of Directors in connection with the proposed transaction. Also, McDonald Investments made an oral presentation to the Signature Board of Directors concerning various aspects of the proposed transaction.

   On January 26, 1999, the Signature Board of Directors held a special meeting to review and discuss the proposed transaction. At this meeting, McDonald Investments made a presentation to the Signature Board of Directors regarding its opinion of the fairness, from a financial point of view, of the transaction to the Signature stockholders and rendered their opinion that the transaction was fair, from a financial point of view, to the holders of Signature common stock and Series A Preferred Stock. In addition, Signature's legal counsel provided an analysis of the material terms of the merger agreement and reported on the status of their continuing due diligence review of various aspects of the business of Jameson. Representatives of KPMG LLP provided the Board of Directors with an analysis of various tax and accounting matters relative to the merger. Following these presentations by Signature's financial advisors, legal counsel, and auditors, and after discussion among the directors, the Signature Board of Directors voted unanimously to approve the merger agreement and the merger and recommend the adoption of the merger agreement to Signature's stockholders.

   The Jameson Board of Directors met on January 27, 1999, to consider the merger proposal. Representatives of Robinson-Humphrey made a presentation to the Board of Directors of their analysis of the proposed transaction and delivered that firm's fairness opinion. Counsel to Jameson presented a summary of the material terms of the merger agreement and discussed certain matters to which attention was being given in the due diligence review of Signature. After hearing the presentations, posing questions to the legal and financial advisors of Jameson and discussing the matter among the members, the Jameson Board of Directors determined that the merger was in the best interests of Jameson and its stockholders, approved the merger agreement and authorized its execution by the Jameson officers and recommended that it be approved by the Jameson stockholders. The merger agreement was signed by both companies on January 27, 1999 and a joint press release announcing the execution of a definitive agreement was issued on January 28, 1999.

Jameson's Rationale for the Merger; Recommendation of the Jameson Board.

   The following are the principal reasons why Jameson and its Board of Directors believe that the merger is in the best interests of Jameson and its stockholders:

  . The types of Signature properties and the nature of their operations are similar in many respects with Jameson Inns. Signature Inns and Jameson Inns are both limited service hotel chains catering primarily to the business traveler, although at different price points. Jameson management believes that these similarities will enable it to achieve efficiencies of scale from the larger combined company.

  . The region in which Jameson Inns and Signature Inns are located is adjacent to and a logical geographical extension of the current operating territory of Jameson. Jameson Inns are located in the Southeast while Signature Inns are in the Midwest.

  . As is the case with Jameson Inns, Signature Inns are generally not franchised from a third party. Jameson believes that this allows for greater control and flexibility in maintaining the quality and consistency of its facilities and the services provided to the customers of its hotels.

  . Jameson believes that the larger asset and capital base that will result from the merger should provide for greater financial stability and enhance its ability to compete with the larger chains and hotel brands.

  . Jameson believes that the merger of the companies will result in an increase in the funds from operations per share of Jameson common stock after the merger.

  . The management and staff of Signature will become part of Jameson Hospitality and should complement the capabilities of Jameson Hospitality to operate and manage the greater number of properties that will be owned by the combined company.

   For the reasons discussed above, the Jameson Board of Directors has unanimously approved the merger and the merger agreement and recommends that Jameson stockholders vote "FOR" approval of the merger and the merger agreement.

Signature's Rationale for the Merger; Recommendation of the Signature Board of Directors

   Before and during the course of its consideration and approval of the merger agreement between Signature and Jameson, the Signature Board of Directors considered several other strategic alternatives. Among the alternatives considered by the Signature Board of Directors were:

  . formation of a REIT comprised of Signature's 25 company-owned hotel properties each of which would be leased to a newly-formed, unaffiliated entity;

  . conversion of Signature's 25 company-owned hotels to another brand, with the owner of that brand (1) acquiring an equity stake in Signature, (2) granting to Signature favorable franchise terms and (3) providing Signature with an enhanced nationwide reservation system, thereby facilitating Signature's internal and external growth;

  . implementation of an independent franchising/management marketing program by Signature or the sale of Signature's franchising rights to a third party in order to aggressively expand the chain;

  .  conversion of the Signature Inn hotels to "Signature Inn & Suites;"
     and/or,

  . selective acquisition of portfolios of a small number of hotels from other hotel companies.

   Although, in the opinion of Signature's Board of Directors, each of these alternatives, either alone or in combination with others, could have achieved positive results for Signature, each had significant risks and concerns, as well. In the opinion of the Signature Board of Directors, implementation of any or a combination of the other alternatives would not accomplish the same level of benefits as could be achieved by Signature through the proposed merger with Jameson.

   Of the alternatives reviewed, Signature's Board of Directors believes a merger with Jameson, in accordance with the terms and conditions of the merger agreement, will afford Signature's stockholders, both common and preferred, the best available opportunity to increase the value of their shares. Signature's Board of Directors believes that the merger with Jameson will enhance stockholder value by providing Signature stockholders with a substantial equity stake in a combined entity having greater financial resources, an expanded market area and access to both equity and debt financing at potentially lower costs than is currently available to Signature. Secondly, the Signature Board of Directors believes that the combined entity will able to take advantage of operational synergies and cost containment efficiencies through the combination of several management functions, including purchasing, human resources, legal and public reporting functions. Additionally, the merger should allow for the development of an expanded and more effective rooms reservations system and chainwide marketing program.

   The Signature Board of Directors has considered the likely effects of the merger on the market value of the capital stock held by Signature's common and preferred stockholders. As a result of the increased number of shares of the combined entity, it is anticipated that common stockholders will have greater liquidity for their shares. Moreover, because of Jameson's status as a REIT, Signature's common stockholders would begin receiving cash dividends on their shares of Jameson common stock, a benefit which Signature's common stockholders have not historically received. Additionally, for the preferred stockholders of Signature, the merger is anticipated to provide a more financially secure dividend coverage ratio.

   The decision of the Signature Board of Directors to approve the merger agreement and to recommend approval of the merger to the stockholders of Signature was based upon the foregoing considerations as well as the factors set forth below:

  . The Signature Board of Directors believes that the present and anticipated competitive environment of the hotel industry generally and of the mid-priced segment of the midwest region particularly has increased the need for Signature to be part of a larger company with greater financial resources and larger and more geographically dispersed pool of hotel properties.

  . The Signature Board of Directors weighed the curtailment of Signature's ability to execute its growth strategy.

  . The Signature Board of Directors assessed the anticipated financial performance, business operations, capital levels, asset quality and competitive position of Signature and Jameson on a combined basis.

  . The Signature Board of Directors compared the market price of Signature common stock, Signature Series A Preferred Stock and Jameson common stock recently and during the past two years.

  . The Signature Board of Directors anticipates that the merger will give Signature improved access to capital, including the access to capital on more favorable terms than are presently available to Signature.

  . The Signature Board of Directors considered the terms of the merger agreement, including (1) the financial terms, resulting in a significant premium over the market price for the Signature common stock prevailing prior to the public announcement of the proposed transaction; (2) the expectation that the merger can be accomplished on a partially tax-free basis to Signature stockholders; (3) the right of Signature's Board of Directors to exercise its fiduciary duty and to engage in discussions with other parties regarding alternative transactions; and (4) the conditions of the parties to closing.

  . The Signature Board of Directors considered the opinion of Signature's financial advisor (attached hereto as Appendix D), delivered to the Signature Board of Directors, to the effect that the consideration to be received by the holders of Signature common stock and Series A Preferred Stock pursuant to the merger is fair from a financial point of view.

  . The compatibility of the similar business philosophies of Signature and Jameson and the non-overlapping markets in which Signature and Jameson currently operate were also factors in the Board of Directors' decision and recommendation.

   In reaching its decision to recommend the proposed transaction to the Signature stockholders, the Signature Board of Directors also considered and discussed certain possible detriments and risks in approving the proposed transaction, such as the uncertainties relating to successfully integrating two companies and retaining their respective bases of customers and employees. The Signature Board of Directors also considered the effects of merging with a REIT entity, including the loss of the ability to retain earnings for future growth and the loss of the ability to participate in third party management or independent franchising relationships. The Signature Board of Directors also recognized that while the merger will increase Signature's market presence in the hotel industry by expanding its reach into new markets in the southeastern United States, Signature stockholders who will receive Jameson common and/or Series S Preferred Stock will thereafter be subject to additional competitive pressures associated with those additional hotel markets. The Signature Board of Directors determined that any potentially adverse consequences, uncertainties or risks arising from the merger were substantially outweighed by the benefits anticipated to be achieved through the merger.

   We do not intend the discussion above to be exhaustive of the information and factors considered and given weight by Signature's Board of Directors. In reaching the determination to approve and recommend adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Board of Directors of Signature did not assign any relative or specific weights to the foregoing or other factors. Individual directors may have given different weights to the various factors. The terms of the merger are the result of arms-length negotiations between representatives of Signature and Jameson.

   The Board of Directors of Signature believes that the terms of the merger are fair to and in the best interests of Signature and its stockholders. The Signature Board of Directors has unanimously adopted and approved the merger agreement, and it recommends approval of the merger agreement and the merger by all Signature stockholders. In addition, each member of the Signature Board of Directors has agreed to vote his shares in favor of the merger.

Opinion of Jameson's Financial Advisor

   Robinson-Humphrey was retained by Jameson to deliver its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Jameson in the merger. On January 27, 1999, at a meeting of the Jameson Board of Directors held to evaluate and adopt the merger agreement, Robinson-Humphrey rendered an opinion to the Jameson Board of Directors that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid by Jameson in the merger is fair, from a financial point of view, to Jameson.

   The full text of the opinion of Robinson-Humphrey which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by this reference. The description of the Robinsion-Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the Robinson-Humphrey opinion. Jameson stockholders are urged to read the opinion in its entirety.

   The opinion of Robinson-Humphrey is directed to the Jameson Board of Directors and relates only to the fairness of the consideration to be paid by Jameson in the merger from a financial point of view to Jameson, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Jameson annual meeting. The consideration to be paid by Jameson in the merger was determined on the basis of negotiations between Jameson and Signature and was approved by the Jameson Board of Directors.

   In arriving at its opinion, Robinson-Humphrey reviewed a draft of the merger agreement; publicly available information concerning Jameson and Signature which Robinson-Humphrey believed to be relevant to its inquiry; financial and operating information with respect to the business, operations and prospects of Jameson and Signature furnished to Robinson-Humphrey by Jameson or Signature; recent trading histories of Jameson's securities and of Signature's securities; a comparison of the historical financial results and present financial condition of each of Jameson and Signature with those of other companies which Robinson-Humphrey deemed relevant; a comparison of the financial terms of the merger with the financial terms of certain other transactions which Robinson-Humphrey deemed relevant; and the pro forma effects of the merger on Jameson. In addition, Robinson-Humphrey had discussions with the management and/or employees of Jameson and Signature concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

   In rendering its opinion, Robinson-Humphrey assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information. Robinson-Humphrey did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Jameson or Signature and was not furnished with any such evaluation or appraisal. In addition, Robinson-Humphrey did not assume any obligation to conduct any physical inspection of the properties or facilities of Jameson or Signature. With respect to the financial forecast information furnished to or discussed with Robinson-Humphrey by Jameson or Signature, Robinson-Humphrey assumed that it was reasonably prepared and reflected the best currently available estimates and judgment of Jameson's or Signature's management as to the expected future financial performance of Jameson or Signature, as the case may be. Robinson-Humphrey also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

   The Robinson-Humphrey opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Robinson-Humphrey as of the date of its opinion. Robinson-Humphrey assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Robinson-Humphrey also assumed that the merger would not change the status of Jameson after the merger as a real estate investment trust for federal income tax purposes. Robinson-Humphrey did not express any opinion as to what the value of the shares of Jameson common stock or Jameson Series S Preferred Stock actually will be when issued pursuant to the merger or the price at which the shares of Jameson common stock or Jameson Series S Preferred Stock will trade subsequent to the merger.

   At the meeting of the Jameson Board of Directors held on January 27, 1999, Robinson-Humphrey presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. In preparing its opinion, Robinson-Humphrey performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Robinson-Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Robinson-Humphrey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to Jameson, Signature, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Jameson and Signature. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Robinson-Humphrey's opinion and analyses were only one of several factors considered by the Jameson Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Jameson Board of Directors or management of Jameson with respect to the consideration to be paid by Jameson in the merger or the proposed merger. The following is a summary of the material financial and comparative analyses performed by Robinson-Humphrey in arriving at the Robinson-Humphrey opinion.

   Capitalization Rate Analysis for Comparable Companies. Using publicly available information concerning historical and projected financial performance, Robinson-Humphrey analyzed the implied capitalization rates for the following selected publicly-traded REITs in the lodging industry: Equity Inns Inc.; Felcor Lodging Trust Inc.; Humphrey Hospitality Trust, Inc.; LaSalle Hotel Properties; Meristar Hospitality

Corp.; RFS Hotel Investors Inc.; Sunstone Hotel Investors, Inc.; Winston Hotels Inc. and the following publicly-traded lodging companies: Amerihost Properties Inc.; Cavanaugh's Hospitality Inc.; John Q. Hannons Hotels, Inc.; Prime Hospitality Corp.; Red Roof Inns Inc.; Sholodge Inc.; Suburban Lodges of America Inc.; SunBurst Hospitality Corp.; and Supertel Hospitality Inc. Using 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") and total firm value for each of the comparable companies, Robinson-Humphrey calculated an average implied capitalization rate of 12.6% for the comparable companies. The capitalization rate for Signature, based on 1998 EBITDA and the total transaction value of the merger is 15.8%.

   Comparable Company Analysis. Using publicly available information concerning historical and projected financial performance, including published historical financial information and earnings and funds from operations estimates reported by First Call Corporation ("First Call") (which is a data service that monitors and publishes compilations of earnings and funds from operations estimates by selected research analysts regarding companies of interest to institutional investors), Robinson-Humphrey analyzed, among other things, the market values and trading multiples of Signature and the following selected publicly-traded REITs in the lodging industry: Equity Inns Inc.; Felcor Lodging Trust Inc.; Humphrey Hospitality Trust, Inc.; LaSalle Hotel Properties; Meristar Hospitality Corp.; RFS Hotel Investors Inc.; Sunstone Hotel Investors, Inc.; Winston Hotels Inc. and the following publicly-traded lodging companies:
Amerihost Properties Inc.; Cavanaugh's Hospitality Inc.; John Q. Hannons Hotels, Inc.; Prime Hospitality Corp.; Red Roof Inns Inc.; Sholodge Inc.; Suburban Lodges of America Inc.; SunBurst Hospitality Corp.; and Supertel Hospitality Inc. (collectively, the "Selected Companies"). Robinson-Humphrey compared, among other things, market values as a multiple of estimated calendar 1998 and 1999 funds from operations for REITs and net income for non REITs, book value, 1998 revenue, 1998 EBITDA and 1998 earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of January 26, 1999. Funds from operations and net income estimates for the Selected Companies were based on First Call estimates, and estimates for Signature were based on internal estimates by Signature's management. Based on mean market multiples this analysis indicated an implied value per share of Signature common stock of $9.62 compared to consideration to be paid by Jameson in the merger of $5.94 per share (the value of .5 share of Jameson's common stock based upon its closing price on January 26, 1999 plus $1.50). No company or business used in the "Comparable Company Analysis" as a comparison is identical to Jameson or Signature. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies or the business segment or company to which they are being compared.

   Comparable Transaction Analysis. Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 26 proposed, pending or completed merger and acquisition transactions since January 1997 involving companies in the lodging industry (the "Selected Acquisition Transactions"). Robinson-Humphrey calculated various financial multiples based on certain publicly available information for each of the Selected Acquisition Transactions and compared them to corresponding financial multiples and premiums over market value for the merger, based on the consideration to be paid by Jameson. The transactions reviewed (and the effective dates) were: Marriott International Inc./ExecuStay (pending); PMC Commercial Trust/Supertel Hospitality Inc. (terminated); Equity Inns Inc./RFS Hotel Investors Inc. (terminated); Shareholders/Crestline Capital Corp. (December 1998); Amerihost Properties Inc./Undisclosed Hotels (April 1998); FelCor Lodging Trust Inc./Bristol Hotel Co. (July 1998); Service Inc./Impac Hotel Group (December 1998); CapStar Hotel Company/American General Hospitality Corporation (August 1998); Servico Inc./Town Center Hotel, Silver Springs (February 1998); Meditrust Acquisition Co./La Quinta Inns Inc. (July 1998); Boykin Lodging Company/Red Lion Inns L.P. (May 1998); Patriot American Hospitality/Interstate Hotels Co. (June 1998); Whitehall Street Real Estate LP IX (investor group)/Chartwell Leisure Inc. (March 1998); Starwood Hotels/ITT Corporation (February 1998); Promus Hotel Corp./Doubletree Corp. (December 1997); Sunstone Hotel Investors/Kahler Realty Corporation (October 1997); Prime Hospitality Corp./Homegate Hospitality, Inc. (December 1997); Starwood Hotels/Westin Hotels (January 1998); CUC International Inc./HFS Inc. (December 1997); St. Anthony Entertainment Inc./North American Resorts Inc. (terminated); Patriot American

Hospitality/Wyndham Hotel Corporation (January 1998); Equity Inns, Inc./ Growth Hotel Partnership (June 1997); Marriott International, Inc./Renaissance Hotel Group NV (March 1997); Hilton Hotels Corp./ITT Corp. (terminated); Extended Stay America/Studio Plus Hotels, Inc. (April 1997); Bristol Hotel Company/Bass PLC (Holiday Inn Worldwide) (April 1997).

   Robinson-Humphrey compared, among other things, equity values as a multiple of book value and net income and transaction firm value as a multiple of revenues, EBITDA and EBIT. Based on mean multiples derived from the Selected Acquisition Transactions, this analysis indicated an implied value per share of Signature common stock of $18.56 compared to consideration to be paid by Jameson in the merger of $5.94 per share (the value of .5 share of Jameson's common stock based upon its closing price on January 26, 1999 plus $1.50). All multiples for the Selected Acquisition Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the Selected Acquisition Transactions occurred. The implied value of Signature, based upon the analysis of the Selected Acquisition Transactions, compares favorably to the consideration to be paid by Jameson in the merger.

   Pro Forma Merger Analysis. Robinson-Humphrey analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the mergers on the estimated funds from operations per share of Jameson common stock in fiscal years 1998 and 1999 based on internal estimates of the managements of Jameson and Signature. The results of the pro forma merger analysis suggested that the merger could be accretive to funds from operations per share of Jameson common stock without giving effect to any cost savings or other potential synergies anticipated by the managements of Jameson and Signature to result from the merger. The actual results achieved by the combined entity may vary from projected results and the variations may be material.

   Real Estate Analysis. Robinson-Humphrey performed analyses on each of the Signature hotels based upon 1998 and 1999 net operating income ("NOI") estimates provided by Signature management. Net operating income consisted of revenues minus operating expenses minus corporate overhead expenses. Using NOI and assumed capitalization rates, implied values were determined for the various Signature hotels. Implied values based upon 1998 NOI ranged from approximately $157.8 million at an 11% capitalization rate to approximately $108.5 million at a 16% capitalization rate. Implied values based upon 1999 NOI ranged from approximately $189.1 million at an 11% capitalization rate to $130.0 million at a 16% capitalization rate. Based upon total transaction value, the implied capitalization rate for Signature's hotels is 15.8%.

   Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Signature based upon projections provided by Signature's management of its free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures) for the years 1999 through 2003, inclusive, using discount rates ranging from 11% to 16% and terminal value multiples of calendar year 2003 EBITDA ranging from 7.0x to 9.0x. Signature's management provided projections for 1999, and Robinson-Humphrey estimated results for 2000 through 2003, inclusive, using an assumed revenue growth rate of 3% and constant expense and profit margin percentages. Based upon these projections of free cash flow, the range of present values per share of Signature common stock was $7.75 to $14.55.

   Other Factors and Comparative Analyses. In rendering its opinion, Robinson-Humphrey considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (a) the historical and projected financial results of Jameson and Signature and (b) the history of trading prices and volume of shares of Jameson common stock and shares of Signature common stock and the relationship of movements of such common stock and movements of the common stock of various other lodging companies.

   Miscellaneous. The Jameson Board of Directors selected Robinson-Humphrey to render a fairness opinion because Robinson-Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Jameson and its business. Robinson-Humphrey has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to Jameson for which it has received, or will receive, customary compensation. Robinson-Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Pursuant to a letter agreement dated December 22, 1998, Jameson has agreed to pay Robinson-Humphrey a transaction fee equal to $750,000, $300,000 of which was paid on February 8, 1999 and the remainder of which will be payable upon consummation of the merger. The fees paid or payable to Robinson-Humphrey are not contingent upon the contents of the opinion delivered. In addition, Jameson has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Robinson-Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

   In the ordinary course of its business, Robinson-Humphrey may actively trade in the securities of Jameson and Signature for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Robinson-Humphrey has in the past provided other investment banking services to Jameson unrelated to the merger, for which services it has received compensation. Such investment banking services include acting as a managing underwriter of two follow-on offerings of shares of Jameson common stock.

Opinion of Signature's Financial Advisor

   McDonald Investments was retained by Signature to act as its financial advisor in connection with the merger. In connection with such engagement, Signature requested that McDonald Investments evaluate the fairness, from a financial point of view, of the consideration to be paid to the holders of the issued and outstanding shares of Signature common stock and Signature Series A Preferred Stock in connection with the merger of Signature with and into Jameson.

   As part of its investment banking business, McDonald Investments is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, public offerings, private placements and valuations for corporate and estate planning purposes. On January 26, 1999, at a meeting of the Signature Board of Directors held to evaluate the merger, McDonald Investments delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated January 26, 1999) to the Board of Directors of Signature to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration was fair, from a financial point of view, to the Signature stockholders, both common and preferred.

   Under the terms of the merger agreement Signature stockholders will receive:
(a) $1.50 in cash and one-half share of Jameson common stock for each share of Signature common stock owned at the effective time of the merger, and (b) one share of Jameson Series S Preferred Stock for each share of Signature Series A Preferred Stock owned at the effective time of the merger. The Series S Preferred Stock will have a liquidation value of $20.00 per share, will be on parity with the issued and outstanding shares of Jameson's Series A Preferred Stock, and will have the right to convert each share of Jameson Series S Preferred Stock into 1.0417 shares of Jameson common stock and $3.125 in cash.

   In connection with rendering its opinion, McDonald Investments reviewed and analyzed, among other things, the following:

  . the merger agreement, including the transaction documents referred to therein, the exhibits and schedules thereto;

  . certain publicly available information concerning Signature, including Signature's Annual Reports on Form 10-KSB for each of 1996 and 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1998;

  . certain publicly available information concerning Jameson, including Jameson's Annual Reports on Form 10-K for each of 1996 and 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

  . certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Signature and Jameson furnished to McDonald Investments by Signature and Jameson for purposes of this analysis;

  . certain publicly available information concerning the trading of, and the trading market for, Signature common stock and preferred stock;

  . certain publicly available information with respect to certain other companies and the trading markets for certain of such other companies' securities that McDonald Investments believes to be comparable to Signature or to Jameson;

  . certain publicly available information concerning the nature and terms of certain other transactions that McDonald Investments considers relevant to its inquiry. McDonald Investments also met with certain officers and employees of Signature and Jameson to discuss the business and prospects of Signature and Jameson, as well as other matters McDonald Investments believed relevant to its inquiry.

   In the review and analysis and in arriving at its opinion, McDonald Investments assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available and has assumed and relied upon the representations and warranties of Signature and Jameson contained in the Agreement. McDonald Investments was not engaged to, and did not independently attempt to, verify any of such information. McDonald Investments has also relied upon the managements of Signature and Jameson as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided and, with the consent of the management of Signature and Jameson, McDonald Investments assumed that such projections reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Signature and Jameson.

   McDonald Investments was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. In addition, McDonald Investments did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of either Signature or Jameson nor was McDonald Investments furnished with any such evaluation or appraisal. McDonald Investments also assumed that the conditions to the merger as set forth in the Agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the Agreement. McDonald Investments also assumed that the merger will be treated as a tax-free reorganization to the extent of the stock for stock exchange contemplated by the merger agreement.

   It should be noted that McDonald Investments' opinion was based on economic and market conditions, and other circumstances existing on and information made available as of the date thereof and does not address any matter subsequent to the date of the opinion.

   The full text of the written opinion of McDonald Investments dated January 26, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D, and is incorporated herein by reference. Holders of Signature common stock and preferred stock are urged to read this opinion carefully in its entirety. The opinion of McDonald Investments is directed to the Board of Directors of Signature and relates only to the fairness of the merger consideration from a financial point of view. The opinion, however, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Signature meeting. The summary of the opinion of McDonald Investments set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

   In preparing its opinion, McDonald Investments performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying McDonald Investments' opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, McDonald Investments made numerous assumptions with respect to Signature, Jameson, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Signature and Jameson. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. McDonald Investments' opinion and analyses were only one of many factors considered by the Signature Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors or management of Signature with respect to the merger consideration or the merger.

   Comparable Public Company Analysis. Using publicly available information, McDonald Investments analyzed, among other things, the market values and trading multiples of Signature and the following 14 selected publicly traded companies in the lodging industry and particularly those companies operating in the limited service and mid-priced segments. Companies analyzed included:
Hudson Hotels Inc., RFS Hotel Investors, Winston Hotels Inc., Equity Inns Inc., Prime Hospitality, Red Roof Inns, ShoLodge Inc., Suburban Lodges, Sunburst Hospitality, Supertel Hospitality Inc., Humphrey Hospitality Trust, Inc., Cavanaugh's Hospitality, John Q. Hammons Hotels, Inc., and Jameson (the "Selected Companies").

   McDonald Investments compared market values as multiples of, among other things, actual calendar 1997 and estimated calendar 1998 and projected 1999 net income, and adjusted market values (equity market value of common and preferred stock, plus total debt and minority interest, less cash and cash equivalents) as multiples of, among other things, 1998 trailing twelve months ("TTM") sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). Net income projections for the Selected Companies were based on estimates of selected investment banking firms, and net income projections for Signature were based on internal estimates of the management of Signature. All multiples were based on closing stock prices as of January 19, 1999. Multiples for the Selected Companies ranged from 2.1x to 10.4x TTM sales with a median of 3.3x; 6.4x to 17.4x TTM EBITDA with a median of 9.5x; 8.6x to 33.8x TTM EBIT with a median of 16.1x; 0.5x to 1.5x the most recent balance sheet book value with a median of 1.0x; - 7.0x to 18.5x price to earnings for estimated 1998 with a median of 9.6x; and - 3.0x to 78.1x price to earnings for projected 1999, with a median of 9.2x. Multiples for the Selected Companies (excluding outliers) ranged from 2.3x to 9.8x TTM sales; 7.5x to 13.9x TTM EBITDA; 10.5x to 28.5x TTM EBIT; 0.7x to 1.4x the most recent balance sheet book value; 5.5x to 13.9x price to estimated earnings for 1998; and 5.1x to 11.0x price to earnings for projected 1999.

   Using the median financial data for the Selected Companies, after applying an adjustment for Signature's illiquid stock trading characteristics and smaller market capitalization, to the corresponding financial data for Signature, the resulting median equity value approximated $8.02 per diluted share, assuming an estimated 6,798,183 outstanding shares (2,105,703 shares of Signature common stock and 2,256,000 shares of Signature preferred stock with each share convertible into 2.08 shares of Signature common stock), as compared to the equity value implied by the merger consideration of approximately $7.28 per diluted share based on an assumed closing stock price of Jameson common stock as of January 19, 1999 and an estimated valuation of the Series S Preferred Stock of approximately $16.25 per share, as further described herein.

   No company or business used in the "Selected Company Analysis" as a comparison is identical to Signature or Jameson. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies or the business segment or company to which they are being compared.

   Discounted Cash Flow Analysis. McDonald Investments performed a discounted cash flow analysis of the projected free cash flow (net income before preferred dividends plus taxes, depreciation and amortization, and interest, less estimated annual capital expenditures) of Signature for the fiscal years 1999 through 2003, based on internal estimates of the management of Signature.

   The stand-alone discounted cash flow analysis of Signature was determined by
(1) adding (x) the present value of projected free cash flows over the five-year period from 1999 to 2003 and (y) the present value of the estimated terminal value of Signature in year 2003 and (2) subtracting the estimated total debt of Signature as of December 31, 1998. The discounted cash flow analysis was conducted by applying Signature's estimated weighted average cost of capital ("WACC") to projected cash flows, which takes into consideration the different components of financing, including debt, equity, and any hybrid securities used to fund its financial requirements. In estimating Signature's WACC, McDonald Investments performed analyses consistent with the Capital Asset Pricing Model. McDonald Investments used Signature's equity Standard & Poors implied beta value of .65 and its implied unlevered beta of .48. McDonald Investments calculated Signature's cost of equity at approximately 31.5%, which includes a market liquidity discount and risk premium estimated at 30.0%. Based on Signature's historical borrowing rates, the after-tax cost of debt was estimated at 5.4%. The WACC was then calculated as an average of the cost of equity (weighted at 42.1%) and the cost of debt (weighted at Signature's debt ratio of 57.9%). McDonald Investments then calculated Signature's WACC to be 16.40%.

   Using this estimate of cost of capital, McDonald Investments calculated the present value of free cash flows for each of the years ending December 31, 1999 through 2003 and the present value of the terminal value of Signature (the calculated value of Signature at the end of the projection period). The estimated equity value of Signature, using a discount rate of 16.40% and a terminal exit multiple of 6.5x, results in an equity value of $7.23 per diluted share. This estimate falls within the range of a sensitivity analysis performed by McDonald Investments, using discount rates that ranged from 14.5% to 17.0% and a terminal exit multiple ranging from 6.0x to 7.5x. The range of equity values derived under the sensitivity analysis ranged from approximately $6.20 to $9.92 per diluted share. This compares to the equity value implied by the merger consideration of approximately $7.28 per diluted share based on an assumed closing stock price of Jameson common stock as of January 19, 1999 and an estimated valuation of the Series S Preferred Stock of approximately $16.25 per share, as further described herein.

   Inherent in a discounted cash flow analysis are the use of a number of assumptions, including those relating to the reasonableness of management's projection, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flow of the entity value examination. Variations in any of those assumptions could significantly alter the results of such analyses.

   Pro Forma Merger Analysis. McDonald Investments analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on Jameson's projected earnings per share ("EPS") for the nine months ended September 30, 1998, based on internal estimates of the managements by Signature and Jameson. The results of the pro forma merger analysis suggested that the merger could be accretive to Jameson's EPS in the fiscal year analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Selected Merger and Acquisition Transactions Analysis. Using publicly available information, McDonald Investments reviewed, among other things, the implied transaction multiples paid or proposed to be paid in the following nine selected transactions in the lodging industry, consisting of (acquiror/target):
Marriott International Inc./ExecuStay Corp., FelCor Suite Hotels Inc./Bristol Hotel Co., Meditrust/La Quinta Inns Inc., Patriot American/Interstate Hotels Co., Boykin Lodging Co./Red Lion Inns LP, Fairfield Communities/Vacation Break USA Inc., Promus Hotel Corp./Doubletree Corp., Wyndham Hotel/Clubhouse Hotels Inc., and Marriott International Inc./New World Group (collectively, the "Selected Transactions"). McDonald Investments compared transaction values as multiples of, among other things, latest TTM sales, TTM EBITDA and TTM EBIT. The range of multiples for the Selected Transactions of latest TTM sales, TTM EBITDA and TTM EBIT approximated 1.2x to 8.1x, 8.6x to 20.0x, and 9.0x to 23.1x, respectively. The Marriott International Inc./ExecuStay and the Wyndham Hotel/Clubhouse Hotels transactions were deemed to be the most comparable to the merger transaction. This determination was made based on factors including, but not limited to, the size of the transaction, market orientation, market conditions at the time of the merger and certain financial characteristics of the targeted company. The transaction multiples for the Marriott International Inc./ExecuStay and the Wyndham Hotel/Clubhouse Hotels transactions were estimated at 1.2x to 4.0x TTM sales, 8.6x to 10.7x TTM EBITDA, and 10.2x to 16.6x TTM EBIT. McDonald Investments applied a range of multiples, estimated at 1.0x to 3.5x TTM sales, 7.5x to 10.0x TTM EBITDA, and 11.0x to 13.5x TTM EBIT, respectively, to corresponding financial data for Signature. Using the mean reference points for the range of multiples applied to the Signature financial data, McDonald Investments computed an equity value reference range for Signature of approximately $3.75 to $11.17 per diluted share, with a weighted mean value of $8.57 per diluted share. This compares to the equity value implied by the merger consideration of approximately $7.28 per diluted share based on an assumed closing stock price of Jameson common stock on January 19, 1999 and an estimated valuation of the Series S Preferred Stock of approximately $16.25 per share, as further described herein.

   No transaction used in the "Selected Merger and Acquisition Transaction Analysis" as a comparison is identical to the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the Selected Transactions or the business segment or transaction to which they are being compared.

   Common Stock Premium Analysis. McDonald Investments analyzed the implied premium payable in the merger and the premiums paid in approximately 75 selected transactions in the Leisure and Entertainment Industry. The mean premium paid in such transactions based on the closing stock price of the acquired company one day, five days, and twenty days prior to public announcement of the transaction was approximately 21.80%, 28.89%, and 39.17%, respectively. Comparatively, the implied premium payable in the merger, based on closing stock prices of Signature common stock and Jameson common stock as of January 19, 1999, including the $1.50 in cash per share, was estimated at 90.2%.

   Based on the closing stock price of Signature common stock on January 19, 1999, this analysis resulted in an equity value reference range for Signature of approximately $3.79 to $3.88 per share, as compared to the equity value implied by the merger consideration of approximately $6.06 per common share, (one-half share of Jameson common stock at an assumed price of $9.125 per share and $1.50 in cash).

   Contribution Analysis. McDonald Investments reviewed certain financial information for the year ended December 31, 1998, including total assets, total property and equipment, net total book equity and total pre-tax income for Signature and Jameson to evaluate their respective contributions to the combined entity. McDonald Investments also evaluated projected pre-tax income levels for Signature, Jameson and the combined entity for the years ended December 31, 1999 and 2000, respectively. The contribution analysis showed, among other things, that Signature as of December 31, 1998 would contribute an estimated 44.2% of total assets, 41.7% of total property and equipment net and 33.4% of total book equity to the combined company. On a pre-tax income basis and before consideration of any non-recurring losses for disposal of assets, Signature's contribution to the combined entity was projected at 41.2% in 1998, 41.5% in 1999 and 35.3% in 2000.

   Preferred Stock Analysis. McDonald Investments analyzed the implied yields on approximately 45 comparable preferred stock issues to determine the fair market range for the Series S Preferred Stock to be issued and exchanged for the Signature Series A convertible preferred stock. As of January 7, 1999, current yields on the comparable issues analyzed ranged from 7.26% to 12.77%. McDonald Investments also analyzed the current yields and characteristics on five outstanding issues deemed to have varying degrees of similarity to Signature. The preferred stock issues of the five outstanding preferred issues included: G&L Realty 10.25% Series A and 9.80% Series B; Winston Hotels 9.25% Series A; Jameson 9.25% Series A; Equity Inns 9.50% Series A. The current yields for this select group of issuers ranged from 10.76% to 12.77% with a median of 11.28%. Based on information provided by management of Signature and Jameson and the yields of comparable issues and those of the select group, McDonald Investments selected a range of 10.50% to 11.00% to estimate a fair market value for the Series S Preferred Stock. Jameson, combined with Signature as an issuer, is expected to provide improved credit enhancement underpinning the Series S Preferred Stock due to Jameson's lower debt ratio, favorable tax treatment as a REIT, and a more efficient operating structure among other factors than Signature as a stand-alone entity.

   McDonald Investments also used the Black-Scholes Option Pricing Model to value the conversion option entitling each holder of the Series S Preferred Stock the right to convert into Jameson common stock at a conversion ratio of
1.042 subject to certain adjustment from time to time as defined in the merger agreement. Based on certain assumptions made and up to the first redemption date of February 1, 2000, the conversion right was valued at approximately $.09 per share. Applying a discount rate range of 10.50% to 11.00% to the $1.70 Series S Preferred Stock dividend, including the $.09 results in an implied equity valuation of $15.54 to $16.28 per share. The implied equity valuation of $15.54 to $16.28 represents a premium ranging from 12.3% to 17.6% over the closing price of the Signature preferred stock as of January 19, 1999.

   McDonald Investments also analyzed Jameson's pro forma 1998 and the cash flow projections for the years 1999 through 2003 for Jameson and Signature to evaluate the level of aggregate cash flow available for payment of Jameson's aggregate dividend obligations, including the Series S Preferred Stock. The aggregate dividend coverage ratio for 1998 and 1999 is estimated at 2.7x and 3.4x, respectively, which compares favorably to Signature's current dividend coverage of approximately 1.5x for 1998 and 1999, respectively after principal repayments and allowance for capital expenditures.

   Other Factors and Comparative Analyses. In rendering its opinion, McDonald Investments considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (1) indications of interest received from third parties other than Jameson; (2) historical and projected financial results of Signature and Jameson; (3) the history of trading prices and volume for Signature common and preferred stock and Jameson common and preferred stock; (4) selected published analysts' reports on Signature and Jameson; and (5) the pro forma ownership of the combined company.

   Pursuant to the terms of McDonald Investments' engagement, Signature has agreed to pay McDonald Investments for its services in connection with the merger, an advisory fee equal to 1% of the transaction value, contingent upon the consummation of the merger (less the nonrefundable fee of $150,000 set forth below). Signature has also paid McDonald Investments a non-refundable fee of $150,000 for its services in rendering this opinion and further agreed to reimburse McDonald Investments for travel and other reasonable out-of-pocket expenses incurred by McDonald Investments in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify McDonald Investments and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of McDonald Investments' engagement.

   McDonald Investments has advised Signature that, in the ordinary course of business, McDonald Investments and its affiliates may actively trade or hold the securities of Signature and Jameson for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. McDonald Investments has in the past provided investment banking and financial advisory services to Signature unrelated to the merger, including serving as managing underwriter for Signature's public offering of the Signature preferred stock, for which services McDonald Investments has received compensation.

   McDonald Investments is a nationally recognized investment banking firm and was selected by Signature based on its experience, expertise and familiarity with Signature and its business. McDonald Investments regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Persons Other than Stockholders in the Merger

   In considering the respective recommendations of the Boards of Directors of Jameson and Signature with respect to the merger, you should be aware that, as described below, certain members of Signature's and Jameson's management may have interests in the merger that are different from, or in addition to, the interests of stockholders of Signature and Jameson, which may create potential conflicts of interest. The Boards of Directors of Jameson and Signature were aware of those interests and took such interests into account in evaluating and approving the merger agreement and transactions contemplated thereby.

   Bonuses. The Signature Board of Directors has granted bonuses to certain Signature officers and directors totaling $587,000 to be paid at the closing of the transaction as follows: $200,000 for John D. Bontreger; $100,000 for each of Mark D. Carney and Bo L. Hagood; $87,000 for David R. Miller; $50,000 for Martin D. Brew; and $12,500 for each of George A. Morton, Richard L. Russell, Stephen M. Huse and William S. Watson. Each of the five executive officers has agreed, in connection with the merger, not to sell or otherwise dispose of any shares of Jameson common stock or Series S Preferred Stock received in the merger for a period of one year from the effective date of the merger without the consent of Jameson.

   Employment Agreements. Under the terms of the merger agreement, the following Signature employees will enter into employment agreements with Jameson Hospitality: (1) John D. Bontreger, (2) Mark D. Carney, (3) Bo L. Hagood, (4) David R. Miller and (5) Martin D. Brew. Each employment agreement provides that during the term of employment the employee will receive an annual salary (equal to the current salary paid by Signature for such services) and may participate in a bonus pool. Each employment agreement generally precludes the employee from competing with Jameson and Jameson Hospitality for a specified period of time in the geographic area where Jameson conducts its business. Additionally, each employment agreement generally precludes the employee from soliciting Jameson employees or commissioned agents for a specified period of time. In accordance with the terms of each employment agreement, the employee may not disclose any confidential or proprietary information of Jameson for 12 months following the termination of employment.

   Each employment agreement also provides that if the executive is terminated without cause or his employment terminates at the end of the stated contract term without being renewed by Jameson Hospitality, the executive will receive termination payments equal to one and one-half year's compensation, in the case of Mr. Bontreger, one year, in the case of Messrs. Carney and Hagood, or six months, in the case of Messrs. Miller and Brew. These payments are to be made by Jameson in installments over the applicable period of time following the termination of employment and are subject to the executive's compliance with his post-termination obligations under the agreement.

   Consulting Agreement. Upon completion of the merger, John D. Bontreger will have the right, for a one-year period, to terminate his employment agreement with Jameson Hospitality (see preceding paragraph) and enter into a consulting agreement with Jameson. Under the terms of the consulting agreement, Jameson will pay Mr. Bontreger $250,000 per year until April 2002. The consulting agreement generally precludes Mr. Bontreger from competing with Jameson for a specified period of time in the geographic area where Jameson conducts its business. However, Mr. Bontreger may open and operate a single hotel property that is not located within 20 miles from any existing Signature Inn or Jameson Inn. Similarly, the consulting agreement generally precludes Mr. Bontreger from
(a) soliciting Jameson employees or commissioned agents for a specified period of time, and (b) disclosing any confidential or propriety information concerning Jameson for 12 months following the termination of the consulting arrangement.

   Stock Option Awards. In accordance with the terms of the merger agreement and the terms of various stock incentive plans, all unexercised awards of options for the purchase of Signature common stock will be canceled and exchanged for options for the purchase of an equal number of shares of Jameson common stock. The exercise price of the new options will be the market price of Jameson common stock on the day the option is granted as reported by the Nasdaq National Market. The current exercise prices of the outstanding Signature stock options are generally higher than the current market price for Signature common stock. The Jameson stock options will become exercisable in equal one third increments on the anniversary date of the merger for the three years following the merger.

   Lease of Signature Inns to Jameson Hospitality. Because of the REIT restrictions prohibiting operation of hotel properties, immediately after the merger is effective, Jameson will lease the Signature Inns to Jameson Hospitality under the terms of a master lease which will have substantially the same terms as the master lease under which the Jameson Inns are currently leased to Jameson Hospitality except for the definition of room revenues and calculation of the amount of the rentals. See "The Companies--Jameson--The Jameson Lease." Room revenues for the Signature Inns will be reduced by long distance telephone expenses. The base rent will be $394.00 per room and the percentage rent will be equal to 37% of the first $35.00 of average daily per room rental revenues, plus 65% of the next $10.00 of average daily room rentals, plus 70% of all additional average daily room rentals, less 100% of base rent. The $35.00 amount will increase for the year 2000 and subsequent years by a percentage equal to the increase in the consumer price index during the preceding year.

   To enable Jameson Hospitality to operate the Signature Inns under the master lease, the merger agreement provides that immediately prior to the merger, Signature will transfer its operating assets and liabilities to Jameson Hospitality. As the consideration for these assets, Jameson Hospitality will pay Signature $250,000 in cash and will assume certain of Signature's liabilities related to operation of the Signature Inns. See "The Merger-- General--Sale of Operating Assets."

   Maintenance of Indemnification Obligations. Under the terms of the merger agreement, Jameson agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the merger now existing in favor of any current or former employees, agents, directors or officers of Signature and its subsidiaries as provided in their respective articles of incorporation or by-laws will continue in effect for a period of not less than five years from the effective time of the merger and Jameson will assume Signature's indemnification obligations.

   Jameson has also agreed that the policies of director and officer liability insurance maintained by Signature will be continued for a period of five years from the effective time of the merger, although Jameson may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous.

Federal Income Tax Consequences

   Introduction. The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the IRS in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. It is assumed that shares of Signature common stock and Signature Series A Preferred Stock are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code (i.e., property held for investment) (unless noted otherwise, all Section references are to the Internal Revenue Code). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of Signature common stock and Signature Series A Preferred Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Signature common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar. In addition, this discussion does not address the tax consequences to holders of options issued under Signature's stock option plans or other persons who have received their Signature common stock or Signature Series A Preferred stock as compensation. Neither Jameson nor Signature has requested or will receive a ruling from the IRS as to the tax consequences of the merger.

   Holders of Signature common stock and Signature Series A Preferred Stock should consult their tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of federal, state, local, foreign income and other tax laws.

   The merger is intended to qualify as a reorganization under Section 368(a). It is a condition to the obligation of Jameson and Signature to consummate the merger that Jameson and Signature shall have received an opinion from Conner & Winters stating that (a) Jameson is a REIT for federal income tax purposes,
(b) consummation of the transactions contemplated by the merger agreement will not cause Jameson to cease to qualify as a REIT, (c) the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) and each of Jameson and Signature will be a party to the reorganization within the meaning of Section 368(b), and (d) Signature and the Signature stockholders exchanging Signature common stock and Signature Series A Preferred Stock will recognize no gain or loss for federal income tax purposes as a result of the merger (except as to the dividends and cash consideration received by Signature stockholders). In rendering such opinions and the opinions set forth below, Conner & Winters will rely on upon certain representations made by Jameson and Signature. Set forth below is the opinion of Conner & Winters as to the material tax consequences of the merger.

   Federal Income Tax Consequences of the Merger. It is the opinion of Conner & Winters that the merger will be treated as a "reorganization" within the meaning of Section 368(a). Each of Jameson and Signature will be a party to such reorganization within the meaning of Section 368(b). No gain or loss will be recognized by Signature or Jameson as a result of the merger.

   As discussed above in "--Distribution of Earnings and Profits," Signature may declare and pay a dividend to the holders of the outstanding Signature common stock immediately before the merger in order to eliminate accumulated earnings and profits. A Signature stockholder who receives a distribution from Signature in advance of the merger must treat that distribution as dividend income to the extent of Signature's current and accumulated earnings and profits. The amount of a Signature stockholder's distribution which is in excess of Signature's current and accumulated earnings and profits will be treated as a return of capital to the extent of such stockholder's tax basis in his or her Signature stock, and as capital gain to the extent the distribution exceeds such tax basis.

   A Signature stockholder whose Signature common stock is converted into a combination of Jameson common stock and cash (other than cash received in lieu of a fractional share of Jameson common stock and other than cash received from Signature as a distribution before the merger) will realize gain as a consequence equal to the excess, if any, of the fair market value of the Jameson common stock and cash received in the merger over such Signature stockholder's tax basis in his or her Signature common stock. The stockholder will recognize this realized gain, however, only in an amount that does not exceed the amount of cash received in the merger. This recognized gain will be taxable to the stockholder as capital gain provided that the stockholder's receipt of cash results in a "meaningful reduction" in the percentage ownership of Jameson common stock that such stockholder otherwise would have received (taking into account both actual ownership and constructive ownership under the constructive ownership rules of Section 318).

   If the stockholder's percentage ownership of Jameson common stock immediately after the merger is less than 80% of the percentage ownership that the stockholder would have had if the cash had been paid in the form of Jameson common stock, the reduction will be "meaningful" and the recognized gain will be capital gain. It is anticipated that this safe harbor test for meaningful reduction will be satisfied; however, the precise percentage reduction will depend on the market price of the Jameson stock on the date of the merger. The application of this test to a particular stockholder will also depend on that stockholder's constructive and actual ownership of Jameson stock held or obtained independently of the exchange of Signature common stock.

   For a shareholder who holds only Signature common stock and no Jameson stock before the merger, the safe harbor test should be met if the market price of Jameson common stock immediately after the merger is less than $12.00 per share, in which case the shareholder's recognized gain to the extent of cash received will be capital gain. No loss realized by a Signature stockholder who receives Jameson common stock and cash in the merger will be recognized.

   Cash received in the merger by a Signature stockholder in lieu of a fractional share of Jameson common stock will be treated under Section 302 as having been received in exchange for such fractional share, and the Signature stockholder generally will recognize capital gain or loss on such exchange equal to the difference between the cash received and such Signature stockholder's tax basis allocable to the fractional share of Jameson common stock exchanged for cash.

   In the merger, Signature stockholders will exchange their shares of Signature Series A Preferred Stock for shares of Jameson Series S Preferred Stock. Each share of Jameson Series S Preferred Stock is convertible into Jameson common stock at a prescribed conversion ratio and a payment of $3.125 cash. This cash payment is received only if and when the Series S Preferred Stock is converted. The tax treatment of this cash payment is uncertain. One approach would be to treat the cash payment in an analogous manner to the cash payment to the common stockholders, as a delayed receipt of "other property" from the merger. Under that view, the Signature preferred stockholder would not incur any tax at the time of the merger. When and if the cash payment is received, the stockholder would realize gain equal to the excess of the fair market value of the Jameson Series S Preferred Stock and cash received over such stockholder's adjusted tax basis in his or her Signature Series A Preferred Stock. The stockholder will recognize this realized gain, however, only in an amount which does not exceed the amount of cash received upon conversion of the Jameson Series S Preferred Stock. Whether this recognized gain is ordinary income or capital gain will depend on application of the "meaningful reduction" test described above at the time that the cash payment is received.

   On the other hand, the IRS may view the cash payment as an inherent feature of the Jameson Series S Preferred Stock and not as "other property" from the merger. Under this view (a) the Signature preferred stockholder would not incur any tax at the time of the merger, (b) the cash payment would not be taxable until it is actually paid, and (c) the character of the cash payment as capital gain or ordinary income also will depend on application of the meaningful reduction test.

   For purposes of determining the period of time a Signature stockholder has held the shares of Jameson common stock or Jameson Series S Preferred Stock received pursuant to the merger, each Signature stockholder may include in his or her holding period the period of time such stockholder held the shares of Signature common stock or Signature Series A Preferred Stock which were exchanged for shares of Jameson common stock or Jameson Series S Preferred Stock. Each holder of Signature common stock will have an adjusted tax basis in the shares of Jameson common stock received pursuant to the merger equal to, as of the time the merger becomes effective, such stockholder's adjusted tax basis in the shares of Signature common stock which were exchanged for such shares of Jameson common stock, decreased by the amount of cash received by such stockholder in the merger and increased by the amount of gain recognized by such stockholder as a consequence of the merger. Each holder of shares of Signature Series A Preferred stock will have an adjusted tax basis in the shares of Jameson Series S Preferred stock received pursuant to the merger equal to, as of the time the merger becomes effective, such stockholder's adjusted tax basis in the shares of Signature Series A Preferred stock which were exchanged for such shares of Jameson Series S Preferred stock.

   Backup Withholding. Under the Internal Revenue Code, a holder of Signature common stock or Signature Series A Preferred Stock may be subject, under certain circumstances, to backup withholding at a

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

31% rate unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

Accounting Treatment

   Jameson will account for the merger as a purchase for financial reporting purposes.

No Appraisal Rights

   Under applicable Georgia law, Jameson stockholders are not entitled to dissenters' appraisal rights in connection with the merger.

   Because shares of Signature's common stock and Series A Preferred Stock are traded on the Nasdaq National Market, Signature stockholders will not be entitled to exercise any appraisal or dissenters' rights with respect to the proposed merger of Signature into Jameson, as those rights are defined under Indiana law. As a result, neither common nor preferred stockholders of Signature will be entitled to (a) dissent from and obtain payment of the value of the common or Series A Preferred Stock held by the stockholder based upon the statutory notice and demand procedures set forth in Indiana law or (b) commence any judicial proceeding pursuant to Indiana law to establish the fair value of shares, in the event the determination of fair value remains unresolved following the notice and demand processes.

Restrictions on Resales by Affiliates

   Shares of Jameson common stock and Series S Preferred Stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Signature stockholder who may be deemed to be an "affiliate" of Signature for purposes of Rule 145 under the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of Jameson stock received by any person who may be deemed to be such an affiliate.

   Persons who may be deemed to be affiliates of Signature generally include individuals or entities that control, are controlled by, or are under common control with Signature, and generally include the executive officers and directors of Signature. Affiliates may not sell their shares of Jameson stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Jameson) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Jameson stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares of Jameson common stock or Jameson Series S Preferred Stock to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of that class of Jameson stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Jameson timely files reports under the Exchange Act with the Securities and Exchange Commission (the "SEC"). One year after the effective time of the merger, an affiliate will be able to sell such shares of Jameson common stock or Series S Preferred Stock without being subject to such manner of sale or volume limitations, provided that Jameson is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Jameson. Two years after the effective time of the merger, an affiliate will be able to sell such shares of Jameson common stock or Series S Preferred Stock without any restrictions so long as such affiliate had not been an affiliate of Jameson for at least three months prior to the date of such sale.

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

   The merger agreement requires as a condition of the merger that Jameson will have received written undertakings, in form and substance satisfactory to Jameson, signed by each person who in the opinion of counsel for Jameson is an affiliate, that such person will not offer or sell or otherwise distribute the shares of Jameson common stock or Series S Preferred Stock to be received upon consummation of the merger except in conformance with the requirements described in the preceding paragraph. In addition, the five executive officers of Signature are required to agree not to sell any of their shares of Jameson common stock or Series S Preferred Stock received in connection with the merger for a period of one year from the effective time of the merger without the prior consent of Jameson.

Nasdaq National Market Listing of Common and Series S Preferred Stock

   Jameson intends to file a notice with the Nasdaq National Market adding the Jameson common stock to be issued in the merger to its shares traded on the Nasdaq National Market and will also apply to list the Series S Preferred Stock for trading on the Nasdaq National Market. If the merger is completed, the Signature common stock and Series A Preferred Stock will cease to be listed on the Nasdaq National Market. In addition, such securities will be deregistered under the Exchange Act. Accordingly, Signature will no longer be required to file reports pursuant to the Exchange Act.

Amendment to Rights Agreement

   Signature entered into an amendment to its rights agreement on January 27, 1999, which provides that the execution of the merger agreement will not constitute an event giving rise to the exercisability of the rights. If the merger agreement should terminate without the merger being completed, the rights will be reinstated. See "Comparison of Rights of Stockholders of Jameson and Signature--Rights Plan."

Third Party Approvals

   Each of Jameson and Signature is a party to a number of credit facilities, indentures and other similar agreements. Completion of the merger may require the consent of, or waiver from, the other parties to certain of such agreements. Failure to obtain such consents may constitute a default resulting in termination, cancellation or acceleration of these agreements. In the merger agreement, Jameson and Signature agreed to take all reasonable steps and to use their best efforts to obtain all approvals, authorizations, certificates, franchises, licenses, consents and clearances from third parties necessary to complete the merger. Jameson's and Signature's obtaining any such third-party consent or approval is a condition of the merger.

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

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this Joint Proxy Statement/Prospectus as Appendix A. We encourage the stockholders of Jameson and Signature to read the entire merger agreement for a description of the terms and conditions of the merger.

General

   The merger agreement provides that, upon the satisfaction or waiver of the designated conditions to the merger, Signature will be merged with and into Jameson, the separate existence of Signature will cease, and Jameson will continue as the surviving corporation succeeding to and assuming all rights and obligations of Signature and Jameson in accordance with Georgia and Indiana law.

   If the conditions to the merger are satisfied or waived, articles of merger will be filed with the Secretary of State of Indiana and the Secretary of State of Georgia, at which time the merger will become effective.

   In the merger, each share of Signature common stock outstanding at the effective time will be converted into one-half of a share of Jameson common stock plus the right to receive a cash payment of $1.50 per share, and each share of Signature Series A Preferred Stock will be converted into a share of Jameson Series S Preferred Stock. If you are a holder of an odd number of shares of Signature common stock, in lieu of the fractional share of Jameson common stock that you would otherwise be entitled to receive, you will receive a cash payment equal to the fraction multiplied by the average of the per share closing prices for the Jameson common stock on The Nasdaq Stock Market for the five consecutive trading days ending on the last trading day of the calendar week before the calendar week in which the merger is closed.

Representations and Warranties

   The merger agreement contains customary representations and warranties of Signature and Jameson (which are subject, in certain cases, to specified exceptions) relating to, among other things:

  .  due organization; standing and similar corporate matters;

  . the authorization of the merger agreement and its binding effect on the respective parties;

  .  capital stock structure;

  .  absence of certain changes;

  . SEC filings and the accuracy of information contained in public documents filed with the SEC;

  .  absence of defaults under material contracts;

  . filing of complete and correct tax returns and the payment of all applicable taxes;

  .  trademarks, copyrights and other proprietary rights;

  .  title to assets;

  .  information regarding litigation in which the parties are involved;

  . the amounts and adequacy of the insurance coverage maintained by the parties;

  .  brokers' and financial advisors' fees and expenses;

  . compliance with laws, including laws relating to environmental, employment and disabled persons;

  .  the authorization of the capital stock to be issued in the merger; and

  . the accuracy of information supplied for this proxy statement/prospectus.

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

Pre-Closing Restructuring of Signature

   Primarily because of the tax rules regarding REITs, Signature is required by the merger agreement to take certain actions prior to completion of the merger. We expect these actions to take place immediately before the merger because they might have an adverse effect on Signature if the merger were not completed. Signature may be required to declare and pay a dividend to the holders of Signature common stock immediately prior to the closing of the merger in order to distribute any accumulated earnings and profits that Signature's independent accountants estimate Signature otherwise would have at the time of closing. See "The Merger-General-Distribution of Earnings and Profits." Signature will also sell its operating assets to Jameson Hospitality which will use those assets in connection with the operation of the Signature Inns. See "The Merger-General-Sale of Operating Assets."

Other Pre-Closing Covenants and Agreements

   Covenants Regarding the Conduct of Business Pending the Merger. Signature has agreed that until completion of the merger it will conduct its business only in the ordinary course and consistent with past practice and custom. In this regard, Signature has agreed to use all reasonable efforts to preserve intact its present business organization, reputation, customer relations, assets, practices and policies. In addition, Signature has agreed that without the prior consent of Jameson until completion of the merger, it will:

  . not enter into any material contract or other commitment, make any material changes in its management or key personnel, including the hiring or termination of such persons or changes in their compensation, create or change in any material manner any employee benefit plans, amend or otherwise change the terms of any of its leases or other material agreements, commitments or other rights or obligations, or waive or relinquish any of its rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of its rights or obligations;

  . not enter into any real property lease or, directly or indirectly, terminate, modify, assign, release or waive any material right under any existing real property lease or increase its obligations under real property leases;

  . not enter into any long-term (in excess of one year) material contract or other commitment involving an expenditure, commitment or obligation in excess of $50,000;

  . not make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or which, in the aggregate, are in excess of $250,000 other than routine or scheduled refurbishment expenses;

  . not pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by the most recent consolidated financial statements;

  .  not settle or compromise any material tax liability;

  . not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

  . not violate or breach to any material extent any contract to which it is a party or by which any of its assets are or may be bound;

  . not incur, guarantee or otherwise become liable for any indebtedness or other liability except in the ordinary course of business;

  . not pay, cancel or otherwise provide for a discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any payment or other benefit under any debt, obligation or other liability owing to Signature except in the ordinary course of business;

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

  . not delay or postpone the payment of any material account payable or other debt, obligation or other liability;

  . administer its employee benefit plans in accordance with the provisions of the Internal Revenue Code, ERISA, and any other applicable law, and not amend or terminate any employee benefit plan; or

  . notify Jameson in writing of receipt of any notice of audit, investigation or governmental administrative proceeding involving any employee benefit plan or of any action or claim by any person under any employee benefit plan other than ordinary and usual claims for benefits by participants or beneficiaries.

   Covenants Regarding the Structure or Organization of Signature or Related to the Merger. In addition, Signature has agreed that pending the closing of the merger, it will:

  .  not amend or propose to amend its articles of incorporation or bylaws;

  . not (a) issue or commit to issue any capital stock or other equity securities except pursuant to the exercise of outstanding options or other rights which are outstanding on the date of the agreement and disclosed in the merger agreement or in the schedules to the merger agreement, (b) sell or pledge any such securities, or (c) split, combine or reclassify any equity securities;

  . not pay any dividend or other distribution in respect of its capital stock or other equity securities or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities other than (a) regular dividends paid on the Signature Series A Preferred Stock and (b) dividends paid on the Signature common stock as required to eliminate any accumulated earnings and profits of Signature, as more fully described under "The Merger-General-Distribution of Earnings and Profits;"

  . except in connection with the sale of the operating assets of Signature to Jameson Hospitality as more fully described under "The Merger-General-Sale of Operating Assets," not (a) dispose of or assign any of its assets or properties or permit any of its assets and properties to be subjected to any liens, easements, rights-of-way or other encumbrances except for immaterial transactions effected in the ordinary course of business, or (b) sell any material part of its operations or business to any third party;

  . not (a) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (b) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (c) otherwise acquire control or ownership of any other person; or

  . take any action as determined by Jameson to be reasonably necessary to preserve Jameson's status as a "real estate investment trust" so long as such actions have no material adverse economic effect on Signature and its stockholders in the event that the merger is not completed.

   Covenants of Jameson Pending the Merger. Jameson has agreed that pending the closing of the merger, it will:

  . use its reasonable efforts to comply with all applicable state securities laws;

  . take all such reasonable actions as may be required or appropriate to approve the articles of amendment of its amended and restated articles of incorporation in order to create and authorize the issuance of the Jameson Series S Preferred Stock;

  . use its best efforts to have the shares of Jameson common stock and Jameson Series S Preferred Stock listed on the Nasdaq National Market;

  . for one year following the effective time of the merger, not take or fail to take any action that would cause the merger not to constitute a "reorganization" within the meaning of Sections 368 of the

     Internal Revenue Code, as more fully described under "The Merger-- Federal Income Tax Consequences."

No Solicitation of Transactions

   Under the merger agreement, Signature has agreed that, except as may be required by the merger agreement, neither it nor any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of Signature or any of its subsidiaries will:

  . solicit, initiate, or encourage the submission of any merger, consolidation, share exchange, business combination or other similar transaction involving Signature or any of its significant subsidiaries or any proposal or offer, other than a proposal or offer by Jameson or an affiliate of Jameson:

      . to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of, Signature or any of its significant subsidiaries, or

      . to acquire or lease in any manner, directly or indirectly, any significant amount of property, business or other assets (a "Takeover Proposal"),

    . except to the extent discussed in the next paragraph, enter into any agreement with respect to any Takeover Proposal, or

    . participate in any discussions or negotiations regarding or furnish to any person any information with respect to Signature's business, properties or assets, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

   However, the merger agreement provides that if prior to the Signature stockholder meeting, Signature receives an unsolicited written Takeover Proposal, which offer appears in the good faith determination of the Signature board of directors, based on the advice of Signature's outside counsel and financial advisors, to be a Superior Proposal (as defined below) and which Signature's Board of Directors is legally obligated to consider by principles of fiduciary duty to stockholders under applicable law, the foregoing restrictions shall not apply.

   The merger agreement further provides that neither the Signature Board of Directors nor any committee thereof shall:

    . withdraw or modify, or propose to withdraw or modify, in a manner adverse to Jameson, the approval or recommendation by the board of directors of Signature of the merger or the merger agreement,

    . approve or recommend, or propose to approve or recommend, any Takeover Proposal, or

    . take action to render the Signature stockholder rights inapplicable to any Takeover Proposal.

   The Signature Board of Directors may, however, to the extent required by the fiduciary obligations thereof, as determined by the advice of its legal counsel, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger agreement or the merger) a Superior Proposal.

   If, before the Signature stockholders approve the merger agreement, Signature's Board of Directors determines in good faith, after it has received a Superior Proposal and after it has received advice from such outside counsel that the failure to do so would result in a reasonable possibility that Signature's board of directors would breach its fiduciary duty under applicable law, Signature must (a) notify Jameson in writing that it intends to accept a Superior Proposal and enter into such a binding written agreement with respect to the transaction contemplated thereby, and (b) attach the most current version of such agreement or a full and complete summary of the terms thereof to such notice. Jameson will have the opportunity, within five days of receipt of Signature's written notice, to make an offer that the Signature Board of Directors determines, in good faith after consultation with its financial advisors and outside counsel, is at least as favorable, from a financial point of view, to the stockholders of Signature as the Superior Proposal. Signature agrees that it will not enter into a binding agreement referred to in clause (1) above until at least the sixth day after it has provided the required notice to Jameson. Signature must also notify Jameson promptly of its intention to enter into a written agreement referred to in its notification changes at any time after giving such notification.

   For purposes of the merger agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire Signature pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which the board of directors of Signature determines, based on the advice of its financial advisors and in light of all relevant circumstances (including the apparent likelihood of such third party being able to obtain any financing that it may require to complete the proposed transaction), are financially superior to those provided for in the merger agreement.

   Signature must promptly (but in any event within one day) advise Jameson orally and in writing of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal, including any request for information, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person or entity making such request, Takeover Proposal or inquiry. Signature will, to the extent reasonably practicable, keep Jameson fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

Signature Stock Options

   The treatment in the merger of the outstanding employee options to purchase shares of Signature common stock is described in "The Merger-Interests of Persons Other than Stockholders in the Merger."

Maintenance of Indemnification Obligations

   Under the terms of the merger agreement, Jameson agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the merger now existing in favor of any current or former employees, agents, directors or officers of Signature and its subsidiaries as provided in their respective articles of incorporation or by-laws will continue in effect for a period of not less than five years from the effective time of the merger and Jameson will assume Signature's indemnification obligations.

   Jameson has also agreed that the policies of director and officer liability insurance maintained by Signature will be continued for a period of five years from the effective time of the merger, although Jameson may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous.

Fees and Expenses

   All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is completed, except;

  (a) if the merger is not completed, Jameson will pay one-half of the fees of Signature's tax advisors incurred in connection with their determination of the amount, if any, of the accumulated earnings and profits that Signature is expected to have at the time of the merger;

  (b) if the merger is not completed, Jameson will reimburse Signature for certain financing expenses in the amount of $75,000 unless the termination of the agreement is due to a breach by Signature; and

  (c) as described under "--Termination--Break-up Fees."

Conditions to the Consummation of the Merger

   Conditions to Each Party's Obligations. The following conditions must be satisfied or waived in order for Jameson and Signature to be obligated to complete the merger and the other transactions contemplated by the merger agreement:

  . receipt of the various consents and approvals required from third parties, consisting primarily of the consents and approvals required from the lenders of Signature and Jameson in their respective loan documents;

  . approval of the merger agreement by the holders of a majority of the outstanding shares of Signature common stock and a majority of the outstanding shares of Signature Series A Preferred Stock, voting separately as a class, and the holders of a majority of the outstanding shares of Jameson common stock present and entitled to vote at the Jameson stockholders meeting;

  . approval for trading on the Nasdaq National Market of the shares of Jameson common stock and Jameson Series S Preferred Stock to be issued to the Signature stockholders as a result of the merger; and

  . there shall not be any litigation or other proceedings commenced which would restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, the merger or any other transaction contemplated by the merger agreement, or materially limit or prohibit Jameson's ownership of the properties or other assets of Signature or limit the operation of those properties and assets by Jameson.

   Additional Conditions to Jameson's Obligations. The following conditions among others must be satisfied or waived in order for Jameson to be obligated to complete the merger and the other transactions contemplated by the merger agreement:

  . the representations and warranties of Signature in the merger agreement shall be true and accurate at the time of the consummation of the merger;

  .  Signature shall have performed its covenants, agreements and conditions;

  . Signature shall have provided Jameson with customary officers' certificates;

  . Jameson Hospitality shall have entered into the employment agreements with the five top members of Signature management, as more fully described under "--Interest of Certain Persons Other than Stockholders in the Merger and Related Matters";

  . Jameson shall have received a legal opinion from counsel to Signature regarding certain legal matters;

  . certain affiliates of Signature shall agree in writing that they will not sell any of the shares of Jameson capital stock acquired in the merger for a period of one year following the merger without the prior consent of Jameson;

  . the rights issued to the holders of Signature common stock shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Signature Rights Agreement;

  . the fairness opinion issued by Jameson's financial advisor, which is more fully described under "The Merger-Fairness Opinions" shall not have been withdrawn;

  . Jameson shall have received an opinion from Signature's independent accountants regarding the absence of any accumulated earnings and profits of Signature as, assuming the contemplated pre-merger transactions take place as of the time of the merger;

  . Jameson shall have received an opinion from its counsel, Conner & Winters, A Professional Corporation, to the effect that consummation of the merger and the other transactions contemplated by the merger agreement will not cause Jameson to cease to qualify as a "real estate investment trust" for federal income tax purposes, and that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code; and

  . there shall be no material adverse changes in the business, properties, financial condition or results of operations of Signature or on the ability of Signature to complete the merger.

   Additional Conditions to Signature's Obligations. The following conditions among others must be satisfied or waived in order for Signature to be obligated to complete merger and the other transactions contemplated by the merger agreement:

  . the representations and warranties of Jameson in the merger agreement shall be true and accurate at the time of the consummation of the merger;

  .  Jameson shall have performed its covenants, agreements and conditions;

  . Jameson shall have provided Signature with customary officers' certificates;

  . Signature shall have received a legal opinion from Jameson's counsel regarding certain legal matters;

  . the fairness opinion issued by Signature's financial advisor which is more fully described under "The Merger-Fairness Opinions" shall not have been withdrawn;

  . Signature shall have received an opinion from Conner & Winters, A Professional Corporation, to the effect that (a) consummation of the merger and the other transactions contemplated by the merger agreement will not cause Jameson to cease to qualify as a REIT for federal income tax purposes, (b) the merger will be treated for federal income Tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and (c) Signature and the Signature stockholders will recognize no gain or loss for federal income tax purposes as a result of completion of the merger except as to the cash consideration received by Signature stockholders and except for any gain that Signature may realize in connection with the sale of its operating assets to Jameson Hospitality);

  . the Jameson Board of Directors shall have taken all necessary corporate action to provide for the issuance and reservation of such number of shares of Jameson common stock and Jameson Series S Preferred Stock as may be required to complete the merger; and

  . there shall be no material adverse changes in Jameson's business, properties, financial condition or results of operations of Jameson or on Jameson's ability to complete the merger.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of Signature and Jameson:

  .  by mutual written consent of Jameson and Signature;

  . by either Jameson or Signature if the merger has not been completed on or before July 31, 1999, other than due to the failure of the party seeking to terminate to perform its obligations under the merger agreement;

  . by either Jameson or Signature, if any court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

  . by either Jameson or Signature, if any required approval of the stockholders of Jameson or Signature shall not have been obtained;

  . by Jameson if Signature's Board of Directors withdraws or adversely modifies its approval or recommendation of the merger or approves or recommends a Superior Proposal as discussed in this section under the caption "--Other Pre-Closing Covenants and Agreements--No Solicitation of Transactions";

  . by the Signature Board of Directors if it authorizes Signature to enter into a binding written agreement concerning a Superior Proposal, and Jameson does not make, within five days of receipt of

     Signature's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Signature Board of Directors determines, in good faith after consultation with its financial advisors and outside counsel, is at least as favorable, from a financial point of view, to the stockholders of Signature as the Superior Proposal, and Signature, prior to such termination has paid to Jameson in cash the break-up fee described below in this section under the caption "--Break-up Fee";

  . by Jameson, if Signature has failed to perform in any respect any of its obligations required to be performed by it and:

    .  such failure continues for more than 30 days after notice; and

    . the failure to so perform has not been caused by or results from a breach of the agreement by Jameson,

    except where such failure or failures would not in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of Signature or Jameson on the ability of Signature or Jameson to complete the merger;

  . by Signature, if Jameson has failed to perform in any respect any of its obligations required to be performed by it under the merger agreement and

    .  the failure continues for more than 30 days after notice; and

    . the failure to so perform has not been caused by or resulted from a breach of the merger agreement by Signature,

    except where such failure or failures would not in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of Signature or on the ability of Signature to complete the merger; or

  . by Signature, if the average of the closing sales prices for Jameson common stock as reported on The Nasdaq Stock Market for the period of ten consecutive trading days ending five business days prior to the date of the Signature stockholder meeting is less than $7.00 per share.

   Effect of Termination. If the merger agreement is terminated in accordance with the above provisions, the merger agreement will become void. In that case, there will be no liability or obligation on the part of Jameson or Signature or their officers or directors except for the obligations: (a) to pay the break-up fee discussed below, if applicable, (b) to pay the fees and expenses discussed in this section under the caption""--Additional Agreements--Fees and Expenses,"
(c) to pay their own financial advisors any amounts that may be due to them, and (d) to fulfill the obligations of the parties under their confidentiality agreement dated December 16, 1998, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or agreements in the merger agreement.

   Break-up Fee. If the merger is not completed because either:

  .  the merger agreement is terminated either:

    . by Jameson because the Signature Board of Directors withdraws or adversely modifies its recommendation of the merger;

    . by Jameson because of a material breach by Signature of its obligations under the merger agreement; or

    .  by Signature in order to complete a Superior Proposal; or

  . if the stockholders of Signature do not approve the merger agreement and either:

    . the Signature Board of Directors does not recommend approval of the merger agreement or, prior to the Signature stockholder meeting, changes its recommendation for approval; or

    . any third party (including any affiliate of Signature) commences any tender or exchange offer for the shares of Signature common stock or Signature preferred stock or solicitation of proxies voting against approval of the merger agreement at any time prior to the date on which the Signature stockholder meeting is scheduled and the Signature Board of Directors fails to take a position recommending that such offer not be accepted or that such proxies not be granted;

then Signature agrees to pay Jameson $2,000,000 in cash plus an amount equal to all of the out-of pocket fees and expenses reasonably incurred by Jameson in connection with this Agreement and the transactions contemplated hereby, not to exceed $500,000 in the aggregate.

   Stockholders' Agreement to Vote. Five executive officers and all other directors of Signature have joined in the execution of the merger agreement for the sole purpose of agreeing to vote their shares of Signature common stock and Signature Series A Preferred Stock in favor of the merger agreement. The merger agreement provides, however, that such individuals shall be free to vote their shares in their sole discretion if the board of directors of Signature terminates the merger agreement in order to accept a Superior Proposal (as described above under "--Other Pre-Closing Covenants and Agreements--No Solicitation of Transactions"). Each of these stockholders agrees that he will not transfer or pledge his shares or grant a proxy or power of attorney with respect thereto which would have the effect of not subjecting the shares owned by him at the date of the merger agreement to continue to be subject to the commitment to vote for the merger agreement.

                                 THE COMPANIES

Jameson

   General. Jameson is a self-administered real estate investment trust ("REIT") headquartered in Atlanta, Georgia which develops and owns limited service hotel properties ("Jameson Inns") operating in the southeastern United States under the trademark "The Jameson Inn(R)." At December 31, 1998, Jameson had a total of 114 Jameson Inns either in operation or under development, including 81 Jameson Inns in operation (3,748 available rooms), 20 Jameson Inns under construction and contracts to acquire 13 parcels of land on which additional Jameson Inns are expected to be constructed during 1999. In addition, at December 31, 1998, eight of the Jameson Inns in operation were undergoing 20-room expansions. Upon completion of these projects, Jameson expects to have 6,000 available rooms.

   Jameson focuses on developing Jameson Inns in communities in the southeastern United States which have a strong and growing industrial or commercial base and a shortage of quality hotel rooms. Generally, Jameson Inns are rooms-only facilities designed to appeal to price and quality conscious business travelers, as well as family and leisure travelers. The typical Jameson Inn developed through the end of 1998 is a two-story, Colonial-style structure with exterior access to the guest rooms and constructed on a one- to two-acre tract with an outdoor swimming pool, fitness center and parking area. Jameson Inns feature amenities such as remote-controlled television with access to cable programming, including HBO, free local calls, complimentary continental breakfast and newspaper, king-sized or double beds, attractive decor, quality furnishings and, in select rooms, whirlpool baths and small refrigerators. In late 1998, Jameson designed and began building a new three-story, interior corridor structure with 56 to 80 rooms, depending on the location, and elevator access to each floor. The amenities in the new building are comparable to those of the current Jameson Inns. Based on market demand, certain Jameson Inns have been expanded one or more times since their initial construction.

   The lodging industry is generally divided into three broad categories based on the type of services provided. The first of these categories, full service hotels and resorts, offers their guests rooms, food and beverage services, meeting rooms, room service and similar guest services, and, in some cases, resort entertainment and activities. The second category is the limited service hotel, which generally offers rooms-only facilities and amenities such as swimming pools, continental breakfast and similar, limited services. The third category is the all-suite hotel which offers guests more spacious accommodations and usually kitchen facilities in the suite and common laundry facilities. Each of these categories is generally subdivided into classifications based on price and quality. The terminology generally used in the hotel industry describes properties as luxury at the high end, economy in the middle and budget at the low end of the scale. Prices for each of these categories vary by region and locale. Jameson Inns typically fall within the category of small, limited service, economy hotels.

   The hotel industry is seasonal in nature. Occupancy rates are generally higher in the second and third calendar quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in Jameson's revenues.

   All Jameson Inns are leased to Jameson Hospitality and, prior to 1998, were leased to Jameson Hospitality's predecessors, Jameson Operating Company, Jameson Operating Company, LLC, and Jameson Operating Company, II, LLC, successively. Jameson Operating Company was formed in 1993 to conduct the operation of the Jameson Inns and entered into the Jameson Lease with Jameson for that purpose. References to Jameson Hospitality throughout this Joint Proxy Statement/Prospectus refer to either Jameson Hospitality or its predecessors, as the context requires.

   In order to reduce Jameson's state franchise tax liability, Jameson Inns located in certain states are owned by subsidiaries of Jameson which conduct business only in the respective states. Jameson owns 99.8% of each of these subsidiaries and various companies wholly-owned by Jameson's chairman and chief executive officer and his spouse, own the remaining 0.2% of the subsidiaries. Each such Jameson subsidiary leases all of the Jameson Inns which it owns to Jameson Hospitality under the terms of the Jameson Lease.

   Jameson was formed in 1988 to develop, own and operate Jameson Inns and elected to be taxed for federal income tax purposes as a REIT beginning January 1, 1994. In 1994 Jameson became a publicly held company upon consummation of an initial public offering of its common stock. Jameson's executive offices are located at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603. Jameson's telephone number is (770) 901-9020.

   The Jameson Inns. The following table sets forth certain information about the 81 operating Jameson Inns at December 31, 1998.

                                                     Year   Number     1998
                                                   Opened/    Of    Room Nights
Location                                           Expanded Rooms  Available (1)
--------                                           -------- ------ -------------
ALABAMA:
 Albertville......................................       94   40       14,590
 Alexander City...................................    94/95   60       21,900
 Arab.............................................       95   40       14,600
 Auburn...........................................       97   40       14,600
 Decatur (3)......................................       96   40       14,593
 Eufaula..........................................       96   40       14,586
 Florence.........................................    96/96   65       23,725
 Greenville.......................................       96   40       14,600
 Jasper...........................................    97/98   58       15,516
 Oxford...........................................       97   40       14,600
 Ozark............................................       95   40       14,539
 Prattville (3)...................................       98   38        2,128
 Scottsboro.......................................       98   40        3,720
 Selma............................................    92/95   60       21,571
 Sylacauga........................................       97   40       14,600
 Trussville (3)...................................       98   40        9,120
 Tuscaloosa (2)...................................       97   40       14,600
                                                             ---      -------
  Subtotal........................................           761      243,588
                                                             ---      -------
GEORGIA:
 Albany...........................................    95/96   62       22,630
 Americus......................................... 92/93/94   79       28,835
 Bainbridge.......................................    94/95   60       21,900
 Brunswick........................................    95/96   60       21,902
 Calhoun..........................................    88/94   59       21,509
 Carrollton.......................................    94/95   60       21,900
 Commerce.........................................       96   40       14,600
 Conyers (3)......................................       96   39       14,238
 Covington........................................       90   40       13,870
 Dalton (3).......................................       98   39        3,901
 Douglas..........................................       95   40       14,602
 Dublin (2).......................................       97   40       14,602
 Eastman..........................................       89   41       14,964
 Fitzgerald.......................................       94   40       14,600
 Greensboro.......................................       90   41       14,655
 Hartwell.........................................       92   40       14,600
 Jesup............................................    90/91   61       21,982
 Kingsland........................................       98   40        8,120
 LaGrange.........................................    96/98   56       20,153

                                                     Year   Number     1998
                                                   Opened/    Of    Room Nights
Location                                           Expanded Rooms  Available (1)
--------                                           -------- ------ -------------
 Macon............................................     97      40      14,600
 Milledgeville....................................     91     100      36,500
 Oakwood..........................................     97      40      14,355
 Perry............................................     98      40      13,660
 Statesboro.......................................     89      39      14,229
 Thomaston (2)....................................  90/96      61      21,900
 Thomasville......................................     98      40          80
 Valdosta.........................................  95/95      55      20,075
 Warner Robins....................................     97      59      21,355
 Washington.......................................     90      41      14,965
 Waycross.........................................  93/96      60      21,959
 Waynesboro.......................................     96      40      14,598
 Winder...........................................     88      40      14,600
                                                             ----     -------
  Subtotal........................................           1592     546,439
                                                             ----     -------
MISSISSIPPI:
 Tupelo...........................................  98/98      60       4,480
                                                             ----     -------
  Subtotal........................................             60       4,480
                                                             ----     -------
NORTH CAROLINA:
 Asheboro.........................................     97      40      14,600
 Dunn (2).........................................     98      40      14,280
 Eden.............................................     98      39       7,527
 Forest City......................................  97/98      59      20,651
 Garner...........................................     98      40       4,520
 Greenville.......................................     98      40       6,760
 Hickory (3)......................................     98      39       3,549
 Laurinburg.......................................     97      40      14,600
 Lenoir...........................................     98      39       9,087
 Roanoke Rapids...................................     98      39       6,825
 Sanford..........................................     97      40      14,600
 Smithfield.......................................     98      40      11,080
 Wilson...........................................     97      39      14,230
                                                             ----     -------
  Subtotal........................................            534     142,309
                                                             ----     -------
SOUTH CAROLINA:
 Anderson.........................................  93/94      60      21,900
 Cheraw (3).......................................     95      40      14,600
 Duncan...........................................     98      40      11,040
 Easley...........................................     95      40      14,604
 Gaffney..........................................  95/97      58      21,160
 Georgetown.......................................     96      40      14,600
 Greenwood........................................  95/96      64      23,122
 Lancaster........................................     95      40      14,576
 Orangeburg.......................................     95      40      14,587
 Seneca...........................................     96      40      14,606
 Simpsonville.....................................     96      40      14,662
 Spartanburg......................................     98      40      13,837
 Union............................................     97      40      14,600
                                                             ----     -------
  Subtotal........................................            582     207,894
                                                             ----     -------

                                                     Year   Number     1998
                                                   Opened/    Of    Room Nights
Location                                           Expanded Rooms  Available (1)
--------                                           -------- ------ -------------
TENNESSEE:
 Cleveland(3).....................................    98       40        7,560
 Clinton..........................................    97       40       14,602
 Decherd..........................................    97       40       14,596
 Johnson City.....................................    97       59       20,930
 Tullahoma........................................    97       40       14,600
                                                            -----    ---------
  Subtotal........................................            219       72,288
                                                            -----    ---------
Total.............................................          3,748    1,216,998
                                                            =====    =========

--------
(1) As to Jameson Inns opened or expanded during 1998, room nights available reflects all rooms available from the opening date of the Inn or its expansion but does not include periods during which rooms may have been unavailable due to repairs or renovations.
(2) Land is subject to a ground lease.
(3) A 20-room expansion of this Inn was under construction at December 31, 1998.

   At December 31, 1998, 41 of Jameson's 81 operating Jameson Inns were pledged to secure indebtedness under Jameson's $46.2 million credit facility. In addition, 24 operating Jameson Inns were pledged to secure other mortgage indebtedness and 10 of the 20 Jameson Inns under construction at December 31, 1998, were pledged to secure construction loans.

   The Jameson Lease. Jameson has entered into the Jameson Lease with Jameson Hospitality covering all of the completed and operating Jameson Inns. Furthermore, new Jameson Inns, and Signature Inns if the merger is completed, developed by Jameson during the term of the Jameson Lease will become subject to the Jameson Lease upon completion of construction or, as the case may be, of the merger. The following is a summary description of the material terms and conditions of the Jameson Lease.

   Term; Rent. The Jameson Lease term expires on December 31, 2007, subject to earlier termination upon the occurrence of certain events. During the term of the Jameson Lease, Jameson Hospitality is obligated to pay to Jameson base rent calculated on the number of rooms in operation on the first day of the month and, where required under the formula described below, percentage rent based on room revenues. In general, percentage rent is calculated by multiplying average daily per room rental revenues for all of the Jameson Inns under each master lease comprising the lease by certain percentages. Under the Jameson Lease, base rent is payable monthly and equals $264.00 per room per month multiplied by the number of rooms available to rent at the beginning of the month. Percentage rent is payable quarterly and equals the following:

     39% of the first $22.18 of average daily per room rental revenues; plus

     65% of all additional average daily per room rental revenues; less

     100% of base rent paid for the same period.

   Percentage rent is based on the total number of rooms available to rent during the period, rather than the number of rooms available to rent at the beginning of each month. The total base rent plus percentage rent payable by Jameson Hospitality is limited to 47% of room revenues. For purposes of calculating base rent and percentage rent, each master lease under which Jameson or one of its subsidiaries is lessor is treated as a separate Jameson Lease; that is, only the number of rooms and amount of room revenue attributable to Jameson Inns under a particular master lease are considered when determining the amount of base rent and percentage rent Jameson Hospitality is obligated to pay under such Jameson Lease.

   Effective January 1, 2000, the $22.18 amount referred to above will be increased for 2000 based on the percentage increase in the Consumer Price Index for all Urban Consumers published by the U.S. Department of

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

Labor Bureau of Labor Statistics for the year ended December 31, 1999. Similar adjustments will be made on each subsequent January 1 for the year then beginning based on the changes the Consumer Price Index experienced over the most recently completed calendar year.

   Average daily per room rental revenues are determined by dividing room revenues realized by Jameson Hospitality over any given period by the sum of the number of rooms available for rent on each day during the period. Room revenues as defined in the Jameson Lease include revenues from telephone charges, vending machine payments and other miscellaneous revenues and exclude all credits, rebates and refunds, sales taxes and other excise taxes. On or before March 1 of each year, Jameson Hospitality is required to provide a calculation of the percentage rent payable for the preceding year, together with a report by the same independent accounting firm serving as auditors of Jameson's financial statements, on the amount of room revenues and percentage rent. Total rent, including both base rent and percentage rent, earned by Jameson for the years ended December 31, 1996, 1997 and 1998 was $9.4 million, $13.0 million and $18.2 million, respectively.

   Operating Expenses. In addition to paying base rent and, if applicable, percentage rent, the Jameson Lease requires Jameson Hospitality to pay workers' compensation insurance premiums, and all costs and expenses incurred in the operation of the Jameson Inns. Jameson is responsible for other types of insurance, real and personal property taxes, the costs of replacing or refurbishing furniture, fixtures and equipment, and the maintenance of structural elements, roofs and underground utilities.

   Jameson Hospitality. Jameson Operating Company, a predecessor of Jameson Hospitality, was formed in 1993 to conduct the operation of the Jameson Inns and entered into the Jameson Lease with Jameson for that purpose. Effective September 12, 1997 and until December 28, 1997, Jameson Operating Company was wholly owned by Thomas W. Kitchin, chairman and chief executive officer of Jameson. On December 28, 1997, Jameson Operating Company II, LLC acquired all of the assets, liabilities and operations of Jameson Operating Company and succeeded Jameson Operating Company as lessee and operator of the Jameson Inns under the Jameson Lease. Jameson Operating Company II, LLC was also wholly owned by Thomas W. Kitchin and his spouse. Effective March 31, 1998, Jameson Operating Company, II merged into Jameson Development Company, LLC which, on May 7, 1998, changed its name to Jameson Hospitality, LLC. Jameson Hospitality has a history of operating losses and a limited net worth.

   Approval of Jameson Lease. Jameson's independent directors are members of the Jameson Board of Directors who are not also officers or employees of Jameson and who are not affiliated with Jameson Hospitality. The Jameson independent directors determined that the Jameson Lease, as amended, is fair to Jameson. The independent directors also consented to the purchase of Jameson Hospitality by Thomas W. Kitchin and the transfer of the Jameson Lease to Jameson Hospitality as required by the terms of the Jameson Lease.

   Trademark. Jameson Hospitality is the owner of the registered trademark, The Jameson Inn. The Jameson Lease requires Jameson Hospitality to operate the Jameson Inns using the trademark and not to use the trademark (or license its use to any other parties) for the operation of lodging facilities other than the Jameson Inns if Jameson objects to such unrelated use. Jameson has an option to purchase the trademark from Jameson Hospitality at the end of the Jameson Lease or upon the earlier termination of the Jameson Lease with respect to all Jameson hotel properties for $25,000.

   Maintenance and Modifications. Under the Jameson Lease, Jameson is required to maintain the underground utilities and the structural elements of the improvements and the roof of each Jameson Inn. Jameson Hospitality is required, at its expense, to maintain the Jameson Inns in good order and repair and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep the Jameson Inns in good order and repair.

   Jameson Hospitality, at its expense, may make non-capital and capital additions, modifications or improvements to the Jameson Inns which do not significantly alter the character or purposes, or significantly

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

detract from the value or operating efficiencies, of the Jameson Inns. Modifications or improvements estimated to cost in excess of $100,000 must be done under the supervision of a qualified architect, engineer or contractor satisfactory to Jameson and in accordance with plans and specifications approved by Jameson. All alterations, replacements and improvements are subject to all the terms and provisions of the Jameson Lease and become the property of Jameson upon termination of the Jameson Lease. Through February 28, 1999, Jameson Hospitality had not undertaken any significant capital or non-capital alterations, replacements or improvements to the Jameson Inns.

   Hotels in general, including the Jameson Inns, have an ongoing need for renovation and refurbishment. Jameson seeks to control such costs through the construction of new Jameson Inns rather than the purchase and renovation of existing hotel properties. A significant number of Jameson Inns have been constructed within the past two years and generally do not require any renovation or refurbishment. Jameson Inns older than two years require periodic replacement of furniture, fixtures and equipment and the Jameson Lease requires that Jameson pay the costs of such refurbishment. Jameson has adopted a policy of maintaining sufficient cash or available borrowings (collectively the "Reserve") to fund expenditures for replacement and refurbishment of furniture, fixtures and equipment for the Jameson Inns up to an amount equal to 4% of Jameson Hospitality's total aggregate room revenues since July 1, 1995, less the amounts actually expended since that date.

   Insurance and Property Taxes. The Jameson Lease provides that Jameson is responsible for paying or reimbursing Jameson Hospitality for real and personal property taxes as well as for all insurance coverage on the Jameson Inns except workers' compensation coverage which is an obligation of Jameson Hospitality.

   Indemnification. The Jameson Lease requires Jameson Hospitality to indemnify Jameson and its affiliates from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against Jameson or its affiliates, on account of, among other things, (a) any accident or injury to person or property on or about the Jameson Inns, (b) any misuse by Jameson Hospitality, or any of its agents, of the leased property, (c) taxes and assessments in respect of the Jameson Inns (other than real and personal property taxes and income taxes of Jameson on income attributable to the Jameson Inns), or (d) any breach of the Jameson Lease by Jameson Hospitality. The Jameson Lease does not, however, require Jameson Hospitality to indemnify Jameson against Jameson's gross negligence or willful misconduct. Jameson is required to indemnify Jameson Hospitality against any environmental liabilities other than those caused by the acts or negligent failures of Jameson Hospitality (for which Jameson Hospitality will indemnify Jameson).

   Assignment and Subleasing. Under the terms of the Jameson Lease, Jameson Hospitality is not permitted to sublet all or any part of any of the Jameson Inns or assign its interest under the Jameson Lease, other than to an affiliate of Jameson Hospitality controlled by Mr. Kitchin, without the prior written consent of Jameson. No assignment or subletting will release Jameson Hospitality from any of its obligations under the Jameson Lease.

   Events of Default. Events of default under the Jameson Lease include, among others, the following:

    (a) Jameson Hospitality's continuing failure to pay rent for a period of 10 days after receipt by Jameson Hospitality of written notice of nonpayment from Jameson;

    (b) except under certain circumstances, continued failure by Jameson Hospitality to observe or perform any other term of the Jameson Lease for a period of 30 days after Jameson Hospitality receives notice of the failure from Jameson;

    (c) Jameson Hospitality's bankruptcy, insolvency or similar event; and

    (d) Jameson Hospitality's voluntary discontinuation of operations at an Inn for more than five days, without the consent of Jameson, except as a result of damage, destruction or condemnation.

   If an event of default occurs and continues beyond any curative period, Jameson has the option of terminating the Jameson Lease as to any individual Jameson Inn (which would not affect the Jameson Lease as

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

to the remainder of the Jameson Inns) or as to all of the Jameson Inns by giving Jameson Hospitality 10 days written notice of the termination date.

   Termination of Jameson Lease on Disposition of the Jameson Hotel Properties. If Jameson enters into an agreement to sell or otherwise transfer a hotel property, Jameson may terminate the Jameson Lease as to that property. However, if the Jameson Lease is terminated as to hotels comprising at least 25% of the total rooms of all of Jameson's hotel properties within a period of 12 consecutive months, Jameson Hospitality must be compensated for the loss of its leasehold interest or offered substitute hotels. Most of the Jameson Inns have been mortgaged to secure indebtedness of Jameson. In the event of a foreclosure sale (or transfer in lieu of foreclosure) of any hotel property, the Jameson Lease will terminate with respect to such hotel property.

   Inventory. The Jameson Lease requires all inventory required in the operation of the Jameson Inns to be acquired and replenished by Jameson Hospitality. Inventory includes items such as cleaning supplies, linens, towels and paper goods.

   Lease Terms for Signature Inns. If the merger is completed, Jameson will lease the Signature Inns to Jameson Hospitality under master leases with substantially the same terms and conditions as the Jameson Lease, except for the calculation of rental payments due. Base rent will be $394 per room and percentage rent will equal 37% of the first $35.00 of average daily per room rental revenues, plus 65% of the next $10.00 of average daily room rentals, plus 70% of all additional average daily room rentals, less 100% of base rent.

   Growth Plans for 1999. Jameson's objective is to enhance stockholder value by increasing funds from operations and cash available for distribution by developing additional Jameson Inns, and Signature Inns if the merger is completed, expanding existing hotel properties and participating, through the Jameson Lease, in increased room revenues generated through operation of its hotel properties by Jameson Hospitality. For definitions and calculation of funds from operations and cash available for distributions, see "--Jameson Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Development of New Hotels. Jameson believes that attractive opportunities exist for the development of new Jameson Inns in certain markets in the southeastern United States. Accordingly, Jameson intends to continue developing new Jameson Inns in targeted communities. With operating Jameson Inns in Alabama, Georgia, Mississippi, North Carolina, South Carolina and Tennessee, Jameson plans to continue developing Jameson Inns in those states as well as in Florida, Kentucky, Louisiana and Virginia. At December 31, 1998, Jameson had a total of 33 Jameson Inns under development, including 20 Jameson Inns under construction, and contracts to acquire 13 parcels of land on which additional Jameson Inns are expected to be constructed during 1999. In addition, Jameson currently has and will consider long-term ground leases for future Jameson Inn locations. As of December 31, 1998, four of the operating Jameson Inns are built on leased land, with terms up to 30 years. Twenty new Jameson Inns were under construction at December 31, 1998; one had opened prior to February 28, 1999, and the remainder are expected to open in 1999.

   Jameson believes that it has benefited significantly from its strategy of developing new Jameson Inns rather than acquiring existing properties and rehabilitating, refurbishing or re-flagging them because of the experience and track record of Jameson and Jameson Hospitality in the development, construction and operation of Jameson Inns. If the merger is completed, Jameson will consider developing new Signature Inns according to its assessment of market demand, cost and other relevant factors. In any such cases, Jameson expects that Jameson Hospitality will act as general contractor. See "--Jameson Hospitality as Contractor" below in this section.

   In evaluating potential development sites, Jameson targets communities with strong industrial bases sufficient to attract business travelers. These communities typically have significant manufacturing facilities, state and federal government installations, or colleges and universities. Jameson strives to locate its hotels in proximity to family-style restaurants and targets markets which offer local community events (e.g. annual

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

festivals, fishing tournaments, collegiate football games and other athletic events, graduation ceremonies, etc.) and/or tourist and recreational facilities (e.g. lakes, golf courses, hunting areas, etc.) attracting groups and individual discretionary and leisure travelers.

   Expansion of Existing Hotel Properties. Jameson intends to continue to expand existing Jameson Inns whenever market conditions warrant. To date, 22 Jameson Inns have undergone expansion and, at December 31, 1998, eight additional Jameson Inns were undergoing 20-room expansions. As of February 28, 1999 seven of these expansions were completed. Since Jameson Inns built prior to 1999 were initially constructed with the office and lobby, swimming pool and fitness center on sites generally large enough for future expansions, the incremental cost per room of expansions is lower than for new hotels. Accordingly, Jameson has been able to earn attractive returns on its investment by expanding Jameson Inns in markets with strong room demand. Also, as compared to the development of new Jameson Inns, expansion of existing Jameson Inns is a relatively lower risk growth strategy since Jameson has an opportunity to assess local room demand and market trends based on its direct experience in developing and owning the existing hotel. If the merger is completed, Jameson expects to employ substantially the same strategy regarding expansion of its currently operating Jameson Inns. The sites for new, interior-corridor Jameson Inns and all of the current Signature Inns are fully developed and these properties cannot be expanded. In those markets, expansions will occur through the acquisition of additional sites and the construction of new hotels.

   Jameson Hospitality as Contractor. We anticipate that Jameson Hospitality will act as general contractor for new Jameson Inns built by Jameson and expansions of existing Jameson Inns and, if the merger is completed, Signature Inns. Each construction contract for a new Jameson hotel or a group of hotels provides for a turnkey price for all work performed under the contract subject to reduction, however, if Jameson Hospitality's profits (as defined in the construction contract) exceed 10%. The contract price excludes the cost of the land and closing costs, but includes the costs of constructing and equipping the Jameson hotels and related fitness centers, including interest charges incurred by Jameson on the associated construction debt during construction and working with Jameson Hospitality to staff the hotel prior to opening. Each such construction contract is reviewed by an independent architectural firm and subject to approval by a majority of Jameson's independent directors. The average price charged by Jameson Hospitality for the 19 new Jameson Inns opened during 1998 and the expansions opened in 1998 was approximately $37,000 per room.

   Internal Growth. Through percentage rent, Jameson participates in any increases in room revenues generated through increases in occupancy rates and average daily room rates ("ADR") of the Jameson Inns by Jameson Hospitality. Total rent payable under the Jameson Lease, including base rent and percentage rent, is limited, however, for each calendar year to 47% of Jameson Hospitality's room revenues. See "--The Jameson Lease," above. Jameson Hospitality practices aggressive market-sensitive pricing, increasing room rates at particular Jameson Inns as market conditions in the specific communities warrant. The Jameson Inns' site managers receive a significant portion of their compensation based on achieving specified monthly room revenues and annual expense controls. Jameson Hospitality promotes an aggressive marketing program which focuses on local efforts directed to the business community in each Jameson Inn's market.

   Marketing. The marketing of the Jameson Inns is the responsibility of Jameson Hospitality and focuses on local efforts directed to the business community in the city or town where the particular Jameson Inn is located. In 1998 Jameson Hospitality hired six direct sales managers, each of whom conducts and supervises direct sales for designated Jameson Inns. In addition, one of the key responsibilities of a Jameson Inn's manager is to make sales calls on local chambers of commerce, businesses, factories, government installations and colleges and universities. The goal of the sales call is to familiarize local business people with the Jameson Inn in their community and solicit their recommendation of the Jameson Inn to business travelers visiting communities where Jameson Inns are located, including both individual discretionary travelers as well as groups attending family or community events. Jameson Hospitality employs billboards and other similar types of advertising and has an "800" number to facilitate reservations.

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

   In addition to billboard advertising which Jameson Hospitality has traditionally utilized and will continue to utilize, Jameson Hospitality places advertisements for the Jameson Inns in regional and special event publications and in newspapers.

   Employees. At December 31, 1998, Jameson employed 17 persons. Employees of Jameson are also employees of Kitchin Investments and Jameson Hospitality. Under a cost reimbursement agreement, Jameson reimburses Kitchin Investments for the time that their shared employees spend on Jameson 's business. For the year ended December 31, 1998, Jameson's reimbursement to Kitchin Investments totaled approximately $200,000. None of Jameson's or Jameson Hospitality's employees is represented by a union or labor organization, nor have Jameson's or Jameson Hospitality's operations ever been interrupted by a work stoppage. Jameson considers relations with its employees to be excellent.

   Policies and Objectives with Respect to Certain Activities. The following is a discussion of Jameson's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies may be amended or revised from time to time at the sole discretion of the Board of Directors of Jameson. No assurance can be given that Jameson's investment objectives will be attained or that the value of Jameson will not decrease.

   Investment Objectives and Policies. Jameson's investment objective is to provide quarterly cash distributions and achieve long-term capital appreciation through increases in cash flow and the value of Jameson. Jameson will seek to accomplish these objectives through the ownership and leasing of the Jameson Inns and, if the merger is completed, Signature Inns, to Jameson Hospitality, selective development of additional Jameson hotels in the United States, Jameson Hospitality's increases in the hotels' room revenues and, where deemed appropriate, renovations and expansions of these properties. A key criterion for new investments will be that they offer the opportunity for growth in funds from operations and cash available for distribution. For definitions and calculation of funds from operations and cash available from operations, see "--Jameson Management's Discussion and Analysis of Financial Condition and Results of Operations". Jameson anticipates that all of its activities will be conducted directly, although Jameson Inns located in certain states are owned by subsidiaries of Jameson and Jameson may participate with other entities in property ownership, through joint ventures, partnerships or other types of co-ownership. Jameson currently intends to invest only in Jameson Inns and Signature Inns (if the merger is completed), although Jameson may also hold temporary cash investments from time to time pending investment or distribution to stockholders.

   Jameson may purchase or lease properties for long-term investment, expand and improve properties, or sell such properties, in whole or in part, when circumstances warrant. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of Jameson.

   While Jameson emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, stock of other REITs and other real estate interests. Such mortgage investments may include participating or convertible mortgages. However, Jameson has not invested previously in mortgages and stock of other REITs, and does not presently intend to do so.

   Dispositions. Jameson has no current intention to dispose of any of the Jameson Inns, except the Jameson Inn at Milledgeville, Georgia, although it reserves the right to do so if, based upon management's periodic review of Jameson's portfolio, the Board of Directors of Jameson determines that such action would be in the best interests of Jameson.

   Financing. In January 1997, Jameson filed a shelf registration statement on Form S-3 (the "1997 Registration Statement") with the SEC that provides for the issuance of an aggregate of up to $100 million in Jameson common stock, preferred stock and common stock warrants to be offered and sold from time to time. On March 10, 1997, Jameson completed the sale of 2,300,000 newly issued shares of Jameson common stock. Net proceeds of approximately $26 million were used to repay certain existing mortgage indebtedness at that date. In February 1998, Jameson stockholders approved an amendment to the Jameson articles of incorporation

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

to increase the number of authorized shares of Jameson common stock from 20 million to 40 million shares and the authorized shares of preferred stock from 100,000 to 10 million shares. Later in 1998 Jameson sold, under the 1997 Registration Statement, 1,200,000 shares of Jameson preferred stock at an offering price of $25 per share. Jameson used the approximately $28.5 million in net proceeds from the offering to repay indebtedness and for general corporate purposes. Jameson intends to use additional net proceeds, if any, from any sale of securities under the 1997 Registration Statement for the repayment of existing indebtedness, working capital and general corporate purposes.

   In the event that the Jameson Board of Directors determines to raise additional equity capital, the Jameson Board of Directors has the authority, without stockholder approval, to issue additional shares of Jameson common stock or other capital stock of Jameson in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in Jameson.

   It is anticipated that any additional borrowings will be made directly by Jameson. Indebtedness incurred by Jameson may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Such indebtedness may be recourse to all or any part of the property of Jameson or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by Jameson may be used for the payment of distributions, working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new hotels.

   At December 31, 1998, Jameson had outstanding an aggregate of approximately $53.7 million of mortgage debt, including approximately $2.4 million in construction debt. The construction debt provides for total borrowings of $16.6 million and is secured by mortgages on 10 Jameson Inns. Jameson has adopted a policy of limiting its outstanding indebtedness to 65% of aggregate appraised value of the Jameson Inns. The management of Jameson estimates that the outstanding indebtedness at December 31, 1998, represented approximately % of the aggregate appraised value of the Jameson Inns. Jameson's organizational documents do not limit the amount or percentage of indebtedness that Jameson may incur. Accordingly, the Jameson Board of Directors could change the current policies of Jameson and Jameson could become more highly leveraged, resulting in an increased risk of default on the obligations of Jameson and in an increase in debt service requirements. Such an increase could adversely affect the financial condition and results of operations of Jameson, Jameson's ability to make dividend distributions to its stockholders and could, as a result, jeopardize Jameson's status as a REIT.

   Working Capital Reserves. Jameson's policy is to maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Jameson Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of Jameson's business and investments.

   Policy Regarding Capital Expenditures. On July 1, 1995, Jameson adopted a policy of maintaining cash or sufficient access to borrowings equal to 4% of the Jameson Inns' aggregate room revenues since July 1, 1995, less amounts actually spent from that date forward. Prior to this date, the obligation to fund replacement and refurbishment of furniture, fixtures and equipment was Jameson Hospitality's. For the period July 1, 1995, through December 31, 1998, 4% of room revenues equaled $3.69 million and Jameson expended $4.68 million on such items in that same period. Jameson is reviewing this matter and may consider changing its policy to increase this percentage.

   Other Policies. Jameson intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. Jameson does not intend to (a) invest in the securities of other issuers for the purpose of exercising control over such issuer, (b) underwrite securities of other issuers or (c) actively trade in loans or other investments.


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   Jameson may make investments other than as previously described, although it does not currently intend to do so. Jameson has authority to repurchase or otherwise reacquire Jameson common stock or any of its other securities and may engage in such activities in the future. During the past four years Jameson has not issued Jameson common stock or any other securities in exchange for property, nor has it reacquired any of its common stock or any other securities; however, Jameson has authority to engage in such activities and may do so in the future. Prior to January 1, 1994, Jameson made loans to Jameson officers in connection with Jameson's formation of partnerships to finance development of new Jameson Inns. All such loans were repaid in full at the time such partnerships were liquidated. Jameson may in the future make additional loans to such persons and entities, including, without limitation, its officers, and to joint ventures in which it participates. During the last four years, except in connection with formation of partnerships which, prior to their liquidation in early 1994 in conjunction with Jameson's initial public offering, were formed by Jameson to finance the development of Jameson Inns, Jameson has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, and Jameson does not intend to do so in the future. Jameson's policies with respect to such activities may be reviewed and modified from time to time by the Board of Directors of Jameson without the vote of the stockholders.

   At all times, Jameson intends to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors of Jameson, with the consent of a majority of Jameson's stockholders, determines to revoke Jameson's REIT election.

   Jameson may, under certain circumstances, purchase its shares of Jameson common stock in the open market or otherwise. Jameson has not repurchased any shares and the Board of Directors of Jameson has no present intention of causing Jameson to repurchase any of the shares of Jameson common stock.

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   Jameson Management's Discussion and Analysis of Financial Condition and
Results of Operations. You should read the following discussion in conjunction with the historical and pro forma consolidated financial statements of Jameson and Jameson Hospitality and the accompanying notes which are included on pages F-2 through F-31 of this Joint Proxy Statement/Prospectus and the pro forma condensed financial statements contained in the Summary.

   Jameson has grown from a hotel chain with four Jameson Inns, or 162 rooms, at January 1, 1990, to 81 Jameson Inns, or 3,748 rooms, in operation at December 31, 1998. From its inception in 1988 until December 31, 1993, Jameson was engaged in the business of developing, owning and managing Jameson Inns. As part of its development activities, Jameson engaged in development and construction of new Jameson Inns. On December 31, 1993, Jameson reorganized by divesting itself of the subsidiary corporations through which it conducted its construction activities, securities brokerage activities and aviation operations. In addition, Jameson transferred its outdoor advertising business to Jameson Hospitality's predecessor, which is wholly owned by Jameson's chairman and chief executive officer and his spouse. Jameson no longer manages or operates the Jameson Inns upon their completion, but limits its primary activities to developing and owning the properties. Effective January 1, 1994, Jameson's primary source of revenue became lease payments by Jameson Hospitality which leases and operates the Inns under the Jameson Lease.

   The 1994 Jameson pro forma financial information has eliminated those businesses in which Jameson has not been engaged in since it divested itself of these businesses on December 31, 1993, so as to be comparable to the subsequent years' historical financial information. Although room revenues are earned by Jameson Hospitality, not Jameson, they are the basis upon which the percentage rent paid to Jameson by Jameson Hospitality (under the Jameson Lease) is determined and, accordingly, such revenues are discussed below. The term "Same Inn Room Revenues" refers to revenues earned with respect to Jameson Inns which were operating during all of both comparison periods and includes revenues attributable to rooms added to existing Jameson Inns by virtue of expansion of such Jameson Inns.

   The Jameson Lease provides for the payment of base rent and percentage rent. For the year ended December 31, 1998, combined base rent and percentage rent in the aggregate amount of $18.2 million was earned by Jameson. The principal determinant of percentage rent under the Jameson Lease is room revenues of the Jameson Inns. Therefore, we believe that a review of the historical performance of the operations of the 81 operating Jameson Inns, particularly with respect to occupancy, ADR and REVPAR, is appropriate for understanding Jameson's lease revenue (see "--Funds from Operations; Cash Available for Distribution," below, for the calculation of ADR and REVPAR).

   Results of Operations.

   Comparison of the Year Ended December 31, 1998 to the Year Ended December 31, 1997. Jameson's lease revenue for 1998 increased 40.0% to $18.2 million as compared to $13.0 million for 1997. The increase was due to an increase in Jameson Hospitality's room revenues.

   As a result of three factors, Jameson Hospitality's room revenues rose 41%, from $27.6 million for 1997 to $38.8 million in 1998.

  . The number of room nights available at Jameson Inns increased from 878,056 in 1997 to 1,216,998 in 1998, or 38.6%, due to the opening from
     January 1997 through December 1998 of 38 new 38- to 59-room Jameson Inns, and five 16- to 19-room expansions of existing Jameson Inns.

  . Jameson Inns' occupancy rate decreased from 64.9% for 1997 to 61.7% for 1998. The decrease in overall occupancy of the Jameson Inns is attributable primarily to (a) the expansion of several high occupancy Jameson Inns which then experienced lower occupancy rates because of the additional rooms available, (b) the opening of new Jameson Inns which typically require several months of operations before realizing higher occupancy rates and (c) additional competition in certain markets.

  .  ADR increased 7.1% from $47.25 in 1997 to $50.60 in 1998.

   Jameson Hospitality's Same Inn Room Revenues for 1998 versus 1997 grew to $26.2 million from $25.1 million, or 4%. The growth is due to an increase in ADR from $47.03 to $50.07 for these Jameson Inns and an increase in room nights available (due to expansions of certain of these Jameson Inns) from 797,737 to 807,842 partially offset by a decrease in the occupancy rate from 65.4% to 63.4% for these Jameson Inns for 1997 compared to 1998. During 1998, Jameson's lease revenue was affected by the limitation equal to 47% of room revenues for the year.

   Jameson's general and administrative expense includes overhead charges for management, accounting and legal services for the corporate home office. Jameson's general and administrative expense for 1998 was $592,000, as compared to $445,000 for 1997, due to additional costs resulting from the increased size of Jameson and more time spent by shared employees on Jameson's business matters as compared to Jameson Hospitality's and other related entities'.

   Jameson's property taxes and insurance expenses totaled $1.5 million in 1998, compared with $1.1 million for 1997. The increase is attributable to the increase in the number of Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's interest expense increased from $0.8 million in 1997 to $1.7 million in 1998 due to the increase in its average outstanding debt balance in 1998. As a result of the early extinguishment of debt in 1998 and 1997, Jameson had losses of $133,951 and $689,542, respectively, comprised of the write-offs of deferred finance costs and prepayment penalties, which are reflected as extraordinary items.

   Jameson's depreciation expense increased from $3.9 million in 1997 to $5.6 million in 1998, due to an increase in the number of operating Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's loss on disposal of furniture and equipment increased from $144,000 in 1997 to $508,000 in 1998 due to an increase in replacement of furniture, fixtures and equipment before the end of its depreciable life.

   In 1996, Jameson adopted Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-loved assets used in operations or held for sale when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During 1998, Jameson recognized a $2,507,000 loss on impairment of real estate related to one of the hotel properties, which is being actively marketed for sale. No other impairment losses have been recognized.

   Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996. Lease revenue for Jameson for 1997 increased 38% to $13.0 million as compared to $9.4 million for 1996. The increase was due to an increase in Jameson Hospitality's room revenues.

   As a result of three factors, Jameson Hospitality's room revenues rose 38%, from $20 million for 1996 to $27.6 million in 1997.

  . The number of room nights available at Jameson Inns increased from 634,549 in 1996 to 878,056 in 1997, or 38%, due to the opening from January 1996 through December 1997 of 30 new 40-room Jameson Inns, two new 60-room Jameson Inns and seven 20- to 26-room expansions of existing Jameson Inns.

  . Jameson Inns' occupancy rate decreased from 66.9% for 1996 to 64.9% for 1997. The decrease in overall occupancy of the Jameson Inns is attributable primarily to (a) the expansion of several high occupancy Jameson Inns which then experienced lower occupancy rates because of the additional rooms available, (b) the opening of new Jameson Inns which typically require several months of operations before realizing higher occupancy rates and (c) additional competition in certain markets.

  .  ADR increased 3% from $45.80 in 1996 to $47.25 in 1997.

   Jameson Hospitality's Same Inn Room Revenues for 1997 versus 1996 grew to $18.4 million from $18.3 million, or 1%. The growth is due to an increase in Jameson Hospitality's ADR from $45.62 to $46.60 for these Jameson Inns and an increase in room nights available (due to expansions of certain of these Jameson Inns) from 582,840 to 601,264 partially offset by a decrease in the occupancy rate from 67.0% to 64.0% for these Jameson Inns for 1997 compared to 1996. During 1997, the Jameson's lease revenue was affected by the limitation equal to 47% of room revenues for the year.

   Jameson's general and administrative expense includes overhead charges for management, accounting and legal services for the corporate home office. Jameson's general and administrative expense for 1997 was $445,000, as compared to $499,000 for 1996, due to less time spent by shared employees on Jameson's business matters as compared to Jameson Hospitality's and other related entities'.

   Jameson's property taxes and insurance expenses totaled $1.1 million in 1997, compared with $733,000 for 1996. The increase is attributable to the increase in the number of Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's interest expense decreased from $1.4 million in 1996 to $.8 million in 1997 due to the repayment of indebtedness of approximately $25.6 million in March 1997 and $30.8 million in April 1996. Proceeds to pay down debt were generated by the sale of 2.3 million and 3.3 million shares of Jameson common stock in March 1997 and April 1996, respectively. As a result of the early extinguishment of debt in 1997 and 1996, Jameson had losses of $689,542 in 1997 and $989,376 in 1996, comprised of the write-offs of deferred finance costs and prepayment penalties, which are reflected as extraordinary items.

   Jameson's depreciation expense increased from $2.7 million in 1996 to $3.9 million in 1997, due to an increase in the number of operating Jameson Inns and the expansion of existing Jameson Inns.

   Jameson's loss on disposal of furniture and equipment increased from $48,000 in 1996 to $144,000 in 1997 due to an increase in replacement of furniture, fixtures and equipment before the end of its depreciable life.

   Funds from Operations; Cash Available for Distribution. The following table illustrates Jameson's calculation of funds from operations and cash available for distribution on a historical basis for the years ended December 31, 1996, 1997 and 1998. In March 1995, NAREIT published a new interpretation of funds from operations which Jameson retroactively adopted at that time.

                                                   Year Ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
                                                   -------  -------  --------
                                                    (dollars in thousands)
   Net income available to common stockholders.... $ 3,051  $ 5,906  $  3,485
   Add:
    Depreciation expense..........................   2,670    3,898     5,636
    Loss on disposals.............................      48      144       508
    Extraordinary item............................     989      689       134
    Loss on impairment of real estate.............     --       --      2,507
                                                   -------  -------  --------
   Funds from operations, per March 1995 NAREIT
    interpretation................................   6,758   10,637    12,270
   Add:
    Loan fee amortization expense.................      93       80       114
   Less:
    Additions to reserve for furniture, fixtures
     and equipment(1).............................    (778)  (1,077)   (1,551)
    Required loan principal repayments............    (319)     (78)     (146)
                                                   -------  -------  --------
   Cash available for distribution................ $ 5,754  $ 9,562  $ 10,687
                                                   =======  =======  ========

--------
(1) This amount equals 4% of the aggregate room revenues of the Jameson Inns for the period.

   Liquidity and Capital Resources. Jameson expects to continue to develop additional Jameson Inns, expand existing Jameson Inns and, if the merger is completed, Signature Inns, as suitable opportunities arise. Jameson will not undertake such investments, however, unless adequate sources of financing are available. Since its election to be taxed as a REIT, Jameson has financed and currently intends to continue financing the construction of new Jameson Inns entirely with bank borrowings. Jameson believes it can continue to finance new Jameson Inns and expansions and new Signature Inns, with these construction and long-term mortgage loans. At December 31, 1998, Jameson had approximately $53.7 million in outstanding debt and had 16 operating Jameson Inns which were debt free and could be used as collateral should Jameson need additional borrowing capacity. After the January 1999 financing described below there are two operating Jameson Inns which remain debt free.

   Jameson has a $46.2 million line of credit (the "Line") convertible beginning in 1998 to term notes. At December 31, 1998, Jameson had drawn down $27.5 million under the Line with $18.7 million remaining available credit. Loans made under the Line bear interest at rates initially ranging from 8.5% to 9.0%, which are adjustable annually to equal a major lender's prime rate as published in the Wall Street Journal plus .25 or .5 percentage points. The minimum annual interest rate payable under the Line is 7% and the maximum is 13%. The annual interest rates at December 31, 1998, ranged from 8.5% to 9.0%. Loans made under the Line are secured by mortgages on 41 of the Jameson Inns. Payments of interest are due monthly, and monthly payments of principal and interest commence at various dates beginning in September 1998. Principal under each term loan under the Line is amortized using a 15-year period and is payable in full at various dates through 2007. Jameson uses the Line to finance construction costs, if there is no construction loan in place, and certain other operating needs including the payment of dividends and other operating expenses.

   In the past, Jameson has employed construction and long-term mortgage financing to fund the balance of construction costs not funded under the Line. For each new Jameson Inn to be built, Jameson generally obtains a construction loan for approximately $1.1 to $2.35 million depending on the size of the Jameson Inn to be built. After an 18-month interest-only period, each of the construction loans converts to a long-term mortgage financing upon completion of the Jameson Inn without any further action by Jameson, amortized over 15 years and payable in full seven years from its inception. The interest rate on each of such loans is adjusted annually, to rates ranging from the prime rate then prevailing to prime plus .5%. As of December 31, 1998, the construction loans are secured by mortgages on 10 of the Jameson Inns under construction.

   As of December 31, 1998, Jameson had a total of 20 Jameson Inns and eight expansions under construction with total construction costs, excluding land and closing costs, expected to total $59.8 million when the projects are complete. For ten of these properties, Jameson had obtained construction loans in 1998 totaling $16.6 million. In 1999, Jameson obtained additional financing commitments for six more of the 20 Jameson Inns under construction. This includes $4.7 million in loans for three Jameson Inns which loans are scheduled to close when the properties open and $7.2 million for three other Jameson Inns under construction. In 1999, Jameson also has obtained financing commitments aggregating for $3.8 million for six expansions under construction at December 31, 1998. Other construction costs will be borrowed under the Line if property-specific financing is not obtained.

   On January 14, 1999, Jameson entered into an agreement with a bank to provide $17 million in new financing, which is secured by 14 operating Jameson Inns which were previously debt free. This bank note bears interest at the weekly average yield on United States Treasury securities adjusted to the constant maturity of one year plus 3.75% per annum and is payable in monthly installments of principal and interest of $147,000 until January 2019 when the note matures. In addition, each month $15,000 must be deposited into a replacement reserve escrow until such time as the reserve account has a balance not less than $200,000. The proceeds of this financing will be used to repay amounts outstanding under the Line.

   Since Jameson presently intends to rely primarily on borrowings for construction and permanent financing of new Jameson Inns and, if the merger is completed, new Signature Inns and the expansion of existing properties, the lack of sufficient financing on favorable terms and conditions could prevent or significantly deter Jameson from constructing new hotels or expanding existing hotels. The availability of such financing depends on a number of factors over which Jameson has no control, including general economic conditions, the economic and competitive environments of the communities in which Jameson's hotels are located and the level and stability of long-term interest rates. Jameson also is considering possible additional long-term debt or equity financing that would be available to fund its ongoing development activities.

   In January 1997, Jameson filed a shelf registration statement on Form S-3 (the "1997 Registration Statement") with the SEC that provides for the issuance of an aggregate of up to $100 million in Jameson common stock, preferred stock and common stock warrants to be offered and sold from time to time. On
March 10, 1997, Jameson completed the sale of 2,300,000 newly issued shares of Jameson common stock. Net proceeds of approximately $26 million were used to repay existing mortgage indebtedness. In 1998, Jameson stockholders approved amendments to Jameson's articles of incorporation increasing the number of authorized shares of Jameson common stock from 20 million to 40 million shares and the authorized shares of Jameson preferred stock from 100,000 to 10 million shares. In February 1998 Jameson sold 1,200,000 shares of Jameson Series A Preferred Stock under the 1997 Registration Statement. Total net proceeds of approximately $28.5 million were used to repay existing mortgage indebtedness. Jameson intends to use future net proceeds, if any, from any additional sales of securities under the 1997 Registration Statement for the repayment of existing indebtedness, working capital and general corporate purposes.

   As with most real estate investments, Jameson's investments in the Jameson Inns are relatively illiquid and such illiquidity is further increased by the location of many Jameson Inns in small communities. As a result, the ability of Jameson to sell or otherwise dispose of any Jameson Inn to provide liquidity will be very limited.

   Jameson has four stock incentive plans in place. As of December 31, 1998, 730,287 shares of Jameson common stock were reserved for future grants and options to purchase 848,114 shares of Jameson common stock were outstanding (including 417,714 which were exercisable). In addition, as of December 31, 1998, 84,297 shares of Jameson common stock issued to certain key employees of Jameson and Jameson Hospitality are restricted as to sale until fully vested in 2006, 2007 and 2008.

   Year 2000. As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Jameson has evaluated its financial software and building operating systems of the Jameson Inns. Based on assessments to date, management believes that the arrival of the year 2000 and the potential related computer problems will not have a material adverse impact on Jameson. Jameson believes that its current software and operating systems are year 2000 compliant. Based on current information, costs of addressing and solving year 2000 problems are not expected to have a material effect on Jameson's financial position or results of operations. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 issues is outside of Jameson's control. There can be no assurance that the failure of Jameson, or such third parties, to address adequately their respective Year 2000 issues will not have a material adverse effect on Jameson's future financial condition or results of operations.

   Jameson maintains contingency plans in its normal course of business designed to be deployed in the event of various potential business interruptions. These generally include manual workarounds and adjusting staffing.

   Inflation. Operators of hotels in general possess the ability to adjust room rates quickly. Although Jameson Hospitality raised its room rates by approximately 7% in 1996, 3% in 1997 and 7% in 1998, competitive pressures have limited, and may in the future limit, Jameson Hospitality's ability to raise rates in the face of inflation.

   Inflation. Operators of hotels in general possess the ability to adjust room rates quickly. Although Jameson Hospitality raised its room rates by approximately 7% in 1996, 3% in 1997 and 7% in 1998, competitive pressures have limited, and may in the future limit, Jameson Hospitality's ability to raise rates in the face of inflation.

   Seasonality. Historical operations of Jameson Inns have been seasonal in nature, reflecting higher occupancy rates in the second and third quarters. This seasonality can be expected to cause fluctuations in the lease revenue that Jameson receives from Jameson Hospitality.

   Jameson Hospitality. Jameson Hospitality leases and operates all completed Jameson Inns owned by Jameson under the terms of the Lease. See "--The Jameson
Lease," (page    ). We also expect that Jameson Hospitality will lease and
operate all Signature Inns if the merger is completed. The names and certain other information concerning the executive officers of Jameson Hospitality are set forth below. At December 31, 1998, Jameson Hospitality had a total of 1,685 employees, including an administrative staff of 90 employees, 102 Inn managers and assistant managers and 1,493 other full- and part-time employees engaged in day-to-day management and marketing of the Inns. Jameson Hospitality and its predecessor companies have a history of operating losses and a limited net worth. The audited financial statements of Jameson Hospitality appear elsewhere in this Joint Proxy Statement/Prospectus and should be referred to for additional financial information concerning Jameson Hospitality. Although it has not done so to date, Jameson Hospitality may engage in activities other than as lessee of the Jameson Inns, subject to certain restrictions under the Jameson Lease.

   The executive officers and key employees of Jameson Hospitality are the following:

   Name                        Position
   ----                        --------
   Thomas W. Kitchin.......... President and Chief Executive Officer
   William D. Walker.......... Vice President--Development
   Craig R. Kitchin........... Vice President--Finance, Treasurer,
                               Chief Financial Officer
   Steven A. Curlee........... Vice President--Legal, General Counsel, Secretary
   Gregory Winey.............. Director of Operations

   Set forth below is certain information concerning Jameson Hospitality's executive officers, directors and key employees.

   Thomas W. Kitchin is the founder and has been an officer and director of Jameson since its incorporation in 1988. Prior to founding Jameson, he spent 10 years in the oil and gas industry and served as chief executive officer of an oil and gas company listed on the American Stock Exchange. Mr. Kitchin serves as a director of the Association of Publicly Traded Companies, an association that represents public companies that trade on The Nasdaq Stock Market, New York Stock Exchange and American Stock Exchange; chairman of the Georgia Hospitality and Travel Association; director of the American Hotel & Motel Association; director of the Georgia State University Cecil B. Day School of Hospitality Administration; director of the Georgia Southern University Restaurant, Hotel and Institutional Administration Academic Advisory Board; and director of the Northside Hospital Advisory Board. In addition, he has served on the board of directors of a private school, several banks and oil companies and numerous other civic, charitable and social service agencies. Mr. Kitchin is the father of Craig R. Kitchin, president, chief financial officer and treasurer of Jameson.

   William D. Walker is vice president--development of Jameson. He has been an officer of Jameson since its inception in 1988 and served as a director from 1988 through October 29, 1993. Prior to joining Jameson, he worked in various financial management positions for twelve years. Mr. Walker received a B.B.A. degree in finance from Texas Tech University in 1975.

   Craig R. Kitchin became chief financial officer of Jameson in February 1994, vice president--finance in November 1997, and president in November 1998. He joined Jameson as its controller and treasurer on

June 15, 1992, upon receiving his M.B.A. degree from the University of Chicago with concentrations in accounting and finance. Before attending the University of Chicago, he was a financial analyst with FMC Corporation in Santa Clara, California, from 1989 to 1990, where his primary responsibilities included budgeting and forecasting overhead expenses. Mr. Kitchin graduated from Santa Clara University with a B.S. degree in finance in 1989. Craig Kitchin is the son of Thomas W. Kitchin, the chairman and chief executive officer of Jameson.

   Steven A. Curlee became general counsel and secretary of Jameson on January 1, 1993 and vice president--legal in November 1997. From April 1985 to July 1992, he was general counsel of an oil and gas company listed on the American Stock Exchange. Prior thereto, he was engaged in the private practice of law in Tulsa, Oklahoma for five years. From 1976 to 1980, Mr. Curlee served on active duty in the U.S. Navy as a Judge Advocate. He continues to serve in the Navy Reserves, having attained the rank of Commander. Mr. Curlee received a B.A. degree in political science and his J.D. from the University of Arkansas. He received a Master of Law in Taxation degree from Georgetown University. Mr. Curlee is admitted to practice law in Arkansas, the District of Columbia, Oklahoma, Texas and Georgia.

   Gregory Winey is director of operations of Jameson Hospitality. He joined Jameson Hospitality in April 1998 as a regional manager supervising the operations of 17 Jameson Inns. In October 1998 he became the director of operations supervising the operations of all Jameson Inns. Before joining Jameson Hospitality, he was with Promus Hotel Corporation from May 1991 to December 1997 serving in several capacities in hotel operations, most recently as a senior area manager overseeing the daily operations of 17 hotel properties, including Hampton Inns, Hampton Inn & Suites and Home Suites Hotels. Prior to that he was a food and beverage manager for a 300-room Days Hotel in Charlotte, North Carolina for one year, and prior to that he was employed for six years by Traveler's Management Corporation as an innkeeper and rooms division manager of a 432-room convention hotel.

Signature

   Signature owns and operates a total of 25 Signature Inns (2,978 available rooms) and manages one additional Signature Inn (81 available rooms), all of which are located in six midwestern states. Signature Inns are designed to attract business and leisure travelers who seek room quality and comfort at moderate room rates. A typical Signature Inn incorporates a large two-story atrium, and a bright, well-appointed and richly decorated lobby and registration area. Most Signature Inns contain approximately 120 spacious, quiet and comfortably furnished guest rooms, averaging over 300 square feet per room, swimming pools, exercise facilities and a complimentary breakfast for their guests, as well as suite-like amenities including a microwave, refrigerator, in-room coffee, iron and ironing board and hair dryer in all guest rooms. However, unlike full-service hotels, Signature Inns do not provide management-intensive facilities and services, such as restaurants or cocktail lounges. Because approximately 65% of Signature Inn guests are business travelers, Signature emphasizes services designed for the business traveler, such as large, in-room desks, voice mail and business centers.

   Management believes the hallmarks of the Signature chain are the friendliness of Signature Inn staffs and the cleanliness of Signature Inn rooms and related facilities. Signature's Legendary Service Program(R) is designed to ensure the selection, training and continuous supervision of a capable, well-groomed and highly motivated staff of hotel employees who, at all levels, will exemplify the "whatever it takes" attitude toward serving the needs of Signature Inn hotel guests. Signature's ongoing refurbishing efforts, guest comment card evaluations and "mystery guest inspection" programs all combine to promote a high-level of consistency and quality. The attractive architectural design and landscaping of Signature Inns combine to enhance the experience of Signature's hotel guests. Signature Inns qualify for the "Three Diamond" American Automobile Association ("AAA") rating which is based upon the quality of a hotel's facilities, services and amenities. This is the highest rating afforded to limited service hotels.

   Signature Inns are located near interstate highways, restaurants and business and leisure travelers' destination points, such as business parks, office buildings and local attractions. The Signature Inn chain of hotels is classified in the mid-scale chain without food and beverage segment of the hotel industry.

   The principal offices and place of business of Signature consist of approximately 9,100 square feet of leased office space at One Parkwood Crossing, 250 East 96th Street, Suite 450, Indianapolis, Indiana 46240. Signature was incorporated under the laws of the State of Indiana on March 31, 1978.

   The Signature Inns. Listed on the following table are the location, year opened and number of rooms of each of Signature's 26 hotel properties.

                                                                    Year  No. of
 Property                                Location                  Opened Rooms
 --------                                --------                  ------ ------
 Indiana:
  Indianapolis North     I-465 & Michigan Road..................    1981    141
  Fort Wayne             I-69 & State Road 3....................    1982    102
  Castleton              I-465 & Allison Road...................    1983    125
  Lafayette              I-65 & State Road 26...................    1983    121
  Muncie                 McGaillard Road & Chadam Lane..........    1984    101
  Southport              I-65 & Southport Road..................    1985    101
  Indianapolis East      I-465 & East Washington Street.........    1985    101
  Indianapolis West      I-456 & West 38th Street...............    1985    101
  Kokomo                 U.S. 31 & Alto Road....................    1986    101
  Evansville             Green River Road & Vogel Road..........    1986    125
  Terre Haute            I-70 & U.S. 41.........................    1987    150
  Elkhart                Indiana Toll Road & State Road 19......    1987    125
  South Bend             Indiana Toll Road & U.S. 31............    1987    123
  Carmel(1)              I-465 & U.S. 31........................    1997     81
                                                                          -----
                                                                          1,598
 Ohio:
  Cincinnati (North)     I-75 & Sharonville Road................    1985    130
  Cincinnati (Northeast) I-71 & Mason-Montgomery Road...........    1985     99
  Columbus               I-270 & Cleveland Road.................    1986    125
  Dayton                 I-75 State Road, 725...................    1987    125
                                                                          -----
                                                                            479
 Kentucky:
  Florence               Turfway Road & I-71....................    1987    125
  Louisville South       I-65 & Fern Valley Road................    1988    123
  Louisville East(2)     I-64 & Blankenbaker Road...............    1997    119
                                                                          -----
                                                                            367
 Illinois:
  Normal                 101 South Veterans Parkway.............    1988    124
  Peoria                 4112 North Brandywine..................    1988    124
  Springfield            I-55 & Stevenson Drive.................    1996    124
                                                                          -----
                                                                            372
 Iowa:
  Bettendorf             I-74 & Spruce Hill Drive...............    1989    119
                                                                          -----
 Tennessee:
  Knoxville              I-75 & Cedar Bluff Road................    1989    124
                                                                          -----
 TOTAL:                  26 Signature Inns......................          3,059
                                                                          =====

--------
    (1) Signature Inn-Carmel is the only hotel not wholly owned by Signature. Signature serves as the general partner of Signature Meridian Limited Partnership, the limited partnership that owns the Signature Inn-Carmel, and Signature owns a 40% interest in the limited partnership. It is operated as a franchise under a Signature Inn Individual Hotel License agreement, by which the limited partnership pays Signature monthly franchise fees (i.e. royalties) equal to 4% of the gross receipts of the hotel and contributes 3.5% of gross receipts to an advertising and reservation fund administered by Signature to fund chain-wide advertising programs and a toll-free centralized reservation system. Additionally, the hotel is managed by Signature pursuant to a management agreement between Signature and Signature Meridian Limited Partnership.
    (2) Operates as both a Best Western and a Signature Inn.

   Subsidiaries. P & N Corporation ("P & N"), a wholly-owned subsidiary of Signature, was organized in 1993 and acts as the sole general partner and forty percent (40%) owner of the Signature Meridian Limited Partnership, which owns and operates the Carmel, Indiana, Signature Inn hotel property. Prior to December 1998, P & N also acted as the general partner of (a) the Peoria/Normal Signature Limited Partnership ("Peoria/Normal LP"), which owned and operated the Normal and Peoria, Illinois, Signature Inn hotel properties, and (b) the Knoxville Signature Limited Partnership ("Knoxville LP"), which owned and operated the Knoxville, Tennessee, Signature Inn hotel property. On December 23, 1998, the Normal and Peoria, Illinois, and Knoxville, Tennessee, Signature Inn hotel properties were conveyed and transferred to Signature, as a part of an effort to simplify Signature's organizational structure. Following the transfer, the Peoria/Normal LP and Knoxville LP were dissolved.

   Additionally, Signature is the sole owner of SIE Corporation, which owns and operates the Indianapolis East Signature Inn hotel property, and SI Springfield Corporation, which owns and operates the Springfield, Illinois, Signature Inn hotel property. Both SIE Corporation and SI Springfield Corporation are organized under the laws of the state of Indiana.

   Reservations. Signature utilizes TeleServices Resources, Inc. to provide central reservation services. The chain's toll-free number, 1-800-822-5252, can be accessed across the continental United States, Canada and the Virgin Islands. Signature believes its system is comparable to systems used by large national hotel chains. The system is interfaced with the Global Distribution System including electronic reservation systems such as Sabre, Apollo, Worldspan, System One and Amadeus, which are used by travel agencies. This electronic system connects the 26 Signature Inns to over 35,000 travel agencies and over 250,000 travel agents in the United States and Canada and is also accessible to travel agents in Central and South America and Europe.

   Employees. Including its five executive officers, Signature employs 30 full-time employees at its corporate office. In addition, Signature employs approximately 500 full-time employees and 200 part-time employees at its hotel properties. Signature believes it has a good relationship with its employees.

   Seasonality. Demand for hotel accommodations varies seasonally in Signature's current market areas. Typically, demand for hotel accommodations and, correspondingly, occupancy rates for each of the Signature Inns will be higher during the period from March through October and lower during the period from November through February.

   Competition. The operation of hotels is an extremely competitive business. Signature Inns are in competition with numbers of hotel management companies and hotel chains in their respective areas of operation of varying quality and size, including national and regional chains, and companies which have available to them greater name recognition and financial resources than Signature.

   Refurbishing. To meet competition in the industry and to maintain economic values, continuing expenditures must be made for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives. If such expenditures are not made, the value and profitability of the property may be diminished. Signature establishes reserve funds in connection with the operation of its hotels for refurbishing which are generally based upon specified percentages of hotel revenues. Signature plans to continue maintaining these reserve funds and making expenditures, as needed, to maintain the value and profitability of its hotel properties.

   Governmental Regulations. A number of states regulate the licensing of hotels by requiring registration, disclosure statements and compliance with specific standards of conduct. Signature believes that each Signature Inn has the necessary permits and approvals to operate its respective business and Signature intends to continue to obtain such permits and approvals for its new facilities. In addition, Signature is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and

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

work permit requirements. Further increases in the minimum wage rate, employee benefit costs or the costs associated with employees could affect Signature.

   Trademarks. Signature is the owner of the registered trademarks, "Signature Inn" (both with and without the related stylized "S" logo), "Signature Inn & Suites," "Signature Suites," "We Help You Get Down to Business," "Sincerely Yours," "Breakfast Express," and "There's Something Personal About a Signature." On June 1, 1989, Signature entered into an agreement with a Canadian group which had owned the Canadian trademark registration of "Signature Inn." Under the agreement, the Canadian registration of the mark "Signature Inn" became the property of Signature.

   Each of these trademarks will be conveyed to Jameson Hospitality immediately prior to the merger, subject to Jameson's right to purchase the trademarks for a fixed amount.

   Signature Management's Discussion and Analysis of Financial Condition and Results of Operations. The consolidated financial statements include the accounts of Signature and its wholly-owned subsidiaries. The equity method is used for investments in hotel limited partnerships in which Signature is a partner with 50% or less ownership and does not exercise legal, financial and operations control.

   During 1996 and through January 1997, Signature used the equity method for its seventeen unconsolidated hotel limited partnerships, which owned a total of twenty hotels. Additionally, the financial statements of three 50% owned hotel affiliates, which each owned one hotel, were included in Signature's consolidated financial statements.

   In January 1997, Signature completed a public offering of 2,256,000 shares of Series A Preferred Stock at $20 per share. Using a portion of the proceeds of the offering, other sources of funds and the assumption of debt, Signature acquired the 23 hotel properties previously owned by affiliated entities. The acquisitions included the purchase of the limited partners' interests in the unconsolidated hotel limited partnerships and also the purchase of the remaining interests in the three 50% owned and consolidated hotel affiliates.

   Two additional Signature-owned hotels which were acquired from non-affiliates began operations in February 1997 (Louisville East) and July 1997 (Springfield). The Springfield hotel was acquired in August 1996 and operations were closed from January 1997 to July 1997 to undergo the conversion to a Signature Inn. The Signature Inn Carmel, owned by an unconsolidated limited partnership, began operations in February 1997, and is the only hotel property not wholly owned by Signature.

   Merger Agreement. On January 27, 1999, Signature and Jameson entered into the merger agreement pursuant to which Signature will merge with and into Jameson. The holders of Signature common stock will receive one-half share of Jameson common stock and a cash payment of $1.50 in exchange for each share of Signature common stock owned. The amount of the cash payment will be reduced if a dividend is declared and paid to the holders of the Signature common stock prior to the consummation of the merger. Such a dividend distribution may be required to distribute all accumulated earnings and profits, as defined under federal tax law, of Signature prior to the merger to protect the REIT status of Jameson. Holders of the outstanding shares of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock having substantially the same terms as Signature Series A Preferred Stock, including an annual preferred dividend right of $1.70 per share and a liquidation preference of $20.00 per share, for each share of Signature Series A Preferred Stock outstanding at the effective time of the merger. Upon conversion of each share of the new Jameson Series S Preferred Stock (at any time in the future), holders will be entitled to receive 1.04 shares of Jameson common stock and a cash payment of $3.125.

   The merger is subject to (a) approval by Signature's common and preferred shareholders, each voting separately as a single class, (b) approval by the Jameson common shareholders and (c) certain other conditions. It is currently anticipated that the merger will be consummated in the second quarter of 1999.


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Results of Operations.

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997.

   Hotel Revenues. Revenues are principally derived from the rental of guestrooms. Other hotel revenues consist of meeting room rentals, charges to guests for long-distance telephone service and vending commissions. Hotel revenues of $42,404,000 for 1998 represented a $2,466,000 increase compared to 1997. Hotel revenues increased primarily as a result of a full year of operations in 1998 for Signature owned hotels compared to a partial year in 1997 because the acquisition of twenty previously unconsolidated Signature Inns occurred on January 24, 1997, the acquisition of the Louisville East hotel occurred in February 1997 and the opening of the Springfield hotel occurred in July 1997.

   Management and Franchise Fees. Revenue from management and franchise fees were earned from the unconsolidated partnership owned hotels prior to the acquisition by Signature in January 1997, plus the Signature Inn Carmel which opened in February 1997. Fees decreased $114,000 for 1998 to $94,000 compared to $208,000 in 1997 as a result of the absence of fees from acquired hotels subsequent to January 24, 1997. This was offset partially by fee income increases from the sole remaining affiliated limited partnership owned hotel (Carmel) which began operations February 1997.

   Direct Hotel Expenses. Direct hotel expenses include costs associated with the operations of the hotels including: compensation and benefit costs, room supplies, certain administrative costs, maintenance, marketing, utilities and property taxes. Direct hotel expenses for 1998 increased $1,263,000 to $23,777,000 compared to $22,514,000 for 1997, primarily as a result of a full twelve months of operating results during 1998 from the hotels acquired and opened during 1997. As a percent of hotel revenues, direct hotel expenses decreased from 56.4% to 56.1%.

   Depreciation, Amortization and Retirements. Depreciation, amortization and retirements increased $1,034,000 to $4,752,000 for 1998 compared to $3,718,000 for 1997, resulting from the acquisitions of the affiliate hotels and Louisville East, the opening of the Springfield hotel and additions to property and equipment for refurbishing and other hotel improvements during 1998.

   Corporate Expenses. Corporate expenses include the costs of general management, office rent, professional fees and other administrative expenses. Corporate expenses for 1998 were $2,745,000 which represented a $115,000 increase compared to 1997. This 4.4% increase is attributable to increased professional fees and employee costs.

   Merger Transaction Costs. In connection with the proposed Jameson merger, and prior strategic alternative transactions which were not consummated, Signature recorded in 1998 merger transaction costs of $224,000 ($161,000 after taxes, or $.08 per common share) for direct and other merger-related costs.

   Equity in Income of Hotel Limited Partnerships. Equity in income of hotel limited partnerships represents Signature's share of the unconsolidated partnerships' income or loss. The 1998 increase in income of $72,000 resulted from the absence of Signature's pro rata share of the acquired hotels subsequent to January 24, 1997, offset slightly by Signature's pro rata share of earnings from the Carmel partnership.

   Interest Income and Expense. Interest income for 1998 increased to $590,000 from $543,000 in 1997 as a result of increased cash balances maintained during 1998. The increase in interest expense for 1998 to $6,264,000 from $5,805,000 resulted from additional debt assumed by Signature during 1997 in connection with the acquired hotels.

   Other. Land sales resulted in the recognition of gains of $53,000 in 1998 and $353,000 for 1997.

   Income Tax Expense. The effective income tax rate for 1998 of 28.2% is higher than the income tax rate of 18.2% in 1997 because the reduction in the deferred tax valuation allowance was lower in 1998 than 1997.

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

 Year Ended December 31, 1997 Compared With Year Ended December 31, 1996.

   Hotel Revenues. Hotel revenues of $39,938,000 for 1997 represented a $34,434,000 increase compared to 1996. Hotel revenues increased as a result of the acquisition of twenty previously unconsolidated Signature Inns on January 24, 1997, the acquisition of the Louisville East hotel in February 1997 and the acquisition of the Springfield hotel in August 1996. The three previously consolidated hotels experienced decreased revenues of $328,000 resulting from a lower occupancy achieved during 1997, offset partially by increased average daily room rates.

   Management and Franchise Fees. These fees decreased $2,854,000 for 1997 compared to 1996 as a result of the absence of fee income earned subsequent to January 24, 1997, offset by fee income from a new unconsolidated limited partnership owned hotel (Carmel) which began operations February 1997.

   Direct Hotel Expenses. Direct hotel expenses for 1997 increased $19,311,000 to $22,514,000 from $3,203,000 for 1996. Direct hotel expenses primarily increased as a result of the acquisition of twenty previously unconsolidated Signature Inns on January 24, 1997, the acquisition of the Louisville East hotel in February 1997 and the acquisition of the Springfield hotel in August 1996. Direct hotel expenses from the three consolidated hotels increased $183,000, with the remainder of the increase attributable to the acquired hotels. As a percent of hotel revenues, direct hotel expenses decreased from 58.2% to 56.4%.

   Depreciation, Amortization and Retirements. Depreciation, amortization and retirements increased $3,148,000 for 1997 to $3,718,000 from $570,000 for 1996 resulting from the property and equipment and deferred cost increases associated with the acquired hotels.

   Corporate Expenses. Corporate expenses for 1997 were $2,630,000 which represented a $319,000 increase compared to 1996. This 13.8% increase is attributable to increased employee costs and general office related expenses incurred during the ordinary course of business.

   Equity in Income of Hotel Limited Partnerships. Equity in income of hotel limited partnerships represents Signature's share of the unconsolidated partnerships' income or loss. The 1996 equity in income of hotel limited partnerships of $596,000 was attributable to the acquired hotels. The 1997 decrease in income of $645,000 to a loss of $49,000 was the result of the absence of Signature's pro rata share of the acquired hotels subsequent to January 24, 1997, offset slightly by Signature's pro rata share of earnings from Carmel.

   Interest Income and Expense. Interest income for 1997 increased to $543,000 from $207,000 in 1996 as a result of increased cash balances maintained during 1997 resulting mainly from the public offering of Series A Preferred Stock, offset by the absence of $77,000 of interest earned from Signature's loan participation agreements in three hotels during 1996. The increase in interest expense for 1997 to $5,805,000 from $1,035,000 was the result of additional debt assumed by Signature in connection with the acquired hotels.

   Other. Land sales resulted in the recognition of a gain of $353,000 in 1997 compared to a loss of $27,000 in 1996. Also, in 1996 minority interest in earnings of consolidated partnerships was $345,000.

   Income Tax Expense. Signature's annual utilization of its net operating loss carryforwards was limited due to the Series A Preferred Stock offering in January 1997. Accordingly, the effective income tax rate for 1997 of 18.2% was higher than the income tax rate of 11.5% in 1996.

   Capital Resources and Liquidity. Historically, Signature has funded its operations principally through cash flow from operations and borrowings under certain credit facilities. At December 31, 1998, Signature had $10,047,000 of cash and cash equivalents compared to $11,127,000 at December 31, 1997.


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

   Net cash provided by operating activities increased to $8,643,000 in 1998 compared to $8,290,000 in 1997, an increase of $353,000. The increase was primarily a net result of earnings, a reduction of income taxes receivable and an increase in deferred income taxes.

   Net cash used by investing activities decreased to $4,271,000 in 1998 compared to $37,670,000 in 1997. The primary element of change from 1997 was the cash used in the 1997 acquisitions.

   Net cash used by financing activities were $5,452,000 in 1998 compared to a net cash provided of $38,512,000 in 1997. The change was primarily the result of net proceeds from the issuance of the Series A Preferred Stock during 1997 of $41,200,000, offset partially by the payment of a full year of preferred stock dividends in 1998.

   The hotel mortgages are secured by hotels and land and bear interest at rates ranging from 7.5% to 10.0% (8.75% and 8.90% weighted average interest rates at December 31, 1998 and 1997, respectively) through maturity dates ranging from 2000 to 2016. The annual scheduled principal payments during the next five years are $1,811,000 in 1999, $7,810,000 in 2000, $6,212,000 in 2001,
$1,758,000 in 2002 and $1,919,000 in 2003.

   Signature believes that the cash generated from operations, along with additional borrowing capabilities and cash balances, will provide adequate liquidity to meet its operating needs, debt service and preferred dividend requirements over the next twelve months.

   Signature may seek to obtain credit facilities or issue corporate debt or equity securities in order to raise additional capital. Any debt incurred or issued by Signature may be secured or unsecured, bear interest at fixed or variable rates, and be subject to such other terms as the Board of Directors of Signature considers appropriate.

   Seasonality. Demand for hotel accommodations varies seasonally in the Signature Inns hotels' market areas. Typically, the demand for hotel accommodations and correspondingly, occupancy rates for the hotels, will be higher during the period from March through October and lower during the period from November through February.

   Supply and Demand. In some years, construction of lodging facilities in the United States resulted in an excess supply growth of available rooms compared to the growth in demand, and the excess of supply growth had an adverse effect on occupancy levels and room rates in the industry. The lodging industry may be adversely affected in the future by (i) an excess in supply growth of available rooms, (ii) national and regional economic conditions, (iii) changes in travel patterns, (iv) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (v) the availability of credit.

   Inflation. The rate of inflation as measured by changes in the average consumer price index has not had a material effect on Signature's financial condition or results of operations for the periods presented.

   Year 2000. Signature has completed an assessment of its computer and other operating systems to identify those which could be affected by the "Year 2000" issue. The assessment included the review of corporate and hotel applications, hardware, and software (information technology or "IT"), non-IT areas such as microprocessors and embedded chips, and 3rd parties, including providers of supplies and services. Signature has established a time line for assuring compliance and is monitoring progress toward that end. On going testing of existing

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

systems to determine compliance will be completed by the end of August 1999. Systems that are determined to be non-compliant will be repaired or replaced between May and September.

   Signature relies on third party consultants and suppliers for a variety of its corporate and hotel operations. The remediation phase includes modification to, or replacement of, software, hardware or microprocessors and obtaining assurances from third parties that they have addressed the Year 2000 issue.

   Estimated total costs, excluding internal costs, to complete compliance are $100,000 of which $50,000 or more is anticipated to be capitalized and $50,000 expensed. No material amounts have been expended as of December 31, 1998 for year 2000 remediation. Signature does not track the internal costs incurred for the Year 2000 project (principally the payroll and related costs for its information systems group). The costs of the project have been and will continue to be funded through operating cash flows.

   Signature believes it has an effective program in place to resolve the year 2000 issue in a timely manner. Year 2000 risks include failure to obtain successful testing of hardware/software, failed attempts to obtain vendor compliance and failure on the part of suppliers and service providers. Signature believes that under most reasonably likely worst case scenarios hotel operations could be disrupted, a reduction in hotel occupancy due to lost reservations, or Corporate financial functions could be impaired. Such an event would cause certain processes to revert to manual systems and could have a material adverse impact on Signature's operating results and financial position. Contingency plans to address those risks have not been fully developed, however Signature intends to finalize its contingency plan for those risks by October 1999. Contingency plans will be implemented between October 1 and December 31 for systems that cannot be feasibly repaired or replaced.

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

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF JAMESON AND SIGNATURE

   The rights of Jameson stockholders are currently governed by the Georgia Business Corporation Code (the "Georgia Code") and the articles of incorporation and bylaws of Jameson (the "Jameson articles" and the "Jameson bylaws," respectively). The rights of Signature stockholders are currently governed by the Indiana Business Corporation Law (the "Indiana Law") and the Signature articles of incorporation and bylaws of Signature (the "Signature articles" and the "Signature bylaws," respectively).

   In accordance with the merger agreement, the owners of Signature common stock will become owners of Jameson common stock, and the owners of Signature Series A Preferred Stock will become owners of Jameson Series S Preferred Stock. Upon consummation of the merger, the rights of Jameson and Signature stockholders who become stockholders of Jameson in the merger will be governed by the Georgia Code, the Jameson articles, as amended to create and designate the rights and preferences of the James Series S Preferred Stock to be issued to holders of Signature Series A Preferred Stock, and the Jameson bylaws. The following are summaries of the material differences between the current rights of Signature stockholders, and the rights of those stockholders as stockholders of Jameson following the merger.

   Although it is not practical to compare the Georgia Code, Jameson articles, and Jameson bylaws with all their differences from the Indiana Law, Signature articles, and Signature bylaws, the following is a summary of those differences.

   As to the holders of Signature Series A Preferred Stock, their rights will to be governed primarily by the contractual rights established by the amendment to the Amended and Restated Articles of Incorporation of Jameson, which will designate the terms of the Jameson Series S Preferred Stock. (See Appendix B). In preparing that amendment, efforts have been taken to replicate and restate, as nearly as possible, each and every provision of the designations of the rights and preferences of the Signature Series A Preferred Stock, as they currently exist in Signature's articles, and to "mirror" those designations within the text of the amendment to the Jameson articles. Accordingly, it is the express intent and purpose of the amendment to the Jameson articles that the terms of that amendment will simply duplicate and restate the terms of the existing Signature Series A Preferred Stock and that the only material variances between the terms of the existing Signature Series A Preferred Stock and the terms of the Jameson Series S Preferred Stock will be (a) the inclusion of provisions limiting the percentage of ownership of the Jameson Series S Preferred Stock in order to insure that Jameson continues to comply with the requirements necessary to maintain its REIT status and (b) the modification of the conversion formula to reflect the terms of the merger agreement, as required under the existing Signature Series A Preferred Stock designation. The inclusion of these limiting ownership provisions will not, however, require any current holder of the Signature Series A Preferred Stock to reduce his or her current holdings following the merger.

Mergers

   Generally, under the Georgia Code, unless the articles of incorporation, the bylaws, or the board of directors require a greater vote or a vote by voting groups, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required to approve a plan of merger. Neither the Jameson articles nor the Jameson bylaws contain a provision expressly providing for a majority or greater approval of a plan of merger. However, the Georgia Code provides that no approval of a merger or share exchange is required from the stockholders of the surviving corporation if its articles of incorporation will not differ from those prior to the merger, the shares of capital stock of the corporation outstanding immediately prior to the merger will be identical after the merger or share exchange and the number and kind of shares outstanding immediately after the merger or share exchange plus the number and kind of shares issued pursuant to the merger or share exchange will not exceed the number and kind of shares authorized by the corporation's articles of incorporation immediately prior to the merger or share exchange.

   Under the Indiana Law, unless the articles of incorporation, the bylaws, or the board of directors require a greater vote or a vote by voting groups, the approval by the affirmative vote of a majority of the holders of the

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

outstanding stock of a corporation entitled to vote on the matter is required to approve a plan of merger. Under the Signature articles and the Signature bylaws, the affirmative vote of at least 80% of the voting power of the shares of common stock is required to approve any business combination involving Signature which is not approved by the Signature Board of Directors or which does not result in a defined minimum valuation for Signature. Because Signature's board has approved and recommended the proposed merger of Signature into Jameson, the 80% supermajority voting requirement under Signature's articles and bylaws does not apply to the proposed merger transaction.

   In addition, under Signature's articles, any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of Signature's articles or bylaws which would adversely affect the preferences, voting or other rights of the holders of the Signature Series A Preferred Stock would require the affirmative vote or consent of the holders of two-thirds of the shares of Signature Series A Preferred Stock outstanding at that time, with that series voting or consenting separately as a class. However, because all of the rights and preferences of the Signature Series A Preferred Stock are being restated and duplicated in the designations of the rights and preferences of the Jameson Series S Preferred Stock, and because the only material variances between those series are (a) the inclusion of limits on the percentage ownership of the Jameson Series S Preferred Stock and (b) the modification of the conversion formula, the Board of Directors of Signature has determined that the proposed merger should not affect adversely any of the preferences or rights of the Signature Series A Preferred Stock, as they currently exist. Accordingly, the affirmative vote of a majority as opposed to two-thirds, of the shares of Signature Series A Preferred Stock is required to approve the merger agreement.

Business Combination Laws

 Georgia Fair Price Requirements for Business Combination Law

   The Georgia Code sections 14-2-1111 and 14-2-1112, in general, prohibit a business combination between a corporation and an interested stockholder within five years of the time such stockholder became an interested stockholder, unless:

  .  unanimously approved by the continuing directors;

  . recommended by at least two-thirds of the continuing directors and approved by a majority of the shares held by stockholders other than interested stockholders; or

  . the transaction meets specified fair pricing criteria and certain other tests which are intended to assure that all stockholders receive a fair price and equivalent consideration for their shares regardless of the time the stockholders sell to the acquiring party.

   The term "business combination" includes, among other transactions between an interested stockholder or a corporation or any direct or indirect majority owned subsidiary thereof, (a) a merger; (b) an exchange with an interested stockholder or a corporation or any direct or indirect majority owned subsidiary thereof; (c) a sale, lease, transfer or other disposition (including as part of a dissolution) of assets having an aggregate book value equal to 10% or more of the net assets of the corporation at the end of such fiscal quarter;
(d) the issuance or transfer by the corporation of the equity securities of the corporation equal to 5% or more of the total market value of the outstanding shares of the corporation; (e) adoption of any plan or proposal for liquidation or dissolution of the corporation in which an interested stockholder or any affiliate of an interested stockholder will receive anything other than cash;
(f) certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary by 5% or more of the proportionate amount of outstanding shares of any class or series of equity securities of the corporation or such subsidiary. Under the Georgia Code, "continuing directors" generally are directors who served prior to the time the interested stockholder acquired 10% ownership and who are unaffiliated with the interested stockholder. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the beneficial owner of 10% or more of the outstanding voting stock of the corporation.


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

   The restrictions of the Georgia Code do not apply to corporations unless the corporation amends its bylaws to make these sections apply to it. Because Jameson did not amend the Jameson bylaws to include these restrictions, the Georgia Code Fair Price Requirements for Business Combination Law is not applicable to the merger.

 Indiana's Business Combination Law

   The Indiana Law prohibits a resident domestic corporation, which is defined as a corporation with 100 or more stockholders which has a class of voting shares registered with the Securities and Exchange Commission, from engaging in a "business combination" with an "interested stockholder" for a period of five years following the date the interested stockholder becomes an interested stockholder, unless the business combination or the interested stockholders' acquisition of shares is approved by the board of directors of the resident domestic corporation before such stockholder became an interested stockholder. After the expiration of five years from the date the stockholder becomes an interested stockholder, the resident domestic corporation is still prohibited from engaging in a business combination with the interested stockholder unless the combination is approved by the affirmative vote of the holders of a majority of the outstanding shares not beneficially owned by the interested stockholder or the combination meets certain conditions regarding the amount and kind of consideration set forth in the statute. A corporation which would otherwise be subject to the business combination law may adopt an amendment to its articles of incorporation or bylaws expressly electing not to be governed by the business combination law's provisions.

   The term "interested stockholder" includes any person or entity with 10% or more of the voting power of the resident domestic corporation or any affiliate of a resident domestic corporation that, in the preceding five years, owned 10% or more of the voting power of the resident domestic corporation. The term "business combination" is defined to include, when used in reference to any resident domestic corporation and any interested stockholder of the resident domestic corporation, the following: (a) a merger; (b) any sale, lease, exchange, mortgage, pledge, transfer or disposition in one transaction or a series of transactions of assets (1) having an aggregate market value equal to 10% or more of the aggregate market value of all of the resident domestic corporation's assets, (2) having an aggregate market value equal to 10% or more of the aggregate market value of all the resident domestic corporation's outstanding shares, or (3) representing 10% or more of the earning power of the resident domestic corporation; (c) the issuance or transfer of any shares of the resident domestic corporation that have an aggregate market value equal to 5% or more of its outstanding shares; (d) the adoption of a plan or proposal for the liquidation or dissolution of the resident domestic corporation; (e) any reclassification of securities, recapitalization, merger or consolidation or other transaction proposed by, or under an agreement with, the interested stockholder; or (f) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial assistance from the resident domestic corporation.

   In addition to the business combination rules set forth in the statute, Signature's articles of incorporation and bylaws contain further restrictions on Signature's ability to engage in a business combination. Specifically, the articles of incorporation and bylaws require the affirmative vote of the holders of 80% of the voting power of the Signature common stock to engage in the following business combinations:

  .  any merger or consolidation with an interested stockholder or affiliate;

  . any sale, lease, exchange, mortgage, pledge, transfer or disposition of assets having a fair market value of $1,000,000 or more to an interested stockholder or affiliate;

  . the issuance or transfer of securities having a fair market value of $1,000,000 or more to an interested stockholder or affiliate;

  . the adoption of any plan or proposal for liquidation or dissolution proposed by or on behalf of an interested stockholder or affiliate; or

  . any reclassification, recapitalization or other transaction which has the effect of increasing the proportionate share of securities owned by an interested stockholder or affiliate.


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

   Such 80% supermajority vote by the Signature stockholders is not required if the business combination has been approved by a majority of unaffiliated directors or the consideration to be received by the Signature stockholders satisfies certain fairness criteria set forth in the articles of incorporation and bylaws. Because Signature's Board of Directors unanimously has approved the merger agreement and recommended the adoption and approval of the merger agreement to Signature's shareholders, the 80% supermajority vote by the Signature stockholders is not required in connection with the proposed merger of Signature into Jameson.

Indiana Control Share Acquisition Law

   The Indiana Control Share Acquisition Law provides that whenever an acquiring person acquires shares of a public corporation that (if permitted to vote) would give the acquirer, when added to its pre-acquisition holdings, more than one-fifth, one-third or one-half of the voting power in the election of directors of the corporation, the newly acquired "control shares" will not be permitted to vote unless (a) voting power is approved by the disinterested stockholders, which includes stockholders other than the acquirer, officers of the corporation or employees who are also directors of the corporation, or (b) the acquirer has negotiated a merger or share exchange with, or the acquisition was approved in advance by the board of directors of, the corporation. A corporation is subject to the provisions of the Control Share Acquisition Law if it has 100 or more stockholders, its principal place of business is in Indiana and either (i) more than 10% of its stockholders reside in Indiana,
(ii) more than 10% of its shares are owned by Indiana residents, or (iii) 10,000 stockholders reside in Indiana.

   The term "control shares" is defined as shares which, when added to all other shares owned by the acquiring stockholder or with respect to which the acquiring stockholder has voting power, would entitle that stockholder to exercise or direct the exercise of the voting power of the public corporation in the election of directors within the following ranges: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. The acquisition of shares of a public corporation is not a control share acquisition if the acquisition is consummated pursuant to a merger or plan of share exchange if the issuing public corporation is a party to the agreement of merger or plan of share exchange. Additionally, a corporation which would otherwise be subject to the law may provide in its articles of incorporation or bylaws that the law does not apply to control share acquisitions of shares of the corporation.

   Signature's articles of incorporation and bylaws do not expressly exempt Signature from application of the control share acquisition law. However, because Signature is a party to the agreement of merger and because Signature's board has determined by resolution adopted by a unanimous vote of its members that the proposed merger does not constitute a control share acquisition under the Indiana Law, the provisions of the Indiana Control Share Acquisition Law do not apply to the proposed merger of Signature into Jameson.

Appraisal Rights

   Under the Georgia Code, the stockholders of a Georgia corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the Georgia Code, in the event of the (a) consummation of certain plans of merger; (b) consummation of certain plans of share exchange; (c) certain sales or exchanges of all or substantially all of the corporation's property; (d) amendments to the articles of incorporation that materially and adversely affect their shares; (e) or any corporate action taken pursuant to a stockholder vote to the extent provided by the Georgia Code, the articles of incorporation, bylaws or a resolution of the board of directors providing that voting or nonvoting stockholders are entitled to the right of dissent for their shares. However, except as otherwise provided by the Georgia Code, the articles of incorporation or a resolution of the board of directors, stockholders do not have dissenters' rights in a merger if, their shares are:

  .  listed on a national securities exchange; or

  .  held of record by more than 2,000 stockholders.

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

and, the consideration such stockholders receive for their shares consists solely of:

  . shares of the surviving corporation or another publicly held corporation which at the effective time of the merger are either listed on a national exchange or held of record by more than 2,000 stockholders; or

  .  scrip or cash payment in lieu of fractional shares.

   Under the Indiana Law, a stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of: (a) consummation of certain plans of merger, if stockholder approval is required or the stockholders are entitled to vote on the merger; (b) consummation of certain plans of share exchange; (c) consummation of certain sales or exchanges of all, or substantially all, of the property of the corporation; (d) the approval of a control share acquisition; and (e) any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or resolution of the board of directors provides for the right to dissent and obtain payment for shares. This right to dissent and obtain payment does not apply to holders of shares if the shares are:

  . registered on a United States securities exchange registered under the Exchange Act; or

  .  traded on the Nasdaq National Market or a similar market.

   The Signature common stock and Series A Preferred Stock are listed on the Nasdaq National Market. Consequently, the Signature stockholders do not have dissenters' rights. A stockholder who is entitled to dissent and obtain payment for his or her shares or who would have been entitled to dissent and obtain payment for his or her shares but for the market exceptions listed above may not challenge the corporate action giving rise to the dissenters rights.

Rights Plan

   Jameson does not have a stockholder rights plan. By contrast, Signature has entered into a Second Amended and Restated Rights Agreement, as amended ( the "Rights Agreement"), with Harris Trust and Savings Bank as rights agent.

   In accordance with the Rights Agreement, one stock purchase right (the "Right") is issued with each share of Signature common stock issued. Each Right, when it first becomes exercisable, entitles the holder to purchase from Signature one hundredth of one share of Series One Preferred Stock at an initial exercise price of $40 per one-hundredth of one share (the "Exercise Price"), subject to adjustment.

   Initially, the Rights will not be exercisable or transferable apart from the shares of the Signature common stock with respect to which they are or have been distributed, and will be evidenced only by the certificates representing shares of Signature common stock. The Rights will become exercisable and transferable apart from the Signature common stock on a date (the "Exercisability Date") that is the earlier of (a) the close of business on the tenth business day after the Stock Acquisition Date, defined as the first date of a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below); or (b) the close of business on such date as a majority of Signature's Board of Directors shall determine, which date may occur only following the commencement of a tender or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person. The Rights will be exercisable from the Exercisability Date until the Expiration Date (which is the earlier of (a) the close of business on the tenth anniversary of the record date under the Rights Agreement (the "Final Expiration Date"), or (b) the time at which the Rights are redeemed by Signature (the "Redemption Date") or immediately prior to the merger), at which time they will expire.

   With certain exceptions described in the Rights Agreement, a person or group becomes an Acquiring Person when such person or group acquires or obtains the rights to acquire beneficial ownership of 20% or more of the then outstanding shares of the Signature common stock (other than as a result of a Permitted Offer, as defined below), or 10% or more of such shares if the Signature Board of Directors, after reasonable inquiry and investigation, declares the acquiring person an Adverse Person under guidelines set forth in the Rights Agreement. A "Permitted Offer" is a tender or exchange offer for all outstanding shares of the Signature common stock upon terms that a majority of the members of the Signature Board of Directors determines to be adequate and in the best interests of Signature and its shareholders. The Signature Board of Directors may declare any person to be an Adverse Person after it determines that (i) such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of Signature's common stock and (ii) after reasonable inquiry and investigation, such person's ownership in Signature is reasonably likely (x) to cause Signature to take action that would provide such person with short-term gain to the detriment of the long-term interests of Signature and its shareholders, or (y) to have a material adverse impact on the business or prospects of Signature.

   Prior to the Exercisability Date, the Rights will not be transferable apart from the shares of the Signature common stock to which they are attached. As soon as practicable after the Exercisability Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to each record holder of shares of the common stock as of the close of business on the Exercisability Date and, in certain circumstances, holders of certain shares issued after the Exercisability Date.

   Upon the occurrence of an Exercisability Date (a "Flip-In Event"), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise, the number of shares of the common stock (or, in certain circumstances, at the discretion of Signature's Board of Directors, cash, property, other securities of Signature or other consideration) having a market value immediately prior to the Flip-In Event equal to two times the then current Exercise Price of the Right, provided that any Right that is (or, in certain circumstances specified in the Rights Agreement, was) beneficially owned by an Acquiring Person (or any of its affiliates or associates) will become null and void upon the occurrence of the Flip-In Event. Cash will be paid in lieu of issuing fractional shares of Series One Preferred Stock pursuant to an exercise of the Rights.

   If, at any time following a Stock Acquisition Date, either (a) Signature is acquired in a merger or other business combination transaction, or (b) Signature sells or otherwise transfers more than 50% of its aggregate assets, cash flow, or earning power, each holder of a Right (except Rights previously voided as described above) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the Acquiring Person having a value equal to two times the then current Exercise Price of the Right. The Flip-Over Right shall be exercisable apart from, and regardless of the exercise or surrender of, the Flip-In Right.

   At any time prior to the earlier of (a) the close of business on the tenth business day following the Stock Acquisition Date, or (b) the close of business on the Final Expiration Date, and in certain other circumstances, the Signature Board of Directors may redeem the Rights, in whole but not in part, at a Redemption Price of $.001 per Right.

   At any time after any person becomes an Acquiring Person, the Signature Board of Directors may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Signature common stock per right. Notwithstanding the foregoing, the Signature Board of Directors shall not be empowered to effect such exchange at any time after such Acquiring Person becomes the beneficial owner of 50% or more of the shares of common stock then outstanding.

   At any time prior to the Exercisability Date, the Signature Board of Directors may amend any provision of the Rights Agreement in any manner. Thereafter, the Signature Board of Directors may amend the Rights Agreement in certain respects. Certain amendments (including changes to the Redemption Price, Exercise Price, Expiration Date, or number of shares for which a Right is exercisable), whether prior to the Exercisability Date or thereafter, are permitted only upon approval by a majority of the Signature Board of Directors.

   In accordance with the plan of merger, Signature has executed an amendment to the Rights Agreement exempting the following actions from triggering the exercisability of Signature rights:

  . the public announcement, public disclosure, execution and delivery or amendment of the merger agreement;

  . the performance of any part of Signature's obligations under the merger agreement;

  . the acquisition of beneficial ownership of Signature common stock by Jameson pursuant to the merger; and

  . the consummation of other transactions contemplated by the merger agreement.

Amendments to Charter

   Under the Georgia Code, unless the articles of incorporation or the board of directors requires a greater vote, a proposed amendment to the articles of incorporation requires an affirmative majority vote of the voting power of the outstanding stock of each voting group entitled to vote on the amendment. Similarly, the Jameson articles require the affirmative vote of at least a majority of the total voting power of the outstanding voting stock to approve any amendment to the articles of incorporation.

   In addition, the Georgia Code provides that the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the Georgia Code to approve a proposed amendment to a corporation's articles of incorporation, whether or not entitled to vote on such amendment by the articles of incorporation, (a) if the amendment would increase or decrease the aggregate number of authorized shares of such class (unless the articles of incorporation specifically authorize the change without stockholder approval), or (b) change the classification, designation, rights, preferences, or limitations of the shares of such class. For this purpose, if a proposed amendment would affect a series of a class of shares in one or more of these ways, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment.

   Under the Indiana Law, a corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted to be in the articles of incorporation or to delete a provision not required or permitted to be in the articles of incorporation. The board of directors of a corporation is permitted, unless the articles of incorporation provide otherwise, to adopt certain amendments without stockholder action, including amendments to extend the corporation's duration, delete the names and addresses of initial directors or the initial registered agent, change the number of each issued and unissued authorized share of an outstanding class into a greater or lesser number of shares if the corporation has only shares of that class outstanding, make certain changes to the corporate name, reduce the number of authorized shares solely as a result of a cancellation of treasury shares, or make any other change expressly permitted under the statute to be made without stockholder action. For all other amendments to the articles of incorporation, unless the corporation's articles of incorporation require a greater vote, the approval of a proposed amendment to the articles of incorporation requires: (a) the recommendation of the amendment to the stockholders by the board of directors unless the board of directors determines that because of special circumstances it should make no recommendation, (b) an affirmative majority vote of any voting group with respect to which the amendment would create dissenters' rights, and (c) the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present of each other voting group entitled to vote on the amendment.

   The holders of shares of a class are entitled to vote as a separate voting group on a proposed amendment if the amendment would: (a) increase or decrease the aggregate number of shares of the class, (b) exchange or reclassify any of the shares of a class into another class, (c) exchange or reclassify any of the shares of another class into the class, (d) change the designation, rights, preferences, or limitations of any of the shares of the class, (e) change any of the shares into a different number of shares of the same class, (f) create a new class of shares, or increase the rights of an existing class of shares, to give the class prior, superior or equal rights or preferences with respect to distributions or dissolution than the class, (g) limit or deny an existing preemptive right of any shares in the class, or (h) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class. For this purpose, if a proposed amendment would affect a series of a class of shares in one or more of these ways, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment, and if the proposed amendment affects two or more series of shares in the same or a substantially similar way, all affected shares must vote together as a single voting group.

   The Signature articles of incorporation require a greater vote than that set forth in the Indiana Law to amend certain provisions, including the provisions regarding the number and qualifications of directors and the provisions regarding business combinations. Specifically, the Signature articles of incorporation require the affirmative vote of the holders of 80% or more of the voting power of the shares of outstanding voting stock, voting together as a single class, to amend, repeal or adopt provisions inconsistent with these provisions. Additionally, the articles require an affirmative vote of the holders of two-thirds of the shares of cumulative preferred stock to effect any amendment, alteration or repeal of the articles of incorporation which affects adversely the preferences or voting or other rights of the holders of cumulative preferred stock. Finally, the Signature articles of incorporation prohibit any amendment of the articles which is effected for the purpose of avoiding or seeking to avoid the observance or performance of any terms to be observed or performed under the Signature articles.

Amendments to Bylaws

   Under the Georgia Code, a corporation's board of directors may amend or repeal the corporation's bylaws or adopt new bylaws by a majority vote, unless:

  . the articles of incorporation reserve this power exclusively to the stockholders; or

  . the stockholders in amending or repealing a bylaw provide expressly that the board of directors may not amend or repeal such bylaw.

   The Georgia Code provides that a corporation's stockholders may also amend or repeal the corporation's bylaws by a majority vote of the stockholders, unless the stockholders adopt a bylaw fixing a greater than majority voting requirement.

   The Jameson bylaws require that the Jameson bylaws be amended by either the affirmative vote of a majority of all voting stock or by an affirmative vote of a majority of Jameson's directors then holding office, unless the stockholders prescribe that any such bylaw may not be amended or repealed by Jameson's board of directors.

   Under the Indiana Law, unless a corporation's articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal the corporation's bylaws. If expressly authorized by the articles of incorporation, the stockholders may adopt or amend a bylaw that fixes a greater quorum or voting requirement for stockholders, which bylaw may not be adopted, amended or repealed by the board of directors unless the bylaw states otherwise.

   The Signature bylaws may be amended by the affirmative vote of a majority of the board of directors, except the provisions in the Signature bylaws regarding business combinations, which may only be amended by the affirmative vote of the holders of 80% or more of the voting power of the shares of outstanding voting stock, voting together as a single class.

No Preemptive Rights

   Under the Georgia Code, a stockholder does not possess preemptive rights to acquire the corporation's unissued shares unless such rights are specifically granted in the articles of incorporation. The Jameson articles do not provide for preemptive rights to stockholders to acquire any unissued or treasury shares of Jameson.

   Under the Indiana Law, stockholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent provided for in the articles of incorporation. The Signature articles do not provide for preemptive rights to stockholders to acquire any additional shares of capital stock of Signature.

Stockholder Action Without a Meeting

   Under the Georgia Code, stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote. The Georgia Code allows, if provided for in the articles of incorporation, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Jameson articles and the Jameson bylaws provide that any action which may be taken by the stockholders at annual or special meetings of the stockholder may be taken by written consent in lieu of meeting.

   Under the Indiana Law, stockholder action may be taken without a meeting upon the written consent of all the stockholders entitled to vote on the action. The Signature bylaws provide that any action required to be taken at a meeting of the common stockholders, or any action which may be taken at a meeting by the common stockholders, may be taken, if, prior to such action, a written consent, setting forth the action taken, is signed by all the common stockholders entitled to vote with respect to the subject matter, and such written consent is filed with the minutes of the proceedings of the common stockholders.

Stockholder Proposals and Nomination Procedures

   The Jameson bylaws require that in order for business to be properly brought before annual meetings by a stockholder, the stockholder must give timely written notice to the secretary of Jameson of such stockholder's intention. Similarly, for a stockholder to properly nominate a director at a meeting of the stockholders, the director must give timely written notice containing information as specified by the board of directors to the secretary of Jameson before the meeting. Timely notice of stockholder business or nominations to be made at an annual meeting must be received by Jameson not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. This requirement is separate and apart from and in addition to the requirements that a stockholder must meet to have a stockholder proposal included in Jameson's proxy statement under SEC Rule 14a-8.

   Neither the Signature articles nor the Signature bylaws include a provision which requires that advance notice be given to Signature of stockholders' proposed business to be conducted at annual meetings or of nomination of an individual for election to the Signature board of directors. However, in order to cause Signature to include a proposal in a proxy statement prepared by Signature regarding matters other than the election of directors, a stockholder must comply with the requirements of SEC Rule 14a-8.

Right to Call Special Stockholder Meetings

   The Georgia Code provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws. The Jameson articles and the Jameson bylaws provide that, subject to the rights of any preferred stockholders to elect additional directors, a special meeting of the stockholders may be called at any time by:

  .  the chairman of the board of directors;

  .  a majority of the members of the board of directors;

  . a committee of the board of directors whose powers and authority include the power to call such a meeting; or

  . stockholders of at least 25% of the voting stock entitled to vote on any issue to be considered at a proposed special meeting.

   Under Indiana Law, special stockholder meetings of corporations with more than fifty stockholders may be called by the board of directors or the person or persons specifically authorized to do so by the articles of incorporation or bylaws. If the articles of incorporation or bylaws permit the stockholders to call a special meeting, the articles or bylaws may specify the number of votes necessary to demand such special meeting or, if no number is specified, the demand must be made by the holders of all of the votes entitled to be cast on an issue.

   The Signature bylaws provide that special meetings of the stockholders may be called by the president or the board of directors. Additionally, the president or the secretary will call a special meeting of the stockholders upon receipt of written request, which states the purpose of the meeting, from one or more stockholders of record holding at least 25% of all common stock and entitled by the Signature articles to vote on the business proposed to be transacted at the meeting.

Cumulative Voting

   Under the Georgia Code and the Indiana Law, the articles of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. Neither the Jameson articles nor the Signature articles provide for cumulative voting for the election of directors.

Size and Classification of Board of Directors

   The Georgia Code permits the articles of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. The articles of incorporation or bylaws may contain provisions fixing the number of directors or establishing available range for the size of the board of directors. However, if the articles of incorporation or the bylaws establish such variable range, the number may not be changed without stockholder approval, or if the articles of incorporation or bylaws require by approval of the board of directors. The Georgia Code permits the articles of incorporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The Georgia Code also permits the articles of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the articles of incorporation.

   The Jameson articles and the Jameson bylaws provide that subject to any rights of holders of preferred stock to elect additional directors, the number of directors of Jameson is to be fixed from time to time by:

  .  resolution adopted by the Jameson board of directors;

  .  the affirmative vote of at least a majority of the stockholders; or

  .  the Jameson bylaws.

   The current number of Jameson directors is four. The Jameson articles and the Jameson bylaws provide that the board of directors will be divided into three classes of directors. Each class of directors contains one-third of the directors with each class serving staggered three-year terms.

   The Indiana Law permits the articles of incorporation or bylaws to prescribe the number, qualifications and terms of directors. The articles or bylaws may fix the number of directors or may establish a variable range for the size of the board of directors by fixing a minimum and maximum number. If a variable range is established, the number of directors may be fixed or changed from time to time, within the range, by the board of directors. If the articles of incorporation permit the division of shares into classes, the articles may also authorize the election of all or a specified number of directors by the holders of one or more authorized classes of shares.

   Unless the articles of incorporation provide otherwise, each director's term expires at the next annual meeting following his or her election. However, the articles of incorporation may authorize, and the bylaws may provide, for the staggering of the terms of the directors by dividing the directors into two groups, with each group containing one-half of the directors, or, if there are more than two directors, three groups, with each group containing one-third of the directors, with the term of one group of directors to expire each year.

   Signature's articles of incorporation and bylaws provide that the number of directors of Signature may be fixed from time to time by the board of directors. The number of directors may not be fewer than two nor more than nine. The current number of Signature directors is eight. The board of directors is divided into three classes of directors, each of which contain approximately one-third of the directors, with each class serving staggered three-year terms.

   Signature's articles also provide that if, and so often as, Signature shall fail to declare and pay dividends on any series of its cumulative preferred stock at any time outstanding, including the Signature Series A Preferred Stock at the rate specified for such series for six dividend payment dates, the holders of the cumulative preferred stock, voting separately as a class, shall be entitled to elect two members of the Board of Directors of Signature, and the holders of the common stock, voting separately as a class, shall then elect the remaining directors. However, the holders of the cumulative preferred stock are entitled to exercise such special voting rights only at the next annual meeting of shareholders or any special meeting of shareholders held in lieu thereof after the sixth such payment date and at which not less than one-third of the total number of shares of cumulative preferred stock then outstanding are present in person or by proxy. The special class voting rights of the holders of the cumulative preferred stock shall remain vested until all accrued and unpaid dividends on the cumulative preferred stock then outstanding shall have been declared and paid, whereupon those holders shall be divested of their special voting rights in respect to subsequent elections of directors. Further, regardless of any classification of other directors, all directors elected by the holders of the cumulative preferred stock shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders, and their terms of office shall expire immediately upon the payment of all accrued and unpaid dividends on the cumulative preferred stock.

Removal of Directors

   Under the Georgia Code, unless the Jameson articles provide otherwise, directors serving on a classified board may only be removed by the stockholders for cause. The Jameson articles and Jameson bylaws provide that, subject to the right of the preferred stockholders to elect additional directors, directors may be removed for cause upon the affirmative vote of the stockholders of at least a majority of the voting stock. In addition, directors may be removed without cause upon the affirmative vote of at least 75% of the voting stock.

   Under the Indiana Law, directors may be removed in any manner provided in the articles of incorporation. Additionally, unless the articles of incorporation provide otherwise, a director may be removed by the stockholders or directors with or without cause. If a director is elected by a specific voting group of stockholders, only that voting group may remove the director. Stockholders, if they are otherwise authorized to do so, may only remove a director at a meeting called for that specific purpose.

   The Signature articles and the Signature bylaws provide that, subject to the rights of the holders of outstanding preferred stock, any director, or the entire Board of Directors, may only be removed for cause by the stockholders. Specifically, stockholder removal of a director requires an affirmative vote of the holders of at least 80% of the voting stock at a special meeting called for that purpose. In addition, the Signature bylaws provide that a director may be removed with or without cause by a majority vote of the Board of Directors.

   In the event directors are elected by the holders of Signature's cumulative preferred stock, those directors may not be removed except by a vote of the holders of the cumulative preferred stock, voting separately as a class, and then only for cause.

Vacancies

   Under the Georgia Code, unless otherwise provided in the articles of incorporation or the bylaws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

  .  the stockholders;

  .  the board of directors; or

  . the affirmative vote of the majority of the directors remaining in office, if the directors remaining in office constitute less than a quorum.

   Additionally, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by the affirmative vote of the holders of shares of such voting group or the remaining directors elected by holders of the same class of shares. In the case of a classified board of directors, any newly created directorships will be filled by directors appointed by the board of directors until the next election of directors by the stockholders.

   The Jameson articles and the Jameson bylaws provide that, subject to any rights of preferred stockholders, and unless the board of directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Similarly, any vacancies created by an increase by stockholder vote of the number of members of the board of directors will be filled by a vote of the holders of a majority of the Jameson voting stock.

   Under the Indiana Law, unless otherwise provided in the articles of incorporation, vacancies occurring on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office. If the articles of incorporation permit stockholders to fill vacancies occurring on the board of directors, only the holders of shares of a specific voting group are entitled to fill a vacant office previously held by a director elected by that voting group.

   The Signature articles and bylaws provide that, except in the limited circumstances involving the preferred stockholders, any vacancy in the board of directors, including newly created directorships, will be filled at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. A vacancy resulting from an increase in the number of directors must be filled by the action of a majority of the entire board of directors. In the event holders of Signature's cumulative preferred stock elect any directors, any vacancy of any such director by reason of death, resignation, removal from office or otherwise, may be filled only by the remaining director who was elected by the vote of the holders of the Signature cumulative preferred stock.

Indemnification of Directors and Officers

   Under the Georgia Code, a corporation may indemnify its directors and officers made a party to any proceeding (except for stockholder derivative suits or when a director or officer is adjudged liable for receiving an improper personal benefit), if such director or officer acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the corporation, or if not acting in his or her official capacity, not opposed to the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify the director or officer for reasonable expenses incurred in connection with the proceeding if the officer or director acted in good faith for a purpose he or she reasonably believed to be in or, in the case of a director or officer not working in his or her official capacity, not opposed to the best interests of the corporation. Additionally, any director or officer who has been successful on the merits or otherwise in the defense of any proceeding will be entitled to indemnification.

   The Georgia Code permits a corporation to advance expenses relating to the defense of any proceeding to directors or officers contingent upon such individual's:

  . written affirmation of his or her good faith belief that his of her conduct is not of the kind prohibited under the Georgia Code; and

  . commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

   The indemnification described under the Georgia Code is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the articles of incorporation or bylaws, or, when authorized by such articles of incorporation or bylaws, (a) a resolution of stockholders, (b) a resolution of directors or (c) an agreement providing for indemnification.

   The Jameson bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of Jameson, because he or she is or was a director, officer, employee or agent of Jameson or, at Jameson's request, of any other organization. The Jameson bylaws also provide for the advance of expenses with respect to any such action, subject to the officer's or director's written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and the officer's and director's written agreement to repay any advances if it is determined that he or she is not entitled to be indemnified.

   Similarly, the Jameson bylaws permit Jameson to enter into agreements providing each officer or director indemnification rights substantially similar to those set forth in the Jameson bylaws, and such agreements will be executed between Jameson and each director. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Jameson articles and the Jameson bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

   Any indemnification by Jameson pursuant to the provisions of the Jameson articles and the Jameson bylaws described above will be paid out of the assets of Jameson and will not be recoverable from the stockholders. To the extent that the foregoing indemnification provisions include indemnification for liabilities arising under the Securities Act in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. Jameson intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

   Under the Indiana Law, unless the articles of incorporation provide otherwise, a corporation is required to indemnify a director or officer who is wholly successful on the merits, or otherwise, in the defense of a proceeding and where such indemnification is ordered by the court conducting the proceeding. Additionally, a corporation may indemnify its directors and officers made a party to a proceeding if, in the case of a civil proceeding, the director or officer acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation or, if not acting in his or her official capacity, not opposed to the best interests of the corporation. In criminal proceedings, a corporation may provide such indemnity if the officer or director reasonably believes his or her conduct was lawful or did not have reasonable cause to believe his or her conduct was unlawful.

   The Indiana Law also permits a corporation to indemnify and advance expenses relating to the defense of any proceeding to directors or officers if:

  . the director or officer provides a written affirmation of his or her good faith belief that his or her conduct meets the standard for indemnification;

  . the director or officer provides a written affirmation that the advance will be repaid if it is ultimately determined that his or her conduct did not meet the standard for indemnification; and

  . it is determined under the known facts that indemnification would not be precluded.

   The determination of whether a director or officer meets the standard of conduct for indemnification may be made by: (a) an affirmative vote of the majority of the remaining directors; (b) if a quorum of the remaining directors cannot be obtained, by the affirmative vote of the majority of a committee of two or more remaining directors; or (c) special legal counsel selected by the board or its committee or, if a quorum cannot be obtained and a committee cannot be designated, the affirmative vote of a majority of the full board.

   The indemnification rights authorized under the Indiana Law are not exclusive and do not preclude other rights to indemnification to which a director or officer may be entitled under (a) the corporation's articles and bylaws, (b) a resolution adopted by the board of directors or the stockholders, or (c) any other authorization, whenever adopted, by the affirmative vote of the majority of all voting shares then issued and authorized.

   The Signature articles and bylaws provide that Signature will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Signature) by reason of the fact that he or she is or was a director, officer, employee or agent of Signature, or is or was serving at Signature's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Signature, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful, except that no indemnification shall be made in relation to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duty to Signature. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Signature, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

   Any director, officer, employee or agent who has been wholly successful, on the merits or otherwise, with respect to any claim, suit or proceeding of the character described herein is entitled to indemnification as a matter of right. Except as provided in the preceding sentence, any indemnification under the Signature articles is at the discretion of Signature, but only if the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, finds that the director, officer, employee or agent has met the required standards of conduct. The directors may request independent legal counsel (who may be regular counsel of Signature) to deliver to them a written opinion as to whether such director, officer, employee or agent has met such standards.

   The indemnification provided by the Signature articles and bylaws is not intended to preclude indemnification rights to which directors, officers, employees or agents may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors as a matter of law, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The indemnification extends to all former directors, officers, employees or agents of Signature and inures to the benefit of the heirs, executors and administrators of such a person.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Signature pursuant to the foregoing provisions, or otherwise, Signature has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Indiana Laws and is, therefore, unenforceable.

Limitation of Personal Liability of Directors

   Under the Georgia Code, a corporation's articles of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for the breach of fiduciary duty of a director. However, no such provision can eliminate or limit the liability of a director for:

  . appropriation, in violation of his or her duties, of any business opportunity to the corporation;

  . acts or omissions that involved intentional misconduct or a knowing violation of the law;

  .  violation of certain provisions of the Georgia Code;

  . any transaction from which the director derived an improper personal benefit; or

  . any act or omission occurring prior to the adoption of such a provision in the articles of incorporation.

   The Jameson articles provide that no officer or director will be personally liable to Jameson or its stockholders for monetary damage for any breach of his duty of care of any other duty he or she may have as an officer or director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of Jameson, for any acts or omission that involve intentional misconduct or a knowing violation of law, for liability under the Georgia Code for unlawful distributions to stockholders, and for a transaction from which the director receives an improper personal benefit. The Jameson articles also provide that if the Georgia Code is amended after adoption to authorize the further elimination or limitation of an officer's or director's liability, then the liability of each officer or director will be further eliminated or limited in such manner, without further action by Jameson's stockholders (unless such amended provisions of the Georgia Code require further action).

   Under the Indiana Law, a director may not be held liable for any action taken as a director, or any failure to take action, unless (a) the director has breached or failed to perform the duties of the director's office, and (b) the breach or failure to perform constitutes willful misconduct or recklessness. A director is personally liable for a violation of these standards which results in a distribution in violation of the statute or a corporation's articles of incorporation in an amount equal to the amount of the distribution that exceeds what would have been distributed without violating the statute or the articles of incorporation, but is entitled to contribution from every director who assented to the distribution and from each stockholder for the amount the stockholder accepted.

   Signature's articles and bylaws do not contain express provisions limiting the personal liability of Signature's directors beyond the limitations contained in the Indiana Law.

Summary Comparison of Jameson Common Stock and Signature Common Stock

   The following is a summary of certain selected terms of the Jameson common stock and Signature common stock, which description is qualified by reference to the more complete description of such terms contained elsewhere in this Joint Proxy Statement/Prospectus and to the definitive terms of the Jameson common stock and Signature common stock contained in the Jameson articles and Signature articles, respectively.

                                    Signature                        Jameson
                                  Common Stock                    Common Stock
                         ------------------------------- -------------------------------
Dividends............... Under the Indiana Law, a        Under the Georgia Code, a
                         corporation is permitted to pay corporation is permitted to pay
                         dividends or make other         dividends or make other
                         distributions with respect to   distributions on stock unless,
                         its stock unless, after giving  after giving effect to the effect to the dividend or other dividend or other distribution
                         distribution, either the        (a) the corporation would be
                         corporation would not be able   unable to pay its debts as they
                         to pay its debts as they become come due in the usual course of
                         due in the ususal course of     business; or (b) the
                         business or the corporation's   corporation's total assets
                         total assets would be less than would be less than the sum of
                         the sum of its total            its total liabilities (unless
                         liabilities plus (unless the    the articles of incorporation
                         articles of incorporation       provide otherwise) plus the
                         permit otherwise)               amount that would be needed to
                         the amount that would be        satisfy any stockholder's
                         needed, if the corporation were superior preferential rights to be dissolved at the time of  upon dissolution if the
                         the dividend or other           corporation were dissolved at
                         distribution, to satisfy the    the time of dissolution.
                         preferential rights upon
                         dissolution of stockholders     Under the REIT rules, Jameson
                         whose preferential rights are   is required to distribute at
                         superior to those receiving the least 95% of its taxable income dividend or other distribution. (see "Federal Income Taxation of REITs and REIT Stockholders
                         Signature has never paid any    -- Annual Distribution
                         cash dividends on its common    Requirements").
                         stock. Payment of cash
                         dividends on its common stock
                         is restricted under a number of
                         the loan agreements and other
                         financing documents to which
                         Signature is subject.
Voting Rights........... Signature common stock is       Jameson common stock is
                         entitled to one vote per share  entitled to one vote per share
                         on all matters voted on by      on all matters voted on by
                         stockholders, including         stockholders, including
                         elections of directors, and the elections of directors and the
                         holders of such shares          holders of such shares
                         exclusively possess all voting  exclusively possess all voting
                         power, except as otherwise      power, except as otherwise
                         required by law or provided in  required by law or provided in
                         any resolution adopted by the   any resolution adopted by the
                         board of directors with respect board of directors with respect
                         to any series of Signature      to any series of Jameson
                         preferred stock establishing    preferred stock establishing
                         the designations, preferences,  the powers, designations,
                         conversion rights, cumulative,  preferences and relative,
                         relative, participating,        participating, option or other
                         optional or other special       special rights of such series.
                         rights of such series.

                                    Signature                        Jameson
                                  Common Stock                    Common Stock
                         ------------------------------- -------------------------------
Liquidation............. Subject to any preferential     Subject to any preferential
                         rights of any outstanding       rights of any outstanding
                         series of preferred stock, upon series of preferred stock, upon
                         liquidation, the holders of     liquidation, the holders of
                         Signature common stock will be  Jameson common stock will be entitled to receive a pro rata  entitled to receive a pro rata
                         share of all net assets of      share of all assets of Jameson
                         Signature available for         available for distribution to
                         distribution to such holders.   such holders.
Trading................. Signature common stock trades   Jameson common stock trades on
                         on the Nasdaq National Market   the Nasdaq National Market
                         under the symbol "SGNS".        under the symbol "JAMS".
Restrictions on          Ownership in Signature common   In order for Jameson to comply
 Ownership.............. stock is unrestricted except as with REIT rules, the Ownership
                         (a) limited by the Signature    Limit described under
                         Rights Plan, and (b) otherwise  "Description of Jameson Capital
                         provided by law.                Stock after the Merger--
                                                         Restrictions on Ownership and
                                                         Transfer" has been imposed by
                                                         the Jameson articles.
Stockholder Rights       Signature has a stockholder     Jameson does not have a
 Plan................... rights plan which is described  stockholder rights plan.
                         above under "--Rights Plan."

Summary Comparison of Jameson Series S Preferred Stock and Signature Series A Preferred Stock

   The terms of the Jameson Series S Preferred Stock are intended to restate and duplicate as closely as possible the terms of the Signature Series A Preferred Stock. Since the Jameson Series S Preferred Stock will be issued by Jameson, which will be the surviving company in the merger, the combined assets of what is now Signature and Jameson will be available to satisfy the liquidation and dividend preferences of the Series S Preferred Stock. However, Jameson currently has outstanding 1.2 million shares of its 9.25% Series A Cumulative Preferred Stock (see "Description of Jameson Capital Stock after the Merger--Series A Preferred Stock") which will be on a par with the Series S Preferred Stock in connection with liquidation and dividend preferences. The Jameson Series A Preferred Stock has a liquidation preference of $25.00 per share and pays an annual dividend of $2.3125 per share in quarterly payments. See "Description of Jameson Capital Stock after the Merger--Series A Preferred Stock."

   On matters on which the holders of shares of Jameson Series S Preferred Stock have a vote, they will vote as a single class together with the holders of the outstanding shares of Jameson Series A Preferred Stock and any series of preferred stock that may be issued in the future on a parity with the Jameson Series S Preferred Stock and Series A Preferred Stock.

   The principal differences between the Signature Series A Preferred Stock and the Jameson Series S Preferred Stock can be summarized as follows:

  . Upon conversion, the holder of a share of Signature Series A Preferred Stock would receive 2.0833 shares of Signature common stock while, after the merger, that holder would receive 1.0417 shares of Jameson common stock plus a cash payment of $3.125 upon conversion of each share of Jameson Series S Preferred Stock; and

  . Because of the rules applicable to REITs, the holders of the Jameson Series S Preferred Stock will be subject to the ownership restrictions described under "Description of Jameson Capital Stock after the Merger-- Restrictions on Ownership and Transfer." The holders of Signature Series A Preferred Stock are not currently subject to any such restrictions.

   The above summary of the rights of the Jameson and Signature stockholders does not purport to be complete and is qualified in its entirety by reference to the descriptions set forth in this Joint Proxy Statement/Prospectus and to the documents incorporated by reference herein. See "Where You Can Find More Information" on page 27.

                      DESCRIPTION OF JAMESON CAPITAL STOCK
                                AFTER THE MERGER

Authorized Capital

   The authorized capital stock of Jameson consists of 40,000,000 shares of Jameson common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share which consists of (a) 1,272,727 shares of 9.25% Series A Cumulative Convertible Preferred Stock ("Jameson Series A Preferred Stock") authorized, (b) 2,256,000 shares of $1.70 Cumulative Convertible Preferred Stock, Series S ("Jameson Series S Preferred Stock") and
(c) 6,471,273 undesignated shares authorized. There were          shares of
Jameson common stock outstanding as of March 23, 1999, and 1,200,000 shares outstanding of Jameson Series A Preferred Stock as of March 23, 1999. No shares of Jameson Series S Preferred Stock are issued and outstanding as of the date of this Joint Proxy Statement/Prospectus.

Common Stock

   The holders of Jameson common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Jameson common stockholders exclusively possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Jameson Board of Directors with respect to any series of Jameson preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series. See "--Jameson Series A Preferred Stock" and "--Jameson Series S Preferred Stock." The Jameson articles of incorporation do not provide for cumulative voting for directors.

   Subject to any preferential rights of any outstanding series of Jameson preferred stock, Jameson common stockholders are entitled to such distributions as may be declared from time to time by the Jameson Board of Directors from funds available for distributions. Upon liquidation, Jameson common stockholders are entitled to receive pro rata all assets of Jameson available for distribution to the stockholders, subject to any preferential rights of Jameson preferred stockholders. All shares of Jameson common stock issued in the merger will be fully paid and nonassessable and the holders of that stock will not have preemptive rights to purchase additional shares.

Preferred Stock

   The Jameson Board of Directors is authorized by Jameson's articles of incorporation to designate and issue from time to time one or more classes or series of preferred stock without stockholder approval. The Jameson Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of preferred stock so issued. Because the Jameson Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders in any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock.

Jameson Series A Preferred Stock

   None of the terms of the Jameson Series A Preferred Stock or, subject to limited exceptions, any of the debt agreements of Jameson contains any provisions affording holders of the Jameson Series A Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Jameson Series A Preferred Stock.

   The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Jameson articles and the amendment thereto creating the Jameson Series A Preferred Stock (the "Series A Designating Amendment"), each of which is available from Jameson.

   Maturity. The Jameson Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

   Rank. The Jameson Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Jameson, rank
(a) senior to all classes or series of Jameson common stock and to all equity securities ranking junior to the Jameson Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Jameson; (b) on a parity with all equity securities issued by Jameson the terms of which specifically provide that such equity securities rank on a parity with the Jameson Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Jameson, including the Jameson Series S Preferred Stock to be issued to the holders of Signature Series A Preferred Stock, and (c) junior to all existing and future indebtedness of Jameson. The term "equity securities" does not include convertible debt securities, which will rank senior to the Jameson Series A Preferred Stock prior to conversion.

   Dividends. Holders of shares of the Jameson Series A Preferred Stock are entitled to receive, when and as declared by the Jameson Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 9.25% per annum of the liquidation preference per share (equivalent to a fixed annual amount of $2.3125 per share).

   Dividends on the Jameson Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the 20th day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (each, a "Series A Dividend Payment Date"). Dividends payable on the Jameson Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of 12 30-day months. Dividends will be payable to holders of record as they appear in the stock records of Jameson at the close of business on the applicable record date, which shall be the last business day of December, March, June and September, respectively, or on such other date designated by the Jameson Board of Directors for the payment of dividends that is not more than 45 nor less than 20 days prior to the applicable Series A Dividend Payment Date (each, a "Series A Dividend Record Date").

   No dividends on shares of Jameson Series A Preferred Stock will be declared by the Jameson Board of Directors or paid or set apart for payment by Jameson if the terms and provisions of any agreement of Jameson, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the Jameson Series A Preferred Stock will accrue whether or not Jameson has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Jameson Series A Preferred Stock will not bear interest and holders of the Jameson Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

   If, for any taxable year, Jameson elects to designate as "capital gain dividends" (as defined in section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Jameson Series A Preferred Stock will be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Jameson Series A Preferred Stock for the year bears to the Total Dividends.

   Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of Jameson or any other series of Jameson preferred stock ranking, as to dividends, on a parity with or junior to the Jameson Series A Preferred Stock (other than a dividend in shares of Jameson's common stock or in shares of any other class of stock ranking junior to the Jameson Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Jameson Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Jameson Series A Preferred Stock and the shares of any other series of Jameson preferred stock ranking on a parity as to dividends with the Jameson Series A Preferred Stock, all dividends declared upon the Jameson Series A Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Jameson Series A Preferred Stock and such other series of Jameson preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Jameson Series A Preferred Stock and such other series of Jameson preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. Jameson Series S Preferred Stock and Jameson Series A Preferred Stock rank on a parity as to receipt of dividends.

   Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Jameson Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (a) no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Jameson Series A Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment, (b) no other distribution will be declared or made upon the Jameson common stock or any other capital stock of Jameson ranking junior to or on a parity with the Jameson Series A Preferred Stock as to dividends or upon liquidation and (c) no shares of common stock, or any other shares of capital stock of Jameson ranking junior to or on a parity with the Jameson Series A Preferred Stock as to dividends or upon liquidation, will be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by Jameson (except by conversion into or exchange for other capital stock of Jameson ranking junior to the Jameson Series A Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving Jameson's equitable method determined by Jameson. Jameson's ability to redeem Jameson Series A Preferred Stock is subject to the limitations on distributions in the Georgia Code.

   Redemption. Unless full cumulative dividends on all shares of Jameson Series A Preferred Stock will have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Jameson Series A Preferred Stock will be redeemed unless all outstanding shares of Jameson Series A Preferred Stock are simultaneously redeemed. In addition, Jameson will not purchase or otherwise acquire directly or indirectly any shares of Jameson Series A Preferred Stock (except by exchange for capital stock of Jameson ranking junior to the Jameson Series A Preferred Stock as to dividends and upon liquidation). The foregoing will not, however, prevent the redemption by Jameson of shares of stock in order to ensure that Jameson continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Jameson Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Jameson Series A Preferred Stock. So long as no dividends are in arrears, Jameson will be entitled at any time and from time to time to repurchase shares of Jameson Series A Preferred Stock in open-market transactions duly authorized by its Board of Directors and effected in compliance with applicable laws.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by Jameson, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Jameson Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of Jameson. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Jameson Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state: (a) the redemption date; (b) the redemption price; (c) the number of shares of Jameson Series A Preferred Stock to be redeemed; (d) the place or places where the Jameson Series A Preferred Stock is to be surrendered for payment of the redemption price and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Jameson Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder must also specify the number of shares of Jameson Series A Preferred Stock held by such holder to be redeemed.

   Immediately prior to any redemption of Jameson Series A Preferred Stock, Jameson will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Series A Dividend Record Date and prior to the corresponding Series A Dividend Payment Date, in which case each holder of Jameson Series A Preferred Stock at the close of business of such Series A Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such shares before such Series A Dividend Payment Date.

   The Jameson Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that Jameson continues to meet the requirements for qualification as a REIT, Jameson Series A Preferred Stock acquired by a stockholder in excess of the Ownership Limitation (as defined below) will automatically be transferred to a trust and the stockholder will have the right to receive certain compensation for such stock from Jameson.

   Voting Rights. Holders of the Jameson Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

   Whenever dividends on any shares of Jameson Series A Preferred Stock are in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), the holders of such shares of Jameson Series A Preferred Stock (voting separately as a voting group with all other series of Jameson preferred stock ranking on a parity with the Jameson Series A Preferred Stock as to dividends or upon liquidation, including Jameson Series S Preferred Stock, upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on the Jameson Board of Directors (the "Preferred Stock Directors"). In an election of the Preferred Stock Directors, the holders of Jameson Series A Preferred Stock and the holders of Parity Preferred will each be entitled to cast one vote per share of such stock. The vote will be taken at a special meeting called by the holders of record of at least 20% of the Jameson Series A Preferred Stock and the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders). The holders of Jameson Series A Preferred Stock will be entitled to vote at each subsequent annual meeting until all dividends accumulated on such shares of Jameson Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting will exist if at least a majority of the outstanding shares of Jameson Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock directors will be elected upon the affirmative vote of a plurality of the shares of Jameson Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Jameson Series A Preferred Stock have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Furthermore, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Jameson Series A Preferred Stock and such Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Jameson Series A Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

   Under Georgia law, the Jameson Series A Preferred Stock will be entitled to vote as a separate voting group on the adoption of any proposed amendment of the Jameson articles that would: (a) change the aggregate number of authorized shares of that class of stock; (b) effect an exchange or reclassification of any shares of that class into shares of another class; (c) effect an exchange (or create a right of exchange) or reclassification of any shares of another class into shares of that class; (d) change the designation, rights, preferences or limitations of any shares of that class; (e) change any shares of that class into a different number of shares of the same class; (f) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class; (g) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class; (h) limit or deny an existing preemptive right of any shares of that class; (i) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or (j) cancel, redeemed or repurchase any shares of the class. The above mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected series or class. Under the Georgia Code, the Jameson Series A Preferred Stock will also have the right to vote on any dividend payable in shares of Jameson Series A Preferred Stock to holders of shares of another class or series of Jameson's stock.

   Unless the Jameson articles, Jameson bylaws, or the Jameson Board of Directors requires a higher vote, the vote required within each voting group will be a majority of shares actually cast at a meeting at which a quorum is present, except that if the proposed amendment creates dissenters' rights for any voting group, the vote required within that voting group will be a majority of the total votes in that voting group entitled to be cast on the amendment.

   Under the Georgia Code, the Jameson Series A Preferred Stock will be entitled to vote separately on a plan of merger if the plan of merger contains a provisions that, if contained in a proposed amendment to the Jameson articles, would require action on the proposed amendment. If shares of Jameson Series A Preferred Stock are included in a proposed share exchange, holders of Jameson Series A Preferred Stock will be entitled to vote as a separate voting group. The right to vote separately as a group on a plan of merger does not apply to a voting group if:

  . the articles of incorporation of the surviving corporation will not differ from the Jameson articles as then in effect;

  . each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitation, and relative rights, immediately after the merger; and

  . the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warranties issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately after the merger.

   Unless the Jameson articles, Jameson bylaws or the Jameson Board of Directors requires a greater vote, the plan of merger or shares exchange must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by the voting group.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

   Accordingly, pursuant to the provisions summarized above, the holders of Jameson Series A Preferred Stock will have no voting rights with respect to the plan of merger discussed in this Joint Proxy Statement/Prospectus.

   Conversion. The Jameson Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of Jameson.

Jameson Series S Preferred Stock

   General. In accordance with the terms of the merger agreement, each share of the Signature Series A Preferred Stock will be converted into one share of Jameson Series S Preferred Stock. The terms, designations, preferences, limitations, privileges and rights of the Jameson Series S Preferred Stock will replicate and will be identical, in all material respects, to those of the Signature Series A Preferred Stock. This description does not purport to be complete and is qualified by reference to the amendment to the Jameson articles creating the Jameson Series S Preferred Stock (the "Series S Designating Amendment") which is set forth in Appendix B to this Joint Proxy Statement/Prospectus.

   None of the terms of the Series S Preferred Stock or, subject to limited exceptions, any of the debt agreements of Jameson contains any provisions affording holders of the Series S Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Series S Preferred Stock.

   Jameson may not amend its articles of incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by Jameson with respect to the Series S Preferred Stock.

   Any share of Series S Preferred Stock which is (a) redeemed by Jameson, (b) converted in accordance with the express terms noted below, or (c) otherwise acquired by Jameson, will resume the status of authorized but unissued Jameson preferred stock without designation.

   Maturity. The Series S Preferred Stock has no stated maturity and will not be subject to any sinking fund for the purchase or redemption of shares.

   Rank. The Jameson Series S Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Jameson, rank
(a) senior to all classes or series of Jameson common stock and to all equity securities ranking junior to the Jameson Series S Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Jameson; (b) on a parity with all equity securities issued by Jameson the terms of which specifically provide that such equity securities rank on a parity with the Jameson Series S Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Jameson, including Jameson Series A Preferred Stock; and (c) junior to all existing and future indebtedness of Jameson. The term "equity securities" does not include convertible debt securities, which will rank senior to the Jameson Series S Preferred Stock prior to conversion.

   Dividends. Holders of Jameson Series S Preferred Stock are entitled to receive, when and as declared by the Jameson Board of Directors, out of the assets of Jameson legally available for payment, an annual cash dividend of $1.70 per share, payable in quarterly installments on January 20, April 20, July 20, and October 20 of each year. For the quarter in which the merger is completed, holders of Signature Series A Preferred Stock may receive a portion of their quarterly dividend from Signature (corresponding to the part of the quarter preceding the merger effective date) and the remainder of their quarterly dividend from Jameson (corresponding to the part of the quarter following the merger effective date). Regardless of the following paragraphs, dividends will accrue whether or not Jameson has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends will not bear interest.

   Unless and until (a) all accrued and unpaid dividends on all of the outstanding Series S Preferred stock have been paid or funds have been set apart for payment thereon through the current dividend period, and (b) there are no arrearages with respect to the redemption of any Series S Preferred Stock, Jameson may not (1) declare or pay any dividend or distribution, except a dividend payable in Jameson common stock or other shares of Jameson ranking junior to the Series S Preferred Stock, on any Jameson common stock or any other Jameson stock junior to the Series S Preferred Stock, or (2) purchase, redeem, retire, or otherwise acquire any Jameson stock junior to or on a parity with the Series S Preferred Stock, except out of proceeds from the sale of Jameson common stock or other shares of Jameson stock ranking junior to the Series S Preferred Stock, or except by conversion into or exchange for other capital stock of Jameson that ranks junior to the Series S Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving Jameson's qualification as a REIT under the Code.

   No dividend will be paid upon or declared or set apart for any Parity Preferred for any dividend period unless at the same time a like proportionate dividend for the same period or periods shall have been paid or declared or set apart for the Series S Preferred Stock then issued and outstanding.

   No dividend on shares of Series S Preferred Stock will be declared by the Jameson Board of Directors or paid or set apart for payment by Jameson if the terms and provisions of any agreement of Jameson, including any agreement relating to indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

   Conversion. Each share of Series S Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such Series S Preferred Stock and before any redemption date with respect to such shares, into (a) the number of shares of Jameson common stock that results from dividing $20.00 by the conversion price as described below, plus (b) the right to receive a cash payment from Jameson of $3.125. The conversion price, as of the date of original issuance, will be $19.20 per share of Jameson common stock. Holders of shares of Series S Preferred Stock surrendered for either conversion or redemption after the record date for a dividend payment and prior to the next succeeding dividend payment date will be entitled to the dividend falling due on that next succeeding dividend payment date regardless of any such conversion or redemption.

   The conversion price is subject to adjustments upon the occurrence of certain events, including (a) dividends on the Jameson common stock payable in capital stock and stock splits, combinations or reclassifications of the Jameson common stock (including any such reclassification in connection with a consolidation or merger in which Jameson is the surviving corporation) occurring after the date of issuance of the Series S Preferred Stock, (b) issuance to all holders of Jameson common stock (not available on an equivalent basis to holders of the Series S Preferred Stock on conversion) of rights or warrants to subscribe for or purchase shares of Jameson common stock at less than the current market price, (c) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of retained earnings or dividends payable in Jameson common stock) or of subscription rights and warrants (excluding those referred to in (b) above) to holders of Jameson common stock, and (d) the events described in the paragraph below.

   In the case of any consolidation of Jameson with, or merger of Jameson into, any other entity, any merger of another entity into Jameson, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Jameson common stock, or any sale or transfer of all or substantially all of the assets of Jameson, each holder of a share of Series S Preferred Stock then outstanding may thereafter convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Jameson common stock into which such shares of Series S Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Jameson common stock (a) is not an entity with which Jameson consolidated or into which Jameson merged or which merged into Jameson or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (b) has not failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer.

   In each case of an adjustment or readjustment of a conversion price, Jameson, at its expense, will cause independent certified public accountants of recognized standing selected by Jameson to compute the adjustment or readjustment, and prepare a certificate showing such adjustment or readjustment which will be mailed to each registered holder of Series S Preferred Stock, at the holder's address as shown on Jameson's books. Jameson will at all times reserve and keep available out of its authorized but unissued Jameson common stock such number of shares of Jameson common stock as will be sufficient to effect the conversion of all outstanding Series S Preferred Stock. Jameson will pay all transfer taxes and other similar governmental charges, but not taxes measured by the revenue or income of the holders of the Series S Preferred Stock that may be imposed in respect of the issue or delivery of the Jameson common stock upon conversion of the Series S Preferred Stock.

   Mechanics of Conversion. Any holder of Series S Preferred Stock will be entitled to convert such shares into Jameson common stock by surrendering the certificate or certificates therefor, duly endorsed, at the office of Jameson or of any transfer agent for the Series S Preferred Stock or Jameson common stock on a date prior to the close of business on the day before the date fixed for redemption of those shares of Series S Preferred Stock called for redemption (the "Conversion Date"). Further, each holder of Series S Preferred Stock will give prior written notice by mail, postage prepaid, to Jameson at such office, that such holder elects to convert the same and shall state in such notice the number of shares of Series S Preferred Stock being converted and the name or names in which the certificate or certificates for Jameson common stock are to be issued. Upon Jameson's receipt of notice of conversion and the holder's surrender of the certificate or certificates on the Conversion Date, Jameson will promptly issue and deliver at such office to such holder of Series S Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Jameson common stock to which such holder is entitled together with Jameson's check in the amount of the aggregate conversion cash payment due. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date of the Series S Preferred Stock to be converted, and the person or persons entitled to receive the Jameson common stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Jameson common stock on such date.

   Redemption. Other than in the event that a stockholder acquires shares in excess of the Ownership Limitation as described below under "--Restrictions on Transfer," all or any part of the Series S Preferred Stock will only be redeemable by Jameson, at any time and from time to time on or after February 1, 2000, at the option of the Jameson Board of Directors, at the redemption prices set forth below, plus accrued and unpaid dividends.

   Period                                                       Premium  Price
   ------                                                       -------  -----
   February 1, 2000 to January 31, 2001....................... 104.8572% $20.97
   February 1, 2001 to January 31, 2002....................... 103.6429% $20.73
   February 1, 2002 to January 31, 2003....................... 102.4286% $20.49
   February 1, 2003 to January 31, 2004....................... 101.2143% $20.24
   February 1, 2004 and thereafter............................ 100.0000% $20.00

   Notice of any proposed redemption will be given by Jameson by mailing a copy of such notice, at least 30 days, and not more than 60 days, prior to the date fixed for redemption, to the holders of record of the Series S Preferred Stock to be redeemed. In the case of the redemption of a part only of the Series S Preferred

Stock outstanding, the shares to be redeemed will be selected by lot or pro rata, as the Jameson Board of Directors may determine. No right of conversion will be impaired, however, by the mailing of the notice described above.

   The Jameson Board of Directors has full power and authority, subject to the limitations noted herein and in the Series S Designating Amendment, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Series S Preferred Stock are to be redeemed from time to time. On or at any time before the redemption date set in the notice to stockholders, Jameson will deposit in a trust funds necessary for such redemption with a national bank or trust company, organized under the laws of the United States, in good standing and designated in the notice of redemption. Upon the mailing of the notice of redemption or the making of such deposit, whichever is later, all shares subject to such redemption will be deemed to be no longer outstanding for any purpose, and all rights with regards to such shares will cease, except for the rights of such shares to receive the amount payable upon redemption, without interest. However, no right of conversion will be impaired by the mailing of the notice of redemption or the making of any such deposit.

   Voting Rights. The holders of shares of Series S Preferred Stock will have no voting rights, other than any voting rights to which they may be entitled from time to time as required by law, unless dividends payable on the Series S Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six dividend payment dates. In such case, the holders of Series S Preferred Stock will have the right, along with any other Parity Preferred upon which like voting rights have been conferred, to cast one vote per share to elect two additional directors at the next annual meeting of stockholders or any special meeting of stockholders in lieu of the annual meeting and at each subsequent annual meeting until all such dividends have been paid in full. The terms of any directors elected by the holders of the Series S Preferred Stock will expire at the next succeeding annual meeting. At any meeting at which the holders of shares of Series S Preferred Stock and any Parity Preferred with similar voting rights are entitled to elect directors, the holders of one-third of such shares, in person or by proxy, will be sufficient to constitute a quorum, and the vote of holders of a plurality of such shares will be sufficient to elect the two additional directors.

   The special class voting rights above will remain vested until all accrued and unpaid dividends on the Series S Preferred Stock then outstanding are declared and paid, after which the holders of such special class voting rights will be divested of their special class voting rights with regards to subsequent elections of directors. Upon divesting of the special class voting rights of the holders Series S Preferred Stock, the terms of office of any director elected by such holders will terminate immediately. The directors elected by the Series S Preferred Stock and any Parity Preferred with similar voting rights will be removable only by vote of the foregoing stockholders voting separately as a combined class, with or without cause. In the event any director's office created by the special class of voting rights of the Series S Preferred Stock becomes vacant by reason of death, resignation or removal, the remaining director elected by the holders of Series S Preferred Stock may elect a successor for the unexpired term of such vacant director's office.

   Liquidation Preference. Holders of Series S Preferred Stock are entitled to a liquidation preference of (a) $20.00 per share plus (b) an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to the date of payment of the amount due as a result of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Jameson. The liquidation preference will be paid in full before any amount is paid or distributed among the holders of Jameson common stock or any other shares ranking junior to the Series S Preferred Stock as to liquidation. Jameson Series S Preferred Stock and Parity Preferred rank on a parity as to liquidation preference. In the event that the net assets of Jameson legally available are insufficient to permit payment upon all outstanding Series S Preferred Stock and all Parity Preferred of the full preferential amount to which they are entitled, then such assets will be distributed ratably in proportion to the full preferential amount to which each such share is entitled. After payment of the full preferential amounts, the holders of Series S Preferred Stock will have no right or claim to any of the remaining assets of Jameson. The merger or consolidation of Jameson with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of Jameson, will not be considered a dissolution, liquidation or winding up for purposes of the Series S Preferred Stock liquidation preference.

   Preemptive Rights. The holders of Series S Preferred Stock have no preemptive rights with respect to any Jameson common stock or any other securities of Jameson convertible into or carrying rights or options to purchase any such shares.

   Required Consent. The affirmative vote or consent of the holders of two-thirds of the Series S Preferred and all other series of Parity Preferred having similar consent rights, at the time outstanding, voting or consenting separately as a class, in person or by proxy, will be necessary to (1) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Jameson articles or bylaws which adversely affects the preferences or voting or other rights of the holders of Series S Preferred Stock, (2) authorize, create, or increase the authorized number of any shares, or of any security convertible into shares, in either case ranking senior to the Series S Preferred Stock, and (3) purchase or redeem less than all of the Series S Preferred Stock and all other shares ranking on a parity with the Series S Preferred Stock except in accordance with a stock purchase offer made to all such holders of record, unless all dividends on the Series S Preferred Stock outstanding for all previous quarters and for the dividend period ending on the next dividend quarter shall have been declared and paid or provision is made for such payments. Any amendment of the Jameson articles or bylaws that
(i) authorizes, creates or changes the authorized or outstanding number of shares of Jameson Series S Preferred Stock, Parity Preferred or other shares ranking junior to the Jameson Series S Preferred Stock, or (ii) changes the number or classification of the members of the Jameson Board of Directors will not require the two-thirds vote described above.

Restrictions on Ownership and Transfer.

   For Jameson to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to also include certain entities) during the last half of a taxable year, and such stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, certain percentages of Jameson's gross income must be from particular activities. Because its Board of Directors believes it is essential for Jameson to continue to qualify as a REIT, the articles of incorporation restrict the ownership, acquisition and transfer of shares of each class and each series of its outstanding capital stock (the "Ownership Limitation").

   The Ownership Limitation applies to the Jameson common stock, the Jameson Series A Preferred Stock and the Jameson Series S Preferred Stock, each as a separate class or series, and, for the Jameson common stock and Jameson A Preferred Stock, provides that, subject to certain exceptions specified in the articles of incorporation, Mr. Thomas W. Kitchin cannot own, or be deemed to own by virtue of the attribution provisions of the Code, more than that number of shares which is equal to 20.75% of the relevant outstanding class or series of stock or the Related Party Limit (as defined below), American Real Estate Company Ltd. cannot own directly or indirectly, more than 9% of the relevant outstanding class or series of stock and no other stockholder may own, or similarly be deemed to own, more than 6.75% of the relevant outstanding class or series of stock. For the Jameson Series S Preferred Stock, the Ownership Limitation provides that no stockholder may own more than 11.3% of the outstanding shares; provided, that the total shares of all classes and series of Jameson capital stock owned by any person may not exceed 9.9% of all of the outstanding shares.

   In addition, since rent from any tenant 10% of which is owned, directly or constructively, by Jameson, including an owner of 10% or more of Jameson, is not qualifying rent for purposes of the gross income tests under the Code, the articles of incorporation include an additional ownership restriction referred to as the "Related Party Limit." The Related Party Limit provides that any stockholder who owns, or is deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limitation), in excess of a 9.9% interest or voting power in the capital stock, net assets or profits of an entity from whom Jameson derives gross income cannot own more than 9.9% of the relevant outstanding class or series of stock. Under this provision, Thomas W. Kitchin, sole owner of Jameson Hospitality, would be precluded from owning or acquiring more than 9.9% of the relevant outstanding class or series of stock.

   The Jameson Board of Directors has the power to grant a waiver of the Ownership Limitation or the Related Party Limit upon application by a stockholder. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Jameson.

   If shares in excess of the Ownership Limitation or Related Party Limit, or shares which would cause Jameson to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer will be null and void and the intended transferee will acquire no rights to the stock. Shares owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limitation or Related Party Limit ("Excess Shares") will be automatically transferred, pursuant to the articles of incorporation, to Jameson as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limitation or Related Party Limit). While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and they will not be entitled to participate in any distributions made by Jameson. The intended transferee-stockholder may, at any time the Excess Shares are held by Jameson in trust, transfer the Excess Shares at a price not to exceed the price paid by the intended transferee-stockholder to any individual whose ownership of such Excess Shares would be permitted under the Ownership Limit, at which time the Excess Shares would no longer be Excess Shares. In addition, Jameson would have the right, for a period of 90 days (30 days in the case of Jameson Series S Preferred Stock Excess Shares) during the time the Excess Shares are held by Jameson in trust, to purchase all or any portion of the Excess Shares from the intended transferee-stockholder at, in the case of Jameson common stock or Jameson Series A Preferred Stock, the lesser of the price paid for the Class or series of stock by the intended transferee-stockholder and the closing market price for shares of the relevant class or series of stock on the date Jameson exercises its option to purchase. In the case of Jameson Series S Preferred Stock, the purchase may be at the price paid for the shares by the intended transferee-stockholder. The 90-day period (30 day period in the case of Jameson Series S Preferred Stock Excess Shares) would commence on the latter of the date of the violative transfer of ownership and the date the intended transferee-stockholder gives notice of the transfer to Jameson, or, if no notice is given, the date the Jameson Board of Directors determines that a violative transfer of ownership has occurred.

   The Ownership Limitation or Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limitation or Related Party Limit would require an amendment to the Jameson articles. Amendments to the Jameson articles require the affirmative vote of holders owning a majority of the outstanding voting stock. In addition to preserving Jameson's status as a REIT, the Ownership Limitation and Related Party Limit may have the effect of precluding an acquisition of control of Jameson without the approval of its Board of Directors.

   All certificates representing shares of any class or series of Jameson's capital stock will bear a legend referring to the restrictions described above. All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the relevant outstanding class or series of stock must file an affidavit with Jameson containing the information specified in the Jameson articles within 30 days after January 1 of each year. In addition, each stockholder will upon demand be required to disclose to Jameson in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Transfer and Dividend Paying Agent

   First Union National Bank, N.A., will act as the transfer and dividend payment agent for the Jameson common stock, the Jameson Series A Preferred Stock and the Jameson Series S Preferred Stock.

                 PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP
                                   OF JAMESON

   The following table sets forth certain information as of March 3, 1999, regarding (a) ownership of Jameson common stock by all persons known by Jameson to be beneficial owners of more than five percent of such stock, and (b) ownership of Jameson common stock and Jameson Series A Preferred Stock, by (1) each director and nominee for director of Jameson, (2) each of the executive officers of Jameson named in the Summary Compensation Table under "Other Annual Meeting Proposals of Jameson" (page 137), and (3) all executive officers and directors of Jameson as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                        Shares of
                                                         Series A
                               Shares of                Preferred
                              Common Stock                Stock
Name of Owner or              Beneficially  Percentage Beneficially Percentage
Identity of Group               Owned(1)     of Class     Owned      of Class
-----------------             ------------  ---------- ------------ ----------
Thomas W. Kitchin............   673,129(2)     6.7%        --          --
 8 Perimeter Center East,
 Suite 8050
 Atlanta, Georgia 30346-1603
Robert D. Hisrich............    35,900(3)       *         --          --
Michael E. Lawrence..........    35,500(3)       *         --          --
Thomas J. O'Haren............    55,827(3)       *         --          --
All directors and executive     933,363(4)     9.2%        --          --
 officers as a group (7 per-
 sons).......................

--------
*  Less than one percent (1%)
(1) The total number includes shares issued and outstanding as of March 3, 1999, plus shares which the owner shown above has the right to acquire within 60 days after March 3, 1999. For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after March 3, 1999, pursuant to the exercise of outstanding stock options.
(2) Includes 46,938 shares owned by Kitchin Children's Trust, the beneficiaries of which are members of the family of Mr. Kitchin and of which Mr. Kitchin serves as trustee, 90,000 shares issuable upon the exercise of currently vested stock options, 48,459 shares of restricted Common Stock and 30,000 shares owned jointly with Mr. Kitchin's spouse.
(3) Includes 35,000 shares issuable upon the exercise of currently vested stock options.
(4) Includes 287,067 shares issuable upon the exercise of currently vested stock options and 68,707 shares of restricted common stock.

                        FEDERAL INCOME TAXATION OF REITS
                             AND REIT STOCKHOLDERS

   Jameson made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year beginning January 1, 1994. Jameson made such election at the time of the filing of its federal income tax return for 1994. Jameson believes that commencing with such taxable year, it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code. Jameson intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will operate in a manner so as to remain qualified as a REIT.

   The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion describes generally the most significant provisions of the Internal Revenue Code sections relating to the federal income tax treatment of a REIT and its stockholders. This discussion is qualified in its entirety by applicable Internal Revenue Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

   It is the opinion of Conner & Winters that, commencing with Jameson's taxable year beginning January 1, 1994, Jameson was organized and has operated in conformity with the requirements for qualification as a REIT, its proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT under current Internal Revenue Code provisions, and the merger of Signature with and into Jameson will not cause Jameson to cease to qualify as a REIT. It must be emphasized that the opinion of Conner & Winters is based on various assumptions and is conditioned upon certain representations made by Jameson and Signature as to factual matters. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of Jameson as a REIT for federal income tax purposes. Moreover, Jameson's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and various qualification requirements imposed under the Internal Revenue Code and discussed below. No assurance can be given that the actual results of Jameson's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "--Failure to Qualify" below.

Taxation of Jameson

   A REIT, such as Jameson, generally is not subject to federal corporate income tax on its net income that is currently distributed to its stockholders because the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, Jameson will be subject to federal income or excise tax as follows. First, Jameson will be taxed at regular corporate rates on its REIT taxable income, which is defined generally as taxable income (subject to certain adjustments), including net capital gains, less dividends to stockholders. Second, Jameson will generally be subject to the "alternative minimum tax" if REIT taxable income plus any tax adjustments and preferences is greater than dividends paid to stockholders. Third, if Jameson has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a loan or an indebtedness held by a REIT) which is held primarily for sale to customers in the ordinary course of a trade of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Jameson has net income from "prohibited transactions" (generally certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Jameson should fail to satisfy the 75% or 95% gross income tests discussed below and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Jameson fails the 75% or 95% gross income tests, multiplied by a fraction intended to reflect Jameson's profitability. Sixth, generally, if Jameson should fail to distribute to its stockholders during each calendar year an amount equal to its required distribution, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amount actually distributed for the year. The amount of required distribution is equal to the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) the amount, if any, of the required distribution for the previous year over the amount actually distributed for that year.

   In addition, if during the 10-year period beginning on the first day of the first taxable year for which Jameson qualified as a REIT (the "Recognition Period"), Jameson recognizes gain on the disposition of any asset held by Jameson as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) Jameson's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-In Gain"), such Built-In Gain, which may be reduced by certain net operating loss carryforwards of Jameson, will be subject to tax at the highest regular corporate rate. The Recognition Period began January 1, 1994, and will expire December 31, 2003. Further, if Jameson acquires any asset from a C corporation in a transaction in which Jameson's basis in the asset is determined by reference to the C corporation's basis in the asset or any other property (such as the merger of Signature into Jameson), and Jameson recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Jameson, then, to the extent of the Built-In Gain, such gain will be subject to tax at the highest regular corporate rate. The amount of Jameson's Built-In-Gain based on the appraisals obtained in connection with the initial public offering of Jameson's stock ("IPO") is approximately $8.1 million and will discourage a disposition by Jameson of any Inn held at the time of the IPO until after 2003. The estimated Built-In Gain to which Jameson
will succeed by reason of the merger with Signature is $           .

Requirements for Qualification

   The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code; (4) which is neither a financial institution nor an insurance company; (5) the beneficial ownership of which is held by 100 or more persons;
(6) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); (7) which makes an election to be a REIT and satisfies all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status; (8) which uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and (9) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Jameson has represented that it has met since the closing of the IPO, and currently does meet, all of such definitional requirements.

   In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, Jameson's proportionate share of the assets, liabilities and items of income of several limited liability companies in which Jameson owns an interest (such limited liability companies are treated as partnerships for federal income tax purposes) will be treated as assets, liabilities and items of income of Jameson for purposes of applying the requirements described herein.

Income Tests

   In order for Jameson to maintain its qualification as a REIT, it must satisfy two gross income tests annually. First, at least 75% of Jameson's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and certain mortgage interest) or "qualified temporary investment income" (generally, income attributable to the temporary investment of new capital received by Jameson). Second, at least 95% of Jameson's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the foregoing sources or from dividends, interest and gain from the sale or disposition of stock or securities.

   Rents received by Jameson under the Jameson Lease will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Therefore, the percentage rent provisions of the Lease should not disqualify rental income received from Jameson Hospitality. Second, the Internal Revenue Code provides that rents received from a tenant, directly or indirectly, will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns 10% or more of the voting power or total number of outstanding shares of a corporate tenant, or 10% or more of the assets or net profits of a noncorporate tenant (a "Related Party Tenant"). Jameson has represented and covenanted that it has satisfied this requirement since its election to be taxed as a REIT and will use its best efforts to continue to satisfy this requirement. Furthermore, Jameson Hospitality is not and should not become a Related Party Tenant of Jameson by reason of Jameson's adherence to certain restrictions in its bylaws which void transactions in Jameson's stock which would result in violations of this requirement. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Applicable Internal Revenue Code provisions provide that with respect to each lease, rent attributable to the personal property for the taxable year is that amount which bears the same ratio to total rent as the average of a REIT's adjusted bases of all personal property at the beginning and at the end of each taxable year bears to the average of the REIT's aggregate adjusted bases of all real and personal property at the beginning and at the end of such taxable year. Jameson has represented that the resulting rental income attributable to personal property since January 1, 1994, has been, and will continue to be less than 15% (including rental income attributable to the personal property it will receive from Signature); however, should the resulting rental income attributable to personal property exceed 15% of all rental income, a portion of the personal property may be sold by Jameson to Jameson Hospitality, with the lease payments adjusted accordingly.

   Finally, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the leased property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. Jameson has represented that it has not, does not and will not knowingly (a) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (b) rent any property to a Related Party Tenant; (c) lease personal property in connection with the rental of the Inns which would cause the rental income attributable to such personal property to exceed 15% of the amount of total rental income; or (d) perform services considered to be rendered for the occupants of the Inns other than through an independent contractor.

   Under the Jameson Lease, Jameson Hospitality has leased the land, buildings, improvements, furnishings, and equipment comprising the Inns from Jameson for a 10-year term and pays Jameson rent. At the closing of the merger, Jameson Hospitality will lease (and add to the Jameson Lease) the hotel properties to be received from Signature. In order for such rent to constitute "rents from real property," the Jameson Lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture or some other type of arrangement. The determination of whether the Jameson Lease is a true lease depends on an analysis of all of the surrounding facts and circumstances.

   In addition, pursuant to Internal Revenue Code Section 7701(e), a service contract, partnership agreement, or some other type of arrangement may be treated instead as a lease of property if the contract, agreement or arrangement is properly treated as a lease of property, taking into account all relevant factors, including whether or not: (a) the service recipient is in physical possession of the property, (b) the service recipient controls the property, (c) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the service recipient shares the risk that the property will decline in value, the service recipient shares in any appreciation in the value of the property, the service recipient shares in savings in the property's operating costs, or the service recipient bears the risk of damage to or loss of the property), (d) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the lease, (e) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient and (f) the contract price does not substantially exceed the rental value of the property for the term of the lease.

   Under the Jameson Lease, (a) Jameson Hospitality has the right to exclusive possession, use and quiet enjoyment of the Inns during the term of the Jameson Lease, (b) Jameson Hospitality bears the cost of, and is responsible for daily maintenance and repair of the Inns, other than the cost of maintaining underground utilities and structural elements (including the roofs) of the improvements, (c) Jameson Hospitality dictates how the Inns are operated, maintained, and improved and bears all of the costs and expenses of operating the Inns (including the cost of any inventory used in their operation) during the term of the Jameson Lease (other than real and personal property taxes, casualty, liability and other types of insurance and equipment and the maintenance of structural elements, roofs and underground utilities), (d) Jameson Hospitality benefits from any savings in the costs of operating the Inns during the term of the Jameson Lease, (e) in the event of damage or destruction to an Inn, Jameson Hospitality is at economic risk because it will be obligated to restore the property to its prior condition and bear all costs of such restoration in excess of any insurance proceeds (except, under certain circumstances, during the last six months of the term of the Jameson Lease),
(f) Jameson Hospitality has indemnified Jameson against all liabilities imposed on Jameson during the term of the Jameson Lease by reason of injury to persons or damage to property occurring at the Inns or due to Jameson Hospitality's use, management, maintenance or repair of the Inns, and (g) Jameson Hospitality is obligated to pay substantial fixed rent for the term of the Jameson Lease. In addition, Jameson has represented that the total amount of rent provided under the Jameson Lease does not substantially exceed the fair rental value of the Inns.

   Pursuant to IRS Revenue Ruling 55-540, if one or more of the following conditions are present, the Jameson Lease will instead be considered as a conditional contract for purchase and sale of the Inns: (a) portions of the periodic payments are made specifically applicable to an equity interest in the property to be acquired by the lessee, (b) the lessee will acquire title upon the payment of a stated amount of "rentals" under the contract which it is required to make, (c) the total amount which the lessee is required to pay for a relatively short period of use constitutes an inordinately large proportion of the total sum required to be paid to secure the transfer of the title, (d) the agreed "rental" payments materially exceed the current fair rental value,
(e) the property may be acquired under a purchase option at a price which is nominal in relation to the value of the property at the time when the option may be exercised, as determined at the time of entering into the original agreement, or which is a relatively small amount when compared with the total payments which are required to be made and (f) some portion of the periodic payments is specifically designated as interest or is otherwise readily recognizable as the equivalent of interest.

   Under the Jameson Lease, (a) no portion of the rent has been or will be applied to any equity interest in the Inns to be acquired by Jameson Hospitality, (b) Jameson Hospitality has not acquired and will not be acquiring title to the Inns upon the payment of a stated amount of rent, (c) the rent does not and will not materially exceed the current fair rental value of the Inns (according to Jameson's representation), (d) the Inns may not be acquired by Jameson Hospitality under a purchase option and (e) no portion of the rent under the Jameson Lease has been or will be specifically designated as interest or will be recognizable as the equivalent of interest. In rendering its opinion that Jameson will qualify for taxation as a REIT, Conner & Winters has concluded that the Jameson Lease will be treated as a true lease for federal income tax purposes. Such conclusion is based, in part, on the following facts: (a) Jameson and Jameson Hospitality intend for their relationship to be that of a lessor and lessee and such relationship is documented by the Jameson Lease; (b) Jameson Hospitality will have the right to exclusive possession and use and quiet enjoyment of the Inns during the term of the Jameson Lease; (c) Jameson Hospitality will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Inns, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the Inns are operated, maintained and improved; (d) Jameson Hospitality will bear all of the costs and expenses of operating the Inns (including the cost of any inventory used in their operation) during the term of the Jameson Lease (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided under the Jameson Lease); (e) Jameson Hospitality will benefit from any savings in the costs of operating the Inns during the term of the Jameson Lease; (f) Jameson Hospitality will indemnify Jameson against all liabilities imposed on Jameson during the term of the Jameson Lease by reason of (A) injury to persons or damage to property occurring at the Inns, or (B) Jameson Hospitality's use, management, maintenance or repair of the Inns; (g) Jameson Hospitality is obligated to pay substantial fixed rent for the period of use of the Inns; and
(h) Jameson Hospitality stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Inns.

   There are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Jameson Lease that discuss whether such a lease constitutes a true lease for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between Jameson and Jameson Hospitality are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If the Jameson Lease is recharacterized as a service contract, partnership agreement, or some other type of arrangement rather than a true lease, part or all of the payments that Jameson receives from Jameson Hospitality may not satisfy the various requirements for qualification as "rents from real property." In that case, Jameson likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would fail to qualify as a REIT.

   If Jameson fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if (a) Jameson's failure to meet such tests is due to reasonable cause and not due to willful neglect, (b) Jameson attaches a schedule of the sources of its gross income to its return, and (c) any incorrect information on such schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Jameson would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a 100% tax would be imposed with respect to the excess net income.

Asset Tests

   For Jameson to qualify as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Jameson's total assets must be represented by "real estate assets" which means (a) real property (including interests in real property and interests in mortgages on real property), (b) shares in other REIT's and (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Jameson, and (d) cash, cash items (including receivables) and government securities. Second, not more than 25% of Jameson's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Jameson may not exceed 5% of the value of Jameson's total assets and Jameson may not own more than 10% of such issuer's outstanding voting securities. Jameson's ownership of an interest in several limited liability companies are treated for purposes of the asset tests as ownership of a proportionate part of such limited liability companies' assets. Jameson's investment in the Inns through its interests in such limited liability companies constitutes qualified assets for purposes of the 75% asset test. As such, Jameson expects that more than 75% of the value of its assets will be real estate assets. Jameson has represented that it has satisfied these asset tests since December 31, 1993, and has covenanted that it will use its best efforts to continue to satisfy such tests in the future.

   After meeting the assets tests at the close of any quarter, Jameson will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Jameson has represented that it maintains adequate records of the value of its assets to ensure compliance with the asset test and intends to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

Annual Distribution Requirements

   To qualify as a REIT, Jameson is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to
(A) the sum of (1) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and any net capital gain) and (2) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if Jameson disposes of any asset during the Recognition Period (or during the ten-year period beginning on the effective date of the merger in the case of assets received from Signature), Jameson will be required to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Jameson timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Jameson does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular corporate tax rates. Furthermore, if Jameson should fail to distribute its required distribution during each calendar year, Jameson would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

   Jameson has represented that since January 1, 1994, it has made, and has covenanted that it hereafter will make, timely distributions sufficient to satisfy all annual distribution requirements. However, it is possible that, from time to time, Jameson may experience timing differences between (a) the actual receipt of income and actual payment of deductible expenses and (b) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. In addition, in the event of the foreclosure of an Inn by a mortgage lender, any debt discharge income would be subject to the annual 95% distribution requirement even though Jameson would receive no cash as a consequence of a foreclosure. Therefore, Jameson could have less cash available for distribution than would be necessary to meet its annual 95% distribution requirement or to avoid federal corporate income tax with respect to capital gain or the 4% nondeductible excise tax imposed on certain undistributed income. To meet the 95% distribution requirement or to avoid federal income tax with respect to capital gain or the excise tax, it could be necessary for Jameson to borrow funds.

   Under certain circumstances in which an adjustment is made by the IRS that affects the amount that should have been distributed for a prior taxable year, Jameson may be able to rectify the failure to meet the distribution requirement by paying "deficiency dividends" to stockholders in the later year, which may be included in Jameson's deduction for dividends paid for the earlier year. Thus, Jameson may be able to avoid being taxed on deficiency dividends. However, Jameson will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

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Recordkeeping Requirements

   Jameson must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. If Jameson fails to comply with these requirements for any of its taxable years ended on or before December 31, 1997, its REIT status would be in jeopardy. If Jameson fails to comply with these requirements for its taxable year ending December 31, 1998, or fails to comply with these requirements for subsequent years, it will be required to pay (on notice and demand by the Secretary of the Treasury and in the same manner as a tax) a penalty of $25,000. If a failure to comply were attributable to intentional disregard of the aforementioned requirements, the amount of the penalty would be increased to $50,000. Upon failure to comply with these requirements, the Secretary of the Treasury may require Jameson to take such actions as it determines appropriate to ascertain actual ownership of its outstanding shares. If Jameson were to fail to take such actions, then Jameson would be required to pay (on notice and demand by the Secretary of the Treasury and in the same manner as a tax) an additional penalty equal to the penalty previously paid. None of these penalties would be imposed if it were shown that the failure to comply was due to reasonable cause and not to willful neglect. Jameson has represented that it has in the past and has covenanted that it will in the future comply with such requirements.

Failure to Qualify

   If Jameson fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Jameson will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Jameson fails to qualify will not be deductible by Jameson nor will they be required to be made by Jameson. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Jameson will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether Jameson would be entitled to such statutory relief cannot be foreseen.

Taxation of U.S. Stockholders

   As used herein, the term "U.S. Stockholder" means a holder of shares of Jameson common stock or Jameson Series S Preferred Stock that (for United States federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate (or generally a trust for tax years of such trust beginning before January 1, 1997) the income of which is subject to United States federal income taxation regardless of its source, or (d) is a trust if a United States court is able to exercise primary supervision over the administration of the trust. For any taxable year of which Jameson qualifies for a taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as set forth below.

   Distributions Generally. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of Jameson's current or accumulated earnings and profits. Such distributions generally are not eligible for the dividends received deduction for corporations. To the extent that Jameson makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis of the U.S. Stockholders' Jameson common stock or Series S Preferred Stocks as the case may be and second as gain realized from the sale of such stock. Dividends declared by Jameson in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as paid by Jameson and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by Jameson during January of the following calendar year. U.S. Stockholders may not include in their own income tax returns any tax losses of Jameson.


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   Jameson will be treated as having sufficient earnings and profits to treat as a dividend any distribution by Jameson up to the greater of its current or accumulated earnings and profits. As a result, U.S. Stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividends" will be treated as an ordinary dividend or a capital gain dividend, as the case may be, regardless of Jameson's earnings and profits.

   Capital Gain Dividends. Dividends to U.S. Stockholders that are properly designated by Jameson as capital gain dividends will be treated as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed Jameson's actual net capital gain) without regard to the period for which the U.S. Stockholder has held the Jameson stock. Corporate U.S. Stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction generally available to corporations.

   Individual U.S. Stockholders and U.S. Stockholders that are estates and trust are subject to federal income tax on net capital gains at different tax rates depending upon the nature of the gain and the holding period of the asset disposed of. In Notice 97-64, the IRS has provided guidance for REITs to report information necessary for U.S. Stockholders to compute the appropriate tax in respect of capital gain dividends. In general, capital gain dividends will be designated in a written notice to U.S. Stockholders as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution or a 28% rate gain distribution.

   Although a REIT is taxed on its undistributed net capital gains, a REIT may elect to include all or a portion of such undistributed net capital gains in the income of its U.S. Stockholders. In such event, the U.S. Stockholders will receive a credit or refund for the amount of tax paid by the REIT on such undistributed net capital gains.

   Passive Activity and Loss; Investment Interest Limitations. Distributions from Jameson and gain from the disposition of shares of Jameson stock ordinarily will not be treated as "passive activity income" for federal income tax purposes, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from Jameson (to the extent they do not constitute a return or capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of Jameson stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

   Dispositions of Jameson Stock. A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Jameson stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the U.S. Stockholder has held such shares for more than one year and in case of an individual, will be taxed at a lower rate in such instance. Losses incurred on the sale or exchange of shares of Jameson stock held for six months or less (after applying certain holding period rules), however, generally will be deemed long-term capital losses to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

Taxation of Tax-Exempt Stockholders

   Distributions by Jameson to a U.S. stockholder that is a tax-exempt entity should not constitute "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of Section 514(c) of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, if Jameson is considered to be a pension-held REIT, then a portion of the dividends paid to qualified trusts (any trust defined under Section 401(a) and exempt from tax under Section 501(a)) that owns more than 10 percent by value in the REIT may be considered UBTI. In general, a pension-held REIT is a REIT that is held by at least one qualified trust holding more than 25% by value of the interests in the REIT or by one or more qualified trusts (each of whom owns more than 10% by

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value) holding in the aggregate more than 50% by value of the interests in the
REIT. Based on its annual effort to monitor ownership of its stock, Jameson does not believe that it is a pension-held REIT.

Taxation of Non-U.S. Stockholders

   The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. SIGNATURE STOCKHOLDERS WHO ARE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO THE ACQUISITION OF SHARES OF JAMESON COMMON STOCK OR SERIES S PREFERRED STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

   Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by Jameson of United States real property interests and not designated by Jameson as capital gains dividends will be treated as ordinary income dividends to the extent their source is current or accumulated earnings and profits of Jameson. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from a Non-U.S. Stockholder's investment in Jameson stock is treated as "effectively connected" with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). Jameson expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless
(a) a lower treaty rate applies or (b) the Non-U.S. Stockholder files an IRS Form 4224 with Jameson claiming that the distribution is "effectively connected" income. Distributions in excess of current and accumulated earnings and profits of Jameson will not be taxable to a Non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in Jameson, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at a 30% rate. Further, Jameson will be required to withhold 10% of any distribution in excess of current and accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that such distribution was in excess of current and accumulated earnings and profits of Jameson and the amount withheld exceeded the Non-U.S. Stockholder's U.S. tax liability.

   For any year in which Jameson qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Jameson of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were "effectively connected" with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to any applicable alternative minimum tax). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the case of a foreign corporate stockholder not entitled to treaty exemption. Jameson is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by Jameson as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

   Unless the shares of Jameson Stock constitute a "United States real property interest" within the meaning of FIRPTA or are "effectively connected" with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United State taxation. The shares of Jameson stock will not

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constitute a United States real property interest if Jameson is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the REIT's stock was held directly or indirectly by foreign persons. Jameson believes that it is and will continue to be a "domestically controlled REIT" and therefore that sales of the Shares by Non-U.S. Stockholders should not be subject to U.S. taxation. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a "nonresident alien individual" who was present in the United States for a period or periods aggregating 183 days or more during the taxable year and certain other conditions apply, in which case such person would be subject to a 30% tax on such individual's capital gains.

Information Reporting Requirements and Backup Withholding Tax

   Jameson will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder (a) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be such individual's Social Security Number), (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

   Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisor with respect to any such information reporting and backup withholding requirements.

Federal Income Tax Proposals

   On February 1, 1999, the Clinton Administration announced its proposals for the fiscal year 2000 budget. These proposals contain certain provisions that, if enacted, would significantly modify the REIT-related provisions of the Internal Revenue Code. A summary of the significant provisions is as follows:

   Permit Taxable REIT Subsidiaries and Prohibit Preferred Stock
Subsidiaries. A REIT would be permitted to have taxable subsidiaries through which the REIT could conduct activities such as providing "noncustomary" services to REIT tenants, providing third party management services, providing third party development services and engaging in dealer land sales. Many REITS have set up preferred stock or non-voting common stock subsidiaries to conduct such activities. This proposal would prohibit preferred stock or non-voting common stock subsidiaries. The value of all taxable REIT subsidiaries would be limited to 15% of the REIT's total assets, and the value of all qualified independent contractor subsidiaries would be limited to 5% of the value to the REIT's total assets.

   Prohibit Closely Held REITs. REITs would be subject to an additional requirement for REIT qualification which would prohibit certain closely held structures. No entity or person would be permitted to own stock of a REIT possessing 50% or more of the total combined voting power of all classes of voting stock or 50% or more of the total value of all shares of all classes of stock.


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   Recognition of Built-in Gain Upon Mergers of C Corporations into REITs. This proposal would require immediate recognition of built-in gain of any C corporation with a value of $5 million or more which converts to REIT status.

Other Tax Consequences

   Jameson and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Jameson and its stockholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, SIGNATURE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON OWNERSHIP OF JAMESON STOCK.

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

                   OTHER ANNUAL MEETING PROPOSALS OF JAMESON

Election of Director

   Jameson's articles of incorporation state that the Jameson Board of Directors must have at least two but not more than 15 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at four. The Jameson Board of Directors is divided into three classes. The terms of the classes are staggered so that, except for directors appointed to fill vacancies created by an increase in the number of directors, only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the Class III directors, currently consisting of Mr. Thomas W. Kitchin, will expire at the Jameson annual meeting. The accompanying proxy solicits your vote for one Class III director. The term of the Class III director elected at the 1999 annual meeting will expire at the annual meeting of stockholders to be held in 2002.

   The Jameson Board of Directors has nominated Mr. Thomas W. Kitchin for re-election as a Class III director. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Mr. Kitchin. If Mr. Kitchin becomes unable for any reason to stand for election as a director of Jameson, it is intended that the persons named in such proxy will vote for the election of such other person as the Board of Directors may recommend. Jameson knows of no reason why Mr. Kitchin will be unavailable or unable to serve.

   The Jameson Board of Directors recommends a vote "FOR" Mr. Kitchin for director.

Nominee for Director

   Thomas W. Kitchin, 57, is chief executive officer, a director and chairman of the Jameson Board of Directors. He has been an officer and director of Jameson since its incorporation in 1988. Prior to founding Jameson, he spent 10 years in the oil and gas industry and served as chief executive officer of an oil and gas company listed on the American Stock Exchange. Mr. Kitchin serves as a director of the Association of Publicly Traded Companies, an association that represents public companies that trade on The Nasdaq Stock Market, New York Stock Exchange and American Stock Exchange; chairman of the Georgia Hospitality and Travel Association; director of the American Hotel & Motel Association; director of the Georgia State University Cecil B. Day School of Hospitality Administration; director of the Georgia Southern University Restaurant, Hotel and Institutional Administration Academic Advisory Board; and director of the Northside Hospital Advisory Board. In addition, he has served on the board of directors of a private school, several banks and oil companies and numerous other civic, charitable and social service agencies. Mr. Kitchin is the father of Craig R. Kitchin, president, chief financial officer and treasurer of Jameson.

Directors Continuing in Office

                                    Class I
                              (Term Expires 2000)

   Robert D. Hisrich, Ph.D., 55, became a director in October 1993. Dr. Hisrich has held the A. Malachi Mixon III Chair in Entrepreneurial Studies and has been a professor at the Weatherford School of Management, Case Western Reserve University, Cleveland, Ohio, since September 1993. From 1985 until his appointment at Case Western Reserve University, Dr. Hisrich held the Bovaird Chair of Entrepreneurial Studies and Private Enterprise and was a Professor of marketing and a Director of the Enterprise Development Center at The University of Tulsa, Tulsa, Oklahoma. In the spring of 1992, Dr. Hisrich was a Visiting Professor of Entrepreneurship Studies at the University of Limerick, Limerick, Ireland, and from 1990 through 1991, he was a Fulbright Professor and holder of the Alexander Hamilton Chair in Entrepreneurship at the Foundation for Small Enterprise Economic Development, Budapest, Hungary. In the spring of 1989, Dr. Hisrich was a Fulbright Professor at the International Management Center, Budapest, Hungary. In addition, since 1974 Dr. Hisrich has been Director of H & B Associates, a marketing and management consulting firm. He has also held a number of other academic positions and is widely published in the areas of marketing, management and

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entrepreneurship. Dr. Hisrich has a B.A. degree in English and science from
DePaul University, an M.B.A. degree in marketing from the University of Cincinnati and a Ph.D. degree in business administration from the University of Cincinnati.

   Thomas J. O'Haren, 66, became a director in June 1997. Mr. O'Haren has been employed for the past 27 years in sales and marketing for Cigna Financial Advisors, Inc., a company engaged in the insurance business. Mr. O'Haren serves that company both as a regional vice president and as a consultant. He is active in the insurance industry, including serving as an adjunct professor of leadership at The American College, the degree-granting college of the insurance industry, as a member of The American College Leadership Institute and as chairman of the board of trustees of the GAMA Foundation, a research foundation for the insurance industry. Mr. O'Haren has a B.S. degree in finance from Pennsylvania State University, received his Chartered Life Underwriter designation in 1966 and his designation as a Chartered Financial Consultant in 1983.

                                    Class II
                             (Term to Expire 2001)

   Michael E. Lawrence, 53, became a director in April 1994. Since March 1994, he has been a director of Sea Pines Associates, Inc., a publicly held corporation with approximately $35 million in annual revenues which owns and operates real estate and recreational properties on Hilton Head Island, South Carolina. Mr. Lawrence is president of Sea Pines Company, a subsidiary of Sea Pines Associates, Inc., where he has served as the chief financial officer since February 1990. Since that date he has also been vice president and chief financial officer of Sea Pines Real Estate Company, a subsidiary of Sea Pines Associates, Inc. Prior to joining Sea Pines Associates, Inc., Mr. Lawrence was a management consultant with Ernst & Young from 1969 through 1989 and was a partner in that firm from 1982 through 1989. Mr. Lawrence is a certified public accountant with a B.S. degree from Washington & Lee University and an M.B.A. degree from Emory University.

Compensation of Directors

   Each director other than Mr. Kitchin receives from Jameson an annual fee of $10,000, $500 for each Board or Board committee meeting attended and reimbursement of expenses incurred in attending Board or committee meetings. Payment of the annual fee is not contingent upon attendance at Board or committee meetings.

   Under the Jameson Inns, Inc. Director Stock Option Plan (the "Director Plan"), each director of Jameson who is not otherwise an employee of Jameson or any of its subsidiaries or affiliates is granted an option to purchase ("Director Option") 25,000 shares of Jameson common stock upon his initial election as a director. Dr. Hisrich and Mr. Lawrence, who were elected or appointed as directors prior to the adoption of the Director Plan, each received a Director Option to purchase 25,000 shares of common stock upon the adoption of the Director Plan in exchange for their surrender and the cancellation of stock options previously granted to each of them under the 1993 Jameson Stock Incentive Plan. Director Options vest immediately at the time of grant and have a per share exercise price equal to the fair market value of a share of Jameson common stock at the close of business on the last business day preceding the day of grant. The Director Options granted to Dr. Hisrich and Mr. Lawrence in 1995 have an exercise price of $7.25 per share. Mr. O'Haren received a Director Option to purchase 25,000 shares of common stock on June 20, 1997, at an exercise price of $11.375.

   Under the Jameson Inns, Inc. 1997 Director Stock Option Plan (the "1997 Director Plan"), each director of Jameson who is serving as a director on the first business day following the Jameson annual stockholder and at such annual meeting was considered as a director of Jameson who was continuing in office or was reelected as a director and is not otherwise an employee of Jameson or any of its subsidiaries or affiliates is granted an option to purchase ("Annual Director Option") 5,000 shares of Jameson common stock as of the first business day following the Jameson annual meeting. Dr. Hisrich, Mr. Lawrence and Mr. O'Haren, who were elected or appointed as directors prior to the adoption of the 1997 Director Plan, each received an Annual Director Option to purchase 5,000 shares of common stock upon the adoption of the 1997 Director Plan. The Annual Director Options vest immediately at the time of grant and have a per share exercise price equal to the fair market value

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

of a share of Jameson common stock at the close of business on the last business day preceding the day of grant. The Annual Director Options granted to Dr. Hisrich, Mr. Lawrence and Mr. O'Haren on November 19, 1997, have an exercise price of $11.625 per share. On June 29, 1998, each of these directors received an Annual Director Option to purchase 5,000 shares of Jameson common stock at an exercise price of $10.00 per share.

Meetings and Committees of the Board of Directors

   During 1998, the Jameson Board of Directors held four meetings. In addition, the Board of Directors took action 10 times during 1998 by unanimous written consent. During 1998, no director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held while he was a director, or (2) the total number of meetings held by all committees of the Board of Directors on which he served. Jameson has a standing audit committee and a compensation committee of the Board of Directors.

   The audit committee is composed of Dr. Hisrich and Mr. Lawrence. The audit committee, which met one time in 1998, annually considers the qualifications of the independent auditor of Jameson and makes recommendations to the Board of Directors on the engagement of the independent auditor. The audit committee also reviews (a) any transactions between Jameson and its officers, directors and principal stockholders, (b) the plans for and results of audits of Jameson, and (c) the results of any internal audits, compliance with any of Jameson's written policies and procedures and the adequacy of Jameson's system of internal accounting controls.

   In 1998, the compensation committee was composed of Dr. Hisrich, Mr. Lawrence and Mr. O'Haren. During 1998, the compensation committee met one time. The compensation committee administers the Jameson 1993 Stock Incentive Plan and the Jameson 1996 Stock Incentive Plan and also reviews the determinations by Kitchin Investments, Inc. under the Cost Reimbursement Agreement (see "Certain Transactions--Cost Reimbursement Agreement," below) as to the percentage of time each executive officer of Jameson devoted to Jameson's business during the relevant period.

   Jameson does not have a standing nominating committee. Jameson's bylaws provide that nominations of candidates for election as directors of Jameson may be made by or at the direction of the Board of Directors or by any stockholder entitled to vote at the meeting at which directors are to be elected if the stockholder complies with the advance notice procedures set forth in the bylaws. These procedures require any stockholder who intends to make a nomination for director to deliver notice of the nomination to the Secretary of
Jameson not later than             . The notice must contain all information
specified by the Board of Directors. If the chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, that nomination will be disregarded.

Ratification of Appointment of Independent Auditor

   Upon the recommendation of the Jameson audit committee, the Jameson Board of Directors has appointed Ernst & Young LLP as independent auditors of Jameson for the fiscal year ending December 31, 1999. Ernst & Young LLP have been independent auditors of Jameson since Jameson's inception in 1988. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Ernst & Young LLP as Jameson's independent auditor. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

   This proposal will be approved if the number of votes cast for the proposal at the annual meeting exceeds the number of votes cast against the proposal. The Board of Directors recommends a vote "FOR" the ratification of Ernst & Young LLP as independent auditors for 1999.

   A representative of Ernst & Young LLP is expected to be present at the Jameson annual meeting and therefore is expected to be available to respond to appropriate questions. If a representative of Ernst & Young

LLP is present at the meeting, he or she will be given the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

Executive Officers

   The executive officers of Jameson are:

   Name                     Position
   ----                     --------
   Thomas W. Kitchin....... Chief Executive Officer, Director, Chairman of the Board of Directors
   Craig R. Kitchin........ President, Vice President--Finance, Chief Financial Officer, Treasurer
   William D. Walker....... Vice President--Development
   Steven A. Curlee........ Vice President--Legal, General Counsel, Secretary

   Set forth below is certain information concerning Jameson's executive officers except for Mr. Thomas W. Kitchin. Information concerning Mr. Kitchin is set forth above under the heading "--Election of Director--Nominee for Director."

   Craig R. Kitchin, 31, became chief financial officer of Jameson in February 1994, vice president--finance in September 1997, and president in November 1998. He joined Jameson as its controller and treasurer on June 15, 1992, upon receiving his M.B.A degree from the University of Chicago with concentrations in accounting and finance. Before attending the University of Chicago, he was a financial analyst with FMC Corporation in Santa Clara, California, from 1989 to 1990, where his primary responsibilities included budgeting and forecasting overhead expenses. Mr. Kitchin graduated from Santa Clara University with a degree in finance in 1989. Craig Kitchin is the son of Thomas W. Kitchin, the chairman and chief executive officer of Jameson.

   William D. Walker, 45, is vice president--development of Jameson. He has been an officer of Jameson since its inception in 1988 and served as a director from 1988 through October 29, 1993. Before joining Jameson, he worked in various financial management positions for twelve years. Mr. Walker received a B.B.A. degree in finance from Texas Tech University in 1975.

   Steven A. Curlee, 47, became general counsel and secretary of Jameson in January 1993 and vice president-legal in September 1997. From April 1985 to July 1992, he was general counsel for a public oil and gas company in Tulsa, Oklahoma primarily involved in the formation of large public limited partnerships for the acquisition of producing oil and gas properties for investors. Prior thereto, he was engaged in the private practice of law in Tulsa, Oklahoma for five years. From 1976 to 1980, Mr. Curlee served on active duty in the U.S. Navy as a Judge Advocate. He continues to serve in the Navy Reserves, having attained the rank of commander. Mr. Curlee received a B.A. degree in political science and his J.D. from the University of Arkansas. He received a Masters of Law in Taxation degree from Georgetown University. Mr. Curlee is admitted to practice law in Arkansas, the District of Columbia, Oklahoma, Texas and Georgia.

Executive Compensation

   The following table sets forth certain information with respect to the compensation of Thomas W. Kitchin, Jameson's chief executive officer, for services in all capacities to Jameson during the fiscal years ended December 31, 1996, 1997 and 1998. No other executive officer of Jameson had an annual salary and bonus in excess of $100,000 during any such year. No information is given as to any person for any fiscal year during which such person was not an executive officer of Jameson.

                           Summary Compensation Table

                                   Annual           Long-Term Compensation
                                Compensation                Awards
                                ------------  -----------------------------------
                                               Restricted   Securities Underlying
                                      Salary  Stock Awards         Options
Name and Principal Position     Year  ($)(1)      ($)                (#)
---------------------------     ----- ------- ------------  ---------------------
Thomas W. Kitchin,.............  1998  25,113   100,000(2)            --
 Chairman and Chief Executive    1997  80,145       --             75,000(3)
 Officer                         1996  62,598   367,969(4)            --

--------
(1) Mr. Kitchin holds positions with Jameson Hospitality and Kitchin Investments, Inc. ("Kitchin Investments"), as well as with Jameson. He receives his compensation from Kitchen Investments. The amount set forth in the table represents an allocation to Jameson by Kitchin Investments of Mr. Kitchin's total compensation based on records of actual time spent by Mr. Kitchin related to Jameson and the other companies. Compensation of Mr. Kitchin which is allocated to other entities is not reported in the table. See "--Certain Transactions--Cost Reimbursement Agreement."
(2) Represents the closing price of the Jameson common stock on the Nasdaq National Market on the date of grant for 10,959 shares of restricted Jameson common stock granted under the Jameson 1996 Stock Incentive Plan. Such shares vest 10 years after the date of grant, assuming continuous employment with Jameson through the date of vesting.
(3) Consists of options to purchase 75,000 shares of common stock at $11.625 per share granted under the Jameson 1993 Stock Incentive Plan. Options vest annually in equal increments over the five year period following the date of grant.
(4) Represents the closing price of the Jameson common stock on the Nasdaq National Market on the date of grant for 37,500 shares of restricted Jameson common stock granted under the Jameson 1996 Stock Incentive Plan. Such shares vest ten years after the date of grant, assuming continuous employment with Jameson through the date of vesting.

   Option Exercises in Last Fiscal Year; Aggregate Fiscal Year-End Values of Options. The named executive officer did not exercise any options during 1998. The following table sets forth the values as of December 31, 1998, of all options held by the named executive officer during 1998.

                                                                Value of
                                                        Unexercised in-the-money
                        Number of Unexercised            Options at Fiscal Year-
                     Options at Fiscal Year-End                    End
                     -------------------------------    -------------------------
Name                 Exercisable      Unexercisable     Exercisable Unexercisable
----                 -------------    --------------    ----------- -------------
Thomas W. Kitchin...          90,000            60,000   $126,563        --

Employment Agreement

   In connection with consummation in early 1994 of Jameson's initial public offering of 2,600,000 shares of common stock, Jameson entered into an employment agreement with Thomas W. Kitchin as chief executive officer and president of Jameson. Under the agreement, the Board of Directors sets the maximum amount of annual salary for which Jameson reimburses Kitchin Investments under the Cost Reimbursement Agreement between Jameson and Kitchin Investments based on the amount of time Mr. Kitchin devotes to Jameson's business. See "--Certain Transactions--Cost Reimbursement Agreement."

   Subject to certain penalties for early termination set forth below, the employment agreement can be terminated by Mr. Kitchin upon giving 60 days' notice. Jameson may terminate the agreement at any time. If Jameson terminates Mr. Kitchin's employment without cause, however, and elects to continue the non-compete provisions of the agreement described below, Jameson must pay Mr. Kitchin an amount equal to 300% of his annual compensation by Jameson in equal monthly installments over the 24-month term of the non-compete provisions. Pursuant to such provisions, Mr. Kitchin is prohibited from owning, operating or managing, directly or indirectly, any hotel property during the term of his employment, or, for two years following such employment, any hotel property within a 20-mile radius of any hotel property owned by Jameson.

Report on Executive Compensation

   The Compensation Committee met once during 1998. At that meeting the compensation committee approved the recommendations of Thomas W. Kitchin regarding restricted stock grants to executive officers and other key employees under the Jameson 1996 Stock Incentive Plan (the "1996 Plan") and authorized Mr. Kitchin to make discretionary awards to the Stock Plan Committee of the 1996 Plan. All other decisions regarding the compensation of executive officers were in practice made by Mr. Kitchin, Jameson's chief executive officer, chairman of the board and a director. Compensation for Mr. Kitchin was based on the provisions of his employment agreement which is discussed above.

   This report is made by Dr. Robert D. Hisrich, Michael E. Lawrence and Thomas
J. O'Haren constituting the Jameson compensation committee during 1998.

Insider Participation in Compensation Decisions

   As noted above under "--Report on Executive Compensation," Thomas W. Kitchin, Jameson's chief executive officer, chairman of the board and a director made recommendations to the directors constituting the Jameson compensation committee regarding restricted stock grants to executives and other key employees under the 1996 Plan. All other decisions regarding the compensation of executive officers was determined in practice during 1998 by Mr. Kitchin.

Stockholder Return Performance Graph

   Jameson common stock was first registered under the Securities Exchange Act of 1934 and was listed for trading on the Nasdaq National Market on January 27, 1994. The following graph compares the percentage change in the cumulative total stockholder return on Jameson common stock during the period which commenced January 27, 1994, and ended December 31, 1998, with the cumulative total return on the Nasdaq Market--U.S. Index and the Standard & Poors Hotel-Motel Index.

 Comparison of 59 Month Cumulative Total Return* Among Jameson Inns, Inc., The
       Nasdaq Stock Market (U.S.) Index and the S&P Lodging Hotels Index






* $100 invested on January 27, 1994, in Jameson common stock or on December 31,1993, in the applicable index--including reinvestment of dividends.

   The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Jameson specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Certain Transactions

   The Jameson Lease. All of the operating Jameson Inns are leased, and future Jameson Inns are expected to be leased, to Jameson Hospitality, pursuant to the Jameson Lease from the various Jameson entities that hold legal title to the Jameson Inns. Thomas W. Kitchin, chief executive officer and chairman of Jameson, and his spouse are the sole owners of Jameson Hospitality. Jameson Hospitality became the lessee under the Jameson Lease on March 31, 1998, pursuant to a merger of Jameson Operating Company and certain other entities with and into Jameson Hospitality.

   The Jameson Lease, which terminates December 31, 2007, provides for payment of base rent and, if required under the formula set forth under the Jameson Lease, percentage rent. Under the Jameson Lease, Jameson is required to pay real and personal property taxes, general liability and casualty insurance premiums, the cost of maintaining structural elements, including underground utilities and the cost of refurbishment of the

Jameson Inns, including replacement and repair of furniture, fixtures and equipment used in connection with the operation of the Jameson Inns. Jameson Hospitality is required to pay liability insurance premiums, utility costs and all other costs and expenses incurred in the operation of the Jameson Inns. In 1998, base rent charged to Jameson Hospitality by Jameson totaled $10.5 million and percentage rent totaled $7.7 million.

   Turnkey Construction Contracts. All new Jameson Inns and expansions of existing Jameson Inns were constructed by Jameson Hospitality or by its predecessor Jameson Construction Company. It is anticipated that Jameson Hospitality will act as general contractor for new Jameson Inns and Signature Inns built by Jameson as well as expansions of existing properties. All new construction and expansions are constructed by Jameson Hospitality on a basis pursuant to construction agreements with Jameson. Jameson Hospitality also performs all of the construction work for renovations of existing properties and constructed fitness centers for Jameson Inns constructed prior to their becoming a standard feature of new Jameson Inns. Jameson paid Jameson Hospitality an aggregate of approximately $41.1 million for construction of new Jameson Inns, expansions and renovations during the year ended December 31, 1998. Under the construction agreements, if the contract price for a new Inn or group of Jameson Inns or a Jameson Inn expansion exceeds Jameson Hospitality's costs plus 10%, Jameson Hospitality is required to refund the excess amount to Jameson. The contract price as well as the other terms of each construction agreement submitted by Jameson Hospitality are subject to approval by Jameson's independent directors.

   Cost Reimbursement Agreement. The officers and employees of Jameson are also employees of Kitchin Investments, a corporation owned 100% by Thomas W. Kitchin. Rather than duplicate payroll functions, Jameson entered into the Cost Reimbursement Agreement with Kitchin Investments providing that Jameson will reimburse Kitchin Investments, on an actual cost basis, for the employee compensation and overhead costs attributable to Jameson. The officers and employees of Jameson receive their salaries, hourly wages and fringe benefits entirely from Kitchin Investments, which also pays Jameson's office overhead and other general and administrative costs. Under the Cost Reimbursement Agreement, Jameson determines for each officer and employee the amount Jameson would pay in salary and benefits if such person devoted 100% of his or her time to Jameson business. Kitchin Investments then determines, subject to review by Jameson, the actual percentage of the person's time devoted to Jameson's business and applies that percentage to Jameson--established compensation amount. The resulting amount is the amount Jameson reimburses Kitchin Investments with respect to the officer's or employee's compensation. Office overhead and other general and administrative costs are also allocated to and borne by Jameson based primarily on the amount of time spent by these officers and employees on Jameson business. In 1998, such allocations of salary, office overhead and other general and administrative costs to Jameson totaled approximately $200,000.

   Purchase of Outdoor Advertising Assets. On November 3, 1998, the Board of Directors approved the proposed acquisition by Jameson of the outdoor advertising assets and operations of Jameson Hospitality. These assets consist of approximately 100 road side billboards on which advertising for Jameson's hotel properties and, in certain instances, other services or products for third parties is placed. These assets and operations were previously owned and conducted by Jameson Outdoor Advertising, LLC, which is one of the entities that merged into Jameson Hospitality on March 31, 1998. It is anticipated that these billboards will be leased back to Jameson Hospitality and will continue to be used for the same type of advertising. Jameson Hospitality is wholly-owned by Thomas W. Kitchin, chairman of the Board of Jameson, and his wife. The consideration payable to Jameson Hospitality will consist of (a) 72,727 newly issued shares of Jameson Series A Preferred Stock, (b) $400,000 in cash, and
(c) the assumption of indebtedness of approximately $735,000 which is secured by mortgages on the billboards and the revenues generated therefrom. It is currently anticipated that this transaction will close in April of 1999. The amount and nature of the consideration was negotiated by Thomas W. Kitchin and the other members of the Board of Directors of Jameson with the advice and assistance of an independent investment banking firm engaged by the Jameson Board. Such firm also rendered its opinion to Jameson's Board of Directors that, based on its review of the proposed transaction and the assumptions stated in the opinion, the proposed consideration is fair, from a financial point of view, to the stockholders of Jameson. It is anticipated that Jameson Hospitality will distribute the shares of the Jameson Series A Preferred Stock it receives to Mr. & Mrs. Kitchin.

                                 OTHER MATTERS

   Jameson knows of no matters to be presented at the Jameson annual meeting, other than those included in the notice to Jameson stockholders. If any other matter requiring a vote of stockholders arises at the meeting, including a question of adjourning the meeting, the persons named in stockholders' proxies will vote on those matters according to their best judgment in what they consider the best interests of Jameson. The enclosed proxies confer discretionary authority on the named individuals to take action regarding any additional matters which come before the annual meeting.

   Signature knows of no matters to be presented at the Signature special meeting, other than those included in the notice to Signature stockholders. If any other matter requiring a vote of stockholders arises at the meeting, including a question of adjourning the meeting, the persons named in stockholders' proxies will vote on those matters according to their best judgment in what they consider the best interests of Signature. The enclosed proxies confer discretionary authority on the named individuals to take action regarding any additional matters which come before the special meeting.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited Jameson's consolidated financial statements and schedule and Jameson Hospitality's consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their reports. Jameson and Jameson Hospitality have included their financial statements and schedule in the Joint Proxy Statement/Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Signature as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in the Joint Proxy Statement/Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                     LEGAL

   The legality of the shares of Jameson common stock and Series S Preferred Stock to be issued in connection with the merger will be passed upon by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Conner & Winters will rely on the opinion of Steven A. Curlee, general counsel of Jameson, with respect to all matters involving Georgia law. The description of federal income tax consequences under the captions "The Merger--Federal Income Tax Consequences" and "Federal Income Taxation of REITs and REIT Stockholders" is based upon the opinion of Conner & Winters.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

   Stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in Jameson's proxy materials for the 2000 Jameson annual meeting of stockholders
must be received by Jameson no later than         , 2000. The date by which
Jameson must receive notice of any person a stockholder intends to nominate as a director or any business proposal a stockholder intends to submit at the 2000
Jameson annual meeting of stockholders is                 , 2000 (but it may
not be received prior to                 , 2000).

                         INDEX TO FINANCIAL STATEMENTS

I. Jameson Audited Financial Statements
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of December 31, 1998, and 1997...........  F-3
  Consolidated Statement of Operations for each of the three years ended
   December 31, 1998, 1997 and 1996.......................................  F-4
  Consolidated Statements of Stockholders' Equity for each of the three years ended December 31, 1998, 1997 and 1996...........................  F-5
  Consolidated Statements of Cash Flows for each of the three years ended
   December 31, 1998, 1997 and 1996.......................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
II. Jameson Hospitality Audited Financial Statements
  Report of Independent Auditors.......................................... F-18
  Consolidated Balance Sheets as of December 31, 1998, and 1997........... F-19
  Consolidated Statement of Operations for each of the three years ended
   December 31, 1998, 1997 and 1996....................................... F-20
  Consolidated Statements of Members Capital for each of the three years ended December 31, 1998, 1997 and 1996................................. F-21
  Consolidated Statements of Cash Flows for each of the three years ended
   December 31, 1998, 1997 and 1996....................................... F-22
  Notes to Consolidated Financial Statements.............................. F-24
III. Signature Audited Financial Statements
  Independent Auditors' Report............................................ F-32
  Consolidated Balance Sheets as of December 31, 1998, and 1997........... F-33
  Consolidated Statements of Operations for each of the three years ended
   December 31, 1998, 1997 and 1996....................................... F-34
  Consolidated Statements of Shareholders' Equity for each of the three years ended December 31, 1998, 1997 and 1996........................... F-35
  Consolidated Statements of Cash Flows for each of the three years ended
   December 31, 1998, 1997 and 1996....................................... F-36
  Notes to Consolidated Financial Statements.............................. F-37

                         Report of Independent Auditors

The Board of Directors
Jameson Inns, Inc.

   We have audited the accompanying consolidated balance sheets of Jameson Inns, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jameson Inns, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Atlanta, Georgia
February 12, 1999

                               JAMESON INNS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Assets
Property and equipment.............................. $168,880,042  $117,515,375
Less accumulated depreciation.......................  (16,754,843)  (12,584,189)
                                                     ------------  ------------
                                                      152,125,199   104,931,186
Cash................................................      500,377       338,581
Lease revenue receivable............................    2,289,753     1,457,672
Deferred finance costs, net.........................    1,110,336       781,472
Other assets........................................      303,497        96,785
                                                     ------------  ------------
                                                     $156,329,162  $107,605,696
                                                     ============  ============
Liabilities and stockholders' equity
Mortgage notes payable.............................. $ 53,697,435  $ 29,624,889
Accounts payable and accrued expenses...............      199,730       213,411
Accounts payable to affiliates......................    2,087,106     2,185,884
Accrued interest payable............................      350,436       164,757
Accrued property taxes..............................      432,168       255,874
Preferred stock dividends payable...................      693,750           --
                                                     ------------  ------------
                                                       57,460,625    32,444,815
Stockholders' equity:
  Preferred stock, 10,000,000 shares authorized
   9.25% Series A Cumulative Preferred Stock, $1 par
    value, liquidation preference $25 per share,
    1,200,000 shares (0 in 1997) issued and
    outstanding.....................................    1,200,000           --
  Common stock, $.10 par value, 40,000,000 shares
   authorized,
   9,895,810 shares (9,774,075 in 1997) issued and
   outstanding......................................      989,581       977,408
  Additional paid-in capital........................   97,705,947    75,210,464
  Retained deficit..................................   (1,026,991)   (1,026,991)
                                                     ------------  ------------
Total stockholders' equity..........................   98,868,537    75,160,881
                                                     ------------  ------------
                                                     $156,329,162  $107,605,696
                                                     ============  ============


                            See accompanying notes.

                               JAMESON INNS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Year ended December 31
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------- ----------- ----------
Lease revenue..............................  $18,229,748 $12,966,185 $9,376,101
Expenses:
  Property tax expense.....................    1,041,687     683,902    461,516
  Insurance expense........................      481,932     422,890    271,835
  Depreciation.............................    5,636,079   3,898,091  2,669,574
  General and administrative expenses......      592,041     444,908    499,006
  Loss on disposal of furniture and
   equipment...............................      507,718     143,544     47,849
  Loss on impairment of real estate........    2,507,000         --         --
                                             ----------- ----------- ----------
Total expenses.............................   10,766,457   5,593,335  3,949,780
                                             ----------- ----------- ----------
Income from operations.....................    7,463,291   7,372,850  5,426,321
Interest expense, net of capitalized
 amounts...................................    1,656,240     777,718  1,385,512
                                             ----------- ----------- ----------
Income before extraordinary loss...........    5,807,051   6,595,132  4,040,809
Extraordinary loss--early extinguishment of
 debt......................................      133,951     689,542    989,376
                                             ----------- ----------- ----------
Net income.................................    5,673,100   5,905,590  3,051,433
Less preferred stock dividends.............    2,188,050         --         --
                                             ----------- ----------- ----------
Net income attributable to common
 stockholders..............................  $ 3,485,050 $ 5,905,590 $3,051,433
                                             =========== =========== ==========
Per common share:
Income before extraordinary loss:
  Basic....................................  $       .37 $       .72 $      .65
  Diluted..................................  $       .36 $       .70 $      .63
Net income:
  Basic....................................  $       .36 $       .64 $      .49
  Diluted..................................  $       .35 $       .63 $      .48



                            See accompanying notes.

                               JAMESON INNS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         Preferred   Common  Contributed   Retained    Stockholders'
                           Stock     Stock     Capital      Deficit       Equity
                         ---------- -------- -----------  -----------  -------------
Balance at January 1,
 1996................... $      --  $385,795 $22,395,546  $(1,026,991)  $21,754,350
  Issuance of common
   stock, net of
   offering expense.....        --   339,703  30,787,970          --     31,127,673
  Exercise of stock
   options..............        --     3,770     288,109          --        291,879
  Vesting of stock
   options..............        --       --       63,542          --         63,542
  Vesting of restricted
   stock grant..........        --     6,479      28,852          --         35,331
  Common stock dividends
   ($0.86 per share)....        --       --   (2,509,817)  (3,051,433)   (5,561,250)
  Net income............        --       --          --     3,051,433     3,051,433
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1996...................        --   735,747  51,054,202   (1,026,991)   50,762,958
  Issuance of common
   stock, net of
   offering expense.....        --   234,549  25,887,675          --     26,122,224
  Exercise of stock
   options..............        --     6,981     413,417          --        420,398
  Vesting of stock
   options..............        --       --       37,424          --         37,424
  Vesting of restricted
   stock grant..........        --       131      70,652          --         70,783
  Common stock dividends
   ($0.90 per share)....        --       --   (2,252,906)  (5,905,590)   (8,158,496)
  Net income............        --       --          --     5,905,590     5,905,590
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1997...................        --   977,408  75,210,464   (1,026,991)   75,160,881
  Issuance of preferred
   and common stock, net
   of offering expense..  1,200,000    4,253  27,839,002          --     29,043,255
  Exercise of stock
   options..............        --     5,930     353,089          --        359,019
  Vesting of stock
   options..............        --       --          --           --            --
  Vesting of restricted
   stock grant..........        --     1,990      60,442          --         62,432
  Common stock dividends
   ($0.94 per share)....        --       --   (3,784,845)  (5,457,255)   (9,242,100)
  Preferred stock
   dividends
   ($1.82 per share)....        --       --   (1,972,205)    (215,845)   (2,188,050)
  Net income............        --       --          --     5,673,100     5,673,100
                         ---------- -------- -----------  -----------   -----------
Balance at December 31,
 1998................... $1,200,000 $989,581 $97,705,947  $(1,026,991)  $98,868,537
                         ========== ======== ===========  ===========   ===========


                            See accompanying notes.

                               JAMESON INNS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year ended December 31
                                      ----------------------------------------
                                          1998          1997          1996
                                      ------------  ------------  ------------
Operating Activities
Net income..........................  $  5,673,100  $  5,905,590  $  3,051,433
Adjustments to reconcile net income
 to cash provided by operating
 activities:
  Extraordinary loss................       133,951       596,526       989,376
  Depreciation and amortization.....     5,750,186     3,977,605     2,762,660
  Loss on disposal of furniture and
   equipment........................       507,718       143,544        47,849
  Stock-based compensation expense..        62,432       108,207        98,873
  Loss on impairment of real
   estate...........................     2,507,000           --            --
  Changes in assets and liabilities
   increasing (decreasing) cash:
    Lease revenue receivable........      (832,081)     (773,048)     (188,770)
    Other assets....................      (206,712)      186,794      (202,130)
    Accounts payable and accrued
     expenses.......................       (13,681)      193,290       (45,828)
    Accounts payable to affiliates..       (98,778)    1,552,424        64,799
    Accrued interest payable........       185,679        44,214       (30,639)
    Accrued property taxes and other
     accrued liabilities............       176,294       125,205        78,857
                                      ------------  ------------  ------------
Net cash provided by operating
 activities.........................    13,845,108    12,060,351     6,626,480
Investing Activities
Additions to property and
 equipment..........................   (55,844,810)  (37,362,186)  (23,548,156)
                                      ------------  ------------  ------------
Net cash used in investing
 activities.........................   (55,844,810)  (37,362,186)  (23,548,156)
Financing Activities
Common stock dividends paid.........    (9,242,100)   (8,158,496)   (5,561,250)
Preferred stock dividends paid......    (1,494,300)          --            --
Proceeds from issuance of preferred
 and common stock, net of offering
 expense............................    29,043,255    26,122,224    31,127,673
Proceeds from exercise of stock
 options............................       359,019       420,398       291,879
Proceeds from mortgage notes
 payable............................    53,936,020    33,919,713    27,466,333
Payment of deferred finance costs...      (576,922)     (260,306)   (1,066,270)
Payments on mortgage notes payable..   (29,863,474)  (26,612,029)  (35,363,031)
                                      ------------  ------------  ------------
Net cash provided by financing
 activities.........................    42,161,498    25,431,504    16,895,334
Net increase (decrease) in cash.....       161,796       129,669       (26,342)
Cash at beginning of year...........       338,581       208,912       235,254
                                      ------------  ------------  ------------
Cash at end of year.................  $    500,377  $    338,581  $    208,912
                                      ============  ============  ============
Supplemental Information
Interest paid, net of interest
 capitalized........................  $  2,252,778  $    733,504  $  1,416,151
                                      ============  ============  ============
State income and franchise taxes
 paid...............................  $     17,353  $     16,752  $      3,772
                                      ============  ============  ============

                            See accompanying notes.

                               JAMESON INNS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Financial Statements

   Jameson Inns, Inc. ("the Company") develops and owns limited service hotel properties (the "Inns") operating under the trademark "The Jameson Inn(R)." The Company focuses on developing Inns in communities in the southeastern United States which have a strong and growing industrial or commercial base.

   At December 31, 1998, there were 81 Inns in operation in six Southeastern states with a total of 3,748 rooms and an additional 33 Inns under development, including 20 under construction in these same six states as well as two new states, and contracts to acquire 13 additional parcels of land on which additional Inns are expected to be constructed in 1999. At December 31, 1998, 20-room expansions of eight existing Inns were also being constructed.

   Intercompany transactions among the entities included in the consolidated financial statements have been eliminated. As of December 31, 1998, the Company had one wholly-owned and two 99.8%-owned qualified real estate investment trust subsidiaries. Various companies wholly-owned by the Company's Chairman and CEO and his spouse own the remaining 0.2% of these two subsidiaries.

   The Company's principal business includes arranging construction and permanent financing, land acquisition, ownership of the Inns, capital improvements to the Inns, and acquisition and replacement of furniture, fixtures and equipment for the Inns.

   The Company has several business relationships with Jameson Hospitality, LLC ("JH") including contracts to construct the new Inns (see Note 8) and the lease to operate the Inns (see Note 3). JH is the successor to Jameson Development Company, LLC and Jameson Operating Company II, LLC which previously held the contracts and the lease, respectively. JH is wholly-owned by Thomas W. Kitchin, chairman and chief executive officer of the Company, and his wife.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Accounting Policies

   Property and Equipment

   Costs incurred to acquire and open new Inn locations or to renovate existing Inns are capitalized as property costs and amortized over their depreciable life. The Company also capitalizes construction period interest costs and real estate taxes. Interest costs of $1,125,935, $637,290 and $526,130 were capitalized in 1998, 1997 and 1996, respectively.

   Property and equipment used in Inn operations is depreciated using the straight-line method generally over 31.5 to 39 years (buildings), 15 years (land improvements) and five years (furniture, fixtures and equipment).

                               JAMESON INNS, INC.

   Property and equipment consists of the following at December 31:

                                                         1998          1997
                                                     ------------  ------------
     Land and improvements.......................... $ 34,671,144  $ 21,525,941
     Buildings......................................   98,322,232    75,117,503
     Furniture, fixtures and equipment..............   18,849,944    14,018,665
     Construction in process........................   17,036,722     6,853,266
                                                     ------------  ------------
                                                      168,880,042   117,515,375
     Accumulated depreciation.......................  (16,754,843)  (12,584,189)
                                                     ------------  ------------
                                                     $152,125,199  $104,931,186
                                                     ============  ============

   In 1996, the Company adopted Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations or held for sale when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During 1998, the Company recognized a $2,507,000 loss on impairment of real estate related to one of the hotel properties, which is being actively marketed for sale. No other impairment losses have been recognized.

   Deferred Finance Costs

   Deferred finance costs represent fees and other expenses incurred to obtain long-term debt financing on the Inn facilities and are amortized to expense over the terms of the loans, beginning with the opening of the Inn. Amortization of deferred finance costs is included in interest expense on the consolidated statement of operations. Accumulated amortization totaled $180,910 and $88,708 as of December 31, 1998 and 1997, respectively.

   Income Taxes

   The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and has operated as such since January 1, 1994. As a result, the Company is not subject to federal income taxes to the extent that it distributes annually at least 95% of its taxable income to its shareholders and satisfies certain other requirements defined in the Code.

   The Company uses the liability method of accounting for income taxes, which amounts have not been material since the REIT election.

   Stock-Based Compensation

   The Company uses the intrinsic value method for valuing its awards of stock options, restricted stock and other stock awards and recording the related compensation expense, if any. This compensation expense is included in general and administrative expense which is allocated as part of the cost reimbursement agreement described in Note 8.

   See Note 5 for pro forma disclosures using the fair value method as described in Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123").

   Earnings Per Share

   Net income attributable to common stock is reduced by all preferred stock dividends declared through the end of the period.

                               JAMESON INNS, INC.

   Basic earnings per share is calculated using weighted average shares outstanding less issued and outstanding but unvested restricted shares of Common Stock.

   Diluted earnings per share is calculated using weighted average shares outstanding plus the dilutive effect of outstanding shares of Preferred Stock, outstanding restricted shares of Common Stock and outstanding stock options, using the treasury stock method and the average stock price during the period.

  Recently Issued Accounting Standards

   During the fourth quarter of 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Company.

   The Company develops and owns limited service hotel Inns in the southeastern United States which are all leased to JH (see Note 3). The Company separately evaluates the performance of each of its Inns. However, because each of the Inns have similar economic characteristics, facilities and services, the Inns have been aggregated into a single dominant segment.

   The Company evaluates performance and allocates resources primarily based on estimated return on investment. Return on investment represents income divided by average cost of the real estate asset. All other segment measurements are disclosed in the Company's consolidated financial statements.

3. The Lease

   The Company has entered into a master lease, whereby all of the operating Inns are leased to JH. Therefore, all of the lease revenue and related receivables are derived from this lease.

   The Lease, which expires December 31, 2007, provides for payment of Base Rent plus Percentage Rent. Base Rent, which is payable monthly, equals $264.00 per month for each rentable room in the Inns at the beginning of the relevant month. Percentage Rent, which is payable quarterly, is calculated as a percentage in excess of Base Rent of the total amount of room rental and other miscellaneous revenues realized by JH over the relevant period. The percentage is 39% of such revenues up to $21.62 per day per room in 1998 over the period, plus 65% of all additional average daily room rental revenues, provided, however, that total rent for any calendar year is not to exceed 47% of total room rental revenues for that year. The $21.62 per room amount used in calculating Percentage Rent is subject to adjustment each year end based on changes in the Consumer Price Index and as of January 1, 1999 was $22.18.

   Base rent totaled $10,501,920, $7,532,712, and $5,469,288 in 1998, 1997 and
1996, respectively, and assuming the same number of rooms in operation as at December 31, 1998, would total $11,873,664 per year until the Lease expires.

   The Lease requires the Company to pay real and personal property taxes, casualty and liability insurance premiums and the cost of maintaining structural elements, including underground utilities and the cost of replacing or refurbishing the furniture, fixtures and equipment in the Inns. The Company intends to maintain cash reserves or sufficient access to borrowings equal to 4% of room revenues of JH, less amounts expended to date, to fund the Company's future capital expenditures for such replacements and refurbishments. JH is required to pay workers compensation insurance premiums, utility costs and all other costs and expenses incurred in the operations of the Inns.

                               JAMESON INNS, INC.

4. Mortgage Notes Payable

   As of December 31, long-term debt consists of:

                                                           1998        1997
                                                        ----------- -----------
   Notes payable on Inns:
     Terms of seven years, due in monthly installments
      of principal and interest with any remaining
      unpaid balances payable in full on the
      individual note's maturity date. Maturity dates
      range from 2003 to 2005. Interest rates are
      adjusted to a specified spread above the prime
      rate, and ranged from 8.125% to 9.0% at December
      31, 1998. Secured by mortgages on 24 of the
      Inns............................................  $23,843,114 $15,557,415
   Line of credit:
     $46.2 million line of credit ("the Line")
      convertible beginning in 1998 to term notes due
      at various dates through 2007. At December 31,
      1998, the Company had $18.7 million available to
      borrow. The Line bears interest at initial
      annual rates ranging from 8.5% to 9.0%, which is
      adjusted annually to the prime rate plus .25% or
      .5%, with a floor of 7% and a cap of 13% (8.5%
      to 9.0% at December 31, 1998). Payments of
      interest are due monthly, and monthly payments
      of principal and interest commence at various
      dates beginning September 1998. Principal under
      each term loan under the Line is being amortized
      using a 15-year period and is payable in full at
      various dates from 2003 to 2007. Secured by
      mortgages on 41 of the Inns.....................   27,463,179  11,286,332
   Construction obligations:
     $16.6 million, including pending draws on
      construction loans. As of December 31, 1998,
      $14.2 million was available for borrowing. The
      construction loans have terms of seven years and
      are due in monthly installments of interest only
      for 18 months and principal and interest using a
      15-year amortization schedule thereafter until
      the individual note's maturity date. The notes'
      interest rates are adjusted annually to a
      specified rate above the prime rate. Interest
      rates at December 31, 1998 ranged from 7.875% to
      8.875%. Secured by 10 Inns under construction...    2,391,142   2,781,142
                                                        ----------- -----------
                                                        $53,697,435 $29,624,889
                                                        =========== ===========

   At December 31, 1998 and 1997, approximately $119.0 and $80.4 million, respectively, of the Company's net book value of property and equipment collateralized the mortgage notes payable. At December 31, 1998 and 1997, the carrying value of the long-term debt approximated its fair value.

                              JAMESON INNS, INC.

   The following table summarizes the scheduled aggregate principal payments for the five years subsequent to December 31, 1998:

     1999........................................................... $ 1,050,496
     2000...........................................................   3,023,316
     2001...........................................................   3,320,081
     2002...........................................................   3,518,474
     2003...........................................................   3,642,867
     Thereafter.....................................................  39,142,201
                                                                     -----------
                                                                     $53,697,435
                                                                     ===========

   The Company used proceeds of its preferred stock offering in 1998 and common stock offerings in 1997 and 1996 to early extinguish debt in those years. As a result of the early extinguishment of certain debt in 1998, 1997, and 1996, the Company had extraordinary losses of $133,951, $689,542 and $989,376, respectively, comprised of the write-off of unamortized deferred finance costs and prepayment penalties.

5. Stockholders' Equity

   Preferred Stock

   On March 18, 1998, the Company completed the sale of 1,200,000 newly issued shares of 9.25% Series A Cumulative Preferred Stock (the "Series A Preferred Stock") at $25 per share before underwriting discounts and expenses. Net proceeds of approximately $28.5 million were used to repay certain existing mortgage indebtedness at that date.

   Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the 20th day of January, April, July and October to shareholders of record on the last business day of December, March, June and September at the fixed rate of 9.25% per annum of the liquidation preference of $25 per share (equivalent to a fixed annual rate of $2.3125 per share).

   Holders of Series A Preferred Stock generally will have no voting rights except as required by law. In addition, certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least a majority of the outstanding Series A Preferred Stock.

   The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities.

   Upon the occurrence of a Change of Control Event, as defined, at any time prior to March 18, 2003, the Company may redeem all of the outstanding Series A Preferred Stock at a purchase price ranging from $25.05 to $26.05 per share (depending on the date of the redemption), plus accrued and unpaid dividends (if any) to the date of redemption. Except in certain circumstances relating to preservation of the Company's status as a REIT and in connection with a change of control of the Company, the Series A Preferred Stock is not redeemable prior to March 18, 2003. On and after such date, the Series A Preferred stock will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus dividends accrued and unpaid to the redemption date (whether or not declared) without interest.

                              JAMESON INNS, INC.

   Stock Options

   The Company adopted the 1993 Stock Incentive Plan ("1993 Plan") and originally reserved 320,000 shares of common stock to provide incentives to attract and retain officers, key employees and directors of both the Company and JH. The Company's 1993 Stock Incentive Plan provides for a number of shares equal to 10% of the Company's outstanding common shares to be available to provide incentives to retain key personnel at both the Company and JH. In 1996, the Jameson 1996 Stock Incentive Plan ("1996 Plan") was adopted and 500,000 shares were reserved for issuance. As of December 31, 1998 the Company had a total of 1,337,698 shares reserved for future issuance, including 510,287 shares available for future option grants under the 1993 and 1996 Plans.

   The Company's Director Stock Option Plan ("1995 Director Plan") initially reserved 150,000 shares of Common Stock to attract and retain qualified independent directors. This plan provides that, upon election to the Board of Directors, each director will receive options to purchase 25,000 shares of common stock at the then current market price; such options are fully vested upon issuance. In addition, the Company adopted the 1997 Director Stock Option Plan ("1997 Director Plan") in November 1997. The 1997 Director Plan initially reserved 200,000 shares of Common Stock and provides that at time of the Company's approval of the plan and subsequently upon each annual shareholders meeting, each independent director will also be granted an option to purchase 5,000 shares at the then current market price with all shares becoming fully vested upon issuance. As of December 31, 1998, a total of 325,000 options are reserved for future issuance under the 1995 Director Plan and the 1997 Director Plan, including 220,000 options available to be granted at December 31, 1998.

   A summary of the stock option activity in the 1993, 1996, 1995 Director and 1997 Director Plans follows:

                                                                   Weighted
                                     Number       Range of         Average
                                       of      Exercise Price   Exercise Price
                                     Shares       Per Share       Per Share
                                     -------  ----------------- --------------
   Options outstanding, January 1,
    1996............................ 459,540  $ 6.65  - $ 8.75     $ 7.17
     Granted in 1996................  27,500  $10.875              $10.875
     Exercised in 1996.............. (37,697) $ 6.65  - $ 7.25     $ 7.08
     Forfeited in 1996.............. (21,500) $ 6.65  - $ 8.75     $ 8.27
                                     -------
   Options outstanding December 31,
    1996............................ 427,843  $ 6.65  - $10.875    $ 7.36
     Granted in 1997................ 497,000  $11.375 - $11.75     $11.63
     Exercised in 1997.............. (86,992) $ 6.65  - $10.875    $ 7.11
     Forfeited in 1997.............. (30,000) $ 7.25  - $11.75     $11.28
                                     -------
   Options outstanding December 31,
    1997............................ 807,851  $ 6.65  - $11.75     $ 9.87
     Granted in 1998................ 175,000  $ 9.125 - $11.375    $10.63
     Exercised in 1998.............. (50,737) $ 6.65  - $10.875    $ 7.07
     Forfeited in 1998.............. (84,000) $10.00  - $11.75     $11.39
                                     -------
   Options outstanding December 31,
    1998............................ 848,114  $ 6.65  - $11.75     $10.04
                                     =======
   Options exercisable
     December 31, 1996.............. 282,844  $ 6.65  - $ 8.125    $ 7.25
                                     =======
     December 31, 1997.............. 365,855  $ 6.65  - $11.62     $ 7.78
                                     =======
     December 31, 1998.............. 417,714  $ 6.65  - $11.75     $ 8.71
                                     =======

                               JAMESON INNS, INC.

   The weighted average exercise price of the 848,114 options outstanding at December 31, 1998 was $10.04. The weighted average exercise price of options exercisable at December 31, 1998 was $8.71. The average contractual life remaining on options outstanding at December 31, 1998 was 7.93 years.

   As presented in the table above, the Company had a total of 848,114 options outstanding at December 31, 1998. A portion of these options 251,781 have exercise prices of $6.65 to $7.25, a weighted average exercise price of $7.12 and an average remaining contractual life of 5.66 years. All of the options outstanding in this group were exercisable with a weighted average price per share of $7.12. At December 31, 1998, the Company also had 596,333 options outstanding with an exercise price of $8.125 to $11.75, a weighted average exercise price of $11.28 and an average remaining contractual life of 8.89 years. Of this outstanding amount, 165,933 options were exercisable with a weighted average price per share of $11.13.

   Restricted Stock

   In 1998, 1997 and 1996, the Company awarded 20,821, 1,400 and 65,270 shares, respectively of Common Stock to certain officers and employees of the Company and JH, under the provisions of the 1996 Plan. The shares vest ten years after date of grant, assuming the individual is continuously employed by one of the two companies at that date. Holders are entitled to all dividends prior to forfeiture or full vesting. As of December 31, 1998, 84,297 restricted shares of common stock remain outstanding; the balance were forfeited and returned to the Company.

   Compensation expense resulting from the stock award is calculated as the fair value of the restricted shares at the date of grant based on the market price at date of grant; and is being recorded over the ten-year vesting period using the straight line method, net of forfeitures. The expense recorded was $62,432 in 1998, $62,389 in 1997 and $35,331 in 1996.

   Pro Forma Effects of Stock-based Compensation

   Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its stock options and restricted stock granted subsequent to December 31, 1994, using the fair value method prescribed by that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996; risk-free interest rates of 4.10% to 6.69%; a dividend yield of 8%; a volatility factor of the expected market price of the Company's Common Stock of .196, .197 or .208, respectively; and an expected life of the option of 3 to 10 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and shares which have no vesting restrictions and are fully transferable. In addition, valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and restricted stock have characteristics significantly different from those of traded options or unrestricted shares, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and restricted stock.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information follows:

                                                            1998   1997   1996
                                                           ------ ------ ------
     Pro forma net income (in 000's)...................... $3,419 $5,882 $3,049
     Pro forma earnings per share--basic.................. $  .35 $  .64 $  .49
     Pro forma earnings per share--diluted................ $  .34 $  .62 $  .48

                               JAMESON INNS, INC.

   Dividend Reinvestment Plan

   In April 1995, the Company registered 200,000 shares of common stock for purchase under the Dividend Reinvestment and Stock Purchase Plan. The plan allows existing shareholders to reinvest their dividends in additional shares purchased at a 5% discount from the average market price of the shares. The plan also allows existing shareholders to make additional cash purchases of common stock of up to $5,000 per calendar quarter. These additional cash purchases from the Company are not sold at a discount from the market price. During 1998, 1997 and 1996, 41,726, 45,483 and 21,331 shares, respectively, were purchased either through dividend reinvestments or additional cash purchases.

   Warrants

   As a part of its initial public offering, the Company issued and had warrants outstanding to purchase up to 260,000 shares of Common Stock at an exercise price of $14.85 per share; the warrants are exercisable in whole or in part from date of grant until January 26, 1999. The warrants expired in 1999 with no exercises.

6. Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share:

                                             1998         1997        1996
                                          -----------  ----------  ----------
   Numerator:
     Income from continuing operations... $ 5,807,051  $6,595,132  $4,040,809
     Extraordinary loss..................    (133,951)   (689,542)   (989,376)
                                          -----------  ----------  ----------
     Net income..........................   5,673,100   5,905,590   3,051,433
     Preferred stock dividends...........  (2,188,050)        --          --
                                          -----------  ----------  ----------
     Numerator for basic earnings per
      share--income available to common
      stockholders....................... $ 3,485,050  $5,905,590  $3,051,433
                                          ===========  ==========  ==========
   Denominator:
     Weighted average shares
      outstanding........................   9,836,624   9,285,670   6,239,407
     Less: Unvested restricted shares....     (64,734)    (63,661)    (61,505)
                                          -----------  ----------  ----------
   Denominator for basic earnings per
    share................................   9,771,889   9,222,009   6,177,902
   Plus: Effect of dilutive securities
     Employee and director stock
      options............................      95,497     146,511     129,876
     Unvested restricted shares..........      61,509      44,999      57,979
                                          -----------  ----------  ----------
   Total dilutive potential common
    shares...............................     157,006     191,510     187,855
                                          -----------  ----------  ----------
   Denominator for diluted earnings per
    share-adjusted weighted average
    shares and assumed conversions.......   9,928,895   9,413,519   6,365,757
                                          ===========  ==========  ==========
   Basic Earnings Per Common Share:
   Income before extraordinary loss...... $      0.37  $     0.72  $     0.65
   Extraordinary loss....................        (.01)       (.08)       (.16)
                                          -----------  ----------  ----------
   Net income per common share........... $      0.36  $     0.64  $     0.49
                                          ===========  ==========  ==========
   Diluted Earnings Per Common Share:
   Income before extraordinary loss...... $      0.36  $     0.70  $     0.63
   Extraordinary loss....................       (0.01)       (.07)       (.15)
                                          -----------  ----------  ----------
   Net income............................ $      0.35  $     0.63  $     0.48
                                          ===========  ==========  ==========

                               JAMESON INNS, INC.

   Options to purchase 503,833 and 27,500 shares of Common Stock during 1998, 1997 and 1996, respectively, warrants to purchase 260,000 shares of Common Stock during 1998, 1997 and 1996 and stock appreciation rights to acquire 150,000 shares of Common Stock during 1996 were all outstanding but were not included in the computation of diluted earnings per share because the securities' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

7. Income Taxes

   The Company recorded no provision for federal income taxes in 1998, 1997 or 1996 due to its REIT status. State tax expense, which is not material, is included in general and administrative expenses. At December 31, 1998, the Company had net operating loss carryforwards of approximately $1.2 million available for federal income tax purposes, which begin to expire in 2005. As a result of the REIT election and change in ownership resulting from the IPO, future utilization of the net operating loss carryforwards by the Company, may be limited.

   The Company declared and paid dividends on its Common Stock of $.94, $.90 and $.86 per share in 1998, 1997 and 1996, respectively. Of these dividends, $.72, $.73 and $.56 per share represents ordinary income and $.22, $.17 and $.30 per share represents return of capital in 1998, 1997 and 1996, respectively.

8. Additional Related Party Transactions

   The Company shares employees and office space with Kitchin Investments, Inc., which is wholly owned by Thomas W. Kitchin, the Company's chairman and chief executive officer. Under the cost reimbursement agreement, Kitchin Investments, Inc. charged the Company approximately $200,000, $220,000 and $194,000 for its allocation of salary, office overhead, and other general and administrative costs in 1998, 1997 and 1996, respectively. Accounts payable to affiliates at December 31, 1998 and 1997 includes $118,861 and $54,251, respectively, due to this related party.

   JH identifies sites and constructs the Inns for the Company. The Company paid JH and its predecessor companies a total of $41,055,000, $29,628,000 and $18,932,000 for construction of new Inns, Inn expansions, fitness centers or renovations during the years ended December 31, 1998, 1997 and 1996, respectively.

9. Other Commitments and Contingencies

   As of December 31, 1998, the Company had executed or expected to execute construction contracts with JH, for new Inns or expansions totaling $59.8 million, of which $42.8 million had not been expended.

   The Company leases its headquarters' office space in Atlanta, Georgia, and land underlying certain of its Inns which are built or under construction. The leases require future minimum payments as follows:

     1999............................................................ $  282,638
     2000............................................................    295,765
     2001............................................................    309,251
     2002............................................................    319,236
     2003............................................................    120,612
     Thereafter......................................................  3,210,502
                                                                      ----------
                                                                      $4,538,003
                                                                      ==========

                               JAMESON INNS, INC.

   The rent expense under the office lease is paid by Kitchin Investments, Inc. and is allocated under the cost reimbursement agreement described in Note 8. An insignificant amount of allocated rent expense is included in general and administrative expense in the Company's statement of operations.

   The Company is a defendant or plaintiff in various legal actions which have arisen in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. Subsequent Events

   On January 14, 1999, the Company entered into an agreement with a bank to provide $17 million in financing, which will be secured by 14 Inns with a net book value of approximately $17,800,000 at December 31, 1998. The note bears interest at the weekly average yield on United States Treasury securities adjusted to the constant maturity of one year plus 3.75% per annum and is payable in monthly installments of principal and interest of $147,000 until January 2019 when the note matures. In addition, each month $15,000 must be deposited into a replacement reserve account until such time as the reserve account has a balance not less than $200,000.

11. Pending Events

   On January 27, 1999, the Company announced plans to merge with Signature Inns, Inc. ("Signature"). Signature owns and operates 25 hotels and manages one additional hotel, all of which are located in the midwestern United States. The Company and Signature have executed a merger agreement, currently pending stockholder approval. Prior to the merger, JH will acquire certain of the assets and assume certain liabilities related to the operation of the Inns such that Signature will be able to merge with a REIT without disqualifying the REIT's future tax status. Upon completion of the merger, the common stockholders of Signature will receive half a share of the Company's common stock plus $1.50 in cash for each share of Signature common stock. The amount of cash payment will be reduced if a dividend is declared and paid to the holders of Signature common stock prior to the consummation of the merger. The holders of the outstanding shares of the Signature $1.70 Cumulative Convertible Preferred Stock, Series A, would receive the equivalent number of shares of a newly created $1.70 Cumulative Convertible Preferred Stock, Series S ("Series S Preferred Stock"), of the Company which, upon conversion at the election of the holder thereof, the holder would receive 1.04 shares of the Company's common stock, plus a cash payment of $3.125 for each share of Series S Preferred Stock converted. This transaction will be accounted for using the purchase method of accounting.

   On November 3, 1998, the Board of Directors approved the proposed acquisition by the Company of the outdoor advertising assets of JH. These assets consist of approximately 100 road side billboards on which advertising for the Company's hotel properties and, in certain instances, other services or products for third parties is placed. It is anticipated that these billboards will be leased back to JH and will continue to be used for the same type of advertising. The consideration payable to JH will consist of (i) 72,727 newly issued shares of the Company's Series A Preferred Stock, (ii) $400,000 in cash, and (iii) the assumption of indebtedness of approximately $735,000 which is secured by mortgages on the billboards and the revenues generated therefrom. It is currently anticipated that this transaction will close in April of 1999 and that JH will distribute the shares of the Series A Preferred Stock it receives to Thomas W. Kitchin and his wife.

                               JAMESON INNS, INC.

12. Quarterly Results of Operations (Unaudited)

   The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997:

                                                   1998 Quarters
                                    --------------------------------------------
                                      First      Second      Third      Fourth
                                    ---------- ----------  ---------- ----------
Lease revenue.....................  $3,852,678 $4,742,604  $5,032,808 $4,601,658
Income before extraordinary loss..   1,465,414     66,341   2,606,566  1,668,730
Net income........................   1,437,378    (11,673)  2,578,665  1,668,730
Earnings per common share:
  Income before extraordinary
   loss:
    Basic.........................         .14       (.06)        .20        .10
    Diluted.......................         .14       (.06)        .19        .10
  Net income:
    Basic.........................         .14       (.07)        .19        .10
    Diluted.......................         .13       (.07)        .19        .10
                                                   1997 Quarters
                                    --------------------------------------------
                                      First      Second      Third      Fourth
                                    ---------- ----------  ---------- ----------
Lease revenue.....................  $2,735,543 $3,242,524  $3,554,015 $3,434,103
Income before extraordinary loss..   1,210,869  1,889,061   2,012,263  1,482,939
Net income........................     521,327  1,889,061   2,012,263  1,482,939
Earnings per common share:
  Income before extraordinary
   loss:
    Basic.........................        0.15       0.20        0.21       0.15
    Diluted.......................        0.15       0.19        0.20       0.15
  Net income:
    Basic.........................        0.07       0.20        0.21       0.15
    Diluted.......................        0.06       0.19        0.20       0.15

   Quarterly earnings per share do not sum to the annual earnings per share amounts due to the effects of the timing of stock issuances and fluctuations in average price during the period.

                         REPORT OF INDEPENDENT AUDITORS

The Members
Jameson Hospitality, LLC

   We have audited the accompanying consolidated balance sheets of Jameson Hospitality, LLC as of December 31, 1998 and 1997, and the related consolidated statements of operations, members' capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jameson Hospitality, LLC at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
February 19, 1999

                            JAMESON HOSPITALITY, LLC

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Assets
Current assets:
  Cash................................................... $1,077,579 $2,318,486
  Marketable securities..................................    199,529        --
  Accounts receivable....................................    853,720    573,146
  Accounts receivable from affiliates....................  2,755,513  2,720,052
  Predevelopment costs...................................    457,213    149,360
  Costs and estimated earnings in excess of billings on
   contracts in progress.................................        --      98,169
  Prepaid advertising....................................        --     145,766
  Prepaid expenses and other assets......................    357,975    136,980
  Inventory..............................................    625,989    478,789
                                                          ---------- ----------
                                                           6,327,518  6,620,748
Property and equipment, net..............................  2,992,093  1,934,695
Leasehold improvements, net..............................     34,867     71,277
Intangibles, net.........................................     22,268     22,500
                                                          ---------- ----------
                                                          $9,376,746 $8,649,220
                                                          ========== ==========
Liabilities and members' capital
Current liabilities:
  Subcontractors payable, including retainage of
   $1,104,960 and $574,365 at December 31, 1998 and 1997,
   respectively.......................................... $3,106,166 $2,566,230
  Accounts payable.......................................  1,089,067    846,187
  Lease expense payable..................................  2,289,753  1,457,671
  Notes payable, current portion.........................    650,804    113,096
  Accrued interest.......................................     22,323     35,020
  Other accrued liabilities..............................    484,924    390,809
                                                          ---------- ----------
                                                           7,643,037  5,409,013
Notes payable, long-term portion.........................  1,664,382  1,310,267
                                                          ---------- ----------
Total liabilities........................................  9,307,419  6,719,280
Members' capital.........................................     69,327  1,929,940
                                                          ---------- ----------
                                                          $9,376,746 $8,649,220
                                                          ========== ==========

                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year ended December 31
                                           ------------------------------------
                                              1998         1997        1996
                                           -----------  ----------- -----------
Revenues:
  Room revenues........................... $37,982,374  $26,937,065 $19,449,805
  Telephone revenues......................     757,105      604,467     462,871
  Other inn-related sales.................      47,220       46,096      37,375
  Contract revenues.......................  40,990,447   31,201,627   6,850,839
  Billboard rentals.......................      91,076       84,467      42,962
  Flight revenues.........................       6,458          --          --
                                           -----------  ----------- -----------
                                            79,874,680   58,873,722  26,843,852
Expenses:
  Lease expense...........................  18,229,748   12,966,185   9,376,101
  Cost of contract revenues...............  35,518,450   27,514,582   6,846,378
  Room expenses...........................   8,888,441    5,832,763   4,075,203
  Utilities...............................   3,346,327    2,283,090   1,777,198
  General and administrative..............   3,886,264    2,700,432   1,707,354
  Inn manager salaries....................   2,510,644    1,865,181   1,247,514
  Maintenance.............................   1,366,510      840,093     616,167
  Advertising.............................   2,195,759      576,516     326,570
  Insurance...............................     199,302      123,004     145,063
  Management fee to affiliate.............   2,655,334    1,856,370     641,437
  Prospective site expense................     614,448        4,193         --
  Interest, net of amounts capitalized....     166,416       87,830      65,399
  Depreciation and amortization...........     456,213      260,375     162,783
                                           -----------  ----------- -----------
    Total expenses........................  80,033,856   56,910,614  26,987,167
                                           -----------  ----------- -----------
Net (loss) income......................... $  (159,176) $ 1,963,108 $  (143,315)
                                           ===========  =========== ===========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                  CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL

                                                       Members'    Comprehensive
                                                        Capital    Income (Loss)
                                                      -----------  -------------
Balance at January 1, 1996........................... $   183,731
  Capital contributions--cash........................     205,000
  Capital contributions--non-cash....................     292,801
  Distributions......................................    (100,000)
  Net loss...........................................    (143,315)
                                                      -----------
Balance at December 31, 1996.........................     438,217
  Capital contributions..............................     198,615
  Distributions......................................    (670,000)
  Net income.........................................   1,963,108
                                                      -----------
Balance at December 31, 1997.........................   1,929,940
  Capital contributions..............................     600,000
  Distributions......................................  (2,234,718)
  Net loss...........................................    (159,176)   $(159,176)
  Unrealized loss on marketable securities...........     (66,719)     (66,719)
                                                                     ---------
  Comprehensive loss.................................                $(225,895)
                                                      -----------    =========
Balance at December 31, 1998......................... $    69,327
                                                      ===========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year ended December 31
                                          -----------------------------------
                                             1998         1997        1996
                                          -----------  -----------  ---------
Operating activities
Net (loss) income........................ $  (159,176) $ 1,963,108  $(143,315)
Adjustments to reconcile net (loss)
 income to cash provided by operating
 activities:
  Depreciation and amortization..........     456,213      260,375    162,783
  Bad debt expense.......................      72,409       46,124     10,440
  Gain on sale of property and
   equipment.............................         --           (96)       --
  Changes in assets and liabilities
   increasing (decreasing) cash:
    Accounts receivable..................    (352,983)    (168,469)  (138,091)
    Accounts receivable from affiliates..     (35,461)  (2,661,298)   (41,714)
    Predevelopment costs.................    (307,853)     (64,331)       --
    Costs and estimated earnings in
     excess of billings on contracts in
     progress............................      98,169      (98,169)   (85,029)
    Prepaid advertising..................     145,766     (145,766)       --
    Prepaid expenses and other assets....    (221,311)     (77,692)   (15,089)
    Inventory............................    (147,200)    (145,941)       --
    Subcontractors payable...............    (130,238)   2,813,020    423,385
    Accounts payable.....................     913,054      (87,697)    (5,641)
    Lease expense payable................     832,082      773,046    188,770
    Accrued interest.....................     (12,697)      33,493        863
    Other accrued liabilities............      94,115      154,536     46,376
                                          -----------  -----------  ---------
Net cash provided by operating
 activities..............................   1,244,889    2,594,243    403,738
Investing activities
Proceeds from sale of property and
 equipment...............................         --        24,500        --
Purchase of property and equipment.......  (1,476,655)    (878,532)  (487,164)
Marketable securities....................    (266,248)         --         --
                                          -----------  -----------  ---------
Net cash used in investing activities.... $(1,742,903) $  (854,032) $(487,164)

                            JAMESON HOSPITALITY, LLC

                                                 Year ended December 31
                                            ----------------------------------
                                               1998         1997       1996
                                            -----------  ----------  ---------
Financing activities
Contributions from members................      600,000     198,615    205,000
Distributions to members..................   (2,234,718)   (670,000)  (100,000)
Proceeds from notes payable...............    1,104,415     842,615    537,467
Payments on notes payable.................     (212,590)   (114,377)  (357,206)
                                            -----------  ----------  ---------
Net cash (used in) provided by financing
 activities...............................     (742,893)    256,853    285,261
Net (decrease) increase in cash...........   (1,240,907)  1,997,064    201,835
Cash at beginning of year.................    2,318,486     321,422    119,587
                                            -----------  ----------  ---------
Cash at end of year.......................  $ 1,077,579  $2,318,486  $ 321,422
                                            ===========  ==========  =========
Supplemental cash flow information
Interest paid during the year.............  $ 1,326,782  $  692,811  $ 125,702
                                            ===========  ==========  =========
Non-cash activity
Unrealized loss on marketable securities..  $    66,719  $      --   $     --
                                            ===========  ==========  =========


                            See accompanying notes.

                            JAMESON HOSPITALITY, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. Business and Basis of Financial Statements

   Jameson Development Company, LLC was formed on March 22, 1996 and then changed its name to Jameson Hospitality, LLC (the "Company") on May 7, 1998. Effective March 31, 1998, three related companies merged into Jameson Development Company, LLC: Jameson Operating Company, LLC, Jameson Outdoor Advertising Company II, LLC and Jameson Aviation Company, LLC. Since these three companies were all wholly-owned by Thomas W. Kitchin and his spouse, the merger was accounted for similar to a pooling of interests.

   Jameson Inns, Inc. (the "REIT") is a real estate investment trust which owns the Jameson Inns properties (the "Inns"). Thomas W. Kitchin is the Chairman and CEO of Jameson Inns, Inc. and of the Company.

   Kitchin Investments, Inc. is wholly-owned by Thomas W. Kitchin and employs all of the individuals who provide services to both the Company and the REIT. This company also provides the general office overhead support for these other companies.

   At December 31, 1998 the Company had one 99.9%-owned subsidiary. Intercompany transactions among the entities and the divisions included in the consolidated financial statements have been eliminated. The Company and its divisions perform the following activities:

  -- The Jameson Operating division leases the Inns from the REIT (see Note
     3) and operates the Inns in all respects including staffing, advertising, housekeeping, and routine maintenance. At the present time, the Company is the exclusive lessee of Jameson Inns. At December 31, 1998 and 1997, the Company leased 81 Inns (3,748 rooms) and 62 Inns (2,924 rooms), respectively, all located in southeastern states.

  -- The Jameson Development division develops Inns and Inn expansions for
     Jameson Inns, Inc., including identification of suitable Inn locations, Inn design and configuration, land preparation, construction, acquisition of initial furniture, fixtures and equipment, and pre-marketing of properties prior to opening. At the present time, the Company is the exclusive developer/contractor for Jameson Inns, Inc.

  -- The Jameson Outdoor Advertising division identifies locations, designs, constructs and manages billboards, primarily for its own use in operating and controlling advertising for hotel properties using the trademark "The Jameson Inn." See Note 9.

   The members have no liability for any debt, obligations, or liabilities of the Company (beyond his or her respective contributions) or for the acts of omission of any other member, agent or employee of the Company, except as provided for by section 14-11-408 of the Georgia Securities Act of 1973, as amended.

2. Summary of Significant Accounting Policies

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                            JAMESON HOSPITALITY, LLC

   Marketable Securities

   The Company considers all of its marketable securities as available for sale and hence records them at fair value with changes in unrealized gains or losses being recorded directly to members' capital. Fair value is based on the closing price of the securities on the last day of trading in the year.

   Contracts

   Billings and costs applicable to construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date compared to estimated total cost for each contract. Revisions to estimated contract profits or losses are made in the year in which circumstances requiring such revisions become known. Any anticipated losses on construction contracts are charged to operations as soon as such losses can be estimated.

   Predevelopment Costs

   The Company capitalizes direct costs related to specific future Inn sites when they are deemed probable and until either the REIT purchases the land and actual construction begins when the amounts are transferred to construction costs, or until the site is no longer deemed probable at which time the costs are expensed. Amounts expensed are reflected as "Prospective Site Expense" in the accompanying statements of operations.

   Inventory

   Inventory, consisting of room linens and towels, is stated at the lower of cost (first-in, first-out method) or market. Replacements of inventory are expensed.

   Property and Equipment

   Property and equipment is stated at cost. Billboards include direct construction costs and the Company capitalizes interest, property taxes and indirect costs such as salaries relating directly to the construction of billboards. Interest capitalized during 1998 totaled $3,437. There was no interest capitalized in 1997 or 1996. Leasehold improvements relate to improvements made to the Inns prior to July 1, 1995 when this responsibility was transferred to the REIT.

   Depreciation is calculated using the straight-line method over 39 years for the building, using the straight-line method for the billboards with a half year convention in year of acquisition over the estimated useful life of the asset, 10 years, using the MACRS method over five years for transportation equipment, and using the MACRS method over three to seven years for furniture, fixtures and equipment. Leasehold improvements are being amortized using the straight-line method over their estimated useful lives ranging from three to ten years, not to exceed the remaining term of the lease (see Note 3).

   The Company follows FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There were no impairment losses recorded in 1998, 1997 or 1996.

   Intangibles

   Intangibles consist of the registered trademark, "The Jameson Inn." The lease described in Note 3 requires the Company to operate the Inns using the trademark and not to use the trademark (or license its use to

                            JAMESON HOSPITALITY, LLC
any other parties) for the operation of lodging facilities other than the Inns unless the REIT does not object to such unrelated use. The REIT has an option to purchase the trademark from the Company at the end of the lease term (or upon the earlier termination of the lease with respect to all of the Inns) for $25,000. The trademark is being amortized over 40 years. Accumulated amortization totaled $3,125 and $2,500 as of December 31, 1998 and 1997, respectively.

   Income Taxes

   Jameson Hospitality, LLC has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the members are to report their proportionate share of the Company's taxable income or loss in their respective tax returns; therefore, no provision for income taxes has been included in the accompanying financial statements.

   Advertising

   During 1998 and 1997, the Company contracted with an advertising agency for the production and broadcast or printing of various radio, newspaper and television ads for the Inns. The Company expenses advertising upon first showing. As of December 31, 1997, approximately $146,000 of costs had been incurred related to the production of ads that began to be broadcast or printed in January 1998. These costs had been capitalized and included in the accompanying balance sheet at December 31, 1997.

   Comprehensive Income

   As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or members' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income. Prior to 1998, the Company had no components of comprehensive income.

3. Leases

   In January 1994, the Company entered into a master lease (the "Lease") with the REIT whereby all of the operating Inns are leased to the Company under the Lease and future Inns constructed by the REIT during the term of the Lease will be added to the lease upon completion of each such Inn's construction.

   The Lease expires December 31, 2007 and provides for payment of Base Rent plus Percentage Rent. Base Rent, which is payable monthly, equals $264 per month for each rentable room in the Inns at the beginning of the relevant month. Percentage Rent, which is payable quarterly, is calculated as a percentage in excess of Base Rent of the total amount of room rental and other miscellaneous revenues ("Room Revenues") realized by the Company over the relevant period.

   The percentage is 39% of such revenues up to $21.62 per day per room over the period, 65% of all additional average daily room rental revenues, provided, however, that total rent for any calendar year is limited to 47% of total room rental revenues for that year. The $21.62 per room amount used in calculating Percentage Rent is subject to adjustment each year end, based on changes in the Consumer Price Index, and as of January 1, 1999 was $22.18.

   Base Rent totaled $10,501,920 $7,532,712 and $5,469,288 in 1998, 1997 and
1996, respectively, and assuming the same number of rooms in operation as of December 31, 1998, would total $11,873,664 per year until the Lease expires.

                            JAMESON HOSPITALITY, LLC

   The Lease requires the REIT to pay real and personal property taxes, casualty and liability insurance premiums and the cost of maintaining structural elements, including underground utilities and effective July 1, 1995, the cost of replacing or refurbishing the furniture, fixtures and equipment in the Inns. Prior to July 1, 1995, the Company was responsible for the cost of replacing or refurbishing furniture, fixtures and equipment and hence recorded these costs as leasehold improvements. The Company is required to pay workers compensation insurance premiums, utility costs and all other costs and expenses incurred in the operation of the Inns.

   Under the Lease, the REIT is required to maintain the structural elements of each Inn. The Company is required, at its expense, to maintain the Inns (exclusive of furniture, fixtures and equipment) in good order and repair and to make nonstructural, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate and do not significantly alter the character or purpose, or significantly detract from the value or operating efficiencies of the Inns. All alterations, replacements and improvements are subject to all the terms and provisions of the Lease and become the property of the REIT upon termination of the Lease.

   The Company has agreed that neither it nor any of its affiliates will (i) operate or manage a hotel property in which the REIT has not invested that is within a 20-mile radius of an Inn, or (ii) own or have any interest in any hotel property in which the REIT or an affiliate does not have an interest.

4. Property and Equipment

   Property and equipment consists of the following at December 31:

                                                            1998        1997
                                                         ----------  ----------
     Land............................................... $  100,000  $  100,000
     Building...........................................    105,706     105,706
     Billboards, including under construction...........  1,699,908   1,513,719
     Transportation equipment...........................  1,809,560     573,825
     Furniture, fixtures and equipment..................     94,586      39,855
                                                         ----------  ----------
                                                          3,809,760   2,333,105
     Accumulated depreciation...........................   (817,667)   (398,410)
                                                         ----------  ----------
                                                         $2,992,093  $1,934,695
                                                         ==========  ==========

5. Contracts

   Contracts consist of the following at December 31:

                                                1998        1997        1996
                                             ----------- ----------- ----------
     Costs incurred on contracts...........  $35,518,450 $27,514,582 $6,846,378
     Estimated earnings....................    5,471,997   3,687,045      4,461
                                             ----------- ----------- ----------
     Contract revenues earned..............   40,990,447  31,201,627  6,850,839
     Less: Billings........................   40,990,447  31,103,458  6,850,839
                                             ----------- ----------- ----------
     Costs and estimated earnings in excess
      of billings on contracts in
      progress.............................  $       --  $    98,169 $      --
                                             =========== =========== ==========

   The Company records income on construction contracts on the percentage-of-completion basis. Revisions to estimated contract profits are made in the year in which circumstances requiring such revisions become known. The effect of changes in the estimates of contract gross margins decreased net income for the year

                            JAMESON HOSPITALITY, LLC
ended December 31, 1998 by approximately $155,000 and increased net income for the year ended December 31, 1997 by approximately $16,000.

6. Notes Payable

   Notes payable consist of the following at December 31:

                                                            1998       1997
                                                         ---------- ----------
   Notes payable to a bank with a term of five years.
    Due in monthly installments of principal of $8,525
    plus interest with remaining unpaid balances and
    accrued interest payable in June 2003. Interest
    accrues at a floating interest rate of prime rate
    minus .5% (7.25% at December 31, 1998). The notes
    are personally guaranteed by the president of the
    Company............................................. $  963,325 $      --
   $535,843 term note payable to a financial
    institution, maturing July 2017. Due in monthly
    installments of principal and interest of $4,650
    until July 1999 and then $4,995 until maturity when
    the remaining unpaid balances are payable in full.
    The interest rate at December 31, 1998 was 8.5% and
    increases to 9.5% in August 1999 for the remainder
    of the note's term. The note is personally
    guaranteed by the president of the Company..........    469,454    525,115
   $600,000 line of credit renewing each July until the
    bank discontinues the line. Interest accrues at
    prime plus 2% (9.75% at December 31, 1998) and is
    due quarterly. Available borrowings of $171,658 at
    December 31, 1998...................................    428,342    343,702
   $300,000 term note payable maturing December 2002.
    Due in monthly installments of $6,409 of principal
    and interest with remaining unpaid balances payable
    in full on note's maturity date. Interest accrues at
    10.5% per annum.....................................    248,804    297,169
   $170,000 term note, maturing July 2012. Interest
    accrues at an initial annual rate of 8.39% and is
    adjusted annually to equal the weekly average yield
    on U.S. Treasury securities, adjusted to a constant
    maturity of five years, plus 2%. Payments of
    interest are due monthly and principal payments of
    $11,333 are due annually beginning July 1, 1998. The
    note is personally guaranteed by the president of
    the Company.........................................    159,856    170,000
   Notes payable to banks with terms of five years. Due
    in monthly installments of principal and interest
    with remaining unpaid balances payable in full on
    the individual note's maturity dates, which range
    through 2000. The four notes have fixed interest
    rates (rates ranging from 8.75% to 11.0% at December
    31, 1998)...........................................     45,405     87,377
                                                         ---------- ----------
   Total................................................  2,315,186  1,423,363
     Less current portion...............................    650,804    113,096
                                                         ---------- ----------
                                                         $1,664,382 $1,310,267
                                                         ========== ==========

   At December 31, 1998 and 1997, approximately $2,316,000 and $1,358,000, respectively, of the Company's net book value of property and equipment collateralized the various notes payable. In addition, certain notes payable and line of credit are secured by the assignment of billboard rental income.

                            JAMESON HOSPITALITY, LLC

   The following table summarizes the scheduled aggregate principal payments for the notes payable for the five years subsequent to December 31, 1998 and thereafter:

     1999............................................................ $  650,804
     2000............................................................    196,216
     2001............................................................    198,309
     2002............................................................    206,452
     2003............................................................    588,909
     Thereafter......................................................    474,496
                                                                      ----------
                                                                      $2,315,186
                                                                      ==========

7. Related Party Transactions

   The Company shares office space and management with Kitchin Investments, Inc. and the REIT. The Company has a Cost Reimbursement Agreement with Kitchin Investments, Inc. whereby the Company agrees to pay for its share of the use of office space, office equipment, telephones, file and storage space and other reasonable and necessary office equipment and facilities and personnel costs. The Cost Reimbursement Agreement expires on December 31, 1999. Kitchin Investments, Inc. charged the Company $2,655,334, $1,856,370 and $641,437 in 1998, 1997 and 1996, respectively, pursuant to the Cost Reimbursement Agreement and such amounts are reflected as management fees in the accompanying statements of operations.

   The Company's construction contracts with the REIT are generally fixed price and limit the Company's profit on each contract to 10% after considering costs of construction and certain other amounts. The Company does not believe that there were amounts in excess of such limitations at December 31, 1998 or 1997.

   Although the REIT is the legal borrower of construction loans or related debt, the Company is responsible for interest due on such financing during the construction period as a part of its contract. Construction period interest incurred during 1998, 1997, and 1996 which is included in cost of revenues earned, totaled approximately $1,125,935, $637,290, $168,957, respectively. Interest paid includes amounts paid on behalf of the REIT.

8. Commitments and Contingencies

   The Company leases land for each billboard location for terms of five or ten years. These leases expire at various dates but generally include 5-year automatic renewal periods; the leases provide for future minimum payments by the Company as follows:

     Year ending December 31,
         1999.......................................................... $ 90,312
         2000..........................................................   82,745
         2001..........................................................   78,628
         2002..........................................................   71,612
         2003..........................................................   59,362
         Thereafter....................................................  169,623
                                                                        --------
                                                                        $552,282
                                                                        ========

                            JAMESON HOSPITALITY, LLC

   Portions of certain billboards are leased to third party entities under operating leases with terms of 1 to 2 years, renewable annually. The rent will increase each year on the anniversary of the lease commencement date in an amount equal to increases, if any, in the Consumer Price Index. As of December 31, 1998, future minimum rental income due under noncancellable operating leases is as follows:

     Year ending December 31,
         1999........................................................... $49,507
         2000...........................................................   7,530
         Thereafter.....................................................     --
                                                                         -------
                                                                         $57,037
                                                                         =======

   From time to time, the Company becomes party to various claims and legal actions arising during the ordinary course of business. Management, after reviewing with legal counsel all actions and proceedings, believes that aggregate losses, if any, would not have a material adverse effect on the Company's financial position or results of operations.

9. Pending Events

   On November 3, 1998, the Board of Directors of the REIT approved the proposed acquisition by the REIT of the outdoor advertising assets of the Company. These assets consist of approximately 100 road side billboards on which advertising for the REIT's hotel properties and, in certain instances, other services or products for third parties is placed. It is anticipated that the REIT will lease these billboards back to the Company and use them for the same type of advertising. The consideration payable to the Company will consist of (i) 72,727 newly issued shares of the REIT's Series A Preferred Stock, (ii) $400,000 in cash, and (iii) the assumption of indebtedness of approximately $735,000 which is secured by mortgages on the billboards and the revenues generated therefrom. It is currently anticipated that this transaction will close in April 1999 and that the Company will distribute the shares of the Series A Preferred Stock it receives to Thomas W. Kitchin and his wife.

   On January 27, 1999, the REIT announced plans to merge with Signature Inns, Inc. As a part of this transaction, the Company will acquire all of the assets and assume the liabilities related to operation of the Signature Inn hotel properties, for total cash consideration of $250,000. It is anticipated that the Signature Inn employees will become employees of the Company and that the Company will lease and operate these hotels from the REIT after the merger.

10. Year 2000 (Unaudited)

   As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit date entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has evaluated its financial software and building operating systems of the Jameson Inns. Based on assessments to date, management believes that the arrival of the year 2000 and the potential related computer problems will not have a material adverse impact on the Company. The Company believes that its current software and operating systems are year 2000 compliant. Based on current information, costs of addressing and solving Year 2000 problems are not expected to have a material effect on the Company's financial position or results of operations. The ability of third parties with whom the Company transacts business to address adequately their Year 2000 issues is

                            JAMESON HOSPITALITY, LLC
outside of the Company's control. There can be no assurance that the failure of the Company, or such third parties, to address adequately their respective Year 2000 issues will not have a material adverse effect on the Company's future financial condition or results of operations.

   The Company maintains contingency plans in its normal course of business designed to be deployed in the event of various potential business interruptions. These generally include manual workarounds and adjusting staffing.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Signature Inns, Inc.

   We have audited the accompanying consolidated balance sheets of Signature Inns, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan, and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signature Inns, Inc. as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP
Indianapolis, Indiana
February 18, 1999

                              SIGNATURE INNS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                    December 31,  December 31,
                                                        1998          1997
                                                    ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents........................ $ 10,046,626  $ 11,126,602
  Restricted cash..................................      758,127       529,212
  Accounts receivable..............................    1,014,550       702,891
  Income taxes receivable..........................      353,539       517,553
  Other current assets.............................      716,306       373,141
                                                    ------------  ------------
    Total current assets...........................   12,889,148    13,249,399
Property and equipment, net........................  108,825,365   108,670,976
Furniture and equipment cash reserves..............      668,822     1,395,557
Hotel limited partnership investment...............      813,200       833,107
Deferred costs and other assets, net...............      813,522       678,599
                                                    ------------  ------------
                                                    $124,010,057  $124,827,638
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................ $  1,810,533  $  1,606,390
  Accounts payable.................................      587,798       743,086
  Accrued property taxes...........................    1,510,191     1,526,653
  Accrued payroll..................................      910,490       808,944
  Other current liabilities........................      473,655       583,525
  Preferred stock dividends payable................      958,800       958,800
                                                    ------------  ------------
    Total current liabilities......................    6,251,467     6,227,398
Deferred income taxes..............................      886,000           --
Long-term debt, less current portion...............   67,839,397    69,611,507
                                                    ------------  ------------
    Total liabilities..............................   74,976,864    75,838,905
                                                    ------------  ------------
Shareholders' equity:
  Cumulative convertible preferred stock (no par
   value; 5,000,000 shares authorized; 2,256,000
   shares issued)..................................   40,776,126    40,776,126
  Common stock (no par value; 25,000,000 shares
   authorized; 2,105,703 and 2,105,203 shares
   issued and outstanding).........................   10,016,363    10,013,800
  Accumulated deficit..............................   (1,759,296)   (1,801,193)
                                                    ------------  ------------
    Total shareholders' equity.....................   49,033,193    48,988,733
                                                    ------------  ------------
                                                    $124,010,057  $124,827,638
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Years Ended December 31,
                                          ------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  ----------
Revenues.................................
  Guestroom revenues..................... $40,658,614  $38,287,318  $5,241,230
  Other hotel revenues...................   1,745,294    1,650,611     262,656
  Management and franchise fees..........      94,224      208,166   3,061,958
                                          -----------  -----------  ----------
    Total revenues.......................  42,498,132   40,146,095   8,565,844
                                          -----------  -----------  ----------
Operating costs and expenses:
  Direct hotel expenses..................  23,776,591   22,513,790   3,203,180
  Depreciation, amortization and
   retirements...........................   4,751,746    3,718,483     570,454
  Corporate expenses.....................   2,745,162    2,629,930   2,311,326
  Merger transaction costs...............     224,267          --          --
                                          -----------  -----------  ----------
    Total operating costs and expenses...  31,497,766   28,862,203   6,084,960
                                          -----------  -----------  ----------
    Operating income.....................  11,000,366   11,283,892   2,480,884
Other income (expense):
  Equity in income of hotel limited
   partnerships..........................      23,021      (49,065)    596,190
  Interest income........................     589,897      542,613     206,835
  Interest expense.......................  (6,263,797)  (5,804,796) (1,035,340)
  Other..................................      52,610      352,564    (372,450)
                                          -----------  -----------  ----------
    Income before income tax expense.....   5,402,097    6,325,208   1,876,119
Income tax expense.......................   1,525,000    1,150,000     216,893
                                          -----------  -----------  ----------
    Net income...........................   3,877,097    5,175,208   1,659,226
Preferred stock dividends................   3,835,200    3,620,880         --
                                          -----------  -----------  ----------
    Net income applicable to common
     stock............................... $    41,897  $ 1,554,328  $1,659,226
                                          ===========  ===========  ==========
    Basic and diluted earnings per common
     share............................... $      0.02  $      0.74  $     0.79
                                          ===========  ===========  ==========
Weighted average common shares
 outstanding.............................   2,105,513    2,103,993   2,104,167
                                          ===========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             Common Stock           Preferred Stock
                         ----------------------  --------------------- Accumulated
                          Shares      Amount      Shares     Amount      Deficit      Total
                         ---------  -----------  --------- ----------- -----------  ----------
Balance at December 31,
 1995................... 2,103,872  $ 9,805,973        --  $       --  (5,014,747)   4,791,226
  Net income............       --           --         --          --   1,659,226    1,659,226
  Collection of notes
   receivable...........       --       208,875        --          --         --       208,875
  Common shares issued..       541        2,666        --          --         --         2,666
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1996................... 2,104,413   10,017,514        --          --  (3,355,521)   6,661,993
  Net income............       --           --         --          --   5,175,208    5,175,208
  Fractional shares
   redeemed.............    (2,005)     (16,267)       --          --         --       (16,267)
  Restricted stock
   grant................       500        3,000        --          --         --         3,000
  Exercise of stock
   options..............     2,295        9,553        --          --         --         9,553
  Preferred shares
   issued, net..........       --           --   2,256,000  40,776,126        --    40,776,126
  Preferred stock
   dividends ($1.60 per
   share)...............       --           --         --          --  (3,620,880)  (3,620,880)
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1997................... 2,105,203   10,013,800  2,256,000  40,776,126 (1,801,193)  48,988,733
  Net income............       --           --         --          --   3,877,097    3,877,097
  Restricted stock
   grant................       500        2,563        --          --         --         2,563
  Preferred stock cash
   dividends ($1.70 per
   share)...............       --           --         --          --  (3,835,200)  (3,835,200)
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1998................... 2,105,703  $10,016,363  2,256,000 $40,776,126 (1,759,296)  49,033,193
                         =========  ===========  ========= =========== ==========   ==========


          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Years ended December 31,
                                        --------------------------------------
                                           1998          1997         1996
                                        -----------  ------------  -----------
Cash flows from operating activities:
  Net income........................... $ 3,877,097  $  5,175,208  $ 1,659,226
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation of property and
     equipment.........................   4,682,814     3,669,251      538,274
    Amortization of deferred costs.....      67,099        46,805       32,180
    Equity in income of hotel limited
     partnerships, net of distributions
     received of $776,883 in 1997 and
     $783,761 in 1996..................     (23,021)      825,948      187,571
    (Gain) loss on sale of land........     (52,610)     (352,564)      26,938
    Change in restricted cash..........    (228,915)     (244,920)      (4,349)
    Change in income taxes receivable..     164,014      (517,553)         --
    Deferred income taxes..............     886,000           --           --
    Other partners' equity in income...         --            --       345,512
    Change in accrued revenue and
     expenses, net.....................    (729,530)     (312,116)      84,863
                                        -----------  ------------  -----------
      Net cash provided by operating
       activities......................   8,642,948     8,243,254    2,870,215
                                        -----------  ------------  -----------
Cash flows from investing activities:
  Property and equipment additions.....  (4,320,401)   (4,165,978)    (496,202)
  Proceeds from sale of land...........     147,624       521,701      210,018
  Net change in loans to hotel limited
   partnership.........................      40,800      (238,831)      90,000
  Deferred costs and other assets......    (139,240)     (124,908)    (527,543)
  Non-operating distributions from
   hotel limited partnerships..........         --        791,481          --
  Acquisition of hotels from affiliated
   entities............................         --    (31,819,484)         --
  Acquisition and conversion costs of
   other operating hotels..............         --     (2,633,898)  (1,788,304)
                                        -----------  ------------  -----------
      Net cash used by investing
       activities......................  (4,271,217)  (37,669,917)  (2,512,031)
                                        -----------  ------------  -----------
Cash flows from financing activities:
  Proceeds of long-term debt...........   6,150,000    38,523,906      479,159
  Repayments of long-term debt.........  (7,675,181)  (35,302,356)  (2,171,882)
  Repayments of revolving line of
   credit..............................         --     (2,750,000)   1,650,000
  Loan financing costs.................     (91,326)     (491,044)     (45,687)
  Proceeds from issuance of preferred
   stock, net..........................         --     41,199,997          --
  Preferred stock offering costs.......         --            --      (423,871)
  Cash dividends on preferred stock....  (3,835,200)   (2,662,080)         --
  Issuance of common stock.............         --          9,553      208,875
  Fractional common shares redeemed....         --        (16,267)         --
  Distributions to other partners......         --            --       (78,325)
                                        -----------  ------------  -----------
      Net cash provided (used) by
       financing activities............  (5,451,707)   38,511,709     (381,731)
                                        -----------  ------------  -----------
Net change in cash and cash
 equivalents...........................  (1,079,976)    9,131,851      (23,547)
Cash and cash equivalents at beginning
 of year...............................  11,126,602     1,994,751    2,018,298
                                        -----------  ------------  -----------
Cash and cash equivalents at end of
 year.................................. $10,046,626  $ 11,126,602  $ 1,994,751
                                        ===========  ============  ===========

          See accompanying notes to consolidated financial statements.

                             SIGNATURE INNS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

   Business

   The Company owns and operates 25 Signature Inn hotels at December 31, 1998 located in six Midwestern states and manages one additional Signature Inn hotel owned by a non-consolidated affiliate partnership.

   Basis of Presentation

   In January 1997, the Company completed a public offering of 2,256,000 shares of cumulative convertible preferred stock at $20 per share. Using a portion of the proceeds of the offering, other sources of funds and the assumption of debt, the Company acquired in a purchase transaction 20 hotel properties previously owned by affiliated entities and the remaining 50% ownership interest in three other hotel properties which had previously been consolidated. The aggregate purchase price was $84.1 million, including the assumption or replacement of $52.2 million of affiliate hotel debt, excluding the Company's existing equity interests which were recorded at their historical cost basis.

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of the acquired hotel properties are included from the date of acquisition. The effects of all significant intercompany accounts and transactions have been eliminated in consolidation. The equity method is used for investments in hotel limited partnerships in which the Company has 50% or less ownership and does not exercise legal, financial and operational control.

   Certain reclassifications of prior year amounts have been made to conform with current year presentations.

   Revenues

   Guestroom and other hotel revenues are recognized on a daily basis as services are provided. Management and franchise fees are based on a percentage of revenues of the hotels owned by hotel limited partnerships and are recognized as hotel revenues are earned.

   Earnings Per Share

   Earnings per share are computed by dividing net income applicable to common stock by the weighted average shares of common stock outstanding. The Company has no dilutive securities.

   Cash Equivalents

   Cash equivalents represent highly liquid short-term investments with initial maturities of three months or less.

   Property and Equipment

   Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of 40 years for buildings, 15 to 20 years for land improvements and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized on the straight-line basis over the term of the related lease. Land held for sale is carried at the lower of cost or estimated fair value less selling costs.

   Deferred Costs

   Fees and other costs incurred in obtaining long-term financing are amortized on the straight-line basis over the term of the related loan. Unamortized loan costs are charged to expense upon the early payment of the related financing. Costs related to the issuance of capital stock are charged to the related proceeds. Accumulated amortization of deferred costs amounted to $676,000 and $609,000 at December 31, 1998 and 1997, respectively.

                              SIGNATURE INNS, INC.

   Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Stock Based Compensation

   In 1996, the Company adopted FAS 123 "Accounting for Stock Based Compensation," which prescribes accounting and reporting standards for all stock-based compensation plans. FAS 123 allows companies to continue using existing methods for recognizing the expense of these plans and requires pro forma disclosures in the financial statements of earnings per share using the fair value method prescribed in the statement.

   Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Impairment

   Investments in real estate and partnerships are evaluated periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of recorded value. If any real estate or partnership investments are considered impaired, a loss is provided to reduce the carrying value to its estimated fair value.

   Fair Value of Financial Instruments

   The carrying amount of long-term debt approximates its fair value because the interest rates currently approximate market. A reasonable estimate of the fair value of the receivables from hotel limited partnerships (note 3) is not practicable without incurring excessive costs because there is no market for a comparable instrument. The carrying amounts of all other financial instruments approximate fair value because of the short-term maturity of these items.

(2) Property and Equipment

   Property and equipment representing Company-owned hotels, corporate office equipment and land held for sale or development are summarized as follows:

                                                          1998         1997
                                                      ------------ ------------
   Land.............................................. $ 14,507,055 $ 14,514,555
   Buildings.........................................   88,424,029   87,806,490
   Leasehold and land improvements...................    1,807,447    1,593,955
   Furniture and equipment...........................   18,259,654   14,269,631
   Land held for sale or development.................      709,933      698,450
                                                      ------------ ------------
                                                       123,708,117  118,873,081
   Accumulated depreciation..........................   14,882,752   10,202,105
                                                      ------------ ------------
                                                      $108,825,365 $108,670,976
                                                      ============ ============

                              SIGNATURE INNS, INC.

(3) Hotel Limited Partnerships

   Summary financial information for the hotel limited partnerships reported on the equity method is as follows:

                                          1998          1997          1996
                                       -----------  ------------  ------------
   Hotel properties..................  $ 3,809,631  $  3,894,265  $ 67,833,883
   Net current assets................     (226,290)     (271,864)      890,576
   Deferred costs....................       98,850       125,670       832,720
   Long-term debt....................   (2,252,373)   (2,375,806)  (56,760,169)
                                       -----------  ------------  ------------
     Net assets......................    1,429,818     1,372,265    12,797,010
   Less:
     Equity of other partners........      860,018       823,358    10,503,698
     Income not recognized...........          --            --        195,503
                                       -----------  ------------  ------------
       Equity in limited
        partnerships.................      569,800       548,947     2,097,809
   Receivables from limited
    partnerships, net................      243,400       284,200     3,441,648
                                       -----------  ------------  ------------
       Hotel limited partnership
        investments..................  $   813,200  $    883,107  $  5,539,457
                                       ===========  ============  ============
   Revenues..........................    1,567,188     3,022,384    34,346,009
   Operating costs and expenses......   (1,509,635)   (3,314,000)  (31,479,752)
   Nonrecurring items................          --     20,177,670    (2,890,000)
                                       -----------  ------------  ------------
     Net income (loss)...............       57,553    19,886,054       (23,743)
   Less other partners' share........      (34,532)  (19,935,119)     (619,933)
                                       -----------  ------------  ------------
       Equity in income (loss).......  $    23,021  $    (49,065) $    596,190
                                       ===========  ============  ============

   As of December 31, 1998 and 1997, the receivables from hotel limited partnership carried an interest rate of 10.5%. Interest income on receivables from limited partnerships was $26,700, $18,393 and $142,640 in 1998, 1997 and 1996, respectively.

   The nonrecurring items in 1997 represent the net gains from the sale of the partnerships' hotels to the Company, which gains were allocated to the limited partners. The nonrecurring items in 1996 represent write-downs of the hotel properties of certain partnerships.

(4) Long-Term Debt

   Long-term debt at December 31 is summarized as follows:

                                                            1998        1997
                                                         ----------- -----------
     Hotel mortgages.................................... $69,649,930 $71,165,741
     Other..............................................         --       52,156
                                                         ----------- -----------
                                                          69,649,930  71,217,897
     Less current portion...............................   1,810,533   1,606,390
                                                         ----------- -----------
     Long-term portion.................................. $67,839,397 $69,611,507
                                                         =========== ===========

   The hotel mortgages are secured by hotels and land and bear interest at rates ranging from 7.5% to 10.0% (8.75% and 8.90% weighted average interest rates at December 31, 1998 and 1997, respectively) through maturity dates ranging from 2000 to 2016.

                             SIGNATURE INNS, INC.

   The line of credit of $2,750,000 was paid off in full in January 1997 upon completion of the preferred stock offering and not renewed.

   The aggregate annual scheduled principal payments during the next five years are: $1,811,000 in 1999, $7,810,000 in 2000, $6,212,000 in 2001,
$1,758,000 in 2002 and $1,919,000 in 2003.

   Interest paid amounted to $6,260,000, $5,723,000 and $1,040,000 in 1998,
1997 and 1996, respectively.

(5) Income Taxes

   Income tax expense is summarized as follows:

                                                1998        1997        1996
                                             ----------  -----------  ---------
     Current................................ $  639,000  $ 1,150,000  $ 216,893
     Deferred...............................  1,168,000    1,329,000    500,000
     Valuation allowance decrease...........   (282,000)  (1,329,000)  (500,000)
                                             ----------  -----------  ---------
         Total income expense............... $1,525,000  $ 1,150,000  $ 216,893
                                             ==========  ===========  =========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

                                                             1998       1997
                                                          ---------- ----------
     Deferred Tax Assets:
       Land held for sale or development................. $  315,000 $  315,000
       Net operating loss carry forwards.................    218,000    947,000
       Other.............................................      6,000      6,000
                                                          ---------- ----------
         Gross deferred tax assets.......................    539,000  1,268,000
         Less valuation allowances.......................        --    (282,000)
                                                          ---------- ----------
         Net deferred tax assets.........................    539,000    986,000
                                                          ---------- ----------
     Deferred Tax Liabilities:
       Deferred costs....................................     41,000        --
       Hotel properties, primarily depreciation..........  1,384,000    986,000
                                                          ---------- ----------
         Deferred tax liabilities........................  1,425,000    986,000
                                                          ---------- ----------
           Net deferred tax liability.................... $  886,000 $      --
                                                          ========== ==========

   The following reconciles income tax expense at the federal statutory tax rate to the effective rate:

                                                            1998  1997   1996
                                                            ----  -----  -----
     Income taxes at the federal statutory rate............ 34.0%  34.0%  34.0%
     State taxes, net of federal tax benefit...............  2.7    6.0    4.3
     Decreases in valuation allowance, principally arising
      from the utilization of net operating loss
      carryforwards........................................ (4.0) (21.8) (26.7)
     Reduction for overaccrual of prior year tax expense... (4.5)   --     --
                                                            ----  -----  -----
     Effective income tax rate............................. 28.2%  18.2%  11.6%
                                                            ====  =====  =====

                              SIGNATURE INNS, INC.

   Income taxes paid amounted to $1,349,000, $1,618,000 and $145,500 in 1998,
1997 and 1996, respectively. At December 31, 1998, the net operating loss carryforwards for income taxes, which expire in 2007, are approximately $640,000.

(6) Shareholders' Equity and Employee Stock Plans

   In January 1997, the Board of Directors authorized a 1-for-3.7 reverse common stock split, decreasing the number of outstanding shares from 7,786,327 to 2,104,413. All share and per share amounts have been retroactively restated to reflect the reverse stock split. Shareholders subsequently voted to amend the articles of incorporation and increase the authorized common stock to 25,000,000.

   Preferred Stock

   The holders of the outstanding Series A cumulative preferred stock ("Series A Preferred Stock") are entitled to cumulative dividends in the annual amount of $1.70 per share, when declared by the Board of Directors. The aggregate cumulative unpaid dividends on preferred stock of $958,000, or $.425 per share, were declared and accrued as of December 31, 1998 and paid in January 1999 and the same amount was declared and accrued retroactively as of December 31, 1997 and paid in January 1998. Holders have the right to convert their shares of Series A Preferred Stock into shares of common stock, at any time, at the ratio of 2.08 shares of common stock for each share of preferred stock. The preferred stock is not entitled to vote, unless the Company is in default in the payment of full dividends for six dividend quarters. The Company can redeem the preferred stock after January 31, 2000, at the following redemption prices:

                                                                      Redemption
     Period                                                             Price
     ------                                                           ----------
     February 1, 2000 to January 31, 2001............................   $20.97
     February 1, 2001 to January 31, 2002............................   $20.72
     February 1, 2002 to January 31, 2003............................   $20.49
     February 1, 2003 to January 31, 2004............................   $20.24
     February 1, 2004 and thereafter.................................   $20.00

   Stockholder Rights Plan

   The Company has a Stockholder Rights Plan under which a dividend of one preferred stock purchase right ("Right") was distributed for each outstanding share of the Company's common stock to shareholders of record on March 18, 1997. Each Right entitles the holder to buy one-hundredth of one share of non-cumulative preferred stock at an exercise price of $40 per hundredth of a share. The Rights become exercisable ten days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock. The Rights are nonvoting and expire on March 18, 2007, unless exercised or previously redeemed by the Company at $.001 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each Right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the Right.

   Equity Incentive Plan

   Awards may be granted to directors, officers and employees of the Company under the 1996 Equity Incentive Plan in the form of incentive stock options, non-qualified stock options, or restricted stock grants until February 2006. No more than 750,000 shares of common stock may be awarded as either stock options or restricted stock grants, subject to adjustment in certain circumstances (the "Available Shares"). Available Shares cannot exceed 10% of the total outstanding shares of common stock and no more than 5% of the Available Shares may be awarded in the form of restricted stock grants. Outside Directors are eligible only for

                              SIGNATURE INNS, INC.

awards of restricted stock grants. The exercise price of the stock options shall not be less than the fair market value of the Company's common stock at the time of the grant. Each stock option becomes exercisable in installments on the first, second and third anniversary of the grant and expire 10 years from the date of the grant.

   A summary of common shares and prices of stock options granted and forfeited under the 1996 Equity Incentive Plan is as follows:

                                                                  Price Shares
                                                                  ----- -------
     Granted in 1997............................................. $8.00  91,500
     Forfeited in 1997........................................... $8.00  (2,500)
                                                                        -------
     Outstanding at December 31, 1997............................ $8.00  89,000
     Forfeited in 1998........................................... $8.00 (13,000)
                                                                        -------
     Outstanding at December 31, 1998............................        76,000
                                                                        =======

   During 1997, options for 2,295 shares granted under the 1986 Incentive Stock Option Plan were exercised at $4.16 per share.

   Stock Based Compensation

   The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   Pro forma information is required as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value of these granted options was estimated using a Black-Scholes option pricing model with the following assumptions for 1997: a risk-free interest rate of 5.75%; no dividend yield; a volatility factor of the expected market price of the Company's common stock of .39; and a weighted-average expected life of the options for nine years. Had compensation cost for the Company's stock option grants been determined based on the fair market value consistent with the method of FAS 123, the Company's net income would have been reduced by $33,000 and $55,000 or $.02 and $.03 per common share for 1998 and 1997, respectively.

(7) Segment Reporting

   The Company owns and operates 25 limited service hotels in six Midwestern states. The Company assesses and measures operating results on an individual property basis for each of its hotels, based on operating income. Since all of the Company's hotels exhibit highly similar economic characteristics, cater to the same market segments, and offer similar degrees of risk and opportunities for growth, the hotels have been aggregated and reported as one operating segment.

                              SIGNATURE INNS, INC.

   The significant accounting policies of the segments are the same as those described in note 1. There are no significant inter-segment transactions. The revenues, hotel operating income, reconciliation of hotel operating income to income before income tax expense, and total assets for each of the reportable segments are summarized in the following table.

                                                  Year ended December 31,
                                                 ----------------------------
                                                   1998       1997     1996
                                                 ---------  --------  -------
                                                       (in thousands)
     Hotel Operating Income
     Total hotel revenue........................ $  42,404  $ 39,938  $ 5,504
     Direct hotel expenses......................    23,777    22,514    3,203
                                                 ---------  --------  -------
       Hotel Operating Income...................    18,627    17,424    2,301
     Non-Property Income (Expenses)
     Management and franchise fees..............        94       208    3,062
     Equity in income of hotel limited
     partnerships...............................        23       (49)     596
     Corporate expenses.........................    (2,745)   (2,630)  (2,311)
     Interest expense...........................    (6,264)   (5,805)  (1,035)
     Depreciation, amortization and
     retirements................................    (4,752)   (3,718)    (570)
     Other, net.................................       419       895     (167)
                                                 ---------  --------  -------
       Income before income tax expense......... $   5,402  $  6,325  $ 1,876
                                                 =========  ========  =======
                                                 As of December 31,
                                                 -------------------
                                                   1998       1997
                                                 ---------  --------
     Total Assets
     Hotel properties........................... $ 111,507  $111,026
     Non-segment assets.........................    12,503    13,802
                                                 ---------  --------
                                                 $ 124,010  $124,828
                                                 =========  ========

(8) Merger Agreement

   On January 27, 1999, Signature Inns, Inc. and Jameson Inns, Inc. entered into an agreement and plan of merger pursuant to which the Company will merge with and into Jameson Inns, Inc. The holders of Company common stock (the "Company Common Stock") will receive one-half share of Jameson common stock (the "Jameson Common Stock") and a cash payment of up to $1.50 in exchange for each share of Company Common Stock owned. The amount of the cash payment will be reduced from $1.50 if a dividend is declared and paid to the holders of the Company Common Stock prior to the consummation of the merger. Such a dividend distribution may be required to distribute all accumulated earnings and profits, as defined under federal tax law, of the Company prior to the merger to protect the REIT status of Jameson. Holders of the outstanding shares of the Series A Preferred Stock will receive an equal number of shares of a new Series of Jameson cumulative convertible preferred stock (the "Jameson Series S Preferred Stock") having substantially the same terms as the Series A Preferred Stock, including an annual preferred dividend right of $1.70 per share and a liquidation preference of $20.00 per share. Upon conversion of each share of the new Jameson Series S Preferred Stock (at any time in the future), holders will be entitled to receive 1.04 shares of Jameson Common Stock and a cash payment of $3.125.

   The Merger is subject to approval by the holders of the Company's common stock and Series A Preferred Stock, each voting separately as a single class, approval by the Jameson common shareholders and certain other conditions.

                              SIGNATURE INNS, INC.

   In connection with the merger and prior strategic alternative transactions that were not consummated, the Company recorded in the fourth quarter a charge to operating expenses of $224,000 ($161,000 after taxes, or $.08 per common share) for direct and other related costs associated with the merger and other transactions. These transaction costs consisted primarily of fees for investment bankers, attorneys, accountants and other related charges.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                    between

                               JAMESON INNS, INC.

                                      and

                              SIGNATURE INNS, INC.

                          Dated as of January 27, 1999

                               TABLE OF CONTENTS

ARTICLE I

 THE MERGER.............................................................  A-1
 1.01. The Merger......................................................   A-1
 1.02. Effective Time of the Merger....................................   A-1
 1.03. Articles of Incorporation, By-laws, Directors and Officers......   A-1
 1.04. Conversion of Shares............................................   A-2
 1.05. Employee Stock Options..........................................   A-2

ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SIGNATURE............................  A-3
 2.01. Organization; Good Standing; Power, Etc.........................   A-3
 2.02. Authorization of Agreement, Etc.................................   A-3
 2.03. Capitalization..................................................   A-5
 2.04. Absence of Certain Changes or Events............................   A-6
 2.05. Signature SEC Reports...........................................   A-7
 2.06. Defaults........................................................   A-7
 2.07. Tax Matters.....................................................   A-7
 2.08. Trademarks, Copyrights, Etc.....................................   A-8
       Title to Properties: Absence of Liens and Encumbrances: Leases,
 2.09. etc.............................................................   A-9
 2.10. Employee Benefit Plans..........................................   A-9
 2.11. Litigation......................................................  A-12
 2.12. Insurance.......................................................  A-12
 2.13. Brokers and Finders.............................................  A-13
 2.14. Compliance with Laws............................................  A-13
 2.15. Information Supplied............................................  A-14

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF JAMESON.............................. A-14
 3.01. Organization, Good Standing, Power, Etc.........................  A-14
 3.02. Authorization of Agreement. Etc.................................  A-14
 3.03. Tax Matters.....................................................  A-16
 3.04. Capitalization..................................................  A-16
       Issuance of Jameson Common Stock and Jameson Series S Preferred
 3.05. Stock...........................................................  A-17
 3.06. No Material Adverse Change......................................  A-17
 3.07. Brokers and Finders.............................................  A-17
 3.08. Jameson SEC Reports.............................................  A-17
 3.09. Litigation......................................................  A-17
 3.10. Compliance with Laws............................................  A-18
 3.11. Information Supplied............................................  A-19

ARTICLE IV
 COVENANTS OF SIGNATURE................................................. A-19
 4.01. Approvals.......................................................  A-19
 4.02. Investigation by Jameson........................................  A-19
 4.03. No Solicitation.................................................  A-19
 4.04. Conduct of Business.............................................  A-22
 4.05. No Charter Amendments...........................................  A-23
 4.06. No Issuance or Disposition of Securities........................  A-23
 4.07. No Dividends....................................................  A-23
 4.08. No Disposal of Property.........................................  A-23

 4.09. No Acquisitions.................................................  A-23
 4.10. No Breach or Default............................................  A-24
 4.11. No Indebtedness.................................................  A-24
 4.12. Payment of Liabilities..........................................  A-24
 4.13. Employee Matters................................................  A-24
 4.14. Stockholders Meeting............................................  A-25
 4.15. Notice and Cure.................................................  A-25
 4.16. Cooperation of Management Pending Merger........................  A-25
 4.17. Furnish Information for Jameson Statements......................  A-25
 4.18. Affiliates Undertakings.........................................  A-25
 4.19. Filings; Other Actions..........................................  A-26
 4.20. Comfort Letter..................................................  A-26
 4.21. REIT-Related Transactions.......................................  A-26
 4.22  Signature Property Restructuring................................  A-26

ARTICLE V
 COVENANTS OF JAMESON................................................... A-27
 5.01. Approvals.......................................................  A-27
 5.02. Investigation by Signature......................................  A-27
 5.03. Conduct of Business.............................................  A-27
 5.04. Stockholders' Meeting...........................................  A-27
 5.05. Blue Sky Permits................................................  A-27
 5.06. Registration Statement..........................................  A-27
       Issuance of Jameson Common Stock and Jameson Series S Preferred
 5.07. Stock...........................................................  A-28
 5.08. Notice and Cure.................................................  A-28
 5.09. Nasdaq National Market Listing..................................  A-28
 5.10. Tax Covenants...................................................  A-28
 5.11. No Breach or Default............................................  A-28
 5.12. Notice and Cure.................................................  A-28
 5.13. Cooperation of Management Pending Merger........................  A-28
 5.14. Furnish Information for Signature Proxy Statements..............  A-29
 5.15. Comfort Letters.................................................  A-29

ARTICLE VI
 CONDITIONS PRECEDENT TO OBLIGATIONS OF JAMESON AND SIGNATURE........... A-29
 6.01. Consents and Approvals..........................................  A-29
 6.02. Registration Statement..........................................  A-29
 6.03. Stockholder Approval............................................  A-29
 6.04. Nasdaq National Market Listings.................................  A-29
 6.05. Certain Actions, etc............................................  A-29

ARTICLE VII
 CONDITIONS PRECEDENT TO OBLIGATIONS OF JAMESON......................... A-29
 7.01. Accuracy of Representations and Warranties......................  A-30
 7.02. Performance of Covenants, Agreements and Conditions.............  A-30
 7.03. Officers' Certificate, Etc......................................  A-30
 7.04. Employment Agreements...........................................  A-30
 7.05. Opinion of Signature Counsel....................................  A-30
 7.06. Undertakings by Signature Affiliates............................  A-32
 7.07. Rights Agreement................................................  A-32
 7.08. Opinions of Professionals.......................................  A-32
 7.09. Auditors' letters...............................................  A-33
 7.10. Resignations....................................................  A-33

 7.11.  Fairness Opinion.................................................  A-33
 7.12.  No Material Adverse Change.......................................  A-33

ARTICLE VIII
 CONDITIONS PRECEDENT TO OBLIGATIONS OF SIGNATURE......................... A-33
 8.01.  Accuracy of Representations and Warranties.......................  A-33
 8.02.  Performance of Covenants, Agreements and Conditions..............  A-34
 8.03.  Officers' Certificates Etc.......................................  A-34
 8.04.  Opinion of Counsel for Jameson...................................  A-34
 8.05.  Authorization of Jameson Stock...................................  A-36
 8.06.  Fairness Opinion.................................................  A-36
 8.07.  Tax Opinion......................................................  A-36
 8.08.  No Material Adverse Change.......................................  A-36
 8.09.  Auditors' Letters................................................  A-36

ARTICLE IX
 TERMINATION, AMENDMENTS AND WAIVER....................................... A-37
 9.01.  Termination......................................................  A-37
 9.02.  Effect of Termination............................................  A-38
 9.03.  Amendment........................................................  A-38
 9.04.  Waiver...........................................................  A-38

ARTICLE X
 OTHER AGREEMENTS; NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.......... A-38
 10.01. Confidentiality..................................................  A-38
 10.02. Public Announcements.............................................  A-38
 10.03. Indemnification..................................................  A-38
 10.04. Additional Agreements............................................  A-39
 10.05. Break-up Fee.....................................................  A-39
 10.06. Available Remedies...............................................  A-39
 10.07. Nonsurvival of Representations and Warranties....................  A-39

ARTICLE XI
 MISCELLANEOUS............................................................ A-39
 11.01. Closing..........................................................  A-39
 11.02. Expenses.........................................................  A-39
 11.03. Notices..........................................................  A-40
 11.04. Entire Agreement.................................................  A-40
 11.05. Binding Effect: Benefits.........................................  A-40
 11.06. Assignment.......................................................  A-41
 11.07. Applicable Law...................................................  A-41
 11.08. Article and Section Headings.....................................  A-41
 11.09. Construction.....................................................  A-41
 11.10  Severability.....................................................  A-41
 11.11. Incorporation of Exhibits and Schedules..........................  A-41
 11.12. Counterparts.....................................................  A-41

                         LIST OF EXHIBITS AND SCHEDULES

                                    Exhibits

 Exhibit A        Agreement of Merger.
                  Form of Certificate of Designation for Jameson Series S
 Exhibit A-1      Preferred Stock.
 Exhibit B        Amendment of Signature Rights Agreement.
 Exhibit C        Form of Employment Agreements.
                  Assignment and Assumption Agreement--Signature Operating
 Exhibit D        Assets and Liabilities.

                                   Schedules
 Schedule 1.05    Options to purchase Common Stock of Signature.
 Schedule 2.01    Subsidiaries of Signature.
 Schedule 2.02(c) Consents.
 Schedule 2.04    Changes since the September 30, 1998.
 Schedule 2.07    Signature Tax Matters.
 Schedule 2.08    Intellectual Property Rights.
 Schedule 2.09    Real Property.
 Schedule 2.10    Employee Benefit Plans.
 Schedule 2.11    Signature Litigation.
 Schedule 2.12    Insurance.
 Schedule 2.14    Compliance with Laws.
 Schedule 3.03    Jameson Tax Matters.
 Schedule 3.09    Jameson Litigation.
 Schedule 3.10    Jameson Compliance with Laws.

                                  DEFINITIONS

   Capitalized terms used herein shall have the meanings ascribed to them in the sections set forth below.

Affiliate: as defined in Section 2.10(a).
Agreement: as defined in the first sentence of this document. Average Price: as defined in Section 1.04.
Closing: as defined in Section 1.01.
Code: as defined in Section 2.10.
Commission: as defined in Section 2.05.
Dissolved Partnerships: as defined in Section 2.02(h). Earnings and Profits: as defined in Section 7.08(a). Effective Time of the Merger: as defined in Section 1.02. Employee Pension Benefit Plans: as defined in Section 2.10. Employee Welfare Benefit Plans: as defined in Section 2.10.
Encumbrance: as defined in Section 2.09.
Environmental Laws: as defined in Section 2.14.
ERISA: as defined in Section 2.10.
Georgia Law: as defined in Section 1.01.
Governmental Entity: as defined in Section 2.02.
Indiana Law: as defined in Section 1.01.
IRS: as defined in Section 2.10(c).
Intellectual Property: as defined in Section 2.08.
Jameson Common Stock: as defined in Section 3.04.
Jameson SEC Reports: as defined in Section 3.08.
Jameson Series A Preferred Stock: as defined in Section 3.04. Jameson Series S Preferred Stock: as defined in Section 3.05. Jameson Stockholder Meeting: as defined in Section 5.04.
Knowledge: as defined in Section 11.09.
Legal Requirements: as defined in Section 2.14.
Material Adverse Effect: as defined in Section 2.02.
Merger: as defined in the recitals.
Merger Agreement: as defined in Section 1.01.
PBGC: as defined in Section 4.13(c).
Person: as defined in Section 2.02.
Property Restriction: as defined in Section 2.10.
Proxy Statement: as defined in Section 2.15.
Registration Statement: as defined in Section 2.15.
REIT: as defined in Section 3.03.
Rights: as defined in Section 2.03.
Rights Agreement: as defined in Section 2.03.
1933 Act: as defined in Section 2.02.
1934 Act: as defined in Section 2.02.
Significant Subsidiary: as defined in Section 4.03.
Subsidiary: as defined in Section 2.01.

Superior Proposal: as defined in Section 4.03. Put in a definition of Subsidiary.
Surviving Corporation: as defined in Section 1.01.
Signature Common Stock: as defined in Section 2.03.
Signature Partnerships: as defined in Section 2.02.
Signature Preferred Stock: as defined in Section 2.03.
Signature Properties: as defined in Section 2.09.
Signature SEC Reports: as defined in Section 2.05.
Signature Series One Preferred Stock: as defined in Section 2.03.
Signature Stockholder Meeting: as defined in Section 4.14.
Takeover Proposal: as defined in Section 4.03.
Tax Returns: as defined in Section 2.07.
Tax: as defined in Section 2.07.
Worker Safety Laws: as defined in Section 2.14.

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is dated as of January 27, 1999 (this "Agreement"), by and among Jameson Inns, Inc. a Georgia corporation ("Jameson"), and Signature Inns, Inc., an Indiana corporation ("Signature").

   WHEREAS, the Boards of Directors of Jameson and Signature deem it advisable and in the best interests of their respective corporations that Signature be merged with and into Jameson; and

   WHEREAS, the Boards of Directors of Jameson and Signature, by resolutions duly adopted, have approved this Agreement providing for the merger of Signature with and into Jameson (the "Merger"), with Jameson surviving such Merger, and the respective Boards of Directors of Jameson and Signature have recommended the Merger Agreement for approval by their respective stockholders in accordance with the terms of this Agreement, Georgia and Indiana Law and the Nasdaq Stock Market; and

   WHEREAS, Jameson and Signature desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions precedent to such transactions;

   NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I

                                   THE MERGER

   1.01. The Merger.

     (a) At the Effective Time of the Merger, in accordance with the provisions of the Georgia Business Corporation Code and other applicable Georgia law ("Georgia Law"), the Indiana Business Corporation Law and other applicable Indiana law ("Indiana Law"), and the terms of this Agreement, Signature shall be merged with and into Jameson, with Jameson surviving the merger ("Surviving Corporation"), all as more fully provided for in the form of Agreement of Merger, which is attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement").

     (b) The consummation of the transactions contemplated by Section 1.01(a) hereof and by this Agreement is herein called the "Closing."

   1.02. Effective Time of the Merger. The Merger shall not become effective until, and, subject to the terms and conditions of this Agreement, shall become effective when, appropriate Articles of Merger shall have been filed, in accordance with the requirements of Georgia Law and Indiana Law, in the offices of the Secretary of State of the State of Georgia and the offices of the Secretary of State of Indiana. The date and time when the Merger shall become effective as aforesaid is herein referred to as the "Effective Time of the Merger."

   1.03. Articles of Incorporation, By-laws, Directors and Officers.

     (a) The Amended and Restated Articles of Incorporation of Jameson as in effect immediately prior to the Effective Time of the Merger shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation from and after the Effective Time of the Merger until amended in accordance with Georgia Law.

     (b) The By-laws of Jameson, as in effect immediately prior to the Effective Time of the Merger, shall be the By-laws of the Surviving Corporation from and after the Effective Time of the Merger until amended in accordance with Georgia Law and the Restated Articles of Incorporation and the By-laws of the Surviving Corporation.

     (c) The officers of Jameson in office immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation from and after the Effective Time of the Merger, each to hold office in accordance with the Restated Articles of Incorporation and By-laws of the Surviving Corporation.

     (d) The directors of Jameson in office immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation from and after the Effective Time of the Merger, and each shall hold such office until his successor shall have been elected or qualified or as otherwise provided in the By-laws or Restated Articles of Incorporation of the Surviving Corporation.

   1.04. Conversion of Shares. At the Effective Time of the Merger:

     (a) Each share of Signature Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one-half of one fully paid and nonassessable share of Jameson Common Stock and the right to receive cash in the amount of $1.50 less the amount of the per share extraordinary dividend paid for the purpose of distributing any current and anticipated undistributed Earnings and Profits of Signature as contemplated by Section 4.21. No fractional shares of Jameson Common Stock shall be issued. Any holder of Signature Common Stock who, at the Effective Time of the Merger, otherwise becomes entitled to receive a fractional share of Jameson Common Stock shall, in lieu thereof, be entitled to receive cash equal to such fraction multiplied by the average of the per share closing prices for the Jameson Common Stock (the "Average Price") on the Nasdaq National Market for the five (5) consecutive trading days ending on the last trading day of the calendar week preceding the calendar week of the Effective Time of the Merger.

     (b) Each share of Signature Preferred Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Jameson Series S Preferred Stock which shall have the rights, preferences and terms set forth in the Designation of Preferences, Rights, Privileges and Restrictions of $1.70 Series S Cumulative Preferred Stock set forth in the Articles of Amendment of the Jameson Articles of Incorporation to be filed with the Secretary of State of Georgia and attached hereto as Exhibit A-1.

     (c) Each share of Signature Common Stock held in the treasury of Signature immediately prior to the Effective Time of the Merger shall be canceled, without any payment or other distribution in respect thereof.

     (d) At the Effective Time of the Merger, each outstanding certificate which theretofore represented shares of the Signature Common Stock (and associated Rights) shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Jameson Common Stock and the right to receive the cash payment into which the shares of the Signature Common Stock represented thereby shall have been converted and all Rights associated with such shares of Signature Common Stock shall be thereby canceled and shall cease to exist. Also, at the Effective Time of the Merger, each outstanding certificate which theretofore represented shares of the Signature Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Jameson Preferred Stock into which the shares of the Signature Preferred Stock represented thereby shall have been converted.

   1.05. Employee Stock Options. At the Effective Time of the Merger, the outstanding options to purchase shares of the Common Stock of Signature reflected on Schedule 1.05 hereto which are then unexercised will be canceled. Each of the Signature employees who held canceled options to purchase shares of Signature Common Stock shall be granted options under the Jameson 1993 Stock Incentive Plan providing for the purchase of that number of shares of Jameson Common Stock (the "Jameson Replacement Options") equal to the number of shares of Signature Common Stock covered by the canceled options. The exercise price of the Jameson Replacement Options will be equal to the closing sales price for Jameson Common Stock as reported on the

Nasdaq National Market on the Effective Date of the Merger. Such options shall become exercisable with respect to one-third of the shares covered thereby on each of the first three anniversary dates of the Effective Date of the Merger. Subject to the foregoing, the exercise, termination and other provisions of the Jameson Replacement Options shall be as comparable to the provisions of the canceled options prior to the Effective Time of the Merger (and without regard to any acceleration of the vesting of the options due to the Merger) as practicable in light of the terms, provisions and requirements of the Jameson 1993 Stock Incentive Plan and the rules and regulations of the Code.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SIGNATURE

        Signature hereby represents and warrants to Jameson as follows:

   2.01. Organization; Good Standing; Power, Etc. Signature is a corporation duly incorporated and validly existing under the laws of the State of Indiana and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Signature has no Subsidiaries, as defined below, other than those listed on
Schedule 2.01 hereto. Each Signature Subsidiary is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Signature and each Signature Subsidiary, as hereafter defined, is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification except where the failure so to qualify would not have a Material Averse Effect on the business, financial condition or properties of Signature and its Subsidiaries taken as a whole. As used in this Agreement, the term "Subsidiary" shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company, limited partnership or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by another entity.

   2.02. Authorization of Agreement, Etc.

     (a) Signature has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Signature and the consummation by Signature of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Signature, subject only, with respect to the Merger, to the approval of holders of a majority of the outstanding shares of Signature Common Stock entitled to vote and the holders of a majority of the outstanding shares of Signature Preferred Stock entitled to vote, voting separately as a class. This Agreement has been duly executed and delivered by Signature and constitutes the legal, valid and binding obligation of Signature, enforceable against Signature in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Assuming the approval of the holders of at least a majority of the outstanding shares of Signature Common Stock and the holders of at least a majority of the outstanding shares of Signature Preferred Stock, voting separately as a class, is obtained, neither the execution and delivery of this Agreement by Signature nor the consummation of the transactions contemplated hereby to be performed by Signature will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as currently in effect, of Signature or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality ("Governmental Entity"), other regulatory or self-regulatory body or association or arbitrator binding upon Signature or any of its properties, except where such violations or conflicts would not in the aggregate have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or on the ability of Signature to consummate the transactions contemplated hereby, and except for violations that will be cured, waived or terminated prior to the Effective Time of the Merger. The term "Material Adverse Effect," with respect to any entity, shall mean a material adverse effect on or change in the financial condition, assets or results of operations of such entity and its subsidiaries (including any subsidiary partnership) taken as a whole (without regard, however, to changes in conditions generally applicable to the hotel industry or general economic conditions globally, in the United States or in the geographical regions thereof in which such entity conducts business, and any changes in the financial condition or results of operations or assets of such entity and its subsidiaries, taken as a whole, that are caused primarily or substantially by such changes or events or as a result of the announcement of this Agreement and the transactions contemplated hereby, including the payment of any costs, expenses, fees or similar charges incurred by such entity's contemplation, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby). The term "entity" shall mean and include a company, a partnership, a limited partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Signature will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Signature or any Signature Subsidiary is a party or by which it or any of its properties is bound or affected, or pursuant to which Signature or any Signature Subsidiary has guaranteed the indebtedness or preferred stock of any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government, or entity ("Person"), or (ii) any lease, license, tariff, contract or other agreement or instrument to which Signature is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults, rights, losses or penalties that do not have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or such Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby, or with respect to which the consents, waivers or releases listed on Schedule 2.02(c) attached hereto will be obtained prior to the Effective Time of the Merger.

     (d) Neither the execution and delivery by Signature of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Signature will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or other assets now or hereafter owned by Signature or any Signature Subsidiary, except where such would not in the aggregate have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or any Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby.

     (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Signature in connection with the execution and delivery of this Agreement by Signature or the consummation by Signature of the transactions contemplated hereby, other than (i) in connection or compliance with any applicable provisions of Georgia Law, Indiana Law, the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), and any applicable state securities laws or regulations, and (ii) such filings or registrations that, if not made, and such authorizations, consents or approvals, that, if not received, would not in the aggregate have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or any Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby.

     (f) Signature and each Signature Subsidiary has made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its business, except for those which the failure to have does not have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or such Signature Subsidiary. All such registrations, filings and submissions with any Governmental Entity relating to the operations of Signature or any Signature Subsidiary were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such authority with respect to such registrations, filing or submissions.

     (g) SM Limited Partnership (the "Signature Partnership") is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary, except where the failure to qualify would not or could not reasonably be expected to have a Material Adverse Effect on such Signature Partnership. The Signature Partnership has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. True and correct copies of the partnership agreement of the Signature Partnership, as amended to date, has been delivered to Jameson. The general partner of the Signature Partnership is P&N Corporation and the sole limited partner of the Signature Partnership is GPI Hotel Properties, L.P.

     (h) Each of the limited partnerships listed on Schedule 2.02 (h) hereto (the "Dissolved Signature Partnerships") was a limited partnership duly organized under Indiana law and prior to the date hereof has been dissolved in accordance with Indiana Law and the requirements of the agreement of limited partnership applicable thereto. Prior to or in connection with the liquidation and dissolution of each Dissolved Signature Partnership, good and marketable title to the hotel property or properties owned and operated thereby were sold or otherwise transferred to Signature or the Signature Subsidiary indicated on Schedule 2.02 (h) free of liens, charges, mortgages, encumbrances, security interests or other adverse claims except those that were expressly specified in the title insurance policies covering such properties, copies of which have been provided to Jameson. The transfers of such properties and the dissolution of the Dissolved Signature Partnerships were effected in material compliance with all requirements of Indiana Law, the terms of the respective agreements and certificates of limited partnership, and the terms of any loan agreements, mortgages, deeds of trust, security agreements, management agreements, leases, franchise agreements or other documents applicable thereto. Without limiting the generality of the foregoing, it is represented that all required notices were given, all required consents, waivers or approvals of partners, lenders, Government Entities and other third Persons required in connection therewith were obtained, true, accurate and complete final accountings were prepared and provided to each partner of each Dissolved Signature Partnership and no claims have been asserted against Signature, the general partner of any Dissolved Signature Partnership or any other Subsidiary or Affiliate of Signature with respect to either the transfers of the properties to Signature or its Subsidiaries or the dissolution of the Dissolved Signature Partnerships and the distribution of the partnership assets to the partners thereof in connection therewith, and Signature is not aware of any facts or circumstances which could reasonably be a basis for any such claim. None of the limited partners or other investors in the Dissolved Partnerships has any dissenters' appraisal rights or other claims or rights regarding either the act of liquidating and dissolving the Dissolved Partnerships or the value, fairness, propriety or legality of the transfers of the hotel properties or other acts involved in the liquidation and dissolution of the Dissolved Partnerships.

   2.03. Capitalization.

     (a) The authorized capital stock of Signature consists of 5,000,000 shares of preferred stock, no par value and 25,000,000 shares of common stock, no par value ("Signature Common Stock"). As of the date of this Agreement, 2,105,703 shares of Signature Common Stock (including the corresponding number of Rights (as defined below) to purchase Signature Series One Preferred Stock (as defined below) pursuant to the Rights Agreement (as defined below)) and 2,256,000 shares of Signature $1.70 Cumulative

  Convertible Preferred Stock, Series A ("Signature Preferred Stock") are issued and outstanding. The only outstanding options, warrants, or other rights to purchase shares of Signature Common Stock are the employee stock options covering a total of 80,168 shares of Signature Common Stock referred to in Section 1.05 above and which are listed in Schedule 1.05 thereto. All shares of capital stock of Signature have been duly authorized, validly issued, fully paid and nonassessable, and are not subject to, or issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of Signature authorized or outstanding, and there are no subscriptions, options to purchase shares of the capital stock of Signature, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating Signature to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities or interests of Signature or obligating Signature to grant, extend or enter into any such agreement or commitment.

     (b) Signature has approved the Amendment of the Rights Agreement as set forth on Exhibit B. The term "Rights" means a stock purchase right entitling the holder thereof the right to purchase one hundredth of one share of Signature Non-cumulative Preferred Stock, Series One, without par value ("Signature Series One Preferred Stock") at an initial exercise price of $40 per one-hundredth of one share, subject to adjustment. The "Rights Agreement" is the agreement that provides said stock purchase rights to the holders of Signature Common Stock. The Company has executed the Amendment to the Rights Agreement and has taken all other action, if any, necessary (so long as this Agreement has not been terminated) to (i) render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Jameson nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) and
  (z) a Stock Acquisition Date or an Exercisability Date (as defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement. Upon consummation of the Merger, the Rights will be canceled and shall cease to exist and none of the Persons who owned Signature Common Stock, Signature Preferred Stock or any associated Rights will have any rights, claims or interests thereunder or with respect thereto.

   2.04. Absence of Certain Changes or Events. Except as has occurred in the ordinary course of business consistent with prior practices and custom or as disclosed in Schedule 2.04, since September 30, 1998, neither Signature nor any Signature Subsidiary has (i) borrowed, or agreed to borrow, funds, (ii) incurred or become subject to, or agreed to incur or become subject to, any material obligation or liability, contingent or otherwise, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of its business, (iii) discharged or satisfied any material lien, charge or encumbrance or paid any material obligation or liability, contingent or otherwise, other than current liabilities shown in the Interim Balance Sheet, current liabilities incurred since September 30, 1998 in the ordinary course of its business and prepayments of obligations in accordance with normal and customary past practices, (iv) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, except for the cumulative dividends which accrued and became payable under the terms of the Signature Preferred Stock, (v) mortgaged, pledged or subjected to lien, charge or other encumbrance, or agreed so to do, any of the assets material to the operation of its business, tangible or intangible, (vi) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its assets or properties, (vii) canceled or compromised any debt or claim, except for immaterial adjustments made in the ordinary course of business, or waived or released any rights, regardless of whether in the ordinary course of business, which, in the aggregate, are material, (viii) entered into any material transaction, contract or commitment, (ix) declared, set aside, or made any payment to its executives, board members, employees or any other person either in contemplation of this Agreement or otherwise in the form of a bonus or other form of incentive or other nonrecurring compensation,
(x) increased, or agreed to increase, the monthly rate of compensation payable or to become payable by it to any of its officers, directors or other key management employees over the rate being paid to them or accrued for at September 30, 1998, (xi) increased, or agreed to increase, the rate of compensation payable or to become payable by it to any of its employees (other than officers, directors and other key management employees) over the rate being paid to them or accrued for at September 30, 1998, or other than in accordance with its established procedures for annual or other periodic reviews and increments, (xii) made or permitted, or agreed to make or permit, any amendment or termination of any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets are bound, (xiii) made, or agreed to make, any accrual or arrangement for or payment of bonuses or special compensation in excess of $25,000 of any kind to any employee (or $100,000 in the aggregate for all employees), (xiv) directly or indirectly paid, or agreed to pay, any severance or termination pay to any employee in excess of $10,000 (or $50,000 in the aggregate for all employees) which was not accrued for at September 30, 1998, (xv) made, or agreed to make, any changes in its accounting methods or practices, (xvi) made capital expenditures which, in the aggregate, exceed $100,000, or, entered into any commitment therefor, or (xvii) experienced any material adverse change in its financial condition, assets, liabilities, earnings or business.

   2.05. Signature SEC Reports. Signature has delivered or made available to Jameson (i) each registration statement, report on Form 8-K, proxy statement or information statement prepared by it since January 1, 1996, (ii) Annual Reports on Form 10-KSB for the years ended December 31, 1997, December 31, 1996, and December 31, 1995 and (iii) the Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, June 30, and September 30, of 1996, 1997 and 1998, each in the form (including exhibits) filed with the Securities and Exchange Commission ("Commission") (collectively, the "Signature SEC Reports"). As of their respective dates, the Signature SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the Signature SEC Reports (including the related notes and schedules) fairly presents the financial position of Signature as of its date and each of the statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into the Signature SEC Reports (including the related notes and schedules) fairly presents the results of operations, stockholders' equity and cash flows, as the case may be, of Signature for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to Signature in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved except as noted therein. Other than the Signature SEC Reports, Signature has not filed any other definitive reports or statements with the Commission since January 1, 1996.

   2.06. Defaults. There exists no event of default by Signature or any Signature Subsidiary under the terms of its Articles of Incorporation, as amended, or Bylaws, as amended. In addition, there exists no event of default or breach by Signature or any Signature Subsidiary, to the Knowledge of Signature, or SEC by any other party which has occurred under the terms of any contract, agreement, document, lease, commitment, mortgage, loan, note, license, franchise, permit, authorization, concession, order, law, rule or regulation, which violation could reasonably be expected to have a Material Adverse Effect on Signature or any such Subsidiary or its properties or operations, and no event has occurred that is, or which with notice or lapse of time or both would constitute, such a default or breach.

   2.07. Tax Matters.

     (a) Except as provided in Schedule 2.07, (a) all (i) returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Signature or the business operations of Signature have been or will be duly and timely filed, (ii) items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, and (iv) withholding Tax requirements imposed on or with respect to Signature have been or will be satisfied in full in all respects. In addition, no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, occupancy, hospitality, transfer or excise Tax, or any other Tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity. Signature's Tax Returns have included all of the corporate Signature Subsidiaries on a consolidated basis.

     (b) To the extent related to federal or state income taxes, all Tax Returns of or with respect to Signature have been examined by the applicable Governmental Entity, or the applicable statute of limitations has expired, for all periods up to and including the periods set forth in
  Schedule 2.07.

     (c) There is no claim against Signature for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Signature.

     (d) Except as set forth in Schedule 2.07, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Signature or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Signature.

     (e) The total amounts set up as a reserve for current and prior tax liabilities, excluding any amounts recorded as deferred tax liabilities, in the Interim Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to Signature and its business and properties up to and through taxable periods ending on or before the Closing Date.

     (f) Signature is not a party to any Tax allocation or sharing agreement and no payments are due or will become due by Signature pursuant to any such agreement or arrangement.

     (g) Except as set forth in Schedule 2.07, none of the property of Signature is held in an arrangement that could be classified as a partnership for Tax purposes.

     (h) The final Tax Returns for all of the Dissolved Signature Partnerships have been filed with the appropriate Governmental Entities and all reports and notices required to be provided to the partners thereof have been so provided. There have been no claims, notices or other correspondence or communication received from any Governmental Entity regarding audits, assessments, or other actions that might be taken in respect of such Tax Returns or the information and data contained therein.

     (i) As of December 31, 1998, Signature has (and at the Effective Time of the Merger it will have) no consolidated deferred intercompany income or gains as defined under Internal Revenue Code Section 1502 and Regulations
  Section 1.1502-13 ( "Deferred Intercompany Gains").

   2.08. Trademarks, Copyrights, Etc.

     (a) Signature and its Subsidiaries own or have the right to use all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights ("Intellectual Property"), as set forth in Schedule 2.08, as are necessary in connection with the business of Signature and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Signature.

     (b) There have not been asserted against Signature any claims that any product, activity, name, mark, design or operation of Signature infringes upon or involves, or had resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened which challenge the rights of Signature with respect thereto, in each case, which would have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature.

   2.09. Title to Properties: Absence of Liens and Encumbrances: Leases, etc. Signature and its Subsidiaries own, and have good, valid and marketable title to, the assets purported to be owned by them and which are material to the conduct of the business of Signature and for such purpose each hotel property owned by Signature or its Affiliates (a "Signature Property") shall be deemed to be material. Except as set forth in Schedule 2.09 hereto, such assets are owned by Signature free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership ("Encumbrance"), except for (i) any lien for current taxes not yet due and payable and (ii) liens that have arisen in the ordinary course of business and that do not materially detract from the value of the assets subject thereto or materially impair the use or operation of such assets or the business, operations or affairs of of Signature or any of its Subsidiaries. The material items of equipment and tangible assets owned by or leased to Signature and its Subsidiaries are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear excepted). Except as set forth in Schedule 2.09 hereto, all of the real property owned or leased by Signature and its Subsidiaries was disclosed in Signature's annual report on Form 10-KSB for the year ended December 31, 1997, which was filed with the SEC. Valid policies of title insurance have been issued insuring Signature's or any of its Subsidiaries' title to the Signature Properties owned in fee in amounts at least equal to the purchase price or construction cost thereof (whichever is applicable), subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy. Any material certificate, permit or license from any governmental authority having jurisdiction over any Signature Property and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Signature Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress, which Signature has rights to, to and from any of the Signature Properties which are currently occupied and are material to the operation of the property has been obtained and is in full force and effect. Signature is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Signature Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a Material Adverse Effect on Signature or any of its Subsidiaries. To the Knowledge of Signature, (A) there are no material structural defects relating to Signature Properties, (B) there are no Signature Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Signature Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration to any Signature Property is underway or for which contracts have been entered into the cost of which exceeds $50,000, except in each case, as set forth in Schedule 2.09. Neither Signature nor any of its Subsidiaries has received any written notice to the effect that (x) any condemnations or material rezoning proceedings are pending or threatened with respect to any of the Signature Properties where the fair market value of the object of such proceedings exceeds $100,000 or (y) any zoning, building or similar law, code, ordinance or regulation is or will be violated in any material respect by Signature or its Subsidiaries by the continued maintenance, operation, or use of any buildings or other improvements on any of the Signature Properties as currently maintained, used or operated by Signature or its Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant Signature Property. All work to be performed, payments to be made and actions to be taken by Signature or any of its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Signature Properties has been performed, paid or taken, as the case may be, in all material respects, and Signature is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

   2.10. Employee Benefit Plans.

     (a) Employee Welfare Benefit Plans. Schedule 2.10 lists each and every "employee welfare benefit plan" (as defined in Section 3(1) of Employee Retirement Income Security Act ("ERISA")) maintained at any time since January 1, 1990 by Signature or any corporation or other trade or business aggregated with Signature for treatment as a single employer under Section 414(t) of the Internal Revenue Code of 1986, as amended ("Code") or Section 3(40)(B), 4001(a)(14) or 4001(b) of ERISA), either currently or at any time since January 1, 1990 with Signature (hereafter "Affiliate"), or to which Signature or any affiliate contributes, is required to contribute or has contributed, including any such type of plan established, maintained or contributed to under the laws of any foreign country (such plans being hereinafter collectively referred to as the "Employee Welfare Benefit Plans") for employees or former employees of Signature, and Signature has prior to the date of this Agreement delivered to Jameson true and complete copies of each and every Employee Welfare Benefit Plan together with all documents or instruments establishing or constituting any related trust or other funding instrument.

     (b) Employee Pension Benefit Plans.

       (i) Schedule 2.10 lists each and every "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained at any time since January 1, 1990 by Signature or any Affiliate, or to which Signature or any Affiliate contributes, is required to contribute or has contributed, including any multiemployer pension plans (as defined in either Section 3(37) or Section 4001(a) (3) of ERISA) and including any such type of plan established, maintained or contributed to under the laws of any foreign country (such employee benefit plans being hereinafter collectively referred to as the "Employee Pension Benefit Plans") for employees or former employees of Signature, and Signature has prior to the date of this Agreement delivered to Jameson true and complete copies of each and every such Employee Pension Benefit Plan together with such copies of all documents or instruments establishing or constituting any related trust or other funding instruments.

       (ii) Concerning each Employee Pension Benefit Plan that is in whole or in part an "individual account plan" (as defined in Section 3(34) of ERISA), there is set forth in Schedule 2.10, (A) the amount of any Signature unpaid liability for contributions due with respect to each such Employee Pension Benefit Plan for periods up to the date hereof and (B) the amount of any contribution expected to be accrued or paid with respect to such Employee Pension Benefit Plan for the current plan year; with respect to any such Employee Pension Benefit Plan, no such plan has been terminated or partially terminated and no assets of any such plan have been used or employed in a manner so as to subject them to an excise Tax imposed under Section 4980 of the Code; and each such Employee Pension Benefit Plan permits termination thereof.

       (iii) From and after July 1, 1974, neither Signature nor any Affiliate (including entities that were, but are no longer, Affiliates) has contributed to, been required to contribute to or maintained any Employee Pension Benefit Plan subject to Title IV of ERISA.

     (c) ERISA, Code and Other Laws Compliance. Signature has established and maintained all Employee Pension Benefit Plans and Employee Welfare Benefit Plans and any related trust agreements or any other documents relating to the administration or funding of such plans in all material respects in compliance with the provisions of ERISA, the Code, and any other applicable laws; and favorable determinations as to the qualification under the Code of each of the Employee Pension Benefit Plans (and each amendment thereto) have been made by the Internal Revenue Service ("IRS"), except as to amendments with respect to legislation enacted after the Tax Reform Act of 1986 and other recent changes in applicable statutes and regulations or as set forth on Schedule 2.10 hereof. Each voluntary employees' beneficiary association (or so-called "VEBA Trust") maintained by Signature or any Affiliate is intended to satisfy the requirements of Section 501(c) (9) of the Code and satisfies such provisions in all material respects. Each Employee Pension Benefit Plan is intended to satisfy the requirements of
  Section 401(a) and 501(a) of the Code and satisfies such provisions in all material respects. No benefits provided or to be provided under an Employee Welfare Benefit Plan will result in the imposition of excise Taxes under
  Section 4976 of the Code. No Employee Welfare Benefit Plan has or will have been deemed unrelated business income under Section 512(a)(3) of the Code.

     (d) Administration of Plans. Except as set forth in Schedule 2.10, the administration of all Employee Pension Benefit Plans and all Employee Welfare Benefit Plans and any trusts relating to such plans has been consistent with and in compliance in all material respects with applicable requirements of the Code, ERISA and any other applicable law, including, without limitation, compliance on a timely basis with all requirements for reporting and disclosure concerning each Employee Welfare Benefit Plan and Employee Pension Benefit Plan, and all notices and coverages required under Parts 6 and 7 of Title I of ERISA. None of the exceptions set forth in
  Schedule 2.10 will adversely affect the deductibility of the contributions made by Signature for Tax purposes.

     (e) Prohibited Transactions and Fiduciary Matters. To the Knowledge of Signature, neither Signature, any Affiliate nor any plan fiduciary of any Employee Pension Benefit Plan or Employee Welfare Benefit Plan has (i) since January 1, 1990, engaged in any transaction or acted or failed to act in a manner which violates Section 404 or 406 of ERISA nor engaged in any "prohibited transaction" (as defined in Section 4975(c) (1) of the Code or Section 406 of ERISA) for which there exists neither a statutory nor regulatory exemption and which results in material liability, or (ii) acted or failed to act in any manner which violates Section 404 of ERISA and results in material liability to Signature, any Affiliate or any such plan.

     (f) Other Employee Benefit Arrangements. Signature has delivered to Jameson copies of each and every other personnel policy, stock option plan, nonqualified deferred compensation plan, collective bargaining agreement, bonus, incentive award, fringe benefit, disability or sick pay, vacation pay, severance pay, consulting agreement or any other employee benefit plan, agreement, arrangement or understanding which Signature or any Affiliate maintains or has maintained at any time since January 1, 1990, or to which Signature or any Affiliate contributes, is required to contribute or has contributed and which is not required under Section 3.12 (a) or (b) above to be listed in Schedule 2.10 (including with respect to any plans that are unwritten, a written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Signature).

     (g) Other Plan Documents: Reports. True and complete copies of each plan, agreement, arrangement or understanding referred to in Section 2.10(f), the most recent determination letter issued by the IRS with respect to each Employee Pension Benefit Plan, annual reports on Form 5500 required to be filed with any governmental agency for each Employee Welfare Benefit Plan and each Employee Pension Benefit Plan for the six most recent plan years for which such filings are due prior to the date of this Agreement have been delivered by Signature to Jameson.

     (h) Validity of Plans. All Employee Welfare Benefit Plans, Employee Pension Benefit Plans, related trust agreements and any other related documents, and all plans, agreements, arrangements and understandings referred to in Section 2.10(f) are legally valid and binding and in full force and effect and Signature is not in default under any of the provisions of any such plans or arrangements.

     (i) Claims and Litigation. (i) Signature has no Knowledge of any threatened or pending claims, suits or other proceedings by any of Signature's or its Affiliates' employees, former employees, plan participants, beneficiaries or spouses of any of the above involving any employee benefit plan described in Section 2.10 or any rights or benefits under any employee benefit plan described in Section 2.10 other than ordinary and usual claims for benefits by participants or beneficiaries,
  (ii) to Signature's Knowledge, neither Signature nor any of its Affiliates nor any of their directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for an act or for a failure to act in connection with either the administration or investment of assets of such plans or the transactions contemplated by this Agreement, and (iii) there is no pending or, to Signature's Knowledge, threatened audit, legal action or proceeding or investigation against or involving any employee benefit plan described in Section 2.11 and Signature has no Knowledge of facts or circumstances which could reasonably constitute the basis for any such audit, legal action, proceeding or investigation.

     (j) No Union Contracts. Neither Signature nor any Affiliate is now nor has it ever been a party to any agreement with, and no employees are or have been represented by, any union or collective bargaining unit.

     (k) Certain Severance Arrangements. Signature is not a party to or obligated under any agreement, plan, contract or other arrangement pursuant to which Signature or any Affiliate or Jameson is or might be required to make payments that would not be deductible or capitalizable for federal income Tax purposes by reason of the application of Section 280G of the Code.

     (l) Certain Liabilities. The aggregate amount of liabilities of Signature in connection with any written or oral plans, contracts, agreements or other arrangements described in this Section 2.10 is set forth on Schedule 2.10, and Schedule 2.10 sets forth the calculation of such aggregate liability including a statement of the specific liabilities of Signature and its Affiliates with respect to each of such plans, contracts, agreements or other arrangements.

     (m) Plans May Be Terminated. Each and every employee benefit plan, practice, arrangement or understanding and each and every Signature personnel or payroll practice described in this Section 2.10 may be terminated by Jameson in its sole discretion at any time after the Effective Time of the Merger without any liability to any of Jameson, Signature or its Affiliates to any person, entity or government agency for any conduct or practice of Signature which occurred prior to the Effective Time of the Merger except for liabilities to and the rights of employees thereunder accrued prior to the Effective Time of the Merger.

   2.11. Litigation. Except as described in the Signature SEC Reports or set forth on Schedule 2.11,

     (a) there is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator, now pending or, to the Knowledge of Signature, threatened against, relating to or affecting Signature or any Signature Subsidiary or its assets, properties or business which questions the validity of this Agreement or affects the transactions contemplated herein; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry; and

     (b) neither Signature nor any of its officers, directors or employees has been permanently or temporarily enjoined or prohibited by order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association, or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by Signature; and

     (c) there is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting Signature from taking, or requiring Signature to take, any action of any kind or to which Signature or any of its business, or any of the properties or assets material to the operations of such business, are subject or bound; and

     (d) Signature is not in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator.

   2.12. Insurance. The insurance coverage maintained by Signature at the date of this Agreement is in the judgment of Signature adequate in scope and amount in view of the properties owned and operations carried on by it. Signature has complied in all material respects with the provisions of all such policies.
Schedule 2.12 lists each of the insurance policies issued to Signature or any Signature Subsidiary providing coverage for Signature, its Subsidiaries or any of their respective directors, officers, employees, agents or other representatives, for property damage, liability, workers' compensation, employers' liability, casualty, auto, executive or key man life, officer and director liability, fiduciary liability, business interruption, and any other coverage deemed by Signature to be material to its operations, assets or personnel. Such Schedule 2.12 sets forth the coverage of each of such policies and the limits of such coverage.

   2.13. Brokers and Finders. No person other than McDonald & Company has acted on behalf of Signature in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by it without the intervention of any other person acting on behalf of Signature in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against Jameson or Signature.

   2.14. Compliance with Laws. Except as described in the Signature SEC Reports or Schedule 2.14 hereto;

     (a) Signature is in compliance in all material respects with all orders, judgments, writs, injunctions, determinations, awards, decrees, laws, statutes, rules or regulations ("Legal Requirements") applicable to any of its properties or assets and/or the ownership, operation and use thereof, and Signature has not received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of its business, the existence or enforcement of which would have a Material Adverse Effect on Jameson's ability to operate them on the same basis as currently conducted and operated or which would require the payment of material refunds, fines, penalties or restitution in respect of matters occurring prior to the Effective Time of the Merger, including, without limitation, any Legal Requirement relating to (i) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions or working conditions, (ii) air, water, noise, odor or solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof), (iii) health and safety, (iv) zoning, (v) the production, processing, advertising, sales or warranty of products or services of its business or (vi) trade or antitrust regulations.

     (b) Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 2.14 hereto, (i) the properties, assets and operations of Signature and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively,"Environmental Laws"), except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on Signature; and (ii) with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, as of the date hereof and at the Effective Time, there are no past, present or, to the Knowledge of Signature, reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Signature or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on Signature.

     (c) (i) Signature and its Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Signature or any Signature Subsidiary; (ii) Signature and its Subsidiaries have not reported to any Governmental Entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Signature, and (iii) as of the date hereof and at the Effective Time of the Merger, Signature has no Knowledge of any pending, threatened or reasonably anticipated claims or liabilities under CERCLA, 42 U.S.C. sec. 9601 et seq., RCRA, 42 U.S.C. sec.6901 et seq., or equivalent state law provisions and no Knowledge that any current or former property, asset or operation is identified or currently proposed for the National Priorities List at 40 CFR sec. 300, Appendix B, or the CERCLIS or equivalent state lists or hazardous substances release sites.

     (d) All sales by Signature of securities of Signature were at all relevant times duly registered under or effected in a manner which was exempt from the registration requirements of the 1933 Act and all applicable state securities or blue sky laws.

     (e) All sales by any of the Dissolved Signature Partnerships and the Signature Partnership of limited partnership interests and any other securities of such Partnerships were at all relevant times duly registered under or effected in a manner which was exempt from the registration requirements of the 1933 Act and all applicable state securities or blue sky laws.

   2.15. Information Supplied. None of the information supplied or to be supplied by the Signature for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Jameson in connection with the Merger (such registration statement, together with any amendments or supplements thereto, the "Registration Statement") and (b) the Proxy Statement (as defined below) to be filed with the SEC by Signature and Jameson (such proxy statement, together with any amendments or supplements thereto, the "Proxy Statement") will, at the time their filing with the SEC, or at any time of their amending or supplementation, or at the time they become effective under the Securities Act or at the time the Proxy Statement is mailed to the Signature stockholders and the Jameson stockholders, as the case may be, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF JAMESON

        Jameson hereby represents and warrants to Signature as follows:

   3.01. Organization, Good Standing, Power, Etc. Jameson and each Jameson Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority and all licenses, permits, certificates, determinations, authorizations and franchises to own, operate and lease its respective properties and assets and to carry on its respective businesses as now being conducted. Jameson and each Jameson Subsidiary, is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business require such qualification, except where the failure so to qualify would not have a Material Adverse Effect on the business, financial condition or properties of Jameson and the Jameson Subsidiaries taken as a whole. Jameson has furnished to Signature true, correct and complete copies of its Articles of Incorporation and By-laws, in each case as amended and supplemented to the date hereof.

   3.02. Authorization of Agreement. Etc.

     (a) Jameson has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Jameson and the consummation by Jameson of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Jameson, subject only, with respect to the Merger, to the approval of holders of a simple majority of the issued and outstanding shares of the Jameson Common Stock present and entitled to vote Jameson Stockholder Meeting. This Agreement has been duly executed and delivered by Jameson and constitutes the legal, valid and binding obligation of Jameson, enforceable against Jameson in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Neither the execution and delivery of this Agreement by Jameson, nor, assuming the approval of holders of at least a majority of the issued and outstanding shares of Jameson Common Stock, the consummation of the transactions contemplated hereby to be performed by Jameson, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of Jameson or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon Jameson or any Jameson Subsidiary or any of their respective properties, except where such violations or conflicts would not in the aggregate have a Material Adverse Effect on the business, financial condition or properties of Jameson or any Jameson Subsidiary taken as a whole or on the ability of Jameson to consummate the transactions contemplated hereby and except for violations that will be cured, waived or terminated prior to the Effective Time of the Merger.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Jameson will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Jameson is a party or by which it or any of its respective properties is bound or affected, or pursuant to which Jameson has guaranteed the indebtedness or preferred stock of any person or entity or (ii) any lease, license, tariff, contract or other agreement or instrument to which Jameson is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults, rights, losses or penalties that in the aggregate do not have any Material Adverse Effect on the business, financial condition, or properties of Jameson or any Jameson Subsidiary or on the ability of Jameson to consummate the transactions contemplated hereby or for which Jameson will have obtained required consents, waivers or releases prior to the Effective Time of the Merger.

     (d) Neither the execution and delivery by Jameson of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Jameson will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned by Jameson or any Jameson Subsidiary, except where such would not in the aggregate have a Material Adverse Effect on the business, financial condition, or properties of Jameson or any Subsidiary or on the ability of Jameson to consummate the transactions contemplated hereby.

     (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Jameson or any Jameson Subsidiary in connection with the execution and delivery of this Agreement by Jameson or the consummation by Jameson of the transactions contemplated hereby, other than (i) in connection or compliance with any applicable provisions of Georgia Law, Indiana Law, the 1933 Act and the 1934 Act and any applicable state securities laws or regulations, and (ii) such filings or registrations which, if not made, and such authorizations, consents or approvals which, if not received, would not have any Material Adverse Effect on the business, financial condition, or properties of Jameson or any Jameson subsidiary or on the ability of Jameson to consummate the transactions contemplated hereby.

     (f) Jameson and each Jameson Subsidiary has made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its business, except for those which the failure to have does not have a Material Adverse Effect on the business, properties, financial condition or results of operations of Jameson and its Subsidiaries, taken as a whole. All such registrations, filings and submissions with any Governmental Entity relating to the operations of Jameson or any Jameson Subsidiary were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such authority with respect to such registrations, filing or submissions.

   3.03. Tax Matters. Except as provided in Schedule 3.03,

     (a) all (i) Tax Returns of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Jameson or the business operations of Jameson have been or will be duly and timely filed, (ii) items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, and (iv) withholding Tax requirements imposed on or with respect to Jameson have been or will be satisfied in full in all respects. In addition, no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. Jameson's Tax Returns have included all of the Jameson Subsidiaries on a consolidated basis.

     (b) There is no claim against Jameson for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Jameson.

     (c) Except as set forth in Schedule 3.03 there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Jameson or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Jameson.

     (d) Jameson is not a party to any Tax allocation or sharing agreement and no payments are due or will become due by Jameson pursuant to any such agreement or arrangement.

     (e) Jameson is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under Sections 856 through 860 of the Code, has duly elected to be taxed as a REIT commencing with the taxable year ending December 31, 1994, and such election has not been terminated or revoked.

     (f) Jameson is operated in such a manner that it continues to qualify as a REIT and is taxed as a REIT.

     (g) Each Jameson Subsidiary constitutes a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

     (h) Jameson has not received any net income from prohibited transactions within the meaning of Section 852(b)(6)(B) of the Code.

   3.04. Capitalization. The authorized capital stock of Jameson consists of 40,000,000 shares of common stock, par value $.10 per share ("Jameson Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share. On the date of this Agreement, there were 9,857,731 shares of Jameson Common Stock and 1,200,000 shares of its 9.25% Series A Cumulative Preferred Stock ("Jameson Series A Preferred Stock") issued and outstanding. All the outstanding shares of Jameson Common Stock and Jameson Series A Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, or issued in violation of, any preemptive rights. Except for (i) outstanding employee and director stock options (which at the date of this Agreement covered 848,114 shares of Jameson Common Stock), (ii) 72,727 shares of Jameson Series A Preferred Stock to be issued to Thomas K. Kitchin and Judith Kitchin in connection with the acquisition by Jameson of the outdoor advertising assets of Jameson Hospitalility LLC, and (iii) rights under the Jameson dividend reinvestment plan, there are no shares of capital stock of Jameson authorized or outstanding, and there are no subscriptions, options to purchase shares of the capital stock of Jameson, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating Jameson to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities or interests of Jameson or obligating Jameson to grant, extend or enter into any such agreement or commitment.

   3.05. Issuance of Jameson Common Stock and Jameson Series S Preferred
Stock. As and when required by the terms of this Agreement and the Merger Agreement and subject to the terms and conditions hereof, Jameson shall issue and deliver the shares of Jameson Common Stock and Jameson $1.70 Cumulative Convertible Preferred Stock; Series S (the "Jameson Series S Preferred Stock") to be issued and delivered in accordance with this Agreement and the Merger Agreement. Such shares have been duly authorized and, when issued in accordance with this Agreement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

   3.06. No Material Adverse Change. Since September 30, 1998, there has been no material adverse change in the business, properties, financial condition or results of operations of Jameson and the consolidated Jameson Subsidiaries taken as a whole.

   3.07. Brokers and Finders. No person other than Robinson-Humphrey Company, L.L.C. has acted on behalf of Jameson or any Jameson subsidiary in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by such parties without intervention of any person acting on behalf of either Jameson or any Jameson subsidiary, in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or any other like payment against Jameson, any Jameson Subsidiary, or the stockholders of Jameson.

   3.08. Jameson SEC Reports. Jameson has delivered to Signature (i) each registration statement, report on Form 8-K, proxy statement or information statement prepared by it since January 1, 1996, (ii) Jameson's Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, and 1995 and (iii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996, 1997 and 1998, each in the form (including exhibits) filed with the Commission (collectively, the "Jameson SEC Reports"). As of their respective dates, the Jameson SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Jameson SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Jameson and its subsidiaries as of its date and each of the consolidated statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into the Jameson SEC Reports (including any related notes and schedules) fairly presents the results of operations, stockholders' equity and cash flows, of Jameson and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to Jameson and its subsidiaries taken as a whole in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Jameson SEC Reports, Jameson has not filed any other definitive reports or statements with the SEC since January 1, 1996.

   3.09. Litigation. Except as described in the Jameson SEC Reports or Schedule 3.09,

     (a) there is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator, now pending or, to the Knowledge of Jameson, threatened against, relating to or affecting Jameson or any Jameson Subsidiary or its assets, properties or business which questions the validity of this Agreement or affects the transactions contemplated herein; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry; and

     (b) neither Jameson nor any of its officers, directors or employees has been permanently or temporarily enjoined or prohibited by order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association, or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by Jameson; and

     (c) there is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting Jameson from taking, or requiring Jameson to take, any action of any kind or to which Jameson or any of its business, or any of the properties or assets material to the operations of such business, are subject or bound; and

     (d) Jameson is not in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator.

   3.10. Compliance with Laws. Except as described in the Jameson SEC Reports or Schedule 3.10 hereto;

     (a) Jameson is in compliance in all material respects with Legal Requirements applicable to any of its properties or assets and/or the ownership, operation and use thereof, and Jameson has not received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of its business, the existence or enforcement of which would have a Material Adverse Effect on Jameson's ability to operate them on the same basis as currently conducted and operated or which would require the payment of refunds, fines, penalties or restitution in respect of matters occurring prior to the Effective Time of the Merger, including, without limitation, any Legal Requirement relating to (i) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions or working conditions, (ii) air, water, noise, odor or solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof), (iii) health and safety, (iv) zoning, (v) the production, processing, advertising, sales or warranty of products or services of its business or (vi) trade or antitrust regulations.

     (b) Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 3.10 hereto, (i) the properties, assets and operations of Jameson and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except for any violation that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on Jameson; and
  (ii) with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, as of the date hereof and at the Effective Time, there are no past, present or, to the Knowledge of Jameson, reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Jameson or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on Jameson.

     (c) (i) Jameson and its Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Jameson or any Jameson Subsidiary; (ii) Jameson and its Subsidiaries have not reported to any Governmental Entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Jameson, and (iii) as of the date hereof and at the Effective Time of the Merger, Jameson has no Knowledge of any pending, threatened or anticipated claims or liabilities under CERCLA, 42 U.S.C. sec. 9601 et seq., RCRA, 42 U.S.C. sec. 6901 et seq., or equivalent state law provisions and no Knowledge that any current or former property, asset or operation is identified or currently proposed for the National Priorities List at 40 CFR sec. 300, Appendix B, or the CERCLIS or equivalent state lists or hazardous substances release sites.

   3.11. Information Supplied. None of the information supplied or to be supplied by the Jameson for inclusion or incorporation by reference in (a) the Registration Statement and (b) the Proxy Statement will, at the time their filing with the SEC, or at any time of their amending or supplementation, or at the time they become effective under the Securities Act or at the time the Proxy Statement is mailed to the Jameson stockholders and the Signature stockholders, as the case may be, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV

                             COVENANTS OF SIGNATURE

   Signature covenants and agrees with Jameson that, at all times prior to the Effective Time of the Merger, Signature at its expense will comply with all covenants and provisions of this Article IV, except to the extent Jameson may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

   4.01. Approvals. Signature will (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of Signature to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as Jameson or such authorities may reasonably request, and (iii) cooperate with Jameson in obtaining, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities required of Jameson to consummate the transactions contemplated hereby.

   4.02. Investigation by Jameson. Signature will provide Jameson, its counsel, accountants, actuaries and other representatives with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of Signature, and will furnish Jameson and such other persons during such period with all such other information and data concerning the business, operations and affairs of Signature or the transactions contemplated hereby as Jameson or any of such other persons reasonably may request.

   4.03. No Solicitation.

     (a) Except as may be required pursuant to this Agreement, Signature shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of Signature or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any Takeover Proposal, (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding or furnish to any person any information with respect to Signature's business, properties or assets, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if prior to the Signature Stockholder Meeting (as defined in Section 4.14), Signature shall have received an unsolicited written Takeover Proposal, which offer appears in the good faith determination of the Signature Board of Directors, based on the advice of Signature's outside counsel and financial advisors, to be a "Superior Proposal" (as defined below) and which Signature's Board of Directors is legally obligated to consider by principles of fiduciary duty to stockholders under applicable law, the foregoing restrictions shall not apply to such proposal. For all purposes of this Agreement, "Takeover Proposal" means any proposal, other than a proposal by Jameson or an affiliate of Jameson, for a merger, consolidation, share exchange, business combination or other similar transaction involving Signature or any of its Significant Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of Signature), other than a proposal or offer by Jameson or an affiliate of Jameson (i) to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of, Signature or any of its Significant Subsidiaries or (ii) to acquire or lease in any manner, directly or indirectly, any property, business or other assets that, individually or in the aggregate, would satisfy any of the tests for a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC. Signature immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. As used herein, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b) Neither the Board of Directors of Signature nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Jameson, the approval or recommendation by the Board of Directors of Signature or any such committee of this Agreement, any of the transactions contemplated by this Agreement, or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or
  (iii) take action to render the Rights inapplicable to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Signature, to the extent required by the fiduciary obligations thereof, as determined by the advice of Henderson, Daily, Withrow & DeVoe or Bass, Berry & Sims, PLC, or other legal counsel to Signature reasonably acceptable to Jameson, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal. If, prior to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Signature, Signature's Board of Directors determines in good faith, after it has received a Superior Proposal (as defined below) and after it has received advice from such outside counsel that the failure to do so would result in a reasonable possibility that Signature's Board of Directors would breach its fiduciary duty under applicable law, Signature shall (i) notify Jameson in writing that it intends to accept a Superior Proposal and enter into such a binding, written agreement with respect to the transaction contemplated thereby, and (ii) attach the most current version of such agreement or a full and complete summary of the terms thereof to such notice. Jameson shall have the opportunity, within five calendar days of receipt of Signature's written notice, to make an offer that the Board of Directors of Signature determines, in good faith after consultation with its financial advisors and outside counsel, is at least as favorable, from a financial point of view, to the stockholders of Signature as the Superior Proposal. Signature agrees that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth calendar day after it has provided the notice to Jameson required thereby and to notify Jameson promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification. For all purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire Signature pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which, the Board of Directors of Signature determines, based on the advice of McDonald & Company and in light of all relevant circumstances (including the apparent likelihood of such third party being able to obtain any financing that it may require to consummate the proposed transaction), are financially superior to those provided for in the Merger. If, to the extent permitted by this Section 4.3(b), the Board of Directors of Signature approves or recommends a Superior Proposal, Signature may take appropriate action to render the Rights inapplicable to such Superior Proposal.

     (c) Each of John D. Bontreger, Mark D. Carney, Bo L. Hagood, David R. Miller, Stephen M. Huse, George A. Morton, Richard L. Russell and William
  S. Watson, by such individual's execution of this Agreement, agrees, solely in his capacity as a stockholder of Signature, to vote all of the shares of capital stock of Signature owned by such individual at the date of this Agreement that have the power to vote in favor of the Merger; provided, however, that such individuals shall be free to vote their shares in their sole discretion if the Board of Directors of Signature terminates this Agreement in accordance with Section 9.01(f) hereof. Each of such stockholders represents, covenants and agrees for the benefit of Jameson that, until the earlier of the Effective Time of the Merger or the termination of this Agreement pursuant to Article IX hereof and subject to the foregoing provisions, he:

       (1) has the power, authority and legal capacity to execute and deliver this Agreement (only as applicable to this Section 4.03(c)) and perform his obligations under this Agreement;

       (2) is the sole beneficial owner of at least that number of shares of Signature Common Stock and/or Signature Preferred Stock indicated as owned by him in the Signature Proxy Statement used in connection with the solicitation of proxies for the Signature Annual Meeting of Stockholders held in 1998 and has the full and exclusive authority to enter into this Agreement and to vote his shares as contemplated hereby;

       (3) will not sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any of the Signature Common Stock or Signature Preferred Stock owned by him;

       (4) will not, other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of the Signature Common Stock or Signature Preferred Stock owned by him, deposit any of the Signature Common Stock or Signature Preferred Stock owned by him into a voting trust, enter into a voting agreement with respect to any of the Signature Common Stock or Signature Preferred Stock owned by him or otherwise restrict his ability to freely exercise all voting rights with respect to any of the Signature Common Stock or Signature Preferred Stock owned by him;

       (5) will not (i) cause Signature to take any action or (ii) consent to Signature taking any action prohibited by the Agreement;

       (6) will use his reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement; and

       (7) acknowledges that his agreement and commitment contained in this
    Section 4.03(c) are an integral part of the transactions contemplated by this Agreement, that damages may be an inadequate remedy for any breach by it of the provisions of this Agreement and that the obligations of the parties hereunder shall be specifically enforceable.

     (d) Signature shall promptly (but in any event within one day) advise Jameson orally and in writing of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal, including any request for information, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making such request, Takeover Proposal or inquiry. Signature will, to the extent reasonably practicable, keep Jameson fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     (e) Except to the extent reasonably required in connection with Signature's obligations under this Agreement, during the period from the date of this Agreement through the Effective Time of the Merger, Signature shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Signature or any of its Subsidiaries is a party (other than any involving Jameson) unless, in the written opinion of counsel to Signature, failure to take such action would violate the fiduciary obligations of the Board of Directors of Signature, under applicable law. During such period, Signature agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     (f) Nothing contained in this Section 4.03 shall prohibit Signature from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the 1934 Act or from making any disclosure to Signature's stockholders which, in the good faith judgment of the Board of Directors of Signature based on the written opinion of outside counsel, is required under applicable law.

   4.04. Conduct of Business. Signature will conduct its business only in the ordinary course and consistent with past practice and custom. Without limiting the generality of the foregoing:

     (a) Signature will use all reasonable efforts to (i) preserve intact Signature's present business organization, reputation and customer relations, (ii) preserve its relationships with customers, suppliers, licensors, lessors and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired to any material extent at the Effective Time of the Merger, (iii) keep available the services of Signature's present officers, employees, agents, consultants and other similar representatives, (iv) maintain all licenses, qualifications and authorizations of Signature to do business in each jurisdiction in which it is so licensed, qualified or authorized, (v) maintain all assets and properties of Signature in good working order and condition, ordinary wear and tear excepted and (vi) continue all current marketing activities relating to the business, operations or affairs of Signature.

     (b) Signature will cause the books and records of Signature to be maintained in the usual manner and consistent with past practice and custom and will not permit a material change in any operational, financial reporting or accounting practice or policy of Signature or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes.

     (c) Signature will (i) prepare properly and file duly, validly and timely all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to the business, operations or affairs of such corporation, and (ii) pay duly and fully all Taxes indicated by such Tax Returns or otherwise levied or assessed upon such corporation or any of its assets and properties, and withhold or collect and pay to the proper Taxing authorities or hold in separate bank accounts for such payment all Taxes that such corporation is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of such corporation and in accordance with generally accepted accounting principles consistently applied.

     (d) Signature will use all reasonable efforts to maintain in full force and effect until the Effective Time of the Merger substantially the same levels of coverage as the insurance afforded under the contracts in force as of the date of this Agreement.

     (e) Signature will comply, in all material respects, with all Legal Requirements applicable to its business, operations or affairs.

     (f) Except in the ordinary course of business consistent with past practice and custom, Signature will not, without the prior written consent of Jameson, (i) enter into or execute any contract, agreement, lease, indenture, note or other commitment; (ii) hire, terminate, promote, transfer, change the salary or other form of compensation of, grant any leave of absence to or change any policies of Signature or employment arrangements or agreements Signature may have with respect to any officers, directors or employees of Signature whose compensation from Signature in the last preceding year (12 months) exceeded $50,000 or increase the annual level of compensation of any other officer, director or employee of Signature; (iii) not create or establish any employee plans, policies or programs, except as required by law; (iv) amend, cancel, modify, alter or otherwise change the terms of any of its leases or other material agreements, arrangements, commitments, or other rights or obligations to which it may be entitled or subject; or (v) waive or relinquish any of its rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of its rights or obligations.

   Notwithstanding anything herein to the contrary, without the prior written consent of Jameson or except as otherwise required hereby, Signature will not
(i) enter into any real property lease or, directly or indirectly, terminate, modify, assign, release, relinquish or waive any material right of Signature under any existing real property lease or increase its obligations under real property leases, (ii) enter into any long-term (in excess of one year) material contract or other commitment involving an expenditure, commitment or obligation of Signature in excess of $50,000, (iii) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or which, in the aggregate, are in excess of $250,000 other than refurbishment expenses contemplated by Schedule 2.04; (iv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (a) consistent with past practice, of liabilities reflected or reserved against in, or contemplated by the most recent consolidated financial statements (or the notes thereto) of Signature included in the Signature SEC Documents, or (b) incurred in the ordinary course of business consistent with past practice; (v) settle or compromise any material federal, state, local or foreign Tax liability; or (vi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   4.05. No Charter Amendments. Signature will not amend or propose to amend its Articles of Incorporation, as amended, Bylaws or other charter or organizational documents or take any action with respect to any such amendment.

   4.06. No Issuance or Disposition of Securities. Signature will not (i) authorize or issue any shares of such corporation's capital stock or other equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities except pursuant to the exercise of options, warrants or other rights which are outstanding on the date of the Agreement and disclosed herein or the Schedules hereto, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, (iii) create or issue any options, warrants or rights to purchase any such convertible securities, (iv) pledge, assign, transfer or otherwise dispose of or encumber any shares of, or any options, warrants or rights to purchase any shares of, any equity securities of Signature, or (v) split, combine or reclassify any equity securities of Signature.

   4.07. No Dividends. Signature will not declare, set aside or pay any dividend or other distribution in respect of its capital stock or other equity securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of Signature's capital stock or other equity securities, or any interest in or right to acquire any such shares or other equity securities (other than (i) dividends declared and paid on the Signature Preferred Stock in the ordinary course of business and customary with past practice, and dividends and other distributions by direct or indirect wholly owned Subsidiaries, and (ii) extraordinary dividends declared and paid such that, in the opinion of Signature's independent accountants, the distribution is necessary to eliminate all current and anticipated earnings and profits of Signature prior to the Effective Time of the Merger so that Jameson may continue to qualify as a real estate investment trust under the Code from and after the Effective Time of the Merger).

   4.08. No Disposal of Property. Except as expressly provided in this Agreement and in a manner consistent with Section 4.03 hereof, Signature will not (i) dispose of or assign any of its assets or properties or permit any of its assets and properties to be subjected to any liens, easements, rights-of-way or other encumbrances except to the extent any such disposition or any such lien, easement, right-of-way or other encumbrance is made or incurred in the ordinary course of the business consistent with past practice and custom and is not material to the business, operations or assets of Signature or any of its Subsidiaries, or (ii) sell any material part of its operations or business to any third party.

   4.09. No Acquisitions. Signature will not (i) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (ii) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (iii) otherwise acquire control or ownership of any other person.

   4.10. No Breach or Default. Signature will not violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any contract to which Signature is a party or by which any of its assets are or may be bound and as to which such violation, breach or default, individually or in the aggregate, has or reasonably may be expected to have a Material Adverse Effect on the validity or enforceability against Signature of this Agreement or on the business, properties, financial condition or results of operations of Signature.

   4.11. No Indebtedness. Except in the ordinary course of business consistent with past practice and custom, Signature will not create, incur, assume, guarantee or otherwise become liable for (i) any debt, obligation or other liability for money borrowed, or (ii) any other debt, obligation or other liability. Signature will not cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to such corporation, except in the ordinary course of business consistent with past practice and custom.

   4.12. Payment of Liabilities. Signature will not delay or postpone beyond normal past practice and custom the payment of any material account payable or other debt, obligation or other liability.

   4.13. Employee Matters.

     (a) Continued Administration. Between the date of this Agreement and the Effective Time of the Merger, Signature agrees to employ its reasonable efforts to administer each and every employee benefit plan described in
  Section 2.10 in all material respects, or cause them to be so administered, in accordance with the provisions of the Code, ERISA, and any other applicable law.

     (b) No Changes to Plans: Funding. Except as specifically provided in this Agreement, between the date of this Agreement and the Effective Time of the Merger, Signature agrees not to amend or terminate, partially or completely, any employee benefit plan described in Section 2.10 without the prior written consent of Jameson.

     (c) Claims or Litigation. Signature agrees to notify Jameson in writing of receipt of any notice of audit, investigation or administrative proceeding by the IRS, Department of Labor, Pension Benefit Guaranty Corporation ("PBGC") or other Governmental Entity, involving any employee benefit plan described in Section 2.10, or of any action or claim by any person under any employee benefit plan described in Section 2.10 other than ordinary and usual claims for benefits by participants or beneficiaries, and promptly furnish to Jameson a copy of any such written notice.

     (d) Other Employee Benefit Plans or Arrangements. Signature agrees that the coverage of any employee of Signature who remains an employee of Signature from and after the Effective Time of the Merger under any Employee Welfare Benefit Plan or any other employee benefit plan described in Section 2.10 may be terminated or continued for the benefit of such employees on or after the Effective Time of the Merger at the sole discretion of Jameson. No such employee of Signature shall be entitled to benefits under any such employee benefit plan from and after the Effective Time of the Merger except to the extent that either (i) such benefits are expressly provided under the terms of said plan such as the continuation of benefits or payment of earned but unpaid benefits in the event of termination of coverage or (ii) Jameson and/or Signature elects to continue coverage from and after the Effective Time of the Merger under a particular plan.

     (e) Employee Benefit Plans. Prior to the Closing, Signature shall cause each of the plans listed on Schedule 2.10, if and to the extent that Jameson and Signature have mutually agreed, to be terminated (i) in a manner such that Signature has no further obligation with respect thereto,
  (ii) except as otherwise mtually agreed, at no cost to Signature except for benefits earned but unpaid prior to the termination and

  (iii) without any payments made thereunder subject to the golden parachute provisions of Section 280G or Section 4999 of the Code.

   4.14. Stockholders Meeting. Signature will promptly duly call a meeting of all of the holders of Signature Common Stock and Signature Preferred Stock (the "Signature Stockholder Meeting") entitled to vote on the Merger Agreement to be held as soon as practicable following the effectiveness under the 1933 Act of the Registration Statement, as hereinafter defined, but in any event not more than forty days after such effectiveness, for the purpose of voting upon and approving the Merger Agreement and the transactions contemplated thereby. Signature will, through its Board of Directors, recommend to its stockholders approval of such matters and shall not withdraw such recommendation, except to the extent that the Board of Directors of Signature shall have withdrawn or modified its approval or recommendation of this Agreement of the Merger as permitted by Section 4.03(b). Without limiting the generality of the foregoing, Signature agrees that its obligations pursuant to the first sentence of this
Section 4.14 shall not be affected by the commencement, public proposal, public disclosure or communication to Signature of any Takeover Proposal. Signature and Jameson shall coordinate and cooperate with respect to the timing of such meeting.

   4.15. Notice and Cure. Signature will notify Jameson promptly in writing of, and contemporaneously will provide Jameson with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure before the Effective Time of the Merger, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of Signature under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Signature contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Signature also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time of the Merger, any violation or breach of any representation, warranty, covenant or agreement made by Signature in this Agreement, whether occurring or arising before or after the date of this Agreement.

   4.16. Cooperation of Management Pending Merger. Signature covenants and agrees that between the date hereof and the Effective Time of the Merger, Signature's management will cooperate with Jameson and endeavor to help persons designated by Jameson to become familiar with Signature's business, its operations, properties, business prospects, needs, employees and any other matters pertaining to Signature's business and operations and to begin implementation of the transitional plan to be developed by Jameson and Signature.

   4.17. Furnish Information for Jameson Statements. Signature will furnish Jameson all the information concerning Signature required for inclusion in the Registration Statement, in applications required under the Blue Sky laws of various states, and in listing applications to be filed with the Nasdaq Stock Market respecting the shares of Jameson Common Stock and Jameson Series S Preferred Stock to be delivered pursuant to this Agreement, or in any statement or application made by Jameson to any governmental body in connection with the transactions contemplated in this Agreement. Signature will promptly notify Jameson in writing upon the occurrence of any material event which warrants the preparation and filing of any amendment of or supplement to any such registration statement, application or statement.

   4.18. Affiliates Undertakings. Signature shall use its best efforts to obtain written undertakings, in form and substance satisfactory to Jameson, signed by each person who in the opinion of counsel for Jameson is at the Effective Time of the Merger, or was at the time of the Signature Stockholder Meeting, an "affiliate" of Signature within the meaning of Rule 145 of the Commission under the 1933 Act, to the effect that such person will not offer or sell or otherwise distribute the shares of Jameson Common Stock to be received by him or her upon consummation of the Merger, provided that such undertaking shall not extend to such shares as may be sold (i) in the manner and to the extent permitted by paragraph (d) of said Rule 145, as it may be amended form time to time, (ii) pursuant to an offering which has been registered under the 1933 Act and any applicable state securities laws, or (iii) in a manner which is exempt from the registration requirements of the 1933 Act and any applicable state securities laws. In addition, each of the persons named in Section 7.04 will agree to not sell any of the shares of Jameson Common Stock or Jameson Series S Preferred Stock received by him in connection with the consummation of the Merger for a period of one year from the Effective Time of the Merger without the prior consent of Jameson.

   4.19. Filings; Other Actions. Signature and Jameson shall promptly prepare and file with the SEC the Proxy Statement and Signature will cooperate with Jameson in the preparation and filing with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Signature shall furnish all information concerning Signature and the holders of Signature Common Stock and Signature Preferred Stock as may be reasonably requested in connection with the actions of Jameson required to be taken under any applicable state securities laws in connection with the issuance of the Jameson Common stock and Jameson Series S Preferred Stock in the Merger, including information relating to the number of shares of Jameson Common Stock and Jameson Series S Preferred Stock required to be registered.

   4.20. Comfort Letter. Signature shall use all reasonable efforts to cause to be delivered to Jameson "comfort" letters of KPMG Peat Marwick, Signature's independent public accountants, as contemplated by Section 7.09 of this Agreement.

   4.21. REIT-Related Transactions. Signature shall take such further action and engage in such further transactions as determined by Jameson, based on the advice of its attorneys and/or independent accountants, to be reasonably necessary to preserve Jameson's status as a "real estate investment trust" under the Code, so long as such actions have no material adverse economic effect on Signature and its stockholders in the event that the Merger is not consummated (for these purposes, the tax consequences to any Signature stockholders resulting from a dividend or distribution by Signature to them shall not be considered a material economic effect on them). Without limiting the generality or breadth of the foregoing, it is agreed that not later than immediately prior to the Effective Time of the Merger, (i) each Signature Subsidiary will be liquidated and dissolved; (ii) Signature will enter into that certain Assignment and Assumption Agreement substantially in the form of Exhibit D hereto with Jameson Hospitality, LLC whereby not later than immediately prior to the Effective Date of the Merger, Signature will sell, assign and transfer to Jameson Hospitality, LLC those operating assets and operations more specifically described in Exhibit E hereto and all of Signature's rights and interests in and to the trade name or trademark "Signature Inns"; and (iii) prior to the Effective Time of the Merger, Signature will declare and pay an extraordinary dividend to the holders of the outstanding Signature Common Stock in an aggregate amount not less than the amount of the undistributed Earnings and Profits, if any, that the independent accountants of Signature estimate that Signature would have at the Effective Time of the Merger if such dividend were not declared and paid, it being understood and agreed that the amount of any such dividend per share of Signature Common Stock will reduce the amount of the cash payment per share due to the holders of the Signature Common Stock by virtue of the consummation of the Merger as provided in Section 1.04(a) hereof. In addition, Signature and the Signature Partnership will enter into amendments of the management and franchise agreements between such parties which will result in the cancellation and termination of those agreements in conjunction with the consummation of the Merger and will provide for the execution of a lease with Jameson Hospitality LLC covering the Signature Property owned by the Signature Partnership immediately following the Effective Time of the Merger. Also in connection with the execution of the lease between the Signature Partnership and Jameson Hospitality, LLC, the dissolution of the general partner of the Signature Partnership and the substitution of Signature as the general partner in connection therewith and the amendments of the said management and franchise agreements Signature will use its best efforts to obtain any limited partner approval of such actions that may be required under the terms of the certificate or agreement of limited partnership and Indiana Law.

   4.22 Signature Property Restructuring. At the request of Jameson, shortly before the Effective Time of the Merger, Signature will create one or more limited liability companies and/or limited partnerships, as Jameson may specify, which, at such time will be wholly owned by Signature, and transfer the Signature Properties thereto.

                                   ARTICLE V

                              COVENANTS OF JAMESON

   Jameson covenants and agrees with Signature that, at all times prior to the Effective Time of the Merger, Jameson at its expense will comply with all covenants and provisions of this Article V, except to the extent Signature may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

   5.01. Approvals. Jameson will (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities and of third parties, required of Jameson to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as Signature or such authorities may reasonably request, and (iii) cooperate with Signature in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of Signature to consummate the transactions contemplated hereby.

   5.02. Investigation by Signature. Jameson will provide Signature, its counsel, accountants, actuaries and other representatives with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of Jameson, and will furnish Signature and such other persons during such period with all such other information and data concerning the business, operations and affairs of Jameson for the transactions contemplated hereby as Signature or any of such other persons reasonably may request.

   5.03. Conduct of Business. Jameson agrees that during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or to the extent that Signature may otherwise consent in writing, Jameson will not engage in any activity or suffer any event, which, if engaged in or suffered prior to the date of this Agreement, would have resulted in a misrepresentation under Article III.

   5.04. Stockholders' Meeting. Jameson will promptly call a meeting of all of the holders of Jameson Common Stock of Jameson (the "Jameson Stockholder Meeting") entitled to vote on the Merger Agreement to be held as soon as practicable following the effectiveness under the 1933 Act of the Registration Statement, as hereinafter defined, but in any event not more than forty days after such effectiveness, for the purpose of voting upon and approving the Merger Agreement and the transactions contemplated thereby and hereby. Jameson will, through its Board of Directors, recommend to its stockholders approval of such matters. Signature and Jameson shall coordinate and cooperate with respect to the timing of such meeting.

   5.05. Blue Sky Permits. Jameson will use its reasonable efforts to obtain all necessary Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, Jameson shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not otherwise required to be so qualified.

   5.06. Registration Statement. Jameson will file with the Commission the Registration Statement with respect to the shares of Jameson Common Stock and Jameson Series S Preferred Stock to be issued pursuant to this Agreement, provided that it shall have received from Signature all information with respect to Signature required to be included therein, and will use its best efforts to effect the registration of such shares under the 1933 Act. If at any time after the effectiveness of the Registration Statement and before the Effective Time of the Merger, an event occurs which, in the opinion of counsel to Jameson, necessitates the resolicitation of proxies for the Jameson Stockholder Meeting or the Signature Stockholder Meeting, Jameson will promptly prepare and file a post-effective amendment to the Registration Statement as necessary to effect such resolicitation.

   5.07. Issuance of Jameson Common Stock and Jameson Series S Preferred
Stock. Prior to the Effective Time of the Merger, Jameson will take all such reasonable actions as may be required or appropriate to approve the Articles of Amendment of its Articles of Incorporation in the form of Exhibit A-1 hereto, thereby creating, designating and authorizing the issuance of the Jameson Series S Preferred Stock to be issued in connection with the consummation of the Merger. Jameson will issue as of the Effective Time of the Merger the shares of Jameson Common Stock and Jameson Series S Preferred Stock required to be paid and delivered to the stockholders of Signature upon conversion of the Signature Common Stock and Signature Preferred Stock pursuant to the terms of the Merger Agreement.

   5.08. Notice and Cure. Jameson will notify Signature promptly in writing of, and contemporaneously will provide Signature with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Effective Time of the Merger, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of Jameson under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Jameson contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Jameson also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time of the Merger, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

   5.09. Nasdaq National Market Listing. Jameson will use its best efforts to have the shares of Jameson Common Stock and Jameson Series S Preferred Stock to be issued in connection with the transactions contemplated by this Agreement duly listed, subject to official notice of issuance, on the Nasdaq National Market.

   5.10. Tax Covenants. For one year following the Effective Time of the Merger, Jameson will not take or fail to take, nor will it permit the Surviving Corporation to take or fail to take, any action that would cause the Merger not to constitute a "reorganization" within the meaning of Sections 368 of the Code.

   5.11. No Breach or Default. Jameson will not violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any contract to which Jameson is a party or by which any of its assets are or may be bound and as to which such violation, breach or default, individually or in the aggregate, has or reasonably may be expected to have a Material Adverse Effect on the validity or enforceability against Jameson of this Agreement or on the business, properties, financial condition or results of operations of Jameson and its Subsidiaries taken as a whole.

   5.12. Notice and Cure. Jameson will notify Signature promptly in writing of, and contemporaneously will provide Signature with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure before the Effective Time of the Merger, any event, transaction or circumstance that results in or will result in any covenant or agreement of Jameson under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Jameson contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Jameson will use all reasonable efforts to cure, at the earliest practicable date and prior to the Effective Time of the Merger, any violation or breach of any representation, warranty, covenant or agreement made by Jameson in this Agreement, whether occurring or arising before or after the date of this Agreement.

   5.13. Cooperation of Management Pending Merger. Jameson covenants and agrees that between the date hereof and the Effective Time of the Merger, Jameson's management will cooperate with Signature and endeavor to help persons designated by Signature to become familiar with Jameson's business, its operations, properties, business prospects, needs, employees and any other matters pertaining to Jameson's business and operations and to begin implementation of the transitional plan to be developed by Jameson and Signature.

   5.14. Furnish Information for Signature Proxy Statements. Jameson will furnish Signature all the information concerning Jameson required for inclusion in the Signature Proxy Statement to be prepared and delivered to the Signature stockholders in connection with the Signature Stockholders Meeting, or in any statement or application made by Signature to any Governmental Entity in connection with the transactions contemplated in this Agreement.

   5.15. Comfort Letters. Jameson shall use all reasonable efforts to cause to be delivered to Signature "comfort" letters of Ernst & Young, LLP, Jameson's independent public accountants, as contemplated by Section 8.09 of this Agreement.

                                   ARTICLE VI

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF JAMESON AND SIGNATURE

   Notwithstanding any other provision of this Agreement, the obligation of each of Jameson and Signature to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the Merger, of each of the following conditions precedent, any one of which may be waived by such entity:

   6.01. Consents and Approvals. All approvals of, and consents by, all Governmental Entities and other persons, and all permits by and all filings with and submissions to all such Governmental Entities and other persons as may be required for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made and reasonably satisfactory evidence thereof shall have been received.

   6.02. Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purposes shall have been initiated or, to the Knowledge of Jameson or Signature, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

   6.03. Stockholder Approval. At or prior to the Effective Time of the Merger, the Merger Agreement shall have been duly approved by the requisite vote of holders of the Signature Common Stock, Signature Preferred Stock and Jameson Common Stock in accordance with applicable law and the Restated Articles of Incorporation, as amended, and Bylaws of Signature and Jameson, respectively.

   6.04. Nasdaq National Market Listings. The shares of Jameson Common Stock and the Jameson Series S Preferred Stock issuable in the Merger shall have been approved for listing on the Nasdaq National Market.

   6.05. Certain Actions, etc. There shall not have been instituted and be continuing or threatened against Jameson and Signature or any of their respective directors or officers any action, suit or proceeding by or before any Governmental Entity that would (i) restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, the Merger or any other transaction contemplated by this Agreement, (ii) impose or confirm material limitations on the ability of Jameson effectively to exercise full rights of ownership of the shares of capital stock of Signature or (iii) prohibit Jameson's or Signature's ownership or operation of all or a material portion of Jameson's or Signature's business, properties or assets, or compel Jameson to dispose of or hold separate all or a material portion of Jameson's or Signature's business, properties or assets.

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF JAMESON

   Notwithstanding any other provision of this Agreement, the obligation of Jameson to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the

Merger, of each of the following conditions precedent, any one of which may be waived by Jameson:

   7.01. Accuracy of Representations and Warranties. The representations and warranties of Signature set forth in Article II shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger with the same effect as though such representations and warranties had been made at and as of the Effective Time of the Merger except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

   7.02. Performance of Covenants, Agreements and Conditions. Signature shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Effective Time of the Merger.

   7.03. Officers' Certificate, Etc. Jameson shall have received (i) a certificate, dated the date of the Effective Time of the Merger and signed by the President and the Treasurer of Signature, to the effect set forth in Sections 7.01, 7.02 and 7.12 and (ii) such other certificates, instruments and documents as shall be reasonably requested by Jameson for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

   7.04. Employment Agreements. Jameson Hospitality LLC shall have entered into employment agreements in the forms of Exhibit C to this Agreement with the following officers and key employees of Signature: John D. Bontreger. Mark D. Carney, Bo L. Hagood, David R. Miller and Martin D. Brew.

   7.05. Opinion of Signature Counsel. Jameson shall have received an opinion, dated the date of the Effective Time of the Merger, of Henderson, Daily, Withrow & Devoe, counsel for Signature, in form and substance satisfactory to Jameson, to the effect that:

     (a) Signature is a corporation duly organized and validly existing under Indiana Law and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted;

     (b) Signature is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth in Schedule 2.01 to this Agreement;

     (c) Each of the Signature Subsidiaries has been dissolved and liquidated in accordance with Indiana Law, its articles of incorporation and bylaws and Signature has obtained all material consents, waivers, approvals and authority as may be reasonable required or necessary in connection therewith;

     (d) The Signature Partnership is a limited partnership validly existing and in good standing under the laws of the State of Indiana and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business activities or its ownership or leasing of property makes such qualification necessary and in which the failure to qualify would not or could not reasonably be expected to have a Material Adverse Effect. The Signature Partnership has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted;

     (e) Signature has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by Signature and the consummation by Signature of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Signature; this Agreement has been duly executed and delivered by Signature and constitutes the legal, valid and binding obligation of Signature, enforceable against Signature in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (f) Neither the execution and delivery of this Agreement by Signature, nor the consummation of the transactions contemplated hereby to be preformed by Signature, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as currently in effect, of Signature or any Signature Subsidiary, or (ii) violate or conflict with any provision of any Indiana or federal law, rule or regulation, or of any order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision known to such counsel of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon Signature or any of its Subsidiaries or any of the properties of Signature or any Signature Subsidiary, except where such violations or conflicts would not individually or in the aggregate have a Material Adverse Effect on the business, financial condition or properties of Signature or any Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby;

     (g) To such counsel's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Signature will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Signature or any Signature Subsidiary is a party or by which Signature or any Signature Subsidiary or the properties of Signature or any Signature Subsidiary is bound or affected, or pursuant to which Signature or any Signature Subsidiary has guaranteed the indebtedness or preferred stock of any person or entity, or
  (ii) any lease, contract or other agreement or instrument to which Signature or any Signature Subsidiary is a party or by which Signature or any Signature Subsidiary or any of the properties of Signature or any Signature Subsidiary is bound or affected, except in the case of each of clauses (i) and (ii) above, for any such breaches, defaults, rights, losses or penalties that in the aggregate would not have any Material Adverse Effect on the business, financial condition or properties of Signature or any Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby;

     (h) Each Dissolved Signature Partnership has been liquidated and dissolved in compliance with the requirements of its certificate or agreement of limited partnership and Indiana Law and neither Signature nor any of its Subsidiaries has assumed, either contractually or by operation of law, any liabilities, obligations or duties of the Dissolved Signature Partnership or any of the partners thereof except for any responsibility or liability it may have solely by reason of its position as the general partner of the Dissolved Signature Partnership. Such counsel has no knowledge of any outstanding indebtedness, claims, liabilities or obligations of any Dissolved Signature Partnership to which Signature or any Signature Subsidiary may be subject and which has not been disclosed in this Agreement or in any of the Schedules to this Agreement;

     (i) To such counsel's knowledge, except as contemplated in this Agreement, neither the execution and delivery by Signature of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Signature will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned by Signature or any Signature Subsidiary, except where such would not in the aggregate have a Material Adverse Effect on the business, financial condition or properties of Signature or any Signature Subsidiary or on the ability of Signature to consummate the transactions contemplated hereby;

     (j) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any federal or Indiana Governmental Entity is required by or with respect to Signature or any Signature Subsidiary in connection with the execution and delivery of this Agreement by Signature or the consummation by Signature of the transactions contemplated hereby, other than in connection or compliance with any applicable provisions of Indiana Law, Georgia Law and applicable state and Federal securities laws;

     (k) The authorized capital stock of Signature consists of 25,000,000 shares of Signature Common Stock and 5,000,000 shares of Signature Preferred Stock; to the knowledge of such counsel, there are no options to purchase any shares of capital stock of Signature outstanding other than the employee stock options described in Schedule 1.05 hereto; and all shares of capital stock of Signature are duly authorized, validly issued, fully paid and nonassessable, and are not subject to or issued in violation of, any preemptive rights;

     (l) All such shares of Signature Common Stock (and the associated Rights), when converted into the right to receive shares of Jameson Common Stock and cash pursuant to the terms of the Merger Agreement, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder of a certificate representing any such shares (and the associated Rights) shall cease to have any rights with respect thereto other than the right to receive the shares of Jameson Common Stock and cash payment described in Section 1.04(a) hereof. By virtue of the Amendment to the Rights Agreement and at the Effective Time of the Merger, the Rights shall be canceled and shall cease to exist by reason of the Merger and the holders of the Signature Common Stock shall have no rights with respect thereto upon consummation of the Merger;

     (m) Such matters relating to the formation of one or more limited liability companies or limited partnerships to hold title to the properties in certain of the states pursuant to Section 4.22 and the effectiveness of the transfer of title to such properties thereto as Jameson may reasonably request.

   In addition, such counsel shall state that no facts have come to such counsel's attention which lead such counsel to believe that either the Registration Statement or the Proxy Statement, or any amendment or supplement thereto (other than the financial statements and other financial and statistical information contained therein as well as expertized portions thereof, as to which such counsel need not comment), both as of their respective issue or effective dates and as of the Effective Time of the Merger, contained an untrue statement of a material fact with respect to Signature or omitted to state a material fact with respect to Signature required to be stated therein or necessary to make the statements therein with respect to Signature not misleading.

   In rendering the above opinions, such counsel may rely on such local or other counsel to which Jameson has reasonably agreed with respect to matters particularly within the expertise of such counsel and/or not normally opined on by outside counsel.

   7.06. Undertakings by Signature Affiliates. Jameson shall have received written undertakings, in form and substance satisfactory to Jameson, signed by each person who in the opinion of counsel for Jameson is at the Effective Time of the Merger, or was at the time of the Signature Stockholder Meeting, an "affiliate" of Signature within the meaning of Rule 145 of the Commission under the 1933 Act, to the effect that such person will not offer or sell or otherwise distribute the shares of Jameson Common Stock or Jameson Series S Preferred Stock to be received by him upon consummation of the Merger, provided that such undertaking shall not extend to such shares as may be sold (i) in the manner and to the extent permitted by paragraph (d) of said Rule 145, as it may be amended from time to time, (ii) pursuant to an offering which has been registered under the 1933 Act and any applicable state securities laws, or
(iii) in a manner which is exempt from the registration requirements of the 1933 Act and any applicable state securities laws. In addition, each of the persons named in Section 7.04 will have agreed to not sell any of the shares of Jameson Common Stock or Jameson Series S Preferred Stock received by him in connection with the consummation of the Merger for a period of one year from the Effective Time of the Merger without the prior consent of Jameson.

   7.07. Rights Agreement. The Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement.

   7.08. Opinions of Professionals.

     (a) Jameson will have received an opinion from the independent accountants of Signature, in form and substance reasonably satisfactory to Jameson and its counsel, to the effect that at the Closing Date

  Signature does not then have any undistributed earnings and profits as defined under Internal Revenue Code Section 312 and the Regulations thereunder ("Earnings and Profits").

     (b) On the Closing Date, the opinion of Conner & Winters, A Professional Corporation, counsel to Jameson, shall have been delivered to Jameson in form and substance reasonably satisfactory to Jameson stating (i) that Jameson is a "real estate investment trust" for federal income Tax purposes, (ii) that consummation of the transactions contemplated by this Agreement will not cause Jameson to cease to qualify as a "real estate investment trust" for federal income Tax purposes, and (iii) that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that each of Jameson and Signature will be a party to that reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the opinion rendered pursuant to paragraph (a) above as well as certificates of officers of Signature and Jameson as to such factual matters as such counsel may reasonably request.

   7.09. Auditors' letters. Jameson shall have received from KPMG Peat Marwick a letter dated the effective date of the Registration Statement and a letter dated the Effective Time of the Merger, each such letter to be in form and substance satisfactory to Jameson and to the effect that:

     (a) in their opinion, the financial statements of Signature examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

     (b) based upon limited procedures described in such letter, certain data and information appearing in said Registration Statement and specified in said letter has been obtained from the accounting records of Signature is in agreement with such records or computations made therefrom.

   7.10. Resignations. If requested, Jameson shall have received the resignations of each officer and director of each of the Signature Subsidiaries.

   7.11. Fairness Opinion. Jameson shall have received a letter from The Robinson-Humphrey Company, L.L.C. for inclusion in the Registration Statement in form and substance satisfactory to Signature to the effect that in the opinion of The Robinson-Humphrey Company, L.L.C., the terms of the Merger contemplated by this Agreement are fair to the stockholders of Jameson from a financial point of view.

   7.12. No Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or on the ability of Signature to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SIGNATURE

   Notwithstanding any other provision of this Agreement, the obligations of Signature to consummate the transactions contemplated hereunder (other than the obligations of Signature set forth in Section 10.05) shall be subject to the fulfillment, prior to or at the Effective Time of the Merger, of each of the following conditions precedent, any one of which may be waived by Signature.

   8.01. Accuracy of Representations and Warranties. The representations and warranties of Jameson set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger with the same effect as though such representations and warranties had been made at and as of the Effective Time of the Merger except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

   8.02. Performance of Covenants, Agreements and Conditions. Jameson shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them, at or prior to the Effective Time of the Merger.

   8.03. Officers' Certificates Etc. Signature shall have received (i) certificates, dated the date of the Effective Time of the Merger and signed by the President or any Vice President of Jameson, to the effect set forth in Sections 8.01, 8.02 and 8.08, insofar as such Sections relate to Jameson and
(ii) such other certificates, instruments and documents as shall be reasonably requested by Signature for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

   8.04. Opinion of Counsel for Jameson. Signature shall have received an opinion, dated the date of the Effective Time of the Merger, of Conner & Winters, A Professional Corporation, counsel for Jameson, in form and substance satisfactory to Signature, to the effect that:

     (a) Jameson is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and Jameson has all requisite corporate power and authority to own, operate and lease its respective properties and assets and to carry on its respective businesses as now being conducted;

     (b) Jameson and each Jameson Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction specified in such opinion;

     (c) Jameson has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by Jameson and the consummation by Jameson of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Jameson; this agreement has been duly executed and delivered by Jameson and constitutes the legal, valid and binding obligation of Jameson, enforceable against Jameson in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (d) Neither the execution and delivery of this Agreement by Jameson, nor the consummation of the transactions contemplated hereby to be performed by Jameson, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of Jameson or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon Jameson or any Jameson Subsidiary or any of their respective properties, except where such violations or conflicts would not in the aggregate have a Material Adverse Effect on the business, financial condition or properties of Jameson and its Subsidiaries taken as a whole or on the ability of Jameson to consummate the transactions contemplated hereby;

     (e) To the knowledge of counsel, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Jameson will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Jameson is a party or by which it or any of its respective properties is bound or affected, or pursuant to which Jameson has guaranteed the indebtedness or preferred stock of any person or entity or (ii) any lease, license, tariff, contract or other agreement or instrument to which Jameson is a party or by which it or any of its properties is bound or affected, except in the case of each of clauses (i) and (ii) above, for any such breaches, defaults, rights, losses or penalties that in the aggregate do not have any Material Adverse Effect on the business, financial condition, or properties of Jameson and its subsidiaries taken as a whole or on the ability of Jameson to consummate the transactions contemplated hereby;

     (f) To the knowledge of counsel, except as contemplated in this Agreement, neither the execution and delivery of Jameson of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Jameson will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now or hereafter owned by Jameson or its Subsidiaries, except where such would not in the aggregate have a Material Adverse Effect on the business, financial condition, or properties of Jameson or any Jameson Subsidiary or on the ability of Jameson to consummate the transactions contemplated hereby;

     (g) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Jameson or any of its subsidiaries in connection with the execution and delivery of this Agreement by Jameson or the consummation by Jameson of the transactions contemplated hereby, other than in connection or compliance with any applicable provisions of Georgia Law, Indiana Law or applicable state and Federal securities laws.

     (h) The authorized capital stock of Jameson consists of 40,000,000 shares of Jameson Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. On the date of this Agreement, there were 9,857,731 shares of Jameson Common Stock and 1,200,000 shares of Jameson Series A Preferred Stock issued and outstanding. All the outstanding shares of Jameson Common Stock and Jameson Series A Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. To the knowledge of such counsel, there are no options to purchase any shares of capital stock of Jameson except as set forth in Section 3.04 of this Agreement. The shares of Jameson Series S Preferred Stock have been validly designated and authorized by the filing of the Articles of Amendment substantially in the form of Exhibit A-1 to this Agreement. The shares of Jameson Common Stock and Jameson Series S Preferred Stock to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the provisions hereof, will be validly issued, fully paid and nonassessable; and the Jameson stockholders have no preemptive rights to acquire such shares.

     (i) The Registration Statement has become effective under the 1933 Act and to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act; and the resale of the shares of Jameson Common Stock and Jameson Series S Preferred Stock issued pursuant to this Agreement and the Merger Agreement will not require registration under the 1933 Act except as such registration may be required by law, if any, with respect to certain distributions by those "affiliates" of Signature who deliver the undertakings to Jameson contemplated by Section 7.06 herein.

     (j) The issuance of the shares of Jameson Common Stock and Jameson Series S Preferred Stock in connection with the transactions contemplated by this Agreement has been registered or is subject to applicable exemptions from the registration requirements under the state securities or Blue Sky laws of the various states in which the stockholders of Signature reside.

     In addition, such counsel shall state that no facts have come to such counsel's attention which lead such counsel to believe that either the Registration Statement or the Proxy Statement or any amendment or supplement thereto (other than the financial statements and other financial and statistical information contained therein as well as expertized portions thereof, as to which such counsel need not comment), both as of their respective issue or effective dates and as of the Effective Time of the Merger, contained an untrue statement of a material fact with respect to Jameson and the Jameson Subsidiaries or omitted to state a material fact with respect to Jameson and the Jameson Subsidiaries required to be stated therein or necessary to make the statements therein with respect to Jameson and the Jameson Subsidiaries not misleading.

     In rendering the above opinions, such counsel may rely upon such local or other counsel to which Signature has reasonably agreed with respect to matters particularly within the expertise of such counsel and/or not normally opined on by outside counsel. It is agreed that such counsel may rely on the opinion of Steven A. Curlee, Esq. regarding matters of Georgia Law.

   8.05. Authorization of Jameson Stock. The Board of Directors of Jameson shall have taken all necessary corporate action to provide for the issuance and reservation of such number of shares of Jameson Common Stock and Jameson Series S Preferred Stock as may be required to carry out the terms of this Agreement.

   8.06. Fairness Opinion. Signature shall have received a letter from McDonald Investments, Inc. no earlier than three business days prior to the effective date of the Registration Statement for inclusion in the Registration Statement in form and substance satisfactory to Signature to the effect that in the opinion of McDonald Investments, Inc., the consideration to be received in the Merger by the holders of the Signature Common Stock and Signature Preferred Stock contemplated by this Agreement is fair to the stockholders of Signature from a financial point of view.

   8.07. Tax Opinion. Signature shall have received a written opinion of Conner & Winters, A Professional Corporation, to the effect that (i) Jameson is a "real estate investment trust" for federal income Tax purposes, (ii) consummation of the transactions contemplated by this Agreement will not cause Jameson to cease to qualify as a "real estate investment trust" for federal income Tax purposes, and (iii) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Jameson and Signature will be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iv) that Signature and the Signature stockholders exchanging Signature Common Stock and Preferred Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger (except as to the cash consideration received by Signature stockholders and except for any gain that Signature may realize in connection with the sale of its operating assets to Hospitality, LLC as contemplated by Section 4.21). In connection with the Tax opinion, such counsel shall be entitled to assume the accuracy of the representations and warranties of Signature and Jameson and shall be entitled to make such other factual assumptions as are reasonable or customary in similar Tax opinions. In rendering such opinion, such counsel shall be entitled to rely upon the opinion rendered pursuant to Section 7.08(a) above.

   8.08. No Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had or reasonably could be expected to have a Material Adverse Effect on the business, properties, financial condition or results of operations of Jameson or on the ability of Jameson to consummate the transactions contemplated hereby.

   8.09. Auditors' Letters. Signature shall have received from Ernst & Young, LLP, a letter dated the effective date of the Registration Statement and a letter dated the Effective Time of the Merger, each such letter to be in form and substance satisfactory to Signature and to the effect that:

     (a) in their opinion, the financial statements of Jameson examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

     (b) based upon limited procedures described in such letter, certain data and information appearing in said Registration Statement and specified in said letter has been obtained from the accounting records of Jameson is in agreement with such records or computations made therefrom.

                                   ARTICLE IX

                       TERMINATION, AMENDMENTS AND WAIVER

   9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the stockholders of Jameson and Signature:

     (a) by mutual written consent of Jameson and Signature; or

     (b) by either Jameson or Signature if the Merger shall not have been consummated on or before July 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective
  Time); or

     (c) by either Jameson or Signature, if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action; or

     (d) by either Jameson or Signature, if any required approval of the stockholders of Jameson or Signature that is a condition to the obligations of Jameson or Signature under Section 6.03 shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

     (e) by Jameson if the Board of Directors of Signature shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Merger, this Agreement or any of the transactions contemplated hereby, (ii) modify such approval or recommendation in a manner adverse to Jameson or (iii) approve or recommend a Superior Proposal pursuant to
  Section 4.03(b); or

     (f) by the Board of Directors of Signature if (i) to the extent permitted by Section 4.03(b), the Board of Directors of Signature authorizes Signature to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Signature provides notification to Jameson in accordance with Section 4.03(b), and (ii) Jameson does not make, within five calendar days of receipt of Signature's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Signature determines, in good faith after consultation with its financial advisors and outside counsel, is at least as favorable, from a financial point of view, to the stockholders of Signature as the Superior Proposal, and (iii) Signature, prior to such termination has paid to Jameson in cash the full amounts required to be paid by Section 10.05; or

     (g) by Jameson, if Signature has failed to perform in any respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Jameson, except where such failure or failures would not in the aggregate have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or Jameson on the ability of Signature or Jameson to consummate the transactions contemplated hereby; or

     (h) by Signature, if Jameson shall have failed to perform in any respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Signature, except where such failure or failures would not in the aggregate have a Material Adverse Effect on the business, properties, financial condition or results of operations of Signature or on the ability of Signature to consummate the transactions contemplated hereby; or

     (i) by Signature, if the average of the closing sales prices for Jameson Common Stock as reported on the Nasdaq National Market for the period of ten consecutive trading days ending five business days prior to the date of the Signature Stockholder Meeting is less than $7.00 per share.

   9.02. Effect of Termination. If either Jameson or Signature terminates this Agreement as provided in the foregoing Section, this Agreement will forthwith become void, and there will be no liability or obligation on the part of Jameson or Signature or their officers or directors except as set forth in Sections 10.05 and 11.02 (relating to noncompletion expenses and fees), 2.13 and 3.07 (relating to brokers or finders), and 10.01 (relating to confidentiality), and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or agreements in this Agreement.

   9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken (in the case of Signature or Jameson) by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Signature and Jameson. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.04. Waiver. Any term or provision of this Agreement may be waived in writing at any time by Jameson, if it is entitled to the benefits thereof, or by Signature, if it is entitled to the benefits thereof.

                                   ARTICLE X

                         OTHER AGREEMENTS; NONSURVIVAL
                       OF REPRESENTATIONS AND WARRANTIES

   10.01. Confidentiality. The parties agree that the commitments, covenants, terms and obligations under Sections 1 through 5 and Section 9 of that certain Mutual Confidential Disclosure Agreement dated as of December 16, 1998 shall continue in full force and effect; provided, however, that nothing in the last paragraph of Section 2 thereof shall affect, limit or restrict the representations and warranties of the parties under Articles II and III hereof.

   10.02. Public Announcements. None of the parties hereto will make any public announcement without prior approval of the other, except as may otherwise be required by law.

   10.03. Indemnification.

     (a) Jameson agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of any current or former employees, agents, directors or officers of Signature and its Subsidiaries as provided in their respective Articles of Incorporation or By-laws (or comparable organizational documents) and any indemnification agreements of Signature disclosed in a schedule hereto shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than five years from the Effective Time of the Merger and the obligations of Signature in connection therewith shall be assumed by Jameson; provided that in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim.

     (b) Jameson agrees that from and after the Effective Time of the Merger, Jameson shall cause the policies or director and officer liability insurance maintained by Signature on the date hereof to be maintained in effect for the period of time directors and officers are entitled to indemnification under Section 10.03(a) above; provided that Jameson may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time of the Merger.

     (c) In the event Jameson merges or is acquired in a transaction in which it is not the surviving corporation, or if Jameson sells substantially all of its assets, Jameson will use its reasonable efforts to cause proper provision to be made in such transaction so that Jameson's successor or acquiror will assume the obligations set forth in Section 10.03(a) above. The parties agree that Signature's directors and officers are the third party beneficiaries of, and entitled to enforce, the provisions of this
  Section 10.03.

     (d) The provisions of this Section 10.03 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of Signature or a Subsidiary of Signature, and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of Jameson.

   10.04. Additional Agreements. Subject to this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate approval of stockholders of Signature or Jameson required so to approve. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement will take all such necessary action.

   10.05. Break-up Fee. If

     (a) this Agreement is terminated pursuant to Section 9.01(e), (g) or (f) without the Closing having occurred, or

     (b) the stockholders of Signature do not approve the Merger Agreement and either (i) the Signature Board of Directors does not recommend approval of the Merger Agreement or at any time prior to the Signature Stockholder Meeting changes its recommendation for approval, or (ii) any tender or exchange offer for the shares of Signature Common Stock or Signature Preferred Stock or solicitation of proxies voting against approval of the Merger Agreement is commenced by any third party (including any affiliate of Signature) at any time prior to the date on which the Signature Stockholder Meeting is scheduled and the Signature Board of Directors fails to take a position recommending that such offer not be accepted or that such proxies not be granted, then Signature agrees to pay Jameson $2,000,000 in cash plus an amount equal to all of the out-of pocket fees and expenses reasonably incurred by Jameson in connection with this Agreement and the transactions contemplated hereby, not to exceed $500,000 in the aggregate.

   10.06. Available Remedies. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing pursuant to Section 1.01.

   10.07. Nonsurvival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles II and III shall expire at the Closing and be of no further force or effect.

                                   ARTICLE XI

                                 MISCELLANEOUS

   11.01. Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated hereby shall take place at the offices of Henderson, Daily, Withrow & Devoe, 2600 One Indiana Square, Indianapolis, Indiana 46204-2071 at 10:00 am., Eastern Time, on the day after the meeting of the stockholders of Signature referred to in Section 4.14 or at such other place and time as the parties hereto shall agree.

   11.02. Expenses. Except as otherwise provided herein, each of Jameson and Signature will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, irrespective of when incurred and regardless of whether the Merger is consummated; provided, however, that in the event that this Agreement is terminated without the

Merger being consummated pursuant to any subparagraph of Section 9.01 other than Subparagraph 9.01(f) or 9.01(g), Jameson shall reimburse Signature for one-half of the fees and expenses paid or payable to the independent accountants of Signature for the analysis and review undertaken by that firm to determine the Earnings and Profits of Signature for purposes of Sections 4.21.

   11.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by telex, facsimile transmission, a nationally recognized overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

   If to Jameson:Jameson Inns, Inc.
                        8 Perimeter Center East, Suite 8050
                        Atlanta, Georgia 30346-1603
                        Fax No.: (770) 901-9203
                        Attention: Thomas W. Kitchin

   with a copy to:Conner & Winters, A Professional Corporation
                        3700 First Place Tower
                        15 East 5th Street
                        Tulsa, Oklahoma 74103
                        Fax No.: (918) 586-8548
                        Attention: Lynnwood R. Moore, Jr.

   If to Signature:Signature Inns, Inc.
                        One Parkwood Crossing
                        250 East 96th Street, Suite 450
                        Indianapolis, Indiana 46240
                        Fax No.: (317) 574-7397
                        Attention: John D Bontreger

   with a copy to:Henderson, Daily, Withrow & Devoe
                        2600 One Indiana Square
                        Indianapolis, Indiana 46204-2071
                        Fax No.: (317) 639-0191
                        Attention: Thomas N. Eckerle

   and to:Bass, Berry & Sims, PLC
                        2700 First American Center
                        Nashville, Tennessee 37238-2700
                        Fax No.: (615) 742-2709
                        Attention: Howard H. Lamar, III

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

   11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

   11.05. Binding Effect: Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Except for parties referred to in Section 10.03, nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors or assigns and for the benefit of no other person.

   11.06. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties.

   11.07. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed within that State.

   11.08. Article and Section Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

   11.09. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. As used in Articles II and III, "Knowledge" shall mean and a Person will be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware of such fact or other matter or has been presented information or evidence which lead a reasonable and prudent individual to determine the existence of such fact or other matter without the necessity of conducting a further comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, partner, executor or trustee of, or partner in, such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

   11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad or excessive as to be unenforceable, such provision shall be interpreted (or deemed to be revised) to be only so broad, or to provide for the maximum amount, as in enforceable.

   11.11. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   11.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

   IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

                                        Jameson Inns, Inc.

                                        By /s/ Thomas W. Kitchin________________
                                          Thomas W. Kitchin, Chief Executive
                                          Officer

                                        Signature Inns, Inc.

                                        By /s/ John D. Bontreger________________
                                          John D. Bontreger, President and
                                          Chief Executive Officer

   The undersigned are executing this Agreement solely for the purpose of agreeing to and confirming irrevocably the provisions of Section 4.03(c) of this Agreement provided, however, that none of the undersigned makes any agreement or understanding by executing below in his capacity as such director or officer, rather such person signs this Agreement solely in his capacity as the beneficial owner and registered owner of Signature Common Stock or Signature Preferred Stock, and nothing herein shall limit or affect any actions taken by any of the undersigned in his capacity as an officer or director of Signature, including, without limitation, any action taken in such person's capacity as a director or officer of Signature consistent with the provisions of Section 4.03(a) or (b) of the Agreement.

  /s/ John D. Bontreger
  ------------------------------------
   John D. Bontreger

  /s/ Mark D. Carney
  ------------------------------------
   Mark D. Carney

  /s/ Bo L. Hagood
  ------------------------------------
   Bo L. Hagood

  /s/ David R. Miller
  ------------------------------------
   David R. Miller

  /s/ Stephen M. Huse
  ------------------------------------
   Stephen M. Huse

  /s/ George A. Morton
  ------------------------------------
   George A. Morton

  /s/ Richard L. Russell
  ------------------------------------
   Richard L. Russell

  /s/ William S. Watson
  ------------------------------------
   William S. Watson

                                   EXHIBIT A

                              AGREEMENT OF MERGER

   THIS AGREEMENT OF MERGER (the "Merger Agreement") is made as of         ,
1999, by and among Jameson Inns, Inc., a Georgia corporation ("Jameson"), and Signature Inns, Inc., an Indiana corporation ("Signature").

   WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger (the "Agreement") containing various representations, warranties, covenants, and conditions relating to, among other things, the merger of Signature with and into Jameson (the "Merger");

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I

   1.01 Constituent Corporations and Surviving Corporation. Jameson and Signature shall be the constituent corporations to the Merger (the "Constituent Corporations"). At the Effective Time of the Merger (as hereinafter defined), Signature shall be merged with and into Jameson, with Jameson being the surviving corporation of the Merger (the "Surviving Corporation"). The identity, existence, rights, privileges, powers, franchises, properties and assets of Jameson shall continue unaffected and unimpaired by the Merger. At the Effective Time of the Merger, the identity and separate existence of Signature shall cease and all of the rights, privileges, powers, franchises, properties and assets of Signature shall be vested in Jameson in accordance with the provisions of the Georgia Business Corporation Code and the Indiana Business Corporation Law. The name of the Surviving Corporation shall continue
to be      .

   1.02 Effective Time. The date and time when the Merger becomes effective are herein referred to as the "Effective Time of the Merger." The Effective Time of the Merger shall be immediately upon the filing, in accordance with the provisions of the Georgia Business Corporation Code and the Indiana Business Corporation Law, of appropriate Articles of Merger with the Secretary of State of Georgia and the Secretary of State of Indiana.

                                   ARTICLE II

   2.01 Articles of Incorporation. The Restated Articles of Incorporation of Jameson, as in effect immediately prior to the Effective Time of the Merger, and as amended by the Amendment to the Amended and Restated Articles of Incorporation of Jameson attached hereto as Exhibit A, shall thereafter continue in full force and effect as the Restated Articles of Incorporation of the Surviving Corporation.

   2.02 Bylaws. The Bylaws of Jameson, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation, until amended or repealed.

   2.03 Officers and Directors. The officers of Jameson at the Effective Time of the Merger shall be the officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of Jameson at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE III

   3.01 Conversion of Shares. At the Effective Time of the Merger:

     (a) Each share of Signature common stock, without par value (the "Signature Common Stock"), issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the

  Merger and without any action on the part of the holder thereof, be converted into one-half of one fully paid and nonassessable share of common stock, par value $.10 per share, of Jameson ("Jameson Common Stock") and the right to receive cash in the amount of [$1.50 less the amount any pre-closing extraordinary dividends declared and paid to eliminate Signature earnings and profits]. No fractional shares of Jameson Common Stock shall be issued. Any holder of Signature Common Stock who, at the Effective Time of the Merger, otherwise becomes entitled to receive a fractional share of Jameson Common Stock shall, in lieu thereof, be entitled to receive cash equal to such fraction multiplied by the average of the per share closing prices for the Jameson Common Stock (the "Average Price") on the Nasdaq National Market for the five (5) consecutive trading days ending on the last trading day of the calendar week preceding the calendar week of the Effective Time of the Merger.

     (b) Each share of Signature $1.70 Cumulative Convertible Preferred Stock, Series A, without par value ("Signature Preferred Stock"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Jameson $1.70 Cumulative
  Convertible Preferred Stock, Series S, par value $   per share, ("Jameson
  Series S Preferred Stock) which shall have the rights, preferences and terms set forth in that certain Designation of Preferences, Rights, Privileges and Restrictions of the Jameson Series S Preferred Stock included in the Articles of Incorporation of Jameson, as amended by the Articles of Amendment filed with the Secretary of State of Georgia on April
     , 1999.

     (c) Each share of Signature Common Stock held in the treasury of Signature immediately prior to the Effective Time of the Merger shall be canceled, without any payment or other distribution in respect thereof.

     (d) At the Effective Time of the Merger, each outstanding certificate which theretofore represented shares of the Signature Common Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Jameson Common Stock and the right to receive the cash payment into which the shares of the Signature Common Stock represented thereby shall have been converted. Also, at the Effective Time of the Merger, each outstanding certificate which theretofore represented shares of the Signature Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Jameson Preferred Stock into which the shares of the Signature Preferred Stock represented thereby shall have been converted.

     (e) The shares of Jameson Common Stock and cash into which the shares of Signature Common Stock are converted at the Effective Time of the Merger and the shares of Jameson Preferred Stock into which the shares of Signature Preferred Stock are converted at the Effective Time of the Merger are herein sometimes referred to collectively as the "Merger
  Consideration."

   3.02 Delivery of Merger Consideration.

     (a) As soon as practicable after the Effective Time of the Merger, the Surviving Corporation shall cause to be mailed to each person who was, at such time, a record holder (a "Record Holder") of Signature Common Stock or Signature Preferred Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time of the Merger, represented shares of Signature Common Stock or Signature Preferred Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be requested, Jameson shall promptly cause to be paid to the persons entitled thereto the Merger Consideration on the basis set forth in Section 3.01(a) and (b). No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. Until surrendered in accordance with the provisions of this Section 3.02(a), each certificate which immediately prior to the Effective Time of the Merger represented issued and outstanding shares of Signature Common Stock or Signature Preferred Stock shall following the Effective Time represent for all purposes solely the right to receive that portion of the Merger Consideration attributable to such shares.

     (b) After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Signature Common Stock or Signature Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger.

   3.03 Adjustments. If, between the date of this Merger Agreement and the Effective Time of the Merger, the outstanding shares of Jameson Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Time of the Merger, the number of shares or class of Jameson Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of Signature Common Stock as provided in this Merger Agreement shall be appropriately adjusted.

                                   ARTICLE IV

   4.01 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

   4.02 Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Georgia without regard to the principles of conflicts of law thereof.

   4.03 Section Headings. The section headings contained in this Merger Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the undersigned parties have executed this Merger Agreement, as of the date first herein written.

                                          -------------------------------------

ATTEST:

                                          By __________________________________
                                          Title:

-------------------------------------
Secretary

                                          -------------------------------------

ATTEST:
                                          By __________________________________
                                          Title:

-------------------------------------
Secretary

                                                                      APPENDIX B

                             ARTICLES OF AMENDMENT
                                       OF
                               JAMESON INNS, INC.

   In accordance with Section 14-2-602 of the Georgia Business Corporation Code (O.C.G.A. (S) 14-2-602), Jameson Inns, Inc. (the "Corporation") hereby delivers these Articles of Amendment to the Secretary of State for filing.

                                       I

   The name of the Corporation is Jameson Inns, Inc.

                                       II

   The Amended and Restated Articles of Incorporation of the Corporation (the "Articles") shall be amended by adding the following:

                 DESIGNATION OF PREFERENCES, RIGHTS, PRIVILEGES
                       AND RESTRICTIONS OF $1.70 SERIES S
                           CUMULATIVE PREFERRED STOCK

1.Designation and Initial Number.

   Two million two hundred fifty-six thousand (2,256,000) shares of the preferred stock of the Corporation, par value $1.00 per share (the "Preferred Stock"), are hereby classified into one series which shall be designated the $1.70 Cumulative Convertible Preferred Stock, Series S (the "Series S Preferred Stock"). With respect to matters of dividends and distribution on liquidation, the shares of Series S Preferred Stock authorized hereby:

     (a) shall be senior to (i) all shares of the Corporation's common stock, par value $.10 per share ("Common Stock") and (ii) all shares of the Corporation's non-cumulative preferred stock, if any, and all shares of any other class of the Corporation's stock ranking junior to the Series S Preferred Stock; and

     (b) shall be on a parity with the Corporation's 9.25% Series A Cumulative Preferred Stock and any other series of shares of cumulative preferred stock ranking on a parity with the Series S Preferred Stock ("Parity Preferred").

   In no event shall any preferred stock senior to the Series S Preferred Stock be authorized or issued without the affirmative vote of two-thirds of the outstanding shares of Series S Preferred Stock.

2.Dividends.

   Holders of shares of the Series S Preferred Stock are entitled to the payment of dividends only in accordance with the following:

     (a) The holders of Series S Preferred Stock, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Series S Preferred Stock, shall be entitled to receive out of any funds legally available for Series S Preferred Stock, when and as declared by the Board of Directors, dividends in cash at the annual rate of $1.70 and no more, payable quarterly in arrears on or before the 20th day of January, April, July and October of each year, or if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Such dividends shall accrue and be cumulative from and after January 16, 1999 and the initial Dividend Payment Date shall be April 20, 1999. No dividends shall be paid upon or declared or set apart for any Parity Preferred for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for the Series S Preferred Stock then issued and outstanding and entitled to receive such dividend.

     (b) So long as the Series S Preferred Stock shall be outstanding, no dividend, except a dividend payable in Common Stock or other shares ranking junior to the Series S Preferred Stock, shall be paid or declared or any distribution made, except as aforesaid, in respect of the shares of the Corporation's Common Stock or any other shares ranking junior to the Series S Preferred Stock, nor shall any Common Stock or any other shares ranking junior to or on a parity with the Series S Preferred Stock be purchased, redeemed, retired or otherwise acquired by the Corporation, except (i) out of the proceeds of the sale of Common Stock or other shares of the Corporation ranking junior to the Series S Preferred Stock received by the Corporation subsequent to the date of first issuance of the Series S Preferred Stock or (ii) by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series S Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation's qualification as a real estate investment trust under sections 856 through 860 of the Internal Revenue Code of 1986, as amended ("REIT"), unless: (x) all accrued and unpaid dividends on all outstanding Series S Preferred Stock, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart, and (y) there shall be no arrearages with respect to the redemption of the Series S Preferred Stock.

     (c) No dividends on shares of Series S Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     (d) Notwithstanding subparagraph (c) above, dividends on the Series S Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series S Preferred Stock will not bear interest and holders of the Series S Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Any dividend payment made on shares of the Series S Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

3.Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series S Preferred Stock shall be entitled to receive in full out of the assets of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series S Preferred Stock, the sum of (i) $20.00 per share plus (ii) an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In the event the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Series S Preferred Stock and all Parity Preferred of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Series S Preferred Stock and Parity Preferred in proportion to the full preferential amount to which each such share is entitled.

     (b) After payment to the holders of Series S Preferred Stock of the full preferential amounts as aforesaid, the holders of Series S Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     (c) The merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section.

4.Redemption.

   Shares of Series S Preferred Stock shall be redeemable only in accordance with the following:

     (a) All or any part of the Series S Preferred Stock shall be redeemable by the Corporation, at any time on or after February 1, 2000, at the option of the Board of Directors, at the redemption prices set forth below, plus accrued and unpaid dividends:

                                                               Redemption
     Period                                                     Premium   Price
     ------                                                    ---------- ------
     February 1, 2000 to January 31, 2001..................... 104.8572%  $20.97
     February 1, 2001 to January 31, 2002..................... 103.6429%  $20.73
     February 1, 2002 to January 31, 2003..................... 102.4286%  $20.49
     February 1, 2003 to January 31, 2004..................... 101.2143%  $20.24
     February 1, 2004 and thereafter.......................... 100.0000%  $20.00

     (b) Notice of any proposed redemption of Series S Preferred Stock shall be given by the Corporation by mailing a copy of such notice, at least thirty (30) days, and not more than sixty (60) days, prior to the date fixed for such redemption, to the holders of record of the Series S Preferred Stock to be redeemed, at their respective addresses then appearing upon the books of the Corporation. In case of the redemption of a part only of the Series S Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Series S Preferred Stock shall be redeemed from time to time. On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the account of the holders of the shares to be redeemed, funds necessary for such redemption with a national bank or trust company, organized under the laws of the United States of America, in good standing and designated in such notice of redemption. Upon mailing of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion shall be impaired by the mailing of such notice or the making of such deposit. The Corporation shall not purchase any shares of Common Stock, any shares ranking junior to the Series S Preferred Stock, or any Parity Preferred unless and except as provided in Paragraph 2.

5.Voting Rights.

   Holders of the Series S Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     (a) If, and so often as, the Corporation shall fail to declare and pay dividends on the Series S Preferred Stock at the time outstanding at the rate specified for such shares for six (6) Dividend Payment Dates (whether or not consecutive) the holders of the Series S Preferred Stock (voting separately as a voting group with all Parity Preferred upon which like voting rights have been conferred and are exercisable ("Voting Parity Preferred") will be entitled to vote separately as a voting group for the election, as herein provided, of two additional members of the Board of Directors of the Corporation and the holders of Common Stock, voting separately as a class, and all other series of Parity Preferred upon which different voting rights have been conferred and are exercisable, voting separately as a class, and all other classes or series upon which voting rights have been conferred and are exercisable, shall elect the remaining directors; provided, however, that the holders of the Series S Preferred Stock and the holders of any Voting Parity Preferred shall exercise such special voting rights only at the next annual meeting of shareholders or any special meeting of shareholders held in lieu thereof after the sixth such payment date at which directors are elected and at which the holders of not less than one-third of the shares of Series S Preferred Stock and any Voting Parity Preferred, then outstanding, are present in person or by proxy; and provided further that the special class voting rights provided for in this subparagraph (a) shall remain vested in the holders of Series S Preferred Stock and any Voting Parity Preferred until all accrued and unpaid dividends on the Series S Preferred Stock and any Voting Parity Preferred then outstanding shall have been declared and paid, whereupon the holders of Series S Preferred Stock and any Voting Parity Preferred shall be divested of their special voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this subparagraph (a). The directors elected by the holders of the Series S Preferred Stock and any Voting Parity Preferred shall not be removable by vote of directors, but shall be removable by vote of the holders of the Series S Preferred Stock and any Voting Parity Preferred, voting separately as a combined class, with or without cause. In no event shall any voting or consent rights be created with respect to any class or series of preferred stock of the Corporation which would be senior to the voting or consent rights of the Series S Preferred Stock, or those rights as set forth in this paragraph 5 and in paragraph 9 of this Designation.

     (b) At any meeting at which the holders of shares of Series S Preferred Stock and any Voting Parity Preferred shall be entitled to elect directors, the holders of one-third of the Series S Preferred Stock and any Voting Parity Preferred, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of holders of a plurality of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the two members of the Board of Directors which such holders are entitled to elect as herein provided. Nothing in this subparagraph (b) shall prevent any change otherwise permitted in the total number of or classifications of directors of the Corporation nor require the resignation of any director elected other than pursuant to this subparagraph (b). Notwithstanding any classification of the other directors of the Corporation, any directors elected by the holders of Series S Preferred Stock and any Voting Parity Preferred shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders, subject to earlier termination pursuant to the provisions of subparagraph
  (c) below.

     (c) Upon any divesting of the special class of voting rights of the holders of the Series S Preferred Stock and any Voting Parity Preferred in respect of elections of directors as provided in this Paragraph 5, the terms of office of all directors then in office elected by such holders shall terminate immediately. If the office of any director elected by such holders, voting as a class, becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

6.Conversion Rights.

   The holders of the Series S Preferred Stock shall have the following conversion rights:

     (a) Right to Convert. Each share of Series S Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Series S Preferred Stock and before any redemption date in respect thereof, at the office of the Corporation or any transfer agent for the Series S Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein.

     (b) Conversion Price. Each share of Series S Preferred Stock shall be convertible into (i) the number of shares of Common Stock that results from dividing $20.00 by the Conversion Price, as hereinafter defined, plus (ii) the right to receive cash payment from the Corporation of $3.125 (the "Conversion Cash Payment"). The Conversion Price as of the original date of issuance of the Series S Preferred Stock shall be $19.20 per Share of Common Stock subject to adjustment from time to time as provided herein. Holders of shares of Series S Preferred Stock surrendered for conversion or redemption after the record date for a dividend payment and prior to the next succeeding dividend payment date shall be entitled to the dividend falling due on that next succeeding dividend payment date notwithstanding such conversion or redemption.

     (c) Mechanics of Conversion. Any holder of Series S Preferred Stock shall be entitled to convert the same into Common Stock by surrendering the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series S Preferred Stock or Common Stock on a date prior to the close of business on the day before the the date fixed for redemption of such shares of Series S Preferred Stock called for redemption (the "Conversion Date"), and shall give prior written notice by mail, postage prepaid, to the Corporation at such office, that such holder elects to convert the same and shall state therein the number of shares of Series S Preferred Stock being converted and the name or names in which the certificate or certificates for Common Stock are to be issued. Upon the Corporations's receipt of notice of conversion and the holder's surrender of the certificate or certificates on the Conversion Date, the Corporation shall promptly issue and deliver at such office to such holder of Series S Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled together with the Corporation's check in the amount of the aggregate Conversion Cash Payment due. Such Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date of the Series S Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     (d) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the original issue date of the Series S Preferred Stock effect a subdivision or combination of any outstanding Common Stock, including a dividend payable in Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. The number of shares of Common Stock outstanding at any time shall, for the purposes of this Designation, include the number of shares of Common Stock into which any convertible securities of the Company, including the Series S Preferred Stock, may be converted, or for which any warrant, option or rights of the Corporation may be exercised or exchanged. Any adjustment under this Designation shall become effective at the close of business on the date the subdivision or combination becomes effective. Advance notice of events which would give rise to an adjustment in the conversion rate shall be given to holders of the Series S Preferred Stock, but failure to give such notice shall not affect the validity or effectiveness of such event. No adjustment of the conversion price shall be made for the issuance of shares of Common Stock to employees pursuant to the Company's or any subsidiary's stock ownership, stock option or other benefit plan. No adjustment of the conversion rate will be required to be made in any case until cumulative adjustments amount to one percent or more of the conversion price. The Corporation reserves the right to make such changes in the conversion rate in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its shareholders shall not be taxable. There shall be no adjustment in the amount of the Conversion Cash Payment except in connection with a split-up, combination, reverse split or other event involving the outstanding shares of Series S Preferred Stock which would result in a change in the amount of the liquidation preference per share of Series S Preferred Stock set forth in Section 3(a)(i) above, in which event the amount of the per share Conversion Cash Payment would be adjusted proportionately to the adjustment in such liquidation preference amount.

     (e) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the original issue date of the Series S Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Corporation, (ii) assets of the Corporation (other than cash dividends or distributions paid out of retained earnings), or (iii) securities of the Corporation other than Common Stock, then and in each such event provision shall be made so that the holders of Series S Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of shares of Common Stock into which their Series S Preferred Stock could then have been converted. The Corporation reserves the right to make such changes in the conversion rate in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its shareholders shall not be taxable.

     (f) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series S Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph 6), then and in each such event the holders of Series S Preferred Stock shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Series S Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (g) Reorganization, Mergers, Consolidations or Sales of Assets or Capital Stock. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in this Paragraph 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of the Series S Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series S Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger of consolidation or sale as though conversion of the Series S Preferred Stock had occurred immediately prior to such event, provided such holder (x) is not the entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (y) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 6 with respect to the rights of the holders of the Series S Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series S Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (h) Issue of Rights or Warrants to Subscribe for Common Stock at Less Than Market Value. In the event the Corporation at any time or from time to time after the original issue date of the Series S Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, rights or warrants to subscribe for shares of Common Stock at a price less than the then current market price for the Common Stock (the "Subscription Price"), then, and in each such instance, the Conversion Price shall be reduced as of the opening of business on the date of such issue of rights or warrants to a price equal to the Subscription Price.

     (i) No Sinking Fund. The Series S Preferred Stock shall not be subject to any sinking fund for the purchase or redemption of shares.

     (j) Accountant's Certificate of Adjustment. In each case of an adjustment or readjustment of a conversion price for Common Stock issuable upon conversion of Series S Preferred Stock, the Corporation, at its expense, shall cause independent certified public accountants of recognized standing selected by the Corporation (who shall be the independent certified public accountants then reviewing or auditing the books of the Corporation) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of that Series S Preferred Stock, at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based.

     (k) Fractional Shares. No fractional share of Common Stock shall be issued upon conversion of Series S Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as reasonably determined in good faith by the Board of Directors.

     (l) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series S Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the conversion price for Series S Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to authorize such number of shares of Common Stock as shall be issuable pursuant to such adjusted conversion price.

     (m) Payment of Taxes. The Corporation will pay all transfer taxes and other similar governmental charges (but not taxes measured by the revenue or income of the holders of the Series S Preferred Stock) that may be imposed in respect of the issue or delivery of Common Stock upon conversion of Series S Preferred Stock.

7.Restrictions on Ownership and Transfer; Redemption of Excess Stock.

     (a) Definitions. For the purposes of Sections 7 and 8 of this Designation, the following terms shall have the following meanings:

       (i) "Beneficial Ownership" shall mean ownership of Series S Preferred Stock by a Person who is or would be treated as an owner of such Series S Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

       (ii) "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to Paragraph 8 of this Designation.

       (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

       (iv) "Constructive Ownership" shall mean ownership of Series S Preferred Stock by a Person who is or would be treated as an owner of such Series S Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

       (v) "Excess Stock" shall mean those shares of Series S Preferred Stock Constructively Owned by a Person in excess of the Ownership Limit.

       (vi) "Initial Offering" shall mean the issuance of Series S Preferred Stock pursuant to the merger of Signature Inns, Inc. with and into the Corporation pursuant to that certain Agreement and Plan of Merger dated as of January 27, 1999, as more fully described in that certain joint proxy statement/prospectus of the Corporation and
    Signature Inns, Inc. dated as of            , 1999 and which is Part I
    of the effective registration statement on Form S-4 covering such Series S Preferred Stock filed under the Securities Act of 1933, as amended.

       (vii) "Market Price" shall mean the value per share equal to the average of the closing price of a share of Series S Preferred Stock as reported by Nasdaq (or, if the Series S Preferred Stock is then reported on a stock exchange, the closing price as reported on such exchange) for the 10 calendar days preceding the relevant date, or if the Series S Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series S Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

       (viii) "Ownership Limit" shall mean the lesser of: (i) not more than 11.3% of the outstanding Series S Preferred Stock (in value or in number of shares, whichever is more restrictive), provided, however, no person shall own shares of Series S Preferred Stock which, when aggregated with all other shares of the capital stock of the Corporation owned by such Person within the Ownership Limitations applicable thereto under these articles of incorporation results in such Person owning greater than 9.9% of the outstanding capital stock of the Corporation of all classes and all series (in value or in number of shares, whichever is more restrictive), or (ii) with respect to any Person (including those named in (i) above) who owns, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), 9.9% or more of a Person (in the case of a corporation, of the total combined total combined voting power of all classes of stock entitled to vote or the total number of shares of all classes of stock of such corporation and, in the case of any Person which is not a corporation, of the assets or net profits of such person), from which the Corporation derives gross income, not more than 9.9% of the total combined voting power of all classes of stock entitled to vote or of the number of shares of all classes of stock of the Corporation (the "Related Party Limit").

       (ix) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
    Section 509(a) of the Code, joint stock corporation or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but does not include an underwriter which participates in a public offering of the Series S Preferred Stock, provided that the ownership of Series S Preferred Stock by such underwriter would not result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation's failing to qualify as a REIT.

       (x) "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Series S Preferred Stock, if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

       (xi) "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Series S Preferred Stock if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

       (xii) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

       (xiii) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series S Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series S Preferred Stock, or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series S Preferred Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Series S Preferred Stock), and whether by operation of law or otherwise.

       (xiv) "Trust" shall mean the trust created pursuant to subparagraph
    (a) of Paragraph 8 of this Designation.

       (xv) "Trustee" shall mean the Corporation as Trustee for the Trust, and any successor trustee appointed by the Corporation.

     (b) Restriction on Ownership and Transfer.

       (i) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, no Person shall Beneficially Own or Constructively Own Series S Preferred Stock in excess of the Ownership Limit.

       (ii) Except as provided in subparagraph (i) of this Paragraph 7, from the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq), that, if effective, would result in any Person Beneficially Owning Series S Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

       (iii) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in any Person Constructively Owning Series S Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

       (iv) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in the Series S Preferred Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Series S Preferred Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Series S Preferred Stock.

       (v) Notwithstanding any other provisions contained in this Designation, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of
    Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the Series S Preferred Stock or other event which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Series S Preferred Stock.

     (c) Series S Preferred Stock Deemed Excess Stock. If, notwithstanding the other provisions contained in this Designation, at any time after the date of the Initial Offering, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (b) of this Paragraph 7 has been violated, then the Series S Preferred Stock being Transferred (or in the case of an event other than a Transfer, the Series S Preferred Stock owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be deemed Excess Stock effective as of the closed of business on the business day prior to the date of such Transfer or other event.

     (d) Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (b) of this Paragraph 7 or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph (b) of this Paragraph 7, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

     (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series S Preferred Stock or other securities in violation of subparagraph (b) of this Paragraph 7, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

     (f) Owners Required To Provide Information. From and after the date of the Initial Offering, each Person who is a Beneficial Owner or Constructive Owner of more than 5% of Series S Preferred Stock must file an affidavit with the Corporation within 30 days after January 1st of each year containing information that the Corporation may require, in order to determine the Corporation's status as a REIT. From and after the date of the Initial Offering, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of any Series S Preferred Stock and each Person (including the stockholder of record) who is holding Series S Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

     (g) Remedies Not Limited. Nothing contained in this Designation (but subject to subparagraph (f) of Paragraph 8 hereof) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT; provided, however, that no action by the Board of Directors shall be authorized or allowed which would have an adverse effect upon the preferences or voting or other rights of the Series S Preferred Stock unless and until the Board of Directors obtains the consent of the holders of two-thirds of the shares of such series pursuant to the provisions of paragraph 9 hereof.

     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Paragraph 7, including any definition contained in subparagraph (a) of this Paragraph 7, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of subparagraph (f) of Paragraph 8 of this Designation).

     (i) Exceptions.

       (i) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Series S Preferred Stock will violate the Ownership Limit and such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this Paragraph 7) or attempted violation will result in Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

       (ii) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the limitation on a Person Constructively Owning Series S Preferred Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (within the meaning of Section 856(d)(2)(B)) in a Person from whom the Corporation derives gross income and the Board of Directors obtains such representations and undertakings from such Person as reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in such Series S Preferred Stock in excess of the Ownership Limit being deemed Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

       (iii) Prior to granting any exception pursuant to subparagraph
    (i)(i) or (i)(ii) of this Paragraph 7, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

     (j) Legend. Each certificate representing one or more shares of Series S Preferred Stock shall bear the following legend:

       "The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized, without action by the Corporation's stockholders, to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's articles of incorporation and a written statement of the designations, relative rights, preferences and limitations applicable to each class of stock. Requests for such written statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

       The shares of $1.70 Cumulative Convertible Preferred Stock, Series S ("Series S Preferred Stock") represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may own, Beneficially Own or Constructively Own Series S Preferred Stock in excess of 11.3% (in value or in number of shares, whichever is more restrictive) of the outstanding Series S Preferred Stock of the Corporation, with certain further restrictions and exceptions set forth in the Corporation's articles of incorporation. Any Person who attempts to own, Beneficially Own or Constructively Own Series S Preferred Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's articles of incorporation. Transfers in violation of the restrictions described above may be void ab initio.

       In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the Series S Preferred Stock represented hereby may be redeemed or held in trust by the Corporation. The Corporation has an option to acquire Excess Stock under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Excess Stock. Requests for such statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

       Capitalized terms used herein shall, where the context permits, have the same meaning assigned to such terms as are assigned in the Corporation's articles of incorporation."

     (k) Separability. If any provision of Paragraph 7 or 8 of this Designation or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

8.Excess Stock.

     (a) Ownership In Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that results in Excess Stock pursuant to subparagraph (c) of Paragraph 7 of this Designation, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (d) of this Paragraph 8. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (d) of this Paragraph 8. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (d) of this Paragraph 8. If the Corporation does not receive a notice pursuant to Section 7(e) of a Transfer in violation of
  Section 7(b), the Corporation will provide notice to the Purported Beneficial Transferee within five business day after the Board of Directors determines in good faith that a Transfer or other event resulting in Excess Stock has occurred. Such notice will state that the shares Transferred are Excess Shares and that the Purported Beneficial Transferee shall have no right to vote such shares, realize any appreciation with respect thereto or receive any dividends or other distributions on such Excess Shares and of the Corporation's right to purchase such shares under Section 8(e) hereof.

     (b) Dividend Rights. Any dividends paid on Excess Shares shall be paid to or retained by the Corporation as Trustee of the Trust and shall be held for the benefit of and paid to the Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series S Preferred Stock have been converted into Excess Stock shall be repaid upon demand to the Corporation as Trustee and held for the benefit of and paid to the Beneficiary.

     (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Stock shall be entitled to receive, ratably with each other holder of Series S Preferred Stock, the amount provided in Section 3 above. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with subparagraph (d) of this Paragraph 8, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

     (d) Restrictions On Transfer; Designation of Beneficiary.

       (i) Excess Stock shall not be transferable. Subject to the last sentence of this clause (i), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust

    (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if
    (1) the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (2) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Series S Preferred Stock in the purported Transfer that resulted in Excess Stock, or (y) if the Transfer or other event that resulted in Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall automatically cease to be Excess Stock and such Series S Preferred Stock and any dividends received in respect thereof shall be transferred of record to the transferee of the interest in the Trust if such Series S Preferred Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph (e) of this Paragraph 8.

       (ii) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph (d)(i) of this Paragraph 8, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

     (e) Purchase Right in Excess Stock. Notwithstanding the provisions of subparagraph (d) of this Paragraph 8, Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the price per share in the transaction that resulted in such Excess Stock (or, if the Transfer or other event that resulted in such Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in Excess Stock). The Corporation shall have the right to accept such offer for a period of thirty days after the later of (i) the date of the Transfer or other event which resulted in such Excess Stock and
  (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in such Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (e) of Paragraph 7 of this Designation. The Corporation may appoint a special trustee of the trust established under subparagraph (a) of this Paragraph 8 for the purpose of consummating the purchase of Excess Stock by the Corporation.

     (f) Settlement. Nothing in Paragraph 7 or this Paragraph 8 of this Designation shall preclude the settlement of any transaction entered into through Nasdaq.

9.Required Consent.

   The affirmative vote or consent of the holders of two-thirds of the shares of Series S Preferred Stock and all other series of Parity Preferred and having similar consent rights as the Series S Preferred Stock ("Consent Parity Preferred"), at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following:

     (a) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Articles of Incorporation or of the By-Laws of the Corporation which affects adversely the preferences or voting or other rights of the holders of Series S Preferred Stock; provided, however, that the amendment of the Amended and Restated Articles of Incorporation or the By-Laws, as amended, so as to: (i) authorize, create or change the authorized or outstanding number of shares of Series S Preferred Stock, Parity Preferred, or of any shares ranking junior to the Series S Preferred Stock, or (ii) change the number or classification of directors shall not be deemed to affect adversely the preferences or voting or other rights of the holders of Series S Preferred Stock;

     (b) The authorization, creation or the increase in the authorized number of any shares, or of any security convertible into shares, in either case ranking senior to the Series S Preferred Stock; or

     (c) The purchase or redemption of less than all of the Series S Preferred Stock and all other shares ranking on a parity with the Series S Preferred Stock upon purchase or redemption then outstanding except in accordance with a stock purchase offer made to all holders of record of the Series S Preferred Stock and all other shares ranking on a parity with the Series S Preferred Stock upon purchase or redemption, unless all dividends on the Series S Preferred Stock then outstanding for all previous Dividend Payment Dates and for the dividend period ending on the next Dividend Payment Date shall have been declared and paid or provision made for payments thereof.

10.General Provisions.

     (a) Notices. Any notice required by the provisions of this Designation to be given to holders of record of Series S Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to that holder of record at its address appearing on the books of the Corporation.

     (b) No Impairment. The Corporation shall not amend the Amended and Restated Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

     (c) Status of Series S Preferred Stock Upon Redemption or
  Conversion. Any share of Series S Preferred Stock which is (1) redeemed by the Corporation, (2) converted in accordance with the express terms thereof, or (3) otherwise acquired by the Corporation, shall resume the status of authorized but unissued Preferred Stock without designation.

                                      III

   The amendment set forth in Section II of these Articles of Amendment was duly adopted by the affirmative vote of a majority of the members of the Board
of Directors of the Corporation on              , 1999. Pursuant to Section 14-
2-602 of the Georgia Business Corporation Code, the shareholders of the Corporation were not required to take any action in connection herewith.

   IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment
to be executed by its duly authorized officer on the       day of            ,
1999.

                                        JAMESON INNS, INC.

                                        By: ____________________________________
                                          Steven A. Curlee, Secretary and
                                          Vice President--Legal

                                                                      APPENDIX C

                 [LETTERHEAD OF ROBINSON-HUMPHREY APPEARS HERE]


                                           January 27, 1999

Board of Directors
Jameson Inns, Inc.
8 Perimeter Center, Suite 8050
Atlanta, Georgia 30346

Members of the Board:

  We understand that Jameson Inns, Inc. ("Jameson" or the "Company") entered into an Agreement and Plan of Merger (the "Agreement") with Signature Inns, Inc. ("Signature"), dated January 27, 1999, pursuant to which Signature will be merged with and into Jameson, with Jameson as the surviving corporation. Pursuant to the terms of the Agreement, each share of outstanding common stock of Signature will be exchanged for .5 shares of Jameson common stock and $1.50 in cash. In addition, each share of outstanding Signature convertible preferred stock will be converted into a share of a newly issued class of Jameson preferred stock. The terms and conditions pertaining to the merger of Signature into Jameson (the "Merger") are more fully described in the Agreement dated January 27, 1999.

  We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Merger.

  In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, (2) publicly available information concerning the Company and Signature which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and Signature furnished to us by the Company or Signature, (4) a trading history of the Company's common stock and of Signature's common stock and preferred stock from January 1, 1997 to the present, (5) a comparison of the historical financial results and present financial condition of each of the Company and Signature with those of other companies which we deemed relevant,
(6) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which we deemed relevant, (7) the financial performance of the assets owned or controlled by Signature and (8) certain potential pro forma effects of the Merger on the Company. In addition, we have had discussions with the management and/or employees of the Company and Signature concerning their respective businesses, operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

  In arriving our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information. We have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Jameson or Signature or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Jameson or Signature. With respect to the financial forecast information furnished to or discussed with us by Jameson or Signature, we have assumed that it has reasonably prepared and reflects the best currently available estimates and judgment of Jameson's or Signature's management as to the expected future financial performance of Jameson or Signature, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft thereof reviewed by us.

Board of Directors
Jameson Inns, Inc.
January 27, 1999

Page 2
----------------

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the Merger will not change the status of Jameson after the Merger as a real estate investment trust for federal income tax purposes.

  We are acting as financial advisor to Jameson in connection with the Merger and will receive a fee from Jameson for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Jameson has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Jameson and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of Jameson or Signature, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of Jameson. Our opinion does not address the merits of the underlying decision by Jameson to engage in the Merger and does not constitute a recommendation to any shareholder of Jameson as to how such shareholder should vote on the proposed merger.

  We are not expressing any opinion herein as to the prices at which the shares of Jameson common stock or preferred stock or Signature common stock or preferred stock will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by Jameson in the Merger is fair from a financial point of view to Jameson.

                                          Very truly yours,

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                      APPENDIX D

               [Letterhead of McDonald Investments Appears Here]

                                January 26, 1999

PERSONAL AND CONFIDENTIAL

Board of Directors
Signature Inns, Inc.
One Parkwood Crossing
250 East 96th Street, Suite 450
Indianapolis, Indiana 46240

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of Common Stock, par value (the "Common Stock") and the issued and outstanding shares of $1.70 Cumulative Convertible Preferred Stock, Series A (the "Preferred Stock"), of Signature Inns, Inc. (the "Company") in connection with the proposed merger (the "Merger") of the Company with and into Jameson Inns, Inc. ("Jameson") with Jameson surviving the Merger pursuant to the Agreement and Plan of Merger dated as of January 27, 1999 (the "Agreement") between the Company and Jameson.

   You have informed us that, pursuant to the Agreement, at the effective time of the Merger: (i) the Company will be merged with and into Jameson, (ii) each share of Common Stock issued and outstanding prior to the Merger will be converted into the right to receive $1.50 in cash and one-half (0.5) of one fully paid and non-assessable share of common stock of Jameson, and (iii) each share of Preferred Stock issued and outstanding prior to the Merger will be exchanged for one share of Jameson $1.70 Cumulative Convertible Preferred Stock, Series S (the "Jameson Series S Preferred Stock"). The consideration described in clauses (ii) and (iii) of the immediately preceding sentence are hereinafter collectively referred to as the "Merger Consideration."

   You have also advised us that the Jameson Series S Preferred Stock will have a liquidation value of $20.00 per share, and that each holder of the Jameson Series S Preferred Stock will have the right to receive cumulative preferential cash dividends at an annual rate of $1.70 per share, that such shares shall have the rights, preferences and terms as set forth in Exhibit A to the Agreement. Furthermore, the shares of Jameson Series S Preferred Stock will be on a parity with the issued and outstanding shares of Jameson's 9.25% Series A Cumulative Preferred Stock as to dividends and upon liquidation. Each holder of Jameson Series S Preferred Stock will also have the right to convert each share of Jameson Series S Preferred Stock into 1.04 shares of Jameson Common Stock (subject to adjustment) and $3.12 in cash.

   McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the transaction documents referred to therein, the exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including the Company's Annual Reports on Form 10-KSB for each of the 1996 and 1997 year period ended December 31, 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1998; (iii) certain publicly available information concerning Jameson, including Jameson's Annual Reports on Form 10-K for each of the 1996 and 1997 year period ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the

Company and Jameson furnished to us by the Company and Jameson for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock and Preferred Stock;
(vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or to Jameson and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and Jameson to discuss the business and prospects of the Company and Jameson, as well as other matters we believe relevant to our inquiry.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Jameson contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and Jameson as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of the Company and Jameson. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Jameson nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement. We have also assumed that the merger will be treated as a tax-free reorganization.

   It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger.

   We have acted as financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, substantially all of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances. We will receive a fee for rendering this opinion.

   In the ordinary course of our business, we may actively trade securities of both the Company and Jameson for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this opinion is directed to the Board of Directors and senior management of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

   Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and the Preferred Stock.

                                        Very truly yours,

                                        McDonald Investments Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   As permitted by the Georgia Code, the Jameson articles eliminate personal liability of its directors to Jameson or its stockholders for monetary damages for breach of duty of care or other duty as a director, except for: (i) any appropriation, in violation of his or her duties, of any business opportunity to Jameson; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under the Georgia Code; or (iv) any transaction from which the director derived an improper personal benefit.

   As allowed by the Georgia Code, both the Jameson articles and the Jameson bylaws provide for indemnification of a director, officer, employee or agent of Jameson or is or was serving at the request of Jameson as a director, officer, employee or agent of Jameson against all expenses (including attorneys' fees, judgments, fines or other amounts paid in settlement) actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Jameson, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such Registrant, and, with respect to criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful.

   In the face of an action or suit by or in the right of a Registrant, such a person may be indemnified only for expenses (including attorneys' fees) and may not be indemnified in respect of any claim, issue or matter as to which he or she has not been adjudged liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper in each case indemnification of an officer or director shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the officer, or director has been successful on the merits or otherwise in the defense of any such action or suit, in which case he or she shall be indemnified without such authorization.

   The Jameson bylaws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to indemnification and permit such Registrant to advance such person to other employees and agents of such Registrant upon such terms and conditions as are specified by the Registrant's board of directors. The advancement of expense, as well as indemnification, pursuant to the Jameson articles and bylaws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors and officers of Jameson pursuant to the foregoing provisions or otherwise, Jameson has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

   Individual indemnification agreements have been entered into with Jameson with each of its officers and directors. The indemnification agreements provide for indemnification of liabilities arising from their services as an officer or director of Jameson.

   The Jameson bylaws permit the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability assert against him or her arising out of such capacity or status, whether or not such Registrant would have the power to indemnify him or her against such liability under the provisions of the Jameson bylaws. Jameson has purchased and maintains director and officer liability insurance.

Item 21. Exhibits and Financial Statement Schedule.

    (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

  2.1 Agreement and Plan of Merger, dated as of January 27, 1999, between
      Jameson Inns, Inc. and Signature Inns, Inc. attached as Appendix A to the Joint Proxy Statement/Prospectus filed as part of this Registration
      Statement.
  2.2 Agreement of Merger between Jameson Inns, Inc. and Signature Inns, Inc.
      attached as Exhibit A to Appendix A to the Joint Proxy
      Statement/Prospectus filed as a part of this Registration Statement.
  3.1 Articles of Incorporation of the Registrant incorporated by reference to
      Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No.
      33-71160.
  3.2 Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.2 to the Registration Statement filed on Form S-11, File No. 33-71160.
  3.3 Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.3.1 to Form 10-K/A2 (Amendment
      No. 2 to the Registrant's Annual Report on Form 10-K) for the year ended
      December 31, 1993.
  3.4 Articles of Amendment to the Articles of Incorporation of the Registrant setting forth, among other things, the Designation of the Preferences, Rights, Privileges and Restrictions of the 9.25% Series A Cumulative
      Preferred Stock incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8-A filed March 13, 1998
      (File No. 23256).
  3.5 Articles of Amendment to the Articles of Incorporation of the Registrant amending the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A Cumulative Preferred Stock.
  3.6 Form of Articles of Amendment to the Articles of Incorporation of the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of Series S Preferred Stock of the
      Registrant attached as Appendix B to the Joint Proxy
      Statement/Prospectus filed as part of this Registration Statement.
  3.7 Bylaws of the Registrant incorporated by reference to Exhibit 3.2.1 to the Registration Statement on Form S-11, File No. 33-71160.
  3.8 Amendment No. 1 to Registrant's Bylaws incorporated by reference to
      Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-
      71160.
  3.9 Amendment No. 2 to Registrant's Bylaws incorporated by reference to
      Exhibit 3.8 to the Annual Report filed on Form 10-K for the year ended
      December 31, 1995.
  4.1 Specimen Certificate of Common Stock incorporated by reference to
      Exhibit 4.1 to the Registration Statement on Form S-11, File No. 33-
      71160.
  4.2 Specimen Certificate of 9.25% Series A Cumulative Preferred Stock incorporated by reference to Exhibit 1 to the Registrant's Registration
      Statement on Form 8-A filed March 13, 1998 (File No. 23256).
  4.3 Specimen Certificate of Series S Preferred Stock.*
  5.1 Opinion of Conner & Winters as to legality of securities being registered.
  8.1 Opinion of Conner & Winters as to certain tax matters.*
 10.1 Master Lease Agreement incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report filed on Form 10-K for the year ended
      December 31, 1993.
 10.2 Amendment No. 1 to Master Lease Agreement between Jameson Inns, Inc. and
      Jameson Operating Company (revised) incorporated by reference to Exhibit
      10.2 to the Annual Report filed on Form 10-K for the year ended December
      31, 1995.
 10.3 Amendment No. 2 to Master Lease Agreement between Jameson Inns, Inc. and
      Jameson Operating Company incorporated by reference to Exhibit 10.3 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.

 10.4  Amendment No. 3 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Operating Company incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.
 10.5  Amendment No. 4 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Operating Company incorporated by reference to Exhibit 10.5 to the Annual Report filed on Form 10-K for the year ended December 31, 1997.
 10.6  Amendment No. 5 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Alabama, Inc., as lessor, and Jameson Development Company, LLC.
 10.7  Schedule of documents substantially similar to Exhibit 10.1.
 10.8  Schedule of documents substantially similar to Exhibit 10.6.
 10.9  Cost Reimbursement Agreement between Jameson Inns, Inc. and Kitchin
       Investments, Inc. incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-11, File No. 33-71160.
 10.10 Construction Contract between Jameson Inns, Inc. and Jameson
       Construction Company for construction of Inns in Alexander City,
       Decatur, Eufala and Florence, Alabama; Albany, Bainbridge, Brunswick,
       LaGrange, Thomaston, Waycross and Waynesboro, Georgia; and Union, South
       Carolina, incorporated by reference to Exhibit 10.7 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.11 Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit
       10.22.1 to the Registration Statement on Form S-11, File No. 33-71160.
 10.12 Form of Stock Option Agreement under Jameson Inns, Inc. Stock Incentive
       Plan incorporated by reference to Exhibit 10.23 to the Registration
       Statement on Form S-11, File No. 33-71160.
 10.13 Amendment No. 1 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.10 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.14 1994 Amendment to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.11 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.15 Amendment No. 3 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.12 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.16 Jameson Inns, Inc. Director Stock Option Plan incorporated by reference to Exhibit 10.13 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.17 Jameson 1996 Stock Incentive Plan incorporated by reference to Exhibit
       10.45 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1996.
 10.18 Jameson 1997 Director Stock Option Plan incorporated by reference to
       Exhibit 10.17 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1997.
 10.19 Employment Agreement between Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11, File No. 33-71160.
 10.20 Amendment No. 1 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.15 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.21 Amendment No. 2 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.16 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.22 Amendment No. 3 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.46 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.
 10.23 Indemnification and Hold Harmless Agreement between Jameson Inns, Inc.
       and Jameson Operating Company incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-11, File No. 33-71160.
 10.24 Indemnification and Hold Harmless Agreement between Jameson Inns, Inc.
       and Kitchin Investments, Inc. incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-11, File No. 33-71160.
 10.25 Form of Indemnification agreement between Jameson Inns, Inc. and
       Directors and Officers incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-11, File No. 33-71160.

 10.26 Construction Loan Agreement, Indenture, Security Agreement and
       Promissory Note dated July 15, 1993 for $1,000,000 loan from Empire
       Financial Services, Inc. to Jameson Inns, Inc. (formerly Jameson
       Company) for construction of Jameson Inn in Carrollton, Georgia incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-11, File No. 33-71160.
 10.27 Loan Indenture, Security Agreement, Assignment of Fees and Income,
       Promissory Note for $4.2 million revolving loan from Empire Financial
       Services, Inc. to Jameson Inns, Inc. incorporated by reference to
       Exhibit 10.21 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1993.
 10.28 Deed to Secure Debt, Security Agreement, Assignment of Operating Lease,
       Assignment of Fees and Income, Promissory Note for $1.6 million loan from Empire Financial Services, Inc. to Jameson Inns, Inc. secured by
       Inn at Jesup, Georgia incorporated by reference to Exhibit 10.24 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.29 Loan Modification Agreement and Note increasing by $2.6 million the revolving loan from Empire Financial Services, Inc. to Jameson Inns,
       Inc. incorporated by reference to Exhibit 10.26 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.30 Adjustable Rate Note dated June 30, 1996 in the amount of $1,050,000 from Jameson Inns, Inc. to Empire Financial Services, Inc. for loan on
       Waynesboro, Georgia incorporated by reference to Exhibit 10.3 to the Report filed on Form 10-Q for the quarter ended March 31, 1996.
 10.31 Form of Master Lease Agreement between Jameson Inns, Inc. and Jameson
       Hospitality, LLC relating to the Signature Inns.
 10.32 Form of Employment Agreements between Jameson Hospitality, LLC and each of Mark D. Carney, Bo L. Hagood, David R. Miller and Martin D. Brew.
 10.33 Form of Employment Agreement between Jameson Hospitality and John D.
       Bontreger.
 10.34 Deeds to Secure Debt, Mortgages, Assignments and Security Agreements,
       Assignment of Rents and Leases, Assignments of Income and Promissory
       Note for $17,171,717 loan from Bank Malvern, N.A. to Jameson Inns, Inc.
       secured by 14 separate Jameson Inns.
 12.1  Ratios of Earnings to Combined Fixed Charges and Preferred Stock.
 21.1  List of subsidiaries of Jameson Inns, Inc.
 23.1  Consent of Ernst & Young LLP.
 23.2  Consent of KPMG LLP.
 23.3  Consent of Conner & Winters, A Professional Corporation (included in
       Exhibits 5.1 and 8.1)
 24.1  Power of Attorney (included on signature page).
 99.1  Form of Proxy of Jameson.
 99.2  Form of Proxy of Signature.

--------
*  To be filed by amendment.

    (b) The following financial statement schedules are filed as part of this Registration Statement pursuant to Item 21(b) of this Form:

     99.3 Schedule III--Real Estate and Accumulated Depreciation.
     99.4 Report of Independent Auditors on Schedule III.

    (c) The opinion of The Robinson-Humphrey Company, LLC is included as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement. The opinion of McDonald Investments Inc. is included as Appendix D to the Joint Proxy Statement/Prospectus included in this Registration Statement.

Item 22. Undertakings.

    (a) The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that the undertakings set forth in paragraphs
      (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3; and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
      Section 13 or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at hat time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c); the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on March 9, 1999.

                                          Jameson Inns, Inc.
                                          (Registrant)

                                                 /s/ Thomas W. Kitchin
                                          By: _________________________________
                                                    Thomas W. Kitchin,
                                            Chief Executive Officer, Director,
                                                   Chairman of the Board

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas W. Kitchin and Craig R. Kitchin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                          Title                   Date

   /s/ Thomas W. Kitchin         Chief Executive Officer, Director, Chairman
                                  of the Board of Directors
                                                                 March 9, 1999
-------------------------------
       Thomas W. Kitchin

    /s/ Craig R. Kitchin         President, Chief Financial Officer, Treasurer
                                  (Principal Accounting and Financial Officer)
                                                                 March 9, 1999
-------------------------------
       Craig R. Kitchin

   /s/ Robert D. Hisrich         Director                        March 9, 1999
-------------------------------
       Robert D. Hisrich

  /s/ Michael E. Lawrence        Director                        March 9, 1999
-------------------------------
      Michael E. Lawrence

   /s/ Thomas J. O'Haren         Director                        March 9, 1999
-------------------------------
       Thomas J. O'Haren

                                 EXHIBIT INDEX

  2.1 Agreement and Plan of Merger, dated as of January 27, 1999, between
      Jameson Inns, Inc. and Signature Inns, Inc. attached as Appendix A to the Joint Proxy Statement/Prospectus filed as part of this Registration
      Statement.
  2.2 Agreement of Merger between Jameson Inns, Inc. and Signature Inns, Inc.
      attached as Exhibit A to Appendix A to the Joint Proxy
      Statement/Prospectus filed as a part of this Registration Statement.
  3.1 Articles of Incorporation of the Registrant incorporated by reference to
      Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No.
      33-71160.
  3.2 Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.2 to the Registration Statement filed on Form S-11, File No. 33-71160.
  3.3 Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.3.1 to Form 10-K/A2 (Amendment
      No. 2 to the Registrant's Annual Report on Form 10-K) for the year ended
      December 31, 1993.
  3.4 Articles of Amendment to the Articles of Incorporation of the Registrant setting forth, among other things, the Designation of the Preferences, Rights, Privileges and Restrictions of the 9.25% Series A Cumulative
      Preferred Stock incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8-A filed March 13, 1998
      (File No. 23256).
  3.5 Articles of Amendment to the Articles of Incorporation of the Registrant amending the Designation of Preferences, Rights, Privileges and Restrictions of the 9.25% Series A Cumulative Preferred Stock.
  3.6 Form of Articles of Amendment to the Articles of Incorporation of the Registrant setting forth the Designation of Preferences, Rights, Privileges and Restrictions of Series S Preferred Stock of the
      Registrant attached as Appendix B to the Joint Proxy
      Statement/Prospectus filed as part of this Registration Statement.
  3.7 Bylaws of the Registrant incorporated by reference to Exhibit 3.2.1 to the Registration Statement on Form S-11, File No. 33-71160.
  3.8 Amendment No. 1 to Registrant's Bylaws incorporated by reference to
      Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-
      71160.
  3.9 Amendment No. 2 to Registrant's Bylaws incorporated by reference to
      Exhibit 3.8 to the Annual Report filed on Form 10-K for the year ended
      December 31, 1995.
  4.1 Specimen Certificate of Common Stock incorporated by reference to
      Exhibit 4.1 to the Registration Statement on Form S-11, File No. 33-
      71160.
  4.2 Specimen Certificate of 9.25% Series A Cumulative Preferred Stock incorporated by reference to Exhibit 1 to the Registrant's Registration
      Statement on Form 8-A filed March 13, 1998 (File No. 23256).
  4.3 Specimen Certificate of Series S Preferred Stock.*
  5.1 Opinion of Conner & Winters as to legality of securities being registered.
  8.1 Opinion of Conner & Winters as to certain tax matters.*
 10.1 Master Lease Agreement incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report filed on Form 10-K for the year ended
      December 31, 1993.
 10.2 Amendment No. 1 to Master Lease Agreement between Jameson Inns, Inc. and
      Jameson Operating Company (revised) incorporated by reference to Exhibit
      10.2 to the Annual Report filed on Form 10-K for the year ended December
      31, 1995.
 10.3 Amendment No. 2 to Master Lease Agreement between Jameson Inns, Inc. and
      Jameson Operating Company incorporated by reference to Exhibit 10.3 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.

 10.4  Amendment No. 3 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Operating Company incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.
 10.5  Amendment No. 4 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Operating Company incorporated by reference to Exhibit 10.5 to the Annual Report filed on Form 10-K for the year ended December 31, 1997.
 10.6  Amendment No. 5 to Master Lease Agreement between Jameson Inns, Inc. and
       Jameson Alabama, Inc., as lessor, and Jameson Development Company, LLC.
 10.7  Schedule of documents substantially similar to Exhibit 10.1.
 10.8  Schedule of documents substantially similar to Exhibit 10.6.
 10.9  Cost Reimbursement Agreement between Jameson Inns, Inc. and Kitchin
       Investments, Inc. incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-11, File No. 33-71160.
 10.10 Construction Contract between Jameson Inns, Inc. and Jameson
       Construction Company for construction of Inns in Alexander City,
       Decatur, Eufala and Florence, Alabama; Albany, Bainbridge, Brunswick,
       LaGrange, Thomaston, Waycross and Waynesboro, Georgia; and Union, South
       Carolina, incorporated by reference to Exhibit 10.7 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.11 Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit
       10.22.1 to the Registration Statement on Form S-11, File No. 33-71160.
 10.12 Form of Stock Option Agreement under Jameson Inns, Inc. Stock Incentive
       Plan incorporated by reference to Exhibit 10.23 to the Registration
       Statement on Form S-11, File No. 33-71160.
 10.13 Amendment No. 1 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.10 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.14 1994 Amendment to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.11 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.15 Amendment No. 3 to Jameson 1993 Stock Incentive Plan incorporated by reference to Exhibit 10.12 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.16 Jameson Inns, Inc. Director Stock Option Plan incorporated by reference to Exhibit 10.13 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.17 Jameson 1996 Stock Incentive Plan incorporated by reference to Exhibit
       10.45 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1996.
 10.18 Jameson 1997 Director Stock Option Plan incorporated by reference to
       Exhibit 10.17 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1997.
 10.19 Employment Agreement between Jameson Inns, Inc. and Thomas W. Kitchin incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11, File No. 33-71160.
 10.20 Amendment No. 1 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.15 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.21 Amendment No. 2 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.16 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.22 Amendment No. 3 to Employment Agreement between Jameson Inns, Inc. and
       Thomas W. Kitchin incorporated by reference to Exhibit 10.46 to the Annual Report filed on Form 10-K for the year ended December 31, 1996.
 10.23 Indemnification and Hold Harmless Agreement between Jameson Inns, Inc.
       and Jameson Operating Company incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-11, File No. 33-71160.
 10.24 Indemnification and Hold Harmless Agreement between Jameson Inns, Inc.
       and Kitchin Investments, Inc. incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-11, File No. 33-71160.
 10.25 Form of Indemnification agreement between Jameson Inns, Inc. and
       Directors and Officers incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-11, File No. 33-71160.

 10.26 Construction Loan Agreement, Indenture, Security Agreement and
       Promissory Note dated July 15, 1993 for $1,000,000 loan from Empire
       Financial Services, Inc. to Jameson Inns, Inc. (formerly Jameson
       Company) for construction of Jameson Inn in Carrollton, Georgia incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-11, File No. 33-71160.
 10.27 Loan Indenture, Security Agreement, Assignment of Fees and Income,
       Promissory Note for $4.2 million revolving loan from Empire Financial
       Services, Inc. to Jameson Inns, Inc. incorporated by reference to
       Exhibit 10.21 to the Annual Report filed on Form 10-K for the year ended
       December 31, 1993.
 10.28 Deed to Secure Debt, Security Agreement, Assignment of Operating Lease,
       Assignment of Fees and Income, Promissory Note for $1.6 million loan from Empire Financial Services, Inc. to Jameson Inns, Inc. secured by
       Inn at Jesup, Georgia incorporated by reference to Exhibit 10.24 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.29 Loan Modification Agreement and Note increasing by $2.6 million the revolving loan from Empire Financial Services, Inc. to Jameson Inns,
       Inc. incorporated by reference to Exhibit 10.26 to the Annual Report filed on Form 10-K for the year ended December 31, 1995.
 10.30 Adjustable Rate Note dated June 30, 1996 in the amount of $1,050,000 from Jameson Inns, Inc. to Empire Financial Services, Inc. for loan on
       Waynesboro, Georgia incorporated by reference to Exhibit 10.3 to the Report filed on Form 10-Q for the quarter ended March 31, 1996.
 10.31 Form of Master Lease Agreement between Jameson Inns, Inc. and Jameson
       Hospitality, LLC relating to the Signature Inns.
 10.32 Form of Employment Agreements between Jameson Hospitality, LLC and each of Mark D. Carney, Bo L. Hagood, David R. Miller and Martin D. Brew.
 10.33 Form of Employment Agreement between Jameson Hospitality and John D.
       Bontreger.
 10.34 Deeds to Secure Debt, Mortgages, Assignments and Security Agreements,
       Assignment of Rents and Leases, Assignments of Income and Promissory
       Note for $17,171,717 loan from Bank Malvern, N.A. to Jameson Inns, Inc.
       secured by 14 separate Jameson Inns.
 12.1  Ratios of Earnings to Combined Fixed Charges and Preferred Stock.
 21.1  List of subsidiaries of Jameson Inns, Inc.
 23.1  Consent of Ernst & Young LLP.
 23.2  Consent of KPMG LLP.
 23.3  Consent of Conner & Winters, A Professional Corporation (included in
       Exhibits 5.1 and 8.1)
 24.1  Power of Attorney (included on signature page).
 99.1  Form of Proxy of Jameson.
 99.2  Form of Proxy of Signature.
 99.3  Schedule III--Real Estate and Accumulated Depreciation.
 99.4  Report of Independent Auditors on Schedule III.

--------
*  To be filed by amendment.